UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

SYMMETRY HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $585,200,000 ($494,200,000 net of cash on hand)

(5)	Total fee paid: $117,040

☒	Fee paid previously with preliminary materials

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SYMMETRY HOLDINGS INC.

28 West 44th Street, 16th Floor

New York, New York 10036

To the Stockholders of Symmetry Holdings Inc.:

You are cordially invited to attend a special meeting of the stockholders of Symmetry Holdings Inc. (“Symmetry”) which will be held at 10:00 a.m., Eastern Time, on October 25, 2007, at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, 29th Floor, New York, New York 10178 (the “Special Meeting”).

At this important meeting, you will be asked to consider and vote upon a proposal to approve the proposed acquisition of Novamerican Steel Inc. (“Novamerican”) under the Arrangement Agreement, dated as of June 21, 2007, by and among Symmetry, 632422 N.B. LTD (“Acquisitionco”), a corporation existing under the laws of the Province of New Brunswick and a newly-formed, wholly-owned indirect subsidiary of Symmetry, and Novamerican, pursuant to which Acquisitionco will acquire all of the outstanding common shares of Novamerican by way of a court approved statutory plan of arrangement under the Canada Business Corporations Act (the “Acquisition”). Following completion of the Acquisition, Novamerican will become a wholly-owned indirect subsidiary of Symmetry.

The board of directors of Symmetry has fixed the close of business on October 2, 2007, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. A list of stockholders as of the Record Date entitled to vote at the Special Meeting will be open to the examination of any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting at Symmetry’s offices at 28 West 44th Street, 16th Floor, New York, New York 10036, and at the time and place of the Special Meeting during the duration of the Special Meeting.

The Acquisition will be approved if: (a) a majority of the public shares voted by public stockholders vote in favor of the acquisition proposal; and (b) no more than 29.99999% of the public shares (or 5,624,999 shares of common stock) both vote against the acquisition proposal and properly exercise their conversion rights.

Each public stockholder has the right to vote against the acquisition proposal and, at the same time, demand that Symmetry convert such stockholder’s shares into cash in an amount equal to a pro rata portion of the amount held in the trust account, including deferred underwriting discounts and commissions deposited and interest earned on amounts held in the trust account (net of taxes payable on such interest), calculated as of the close of business on the second business day prior to the consummation of the Acquisition, which amount as of June 30, 2007 was equal to $7.75 per share. If the Acquisition is not completed, then your shares will not be converted at this time, even if you so demanded. Symmetry’s founding stockholders, including all of its directors and officers and their affiliates and related parties, who purchased shares of common stock prior to or in Symmetry’s initial public offering, presently own an aggregate of approximately 20.8% of the outstanding shares of common stock, and all of these stockholders have agreed to vote all of their shares of common stock in the same way as the majority of the shares of common stock voted by the public stockholders with respect to approval of the acquisition proposal.

Symmetry’s shares of common stock, warrants and units are listed on the American Stock Exchange under the symbols SHJ, SHJ.WS and SHJ.U, respectively. On October 2, 2007, the closing price of the common stock and the warrants was $7.63 and $1.30, respectively.

After careful consideration of the terms and conditions of the proposed acquisition of Novamerican, the board of directors of Symmetry has determined that the Acquisition and the transactions contemplated thereby are in the best interests of Symmetry and its stockholders and that the Acquisition is fair, from a financial point of view, to its stockholders. The board of directors of Symmetry unanimously recommends that you vote or give instruction to vote “FOR” the acquisition proposal.

In making its determination that the Acquisition is in the best interests of Symmetry and its stockholders, the board of directors did not obtain a fairness opinion because it believed that collectively its members, together with the consultants it retained, have extensive experience in evaluating business opportunities in the basic industries sector. Accordingly, the board of directors determined that no additional benefit was to be derived from the considerable additional expense (anticipated to be between $250,000 and $1.0 million to obtain a fairness opinion).

Enclosed is a notice of Special Meeting and proxy statement containing detailed information concerning the acquisition proposal and the transactions contemplated by the Arrangement Agreement. Whether or not you plan to attend the Special Meeting, we urge you to read this material carefully.

Sincerely,

Gilbert E. Playford

Chairman of the Board

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED BY THE PROXY HOLDERS IN FAVOR OF THE ACQUISITION PROPOSAL. IF YOU ABSTAIN, YOUR VOTE WILL HAVE NO EFFECT ON THE OUTCOME OF THE APPROVAL OF THE ACQUISITION PROPOSAL. A VOTE AGAINST THE ACQUISITION PROPOSAL WILL NOT HAVE THE EFFECT OF CONVERTING YOUR SHARES UNLESS YOU ALSO DEMAND CONVERSION AND COMPLY WITH THE OTHER REQUIREMENTS APPLICABLE THERETO.

SEE THE SECTION  TITLED “RISK FACTORS” BEGINNING ON PAGE  25 FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ACQUISITION OF NOVAMERICAN SINCE, UPON CONSUMMATION OF THE ACQUISITION, THE OPERATIONS AND ASSETS OF SYMMETRY WILL LARGELY BE THOSE OF NOVAMERICAN.

This proxy statement incorporates important business and financial information about Symmetry and Novamerican that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. The request should be sent to: Karen G. Narwold, Esq., 28 West 44th Street, 16th Floor, New York, New York 10036, (646) 429-1540.

To obtain timely delivery of requested information, security holders must request the information no later than five days before the date they submit their proxies or attend the Special Meeting. The latest date to request the information to be received timely is October 19, 2007.

Additional information on Symmetry can be found on Symmetry’s website at http://www.symmetryholdings.com . Additional information on Novamerican can be found on Novamerican’s website at http://www.novamerican.com .

We are soliciting the proxy represented by the enclosed proxy card on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing our proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and nominees to forward proxy materials to the beneficial owners of our common stock. We have also retained the proxy soliciting firm of Morrow & Co., Inc. to solicit proxies on our behalf. If you have any questions or need assistance in voting your shares, please contact Morrow & Co. toll free at (800) 607-0088; banks and brokers may call (800) 662-5200.

This proxy statement is dated October 3, 2007 and is first being mailed to Symmetry stockholders on or about October 5, 2007.

SYMMETRY HOLDINGS INC.

28 West 44th Street, 16th Floor

New York, New York 10036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 25, 2007

TO THE STOCKHOLDERS OF SYMMETRY HOLDINGS INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of Symmetry Holdings Inc. (“Symmetry”), a Delaware corporation, will be held at 10:00 a.m. Eastern Time, on October 25, 2007, at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, 29th Floor, New York, New York 10178, to approve the proposed acquisition of Novamerican Steel Inc. (“Novamerican”) under the Arrangement Agreement, dated as of June 21, 2007, by and among Symmetry, 632422 N.B. LTD (“Acquisitionco”), a corporation existing under the laws of the Province of New Brunswick and a newly-formed, wholly-owned indirect subsidiary of Symmetry, and Novamerican, pursuant to which Acquisitionco will acquire all of the outstanding common shares of Novamerican by way of a court approved statutory plan of arrangement under the Canada Business Corporations Act and Novamerican will become a wholly-owned indirect subsidiary of Symmetry, and to consider and vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Symmetry has fixed the close of business on October 2, 2007, as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. Only the holders of record of Symmetry common stock on that date are entitled to have their votes counted at the special meeting and any adjournments or postponements thereof.

Symmetry will not transact any other business at the special meeting, except for business properly brought before the special meeting, or any adjournment or postponement thereof, by Symmetry’s board of directors.

Your vote is important regardless of the number of shares you own. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting.

The board of directors of Symmetry unanimously recommends that you vote “FOR” the acquisition proposal.

If you wish to attend the special meeting in person, please so indicate where requested on the accompanying proxy card. In addition, please write your name, where indicated, on the attached admission ticket and bring it with you to the special meeting. Due to space limitations, we request that only one guest accompany you to the special meeting.

By Order of the Board of Directors,

Gilbert E. Playford,

Chairman of the Board

October 3, 2007

PROXY STATEMENT FOR SPECIAL MEETING OF

STOCKHOLDERS OF SYMMETRY HOLDINGS INC.

TO BE HELD ON OCTOBER 25, 2007

OCTOBER 3, 2007

DEFINITIONS USED FOR EASE OF REFERENCE

Unless otherwise stated, references to the following terms shall have the following meaning:

“Acquisition” means the proposed acquisition of Novamerican under the Arrangement Agreement, dated as of June 21, 2007, by and among Symmetry, Acqusitionco, and Novamerican, pursuant to which Acquisitionco will acquire all of the outstanding common shares of Novamerican by way of a court approved statutory plan of arrangement under the Canada Business Corporations Act and Novamerican will become a wholly owned indirect subsidiary of Symmetry.

“We,” “us,” “our” or “Symmetry” mean Symmetry Holdings Inc.

“Novamerican” means Novamerican Steel Inc.

“Acquisitionco ” means 632422 N.B. LTD, a corporation existing under the laws of the province of New Brunswick and a newly-formed, wholly-owned indirect subsidiary of Symmetry.

“Common stock” means common stock, par value $.001 per share of Symmetry and “shares” mean shares of common stock.

“Founding stockholders” mean persons who held shares immediately prior to our initial public offering (and their family members and companies, partnerships, trusts and other entities established by them for estate and tax planning purposes), and “founding shares” mean shares acquired by founding stockholders prior to our initial public offering (and excluding shares included in the units acquired by them in such offering).

“Public stockholders” mean persons (other than founding stockholders with respect to voting on the acquisition proposal) who acquired shares included in the units sold in our initial public offering, whether in such offering or in the open market after such offering, and “public shares” mean shares included in the units sold in such offering, whether the holder thereof acquired such shares in such offering or in the open market after such offering.

“Private placement warrants” mean warrants sold to our founding stockholders prior to the date of this proxy statement, whether in March 2007 prior to our initial public offering or in June 2007 (which may be called the “pre-IPO warrants” or the “June warrants,” respectively), “public warrants” mean the warrants included in the units sold in our initial public offering and “warrants” mean the private placement warrants and the public warrants.

“Conversion right” means the right, available under our amended and restated certificate of incorporation to a public stockholder who affirmatively votes against the acquisition proposal, to convert each of his shares into cash in an amount equal to the conversion price per share, and “conversion price per share” means an amount equal to a portion (pro rated based on the number of public shares outstanding) of the amount held in the trust account, including deferred underwriting discounts and commissions deposited and interest earned on amounts held in the trust account (net of taxes payable on such interest), calculated as of the close of business on the second business day prior to the consummation of the acquisition, which conversion will be effected only if the acquisition is approved as described in this proxy statement and consummated.

“Trust account” means the trust account maintained at JPMorgan Chase Bank, N.A. by Continental Stock Transfer & Trust Company, as trustee, in which $143.7 million of the proceeds of our initial public offering (or $7.66 per unit sold, including the deferred underwriters’ discount and commissions of $6.0 million) were deposited and will be held (except for that portion of the interest income earned thereon that is disbursed to us to enable us to pay income taxes on such interest income) until the earlier of the consummation of our initial business combination within the time period and on the terms described in our amended and restated certificate of incorporation or, if we fail to consummate such a combination, our dissolution and liquidation as required by our amended and restated certificate of incorporation.

“Liquidation price per share” means an amount equal to a portion (pro rated based on the number of public shares outstanding, including for this purpose public shares (but not founding shares) held by the founding stockholders) of the sum of the amount held in the trust account, including deferred underwriting discounts and commissions deposited and interest earned on amounts held in the trust account (net of taxes payable on such interest and the rights of creditors to funds held in the trust account, if any) and our other assets not then held in the trust account (up to (except as described below) $150.0 million, which was 100% of the gross proceeds of our initial public offering). If we have (i) distributed to the holders of such public shares an aggregate amount equal to $150.0 million and (ii) paid or reserved funds for payment of all of our liabilities and obligations that are then outstanding or reasonably expected to arise, then the first $3.75 million of such sum in excess of the first $150.0 million will be paid to our founding stockholders

i

on a pro rata basis in proportion with their purchases of the pre-IPO warrants, and thereafter, any remaining assets will be included in the liquidation price per share and distributed to the holders of such public shares.

“Debt financing” means the debt financing which we intend to obtain for the acquisition. We have received a loan commitment letter from JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities, Inc. (“JPMorgan”), CIBC Inc. (“CIBC”), CIT Business Credit Canada Inc. (“CIT”) and CIBC World Markets Corp. (“CIBC World Markets”). Pursuant to the commitment, JPMCB, CIBC and CIT have committed to provide financing of $500.0 million (which may be reduced by an amount by which the amount held in the trust account exceeds certain minimums), consisting of a $175.0  million senior secured asset based, revolving credit facility (the “ABL Facility”), of which a maximum of $71.2 million may be used to fund the acquisition and related transaction costs, a $325.0 million senior secured bridge facility (the “Bridge Facility”), which may not be drawn or may be repaid as described below, and an intra-day closing day facility. JPMCB’s, CIBC’s and CIT’s commitments are not conditioned upon completion of due diligence nor are they conditioned upon the absence of a material adverse change in debt markets from the time that the commitment was entered into. We intend to complete a capital markets transaction to finance the acquisition, consisting of the issuance of an aggregate of approximately $325.0 million of debt securities (the “Senior Notes”). To the extent that Senior Notes are not issued prior to the acquisition, then the acquisition will be funded under the Bridge Facility. JPMCB’s and CIBC’s commitments to provide the Bridge Facility are reduced by the principal amount of Senior Notes issued concurrently with or prior to the acquisition. If Senior Notes are issued after the closing of the acquisition, the proceeds will be used to repay the Bridge Facility. Symmetry has an indirect, wholly owned U.S. subsidiary named Novamerican Steel Finco Inc. which will be (i) a borrower under the ABL Facility and (ii) the issuer of the Senior Notes or the borrower under the Bridge Facility, as the case may be (“U.S. Borrower”). Novamerican Steel Finco Inc. has a Canadian subsidiary which will be a borrower under the ABL Facility (“Canadian Borrower”) and, after the mergers and amalgamations that will occur on the closing day, will hold all of the Canadian operations of Novamerican and its subsidiaries. Symmetry and its U.S. subsidiaries will each be a guarantor of the ABL Facility and the Senior Notes/Bridge Facility.

“Dollars” mean U.S. dollars.

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INTRODUCTION

After careful consideration, the board of directors of Symmetry has unanimously approved the acquisition of Novamerican by way of a court approved statutory plan of arrangement under the Canada Business Corporations Act. Symmetry is indirectly acquiring all of the outstanding common shares of Novamerican, and the stockholders of Novamerican will receive cash in exchange for their common shares of Novamerican. If the acquisition is completed, Novamerican will become a wholly-owned indirect subsidiary of Symmetry. If the acquisition proposal is not approved, Symmetry will continue to search for a business to acquire. However, if Symmetry does not have sufficient time, resources or capital to look for another suitable acquisition target, it may be required to dissolve and liquidate.

If the acquisition is completed and you vote your shares for the acquisition proposal, you will continue to hold the Symmetry securities that you currently own. If the acquisition is completed but you have voted your shares against the acquisition proposal and have properly exercised your conversion rights, your Symmetry shares will be cancelled and you will receive cash equal to the conversion price per share, which amount as of June 30, 2007 was equal to $7.75 per share.

Symmetry’s common stock, warrants and units are currently listed on the American Stock Exchange under the symbols SHJ, SHJ.WS and SHJ.U, respectively. Symmetry’s common stock, warrants and units will continue to be traded on the American Stock Exchange after consummation of the acquisition.

We believe that, generally, for U.S. federal income tax purposes, the acquisition of Novamerican will have no direct tax effect on stockholders of Symmetry. However, if you vote against the acquisition proposal and properly convert your shares of Symmetry common stock into cash at the conversion price per share, there may be certain tax consequences, such as realizing a gain or loss on your investment in Symmetry’s securities.WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

This proxy statement provides you with detailed information about the acquisition proposal and the special meeting of stockholders. We encourage you to carefully read this entire document and the documents incorporated by reference, including the Arrangement Agreement, attached hereto as Annex A.YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE  25.

The acquisition will be approved if: (a) a majority of the public shares voted by public stockholders vote in favor of the acquisition proposal; and (b) no more than 29.99999% of the public shares (or 5,624,999 shares of common stock) both vote against the acquisition proposal and properly exercise their conversion rights.

Your board of directors unanimously approved the acquisition and unanimously recommends that you vote or instruct your vote to be cast  “FOR” the acquisition proposal.

This proxy statement may incorporate important business and financial information about Symmetry and Novamerican that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Karen G. Narwold, Esq.

Symmetry Holdings Inc.

28 West 44th Street, 16th Floor

New York, New York 10036

(646) 429-1540

To obtain timely delivery of requested information, security holders must request the information no later than five days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is October 19, 2007.

Additional information on Symmetry can be found on Symmetry’s website at http://www.symmetryholdings.com . Additional information on Novamerican can be found on Novamerican’s website at http://www.novamerican.com .

We are soliciting the enclosed proxy card on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and nominees to forward proxy materials to the beneficial owners of our common stock. We have also retained the proxy soliciting firm of Morrow & Co., Inc. to solicit proxies on our behalf. If you have any questions or need assistance in voting your shares, please contact Morrow & Co. toll free at (800) 607-0088; banks and brokers may call (800) 662-5200.

iii

THIS PROXY STATEMENT IS DATED OCTOBER 3, 2007, AND IS FIRST BEING MAILED TO SYMMETRY STOCKHOLDERS ON OR ABOUT OCTOBER 5, 2007.

iv

TABLE OF CONTENTS

Page
Summary of the Material Terms of the Acquisition	1
Questions and Answers About the Acquisition Proposal	3
Summary of the Proxy Statement	11
Selected Historical Consolidated Financial Information	20
Summary Unaudited Pro Forma Condensed Consolidated Financial Information	22
Per Share Market Price Information	24
Risk Factors	25
Forward-Looking Statements	37
The Symmetry Special Meeting	38
The Acquisition Proposal	43
The Arrangement Agreement	59
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Novamerican	70
Information About Novamerican	79
Information About Symmetry	92
Unaudited Pro Forma Condensed Consolidated Financial Statements	99
Directors and Management Following the Acquisition	110
Certain Relationships and Related Party Transactions	103
Principal Stockholders	117
Price Range of Securities and Dividends	119
Description of Securities	121
Stockholder Proposals	123
Delivery of Documents to Stockholders Sharing an Address	123
Where You Can Find More Information	124
Index to Financial Statements	F-1

ANNEX

Annex A - Arrangement Agreement (including Plan of Arrangement)
Annex B – Lock Up Agreement
Annex C – Non-Competition Agreements
Annex D – Commitment Letter

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SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION

•

Pursuant to the Arrangement Agreement, dated as of June 21, 2007, by and among Symmetry, a Delaware corporation, Acquisitionco, a corporation existing under the laws of the Province of New Brunswick and a newly-formed, wholly-owned indirect subsidiary of Symmetry, and Novamerican, a corporation existing under the laws of Canada, Acquisitionco will acquire all of the outstanding common shares of Novamerican by way of a court approved statutory plan of arrangement under the Canada Business Corporations Act and Novamerican will become a wholly-owned indirect subsidiary of Symmetry. See the section entitled “The Acquisition Proposal.”

•

The plan of arrangement will require the approval of the stockholders of Novamerican holding at least 66 2/3% of the votes cast at the meeting to be held for that purpose. Novamerican stockholders owning 67.5% of the outstanding shares of Novamerican (representing more than the minimum required for Novamerican stockholder approval) have agreed pursuant to the lock-up agreement to irrevocably support and vote in favor of the acquisition. See the section entitled “The Acquisition Agreement.”

•

Novamerican is a well-established steel service center, processor and tubing manufacturer. It operates from 11 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and from 11 locations in the Canadian provinces of Québec and Ontario. See the section entitled “Information About Novamerican.”

•

Symmetry is a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. Its principal executive offices are located in New York, New York. See the section entitled “Information About Symmetry.”

•

The Novamerican stockholders will receive $56.00 in cash per share (equal to the gross purchase price of $585.2 million divided by 10.45 million shares) for all of the outstanding common shares of Novamerican. At closing, Acquisitionco will deposit, or cause to be deposited, $585.2 million in cash in immediately available funds with a third party depositary, an amount sufficient to pay the purchase price for the benefit of the Novamerican stockholders. See the section entitled “The Arrangement Agreement — Plan of Arrangement; Acquisition Consideration; Funding.”

•

To fund the acquisition and related fees and expenses, Symmetry will use up to $140.0 million of funds from the trust account, the proceeds of a $15.0 million private placement, up to $71.2 million from the ABL Facility, up to $325.0 million of the Bridge Facility or Senior Notes and a $41.0 million intra-day closing day facility. See the section entitled “The Acquisition Proposal —Acquisition Financing.”

•

As a condition to closing, Novamerican is required to have on hand at closing $91.0 million consisting of (a) $80.0 million of minimum cash on hand (from operations and $15.0 million of minimum cash proceeds from the sale of Novamerican’s corporate aircraft and certain undeveloped land not currently used in its operations) and (b) $11.0 million of minimum cash proceeds from the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Quebec, Canada. Immediately upon closing, Symmetry will use the $91.0 million on hand at closing to repay the $91.0 million intra-day closing day facility. See the section entitled “The Arrangement Agreement – Ancillary Transactions and Minimum Cash Amount – Conditions to Closing of the Acquisition.”

•

At the closing of the acquisition, Novamerican may pay a special dividend to its stockholders if certain cash and inventory conditions are satisfied. Payment of the special dividend is contingent on, among other things, Novamerican having more than $80.0 million of cash and $135.0 million of inventory at closing. If such conditions are satisfied, the special dividend will be paid, on a pro rata basis to Novamerican’s stockholders, in an amount equal to the lesser of (a) the amount by which the cash of Novamerican at closing exceeds $80.0 million, and (b) the amount by which the sum of cash and inventory exceeds $225.0 million. See the section entitled “The Arrangement Agreement – Special Dividend.”

•

Upon completion of the acquisition, Symmetry will continue to be managed by Gilbert E. Playford, Chairman of the Board, Corrado De Gasperis, Chief Executive Officer, and Domenico Lepore, President. It is also anticipated that Mr. De Gasperis and Dr. Lepore will become the new Chief Executive Officer and President, respectively, of Novamerican. The board of directors of Symmetry following the acquisition will remain unchanged. See the section entitled “Directors And Management Following the Acquisition.”

•

The acquisition will be approved if (a) a majority of the public shares voted by public stockholders vote in favor of the acquisition proposal and (b) no more than 29.99999% of the public shares (or 5,624,999 shares of common stock) both vote against the acquisition proposal and properly exercise their conversion rights. See the section entitled “The Acquisition Proposal—Required Vote.”

•

Pursuant to the arrangement agreement, the closing will take place on or before the fifth business day following the latest of the date of issuance of the Final Order and the date upon which the last of certain specified regulatory approvals are obtained, and after all other conditions to close have been satisfied, as described below under “The Arrangement Agreement —Conditions to Closing of the Acquisition”, unless Symmetry and Novamerican agree to another time.

•

If the arrangement agreement is terminated because of Novamerican under certain circumstances, Novamerican will pay Symmetry a break fee of $5.0 million in two installments. If the arrangement agreement is terminated because of Symmetry under certain circumstances, then Symmetry will pay a reverse break fee of $5.0 million to Novamerican in two installments. See the section entitled “The Arrangement Agreement—Termination Fees.”

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION PROPOSAL

What is being voted on?

There is one proposal on which you are being asked to vote. The proposal is to approve the acquisition of Novamerican under the Arrangement Agreement, dated as of June 21, 2007, by and among Symmetry, Acquisitionco, and Novamerican, pursuant to which Acquisitionco will acquire all of the outstanding common shares of Novamerican by way of court approved statutory plan of arrangement under the Canadian Business Corporation Act and Novamerican will become an indirect wholly owned subsidiary of Symmetry.

As consideration for the acquisition, and as further described herein, the Novamerican stockholders will receive $56.00 in cash per share (equal to the gross purchase price of $585.2 million divided by 10.45 million shares) for all of the outstanding common shares of Novamerican. At closing, Acquisitionco will deposit, or cause to be deposited, $585.2 million in cash in immediately available funds with a third party depositary, an amount sufficient to pay the purchase price for the benefit of the Novamerican stockholders.

The effective net purchase price to Symmetry is $494.2 million and represents the gross purchase price of $585.2 million less $91.0 million required to be on hand as a condition to closing, consisting of (a) $80.0 million of minimum cash on hand (from operations and $15.0 million of minimum cash proceeds from the sale of Novamerican’s corporate aircraft and certain undeveloped land not currently used in its operations) and (b) $11.0 million of minimum cash proceeds from the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in Lasalle, Québec, Canada.

We refer to this proposal as the acquisition proposal.

Why is Symmetry proposing the acquisition?

Symmetry is a development stage company formed to acquire an industrial asset-based business based in North America whose fair market value is equal to at least 80% of the net assets of Symmetry (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6.0 million) at the time of the execution of the definitive agreement for the acquisition.

The stated goal of our initial business combination is to maximize the acquired company’s throughput (i.e., the speed at which it generates cash through sales) through the application of our operating methodology – THE DECALOGUETM. The board of directors of Symmetry has proposed Novamerican because, among other things, it has high quality, established products with manufacturing assets that are underutilized. In addition, we believe that Novamerican has not been able to effectively exploit existing and/or new market segments for its products. Using our methodology, we have assessed Novamerican’s physical constraint; that is, the element in the system that determines the speed with which the system can generate cash. We believe that we can extract additional capacity, accelerate cycle times, reduce working capital requirements, and increase sales, thus providing the opportunity for substantial returns on our equity investment.

The Symmetry board of directors considered a wide variety of factors in connection with its evaluation and recommendation to approve the acquisition, including but not limited to, the purchase price, the quality, condition, capability and current utilization of Novamerican’s assets and Novamerican’s historical and anticipated cash flows to support the debt financing.

The board of directors believes that Novamerican has potential extractable capacity of between 2.4 – 3.0 million tons per annum, and the opportunity for a reduction of up to 30% of the inventories on hand. Symmetry is also conducting a rigorous examination of how Novamerican approaches the market and will define and implement new strategies for selling the increased capacity. We will also implement new decision-making processes and new measurements aligned solely with constraint utilization and the speed of cash generation.

Accordingly, the board of directors believes that the acquisition of Novamerican will provide Symmetry’s stockholders with an opportunity to acquire the company at an attractive value while participating in significant cash flow growth potential without significant new capital investments.

Does Symmetry’s board of directors recommend voting for the acquisition proposal?

Yes. After careful consideration, Symmetry’s board has determined that the acquisition is in the best interests of Symmetry and its stockholders and that the acquisition is fair, from a financial point of view, to its stockholders. The board unanimously recommends that Symmetry stockholders vote “FOR” the acquisition proposal. The members of the board have interests in the acquisition that are different from, or in addition to, your interests as a stockholder. For a description of such interests, please see the section entitled “The Acquisition Proposal—Interests of Symmetry’s Directors, Officers and Special Advisor in the Acquisition.”

In making its determination that the acquisition is in the best interests of Symmetry and its stockholders, the board of directors did not obtain a fairness opinion because it believed that collectively its members, together with the consultants it retained, have extensive experience in evaluating business opportunities in the basic industries sector. Accordingly, the board of directors determined that no additional benefit was to be derived from the considerable additional expense (anticipated to be between $250,000 and $1.0 million to obtain a fairness opinion). For a description of the factors considered by the board in making its determination, see the section entitled “The Acquisition Proposal—Symmetry’s Reasons for the Acquisition and Recommendation of the Symmetry Board.”

Did the directors of Symmetry make a determination as to the value of Novamerican?

Yes. Symmetry’s board of directors valued Novamerican using accepted valuation methods and analyses associated with traditional fairness opinions. Symmetry’s board of directors used several methodologies traditionally employed in acquisitions to arrive at its current valuation of Novamerican, including (a) comparable acquisition multiples, (b) publicly traded comparable companies and (c) discounted cash flow analysis. Based on these methodologies, Novamerican has a value ranging from approximately $670.6 million based on publicly traded comparable companies, approximately $771.1 million based on a discounted cash flow analysis and approximately $824.2 million based on recent comparable acquisition transactions. The average of the three yields a value of approximately $755.3 million.

Symmetry’s directors determined that the acquisition was fair, from a financial point of view, to its stockholders and that the fair market value of Novamerican is in excess of 80% of Symmetry’s net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6.0 million) at the time of the execution of the definitive agreement for the acquisition. Eighty percent of Symmetry’s net assets at June 30, 2007 (excluding deferred underwriting discounts and commissions held in trust in the amount of $6.0 million) is approximately $112.0 million.

For a discussion of the factors the board considered in making this determination, see the section entitled “The Acquisition Proposal—Symmetry’s Reasons for the Acquisition and Recommendation of the Symmetry Board.”

Did Symmetry’s board obtain a fairness opinion in connection with its approval of the arrangement agreement?

No. Symmetry’s board of directors did not seek a fairness opinion because the board believed that collectively its members, together with the consultants it retained, have extensive experience in evaluating business opportunities in the basic industries sector. Accordingly, the board of directors determined that no additional benefit was to be derived from the considerable additional expense (anticipated to be between $250,000 and $1.0 million) to obtain a fairness opinion.

What vote is required in order to approve the acquisition proposal?

The acquisition will be approved if: (a) a majority of the public shares voted by public stockholders vote in favor of the acquisition proposal; and (b) no more than 29.99999% of the public shares (or 5,624,999 shares of common stock) both vote against the acquisition proposal and properly exercise their conversion rights.

As of the record date, there are 23,437,500 shares of common stock outstanding, including 4,687,500 founding shares and 18,750,000 public shares. Symmetry’s founding stockholders, including all of its directors and officers and their affiliates and related parties, who purchased shares of common stock prior to or in Symmetry’s initial public offering, presently own an aggregate of approximately 20.8% of the outstanding shares of common stock, and all of these stockholders have agreed to vote all of their shares of common stock in the same way as the majority of the shares of common stock voted by the public stockholders with respect to approval of the acquisition proposal.

Each public stockholder has the right to vote against the acquisition proposal and, at the same time, demand that Symmetry convert such stockholder’s shares into cash at the conversion price per share, which amount as of June 30, 2007 was equal to $7.75 per share.

If the acquisition is not completed, then your shares will not be converted at this time, even if you so demanded.

How do I vote?

As all of our public shares are held in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or by obtaining a proxy from the record holder authorizing you to vote your shares, attending the special meeting in person and voting your shares by submitting a ballot at the meeting.

What will happen if I abstain from voting or fail to vote?

If you return your proxy card without an indication of how you intend to vote, your shares will be voted by the proxy holders in favor of the acquisition proposal.

If you abstain, your vote will have no effect on the outcome of the approval of the acquisition proposal.

If your broker holds your shares in its name and you do not give the broker voting instructions, your broker cannot vote your shares. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the acquisition proposal. Broker non-votes will not have the effect of converting your shares of common stock.

What do I do if I want to change my vote or revoke my proxy?

You may change your vote by ensuring the bank, broker, or other nominee who is the record owner of your shares sends a later-dated, signed proxy card to Karen G. Narwold, Esq. at Symmetry, but such later-dated proxy must be received by Symmetry prior to the commencement of the special meeting.

You also may revoke your proxy by ensuring your bank, broker or nominee sends a notice of revocation to Karen G. Narwold, Esq. at Symmetry, but such revocation must be received by Symmetry prior to the commencement of the special meeting. You may also change your vote or revoke your proxy by obtaining a proxy from the record holder of your shares authorizing you to vote your shares or revoke your proxy, attending the special meeting in person, requesting a ballot and voting at the special meeting or requesting return of your proxy, as applicable.

Will I receive anything in the acquisition?

If you vote your shares for the acquisition proposal and the acquisition is completed, you will continue to hold the Symmetry securities that you currently own. If the acquisition is completed but you have voted your shares against the acquisition proposal and have properly exercised your conversion rights, your Symmetry shares will be cancelled and you will receive cash at the conversion price per share, which as of June 30, 2007 was equal to $7.75 per share.

How is Symmetry paying for the acquisition?

The estimated sources and uses of funds necessary to consummate the acquisition are set forth in the following table.

Sources of Funds	(Dollars in Millions)	Uses of Funds	(Dollars in Millions)
ABL Facility(c)(g)(h)	$ 54.2	Acquisition consideration(a)	$ 585.2
Senior Notes/Bridge Facility(d)(g)(h)	300.0	Transaction costs(b)	15.0
Novamerican cash on hand(e)	91.0
Private placement of units(f)	15.0
Funds from trust account(g)	140.0
Total sources	$ 600.2	Total uses	$ 600.2

(a)

Represents the acquisition consideration payable to Novamerican stockholders by Symmetry, excluding any special dividend to which they may become entitled. Payment of any such dividend would be funded by cash generated by Novamerican in excess of the minimum cash and inventory it is required to have on hand as a condition to closing under the arrangement agreement.

(b)	Represents estimated fees and expenses incurred and to be incurred in connection with the financing of the acquisition. There are no finders fees associated with the acquisition.

(c)

The ABL Facility will be a $175.0 million senior secured, asset-based, revolving credit facility, of which up to $71.2 million will be available to fund a portion of the acquisition consideration. US dollar borrowings under the ABL Facility will bear interest at the daily average LIBOR rate, or US base rate, plus an applicable margin, depending upon the excess availability under the ABL Facility. Initially, the applicable margins will be LIBOR plus 1.50% (or approximately 7.08%) or US base rate plus 0.50%. The US base rate is the higher of (i) the prime rate announced by JPMCB or (ii) the federal fund effective rate plus 0.50%. In the case of Canadian dollar-denominated loans, the interest rate will be the Canadian prime rate plus the applicable margin for base rate loans. For Canadian dollar-denominated bankers acceptances (or BA equivalent loans), the discount rate will be the average discount rate applicable to bankers’ acceptances for the period selected by the borrower and, in addition, the borrower will pay stamping fees which will be equal to the margin for LIBOR based rates. The ABL Facility has no scheduled principal payments prior to its maturity in 2012.

(d)

The Bridge Facility will be a $325.0 million senior secured bridge facility, which may not be drawn or may be repaid as described below. Prior to the first anniversary of the closing under the Bridge Facility, loans under the Bridge Facility will bear interest at LIBOR plus 4.50% (or approximately 10.08%), and with a spread that will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. Following the first anniversary of the closing under the Bridge Facility, to the extent the loans under the Bridge Facility are not exchanged for senior notes issued under an indenture that complies with the Trust Indenture Act of 1940, the loans will bear interest at a rate equal to the interest rate borne by the Bridge Facility on the day immediately preceding the first anniversary of the closing under the Bridge Facility plus 50 basis points and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. We intend to complete a capital markets transaction to finance the acquisition, consisting of the issuance of an aggregate of approximately $325.0 million of Senior Notes. To the extent that Senior Notes are not issued prior to the acquisition, then a portion of the acquisition consideration will be funded by a draw under the Bridge Facility. JPMCB’s and CIBC’s commitments to provide the Bridge Facility will be reduced by the principal amount of Senior Notes issued concurrently with or prior to the acquisition. To the extent that Senior Notes are issued after the acquisition, the aggregate proceeds will be used to repay the Bridge Facility. The Bridge Facility has no scheduled principal payments prior to its maturity in 2015.

(e)

Under the arrangement agreement, Novamerican has agreed to ensure that it has available cash on hand at closing of $91.0 million consisting of (i) $80.0 million (from operations and $15.0 million of minimum cash proceeds from the sale of its corporate aircraft and certain undeveloped land not currently used in its operations) and (ii) $11.0 million of minimum cash proceeds from the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Quebec, Canada. JPMCB has committed to provide a $91.0 million intra-day closing day facility to assist with closing day cash flows. The $91.0 million intra-day closing day facility is a bridge for Symmetry to use to fund the full $585.2 million purchase price. Immediately upon closing, Symmetry will use the $91.0 million of cash that Novamerican is required to have on hand at closing to repay the $91.0 million intra-day closing day facility.

(f)

Represents proceeds of a private placement of 1,875,000 units for $15.0 million, or $8.00 per unit, which our Chairman and Special Advisor have agreed to purchase contemporaneously with the acquisition.

(g)

Represents the estimate of the cash to be released from the trust account to us, assuming that no public stockholders properly exercise their conversion rights. To the extent that less cash is released from the trust account to us, for example because public stockholders holding 5,624,999 public shares (29.99999% of the public shares included in the units sold in our initial public offering) vote against the acquisition proposal and properly exercise their conversion rights, the maximum amount available under the ABL Facility and under the Bridge Facility and the Senior Notes, would be $71.2 million and $325.0 million, respectively.

(h)

Pro forma interest expense for fiscal year ended December 31, 2006, assuming that no public stockholder properly exercised their conversion right, was approximately $35.2 million. To the extent that less cash is released from the trust account to us, for example, because public stockholders holding 5,624,999 public shares (29.99999% of the public shares included in the units sold in our initial public offering) vote against the proposed acquisition and properly exercise their conversion right, initial debt levels would increase by $42.0 million and pro forma interest expense for 2006 would be higher by $3.6 million. For the six months ended June 30, 2007, pro forma interest expense was $18.0 million. The amount of cash flow from operations available from Novamerican’s most recent statement of cash flows, that is, for the six months ended May 26, 2007, was $27.7 million. The facilities have no scheduled principal payments until the ABL Facility matures in 2012, and the Senior Notes/Bridge Facility matures in 2015. From fiscal 2004-2006, Novamerican’s average debt outstanding was $62.3 million. During fiscal 2007, Novamerican repaid all its outstanding indebtedness and at May 31, 2007, Novamerican’s debt was $0.

Did any of Symmetry’s officers or directors purchase securities in or after its initial public offering?

Yes. Messrs. Playford, Barker and Mason purchased 125,000, 25,750 and 18,750 units, respectively, in our initial public offering through our directed unit program. Mr. De Gasperis’ spouse purchased 2,725 units immediately following our initial public offering. In June 2007, an affiliate of Mr. Playford purchased 787,402 warrants in a private placement. All of the shares of common stock included in the units purchased will be voted in the same way as the majority of the shares of common stock voted by the public stockholders with respect to approval of the acquisition proposal.

Will any of Symmetry’s officers or directors purchase additional shares prior to the vote on the acquisition proposal?

No. Our officers and directors executed agreements with us in connection with our initial public offering whereby they agreed not to purchase any shares of common stock after the initial public offering and prior to the consummation of our initial business combination. Accordingly, Symmetry’s officers and directors will not purchase additional shares prior to the vote on the acquisition proposal.

Will Symmetry issue additional shares in connection with the acquisition?

Yes. Symmetry’s Chairman, Mr. Playford, and special advisor, Mr. Bailey, have agreed to purchase in a private placement contemporaneously with the closing of the acquisition, 1,875,000 units of Symmetry for $15.0 million, or $8.00 per unit. Each unit will consist of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. The purchasers may not transfer any of the shares of common stock included in the units prior to 2 years after the issue date other than to an estate, family member, family company or partnership or similar related persons. Stockholder approval is not required under Delaware law or under the AMEX rules in connection with this private placement. Accordingly, you are not being asked to vote in favor or against the equity financing.

Following completion of the acquisition and the related equity financing, Mr. Playford will beneficially own 2,234,500 shares of common stock, or 8.8% of the outstanding shares of common stock, Mr. Bailey will beneficially own 1,172,500 shares of common stock, or 4.6% of the outstanding shares of common stock, and all directors, executive officers and special advisor of Symmetry, as a group, will beneficially own 6,733,975 shares of common stock, or 26.6% of the outstanding shares of common stock. Further, the portion of the 18,750,000 public shares owned by the public stockholders will represent 73.4% of outstanding shares of common stock after completion of the equity financing,

What are my conversion rights in connection with the acquisition?

You have the right to vote against the acquisition proposal and demand that Symmetry convert all (and not less than all) of your public shares into cash at the conversion price per share. See “The Symmetry Special Meeting – Conversion Rights.”

How do I exercise my conversion rights?

If you wish to exercise your conversion rights, you must vote against the acquisition proposal and, prior or contemporaneously with your vote against the acquisition proposal, affirmatively demand that Symmetry convert all (and not less than all) of your shares. Any action that does not include a vote against the acquisition proposal will prevent you from exercising your conversion rights. If, notwithstanding your vote, the acquisition is completed, then you will be entitled to receive cash at the conversion price per share. As of June 30, 2007, the conversion price per share was approximately $7.75. If you exercise your conversion rights, then you will be irrevocably exchanging your shares of common stock for cash and will no longer own those shares of common stock. You may only demand that Symmetry convert your shares by checking the box on the proxy card and, at the same time, ensuring your bank or broker complies with the requirements identified below. You will only be entitled to receive cash for those shares if you continue to own those shares through the closing date of the acquisition. If the acquisition is not completed, then your shares will not be converted at this time, even if you so demanded. See the section entitled “The Symmetry Special Meeting – Conversion Procedures.”

What additional conversion procedures are required if my shares are held in “street name”?

All of our public shares are held in “street name.” Accordingly, your bank or broker must, by 5:00 P.M., New York City time, on October 24, 2007, the business day prior to the special meeting, electronically transfer your shares to the DTC account of Continental Stock Transfer & Trust Company, our stock transfer agent, and provide Continental Stock Transfer & Trust Company with the necessary stock powers, written instructions that you want to convert your shares and a written certificate addressed to Continental Stock Transfer & Trust Company stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the acquisition. If your bank or broker does not provide each of these documents to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, attn: Mark Zimkind, tel. (212) 845-3287, fax (212) 616-7616 by 5:00 p.m., New York City time, on October 24, 2007, the business day prior to the special meeting, your shares will not be converted.

If you demand conversion of your shares, and later decide that you do not want to convert such shares, your bank or broker must make arrangements with Continental Stock Transfers & Trust Company, at the telephone number stated above, to withdraw the conversion. To be effective, withdrawals of shares previously submitted for conversion must be completed prior to the commencement of the special meeting.

Continental Stock Transfer & Trust Company can assist with this process. We urge stockholders who may wish to exercise their conversion rights to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such stockholders fail to act promptly, they may be unable to timely satisfy the conversion requirements.

If I exercise my conversion rights, may I still exercise my warrants?

If you convert your shares of common stock, you will still have the right to exercise any warrants you own in accordance with their terms.

What are the U.S. federal income tax consequences of exercising my conversion rights?

If you properly exercise your conversion rights and the acquisition is completed, you will generally be required to recognize capital gain or loss upon the conversion of your shares of common stock into cash if such shares were held as a capital asset on the date of the acquisition. Such gain or loss will be measured by the difference between the amount of cash you receive and your tax basis in your converted shares of common stock.

There will be no U.S. federal income tax consequences to non-converting Symmetry stockholders as a result of the acquisition.

Do Novamerican’s stockholders need to approve the acquisition?

The approval of the stockholders of Novamerican is required to consummate the acquisition. Novamerican has 10,450,000 shares of common stock outstanding with an estimated 13 holders of record in Canada. Novamerican believes that over 70% of its common shares are held in Canada and less than 30% of its common shares are held in the U.S. The acquisition is required to be approved by two-thirds of the votes cast by holders of Novamerican common shares at a stockholder meeting called for the purpose of considering the acquisition. Novamerican expects to hold a meeting of its stockholders contemporaneously with the special meeting of Symmetry’s stockholders. In connection with the acquisition, Messrs. D. Bryan Jones and Scott B. Jones, Novamerican’s principal stockholders, have entered into a lock-up agreement with Symmetry, whereby they have agreed to irrevocably support and vote all of their common shares of Novamerican, approximately 67.5% of the shares outstanding, in favor of the acquisition.

What happens to the funds deposited in the trust account on consummation of the acquisition?

On consummation of the acquisition, any funds remaining in the trust account after payment of amounts, if any, to stockholders properly exercising their conversion rights, will be used to partially fund the acquisition. Symmetry anticipates that a maximum amount of $140.0 million (excluding deferred underwriting discounts and commissions of $6.0 million) may be available on consummation of the acquisition assuming that none of the public stockholders vote against the acquisition proposal and convert their shares into cash. A minimum amount of $98.0 million (excluding deferred underwriting discounts and commissions of $4.2 million) would be available on consummation of the acquisition assuming that public stockholders owning 5,624,999 shares, the maximum number of shares that can be converted, both vote against the acquisition proposal and convert their shares into cash at the conversion price per share.

Who will manage Symmetry upon completion of the acquisition of Novamerican?

Upon completion of the acquisition, Symmetry will continue to be managed by Corrado De Gasperis, Chief Executive Officer, and Domenico Lepore, President. It is also anticipated that Mr. De Gasperis and Dr. Lepore will become the new Chief Executive Officer and President, respectively, of Novamerican. The board of directors of Symmetry following the acquisition will remain unchanged. Accordingly, the board of directors will continue to consist of Gilbert E. Playford (Chairman), Corrado De Gasperis, Domenico Lepore, M. Ridgway Barker, Scott C. Mason and Robert W. Ramage, Jr.

What happens if the acquisition is not consummated?

If Symmetry’s stockholders do not approve the acquisition proposal, Symmetry has agreed to pay Novamerican a reverse break fee of $5.0 million, in two installments. For the first installment, Symmetry must immediately pay to Novamerican $1.25 million, and pay the second installment of $3.75 million upon distribution of, and from, the funds on deposit in its trust account as promptly as practicable as part of (a) the dissolution and liquidation of Symmetry, or (b) the release of funds in the Symmetry trust account upon Symmetry’s consummation of its initial business combination with an entity other than Novamerican, in each case in accordance with its amended and restated certificate of incorporation and all applicable laws. As part of the arrangement agreement and as security for the initial installment payment, Symmetry has deposited $1.25 million, from its working capital outside of the trust account, in an escrow account with its attorneys, Davies Ward Phillips & Vineberg, LLP. Symmetry is evaluating the availability of insurance for the $5.0 million break fee and, if available on reasonable terms, may purchase such insurance.

In connection with the second installment of $3.75 million which will be paid upon distribution of, and from, the funds in the trust account, Symmetry’s officers have agreed that, upon the dissolution and liquidation of Symmetry, they shall indemnify Symmetry for any claim by a target business if Symmetry has not obtained a release, waiver or similar agreement from the target business waiving any claim to any amounts held in the trust account. As Novamerican did not execute a release or a waiver against the trust account of its potential claim against Symmetry for the reverse break fee, Symmetry’s officers will indemnify it for such claim up to the amount by which such claim actually reduces the amount of funds held in the trust account.

If the acquisition is not consummated, Symmetry will, if it has sufficient time, resources and capital, continue to search for a business to acquire.

What happens if Symmetry does not effect an initial business combination prior to June 12, 2008?

If Symmetry does not effect an initial business combination by June 12, 2008 (or by March 12, 2009, if a letter of intent, agreement in principle or definitive agreement has been executed by June 12, 2008 and the business combination related thereto has not yet been consummated), then, upon the expiration of such period:

•

pursuant to its amended and restated certificate of incorporation, its corporate purposes and powers will immediately be limited to actions and activities relating to dissolution and liquidation and its board of directors will be required to adopt, not later than 15 days after such expiration, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding its dissolution advisable, to call a special meeting of stockholders to vote on such dissolution and to solicit votes of stockholders in favor of such dissolution, and

•

Symmetry’s board of directors will be required, as promptly thereafter as possible, to cause notice of adoption of such resolution, notice of such special meeting and a proxy statement in respect of such meeting and solicitation to be filed with the SEC and sent to stockholders as required by and in accordance with the Delaware law, including Section 275(a), and federal securities laws.

The date on which such notices and proxy statement are sent and the date of such special meeting shall be fixed and may be thereafter changed as necessary to permit the review thereof by the SEC as required by federal securities laws and resolution of any comments it may have and so that such notices and proxy statement are sent not less than 10 and not more than 60 days prior to the date of such special meeting. Symmetry will mail the proxy statements to its stockholders following the conclusion of the comment and review process (the length of which Symmetry cannot predict with any certainty), and Symmetry will convene a meeting of its stockholders at which they will either approve or reject Symmetry’s dissolution. Pursuant to the Delaware General Corporation Law, Symmetry’s dissolution also requires the affirmative vote of stockholders holding a majority of the then outstanding shares of common stock. Symmetry’s existing stockholders have agreed to vote their shares of common stock in favor of its dissolution if Symmetry is unable to consummate its initial business combination within the time period and on the terms described herein. In the event that Symmetry does not or does not expect to initially obtain approval for its dissolution by stockholders owning a majority of its outstanding common stock, Symmetry will continue to take all reasonable actions to obtain such approval, which may include adjourning the meeting from time to time to allow it to obtain the required vote and retaining a proxy solicitation firm to assist Symmetry in obtaining such vote. However, Symmetry cannot assure you that Symmetry’s stockholders will approve its dissolution in a timely manner or ever approve its dissolution. If Symmetry is not able to obtain approval from holders of a majority of its outstanding shares of common stock, Symmetry cannot dissolve and liquidate and Symmetry will not be able to distribute funds from the trust account to holders of its common stock sold in this offering and these funds will not be available for any other corporate purpose.

If Symmetry is required to dissolve and liquidate, Symmetry anticipates that its liquidation will occur pursuant to Section 281(b) of the Delaware General Corporation Law and, in that event, its board of directors will be required under Section 281(b) to adopt a plan of distribution pursuant to which Symmetry shall pay or make reasonable provision to pay all of its existing claims and obligations, all of its contingent, conditional or unmatured contractual claims, all claims against it that are the subject of a pending suit, and all claims against it that are likely to arise or become known within 10 years after Symmetry’s dissolution. Symmetry’s board of directors intends to adopt such a plan of distribution and to distribute the remaining funds held in trust and any of Symmetry’s other remaining assets to holders of the common stock sold in its initial public offering as promptly as practicable following its dissolution. Until adoption of Symmetry’s plan of distribution and distribution of the funds held in trust, the funds will remain in trust and held by the trustee in permitted investments.

Upon liquidation, Symmetry would distribute the liquidation price per share in respect of each public share. Symmetry estimates that the total costs and expenses for implementing and completing its dissolution and plan of distribution would be in the range of $75,000 to $100,000. Symmetry intends to manage its expenses to provide that there will be sufficient funds available out of its remaining assets not held in trust to fund these expenses and Symmetry’s other liabilities and obligations. Symmetry’s officers have agreed that, upon its dissolution and liquidation, they shall indemnify Symmetry for any claim by a vendor, service provider or other person or any target business, except with respect to claims made by a vendor, service provider or other person or a target business that shall have signed a release, waiver or similar agreement waiving any claim to any amounts held in the trust account, and that the amount of such indemnification shall be limited to the amount by which such claim actually reduces the amount of funds held in the trust account. However, Symmetry’s officers will not indemnify Symmetry for any claim for which Symmetry obtains a release, waiver or similar agreement, even if such waiver, release or similar agreement is held to be unenforceable. In the event that the officers are unable to satisfy their indemnification obligation, the amount ultimately distributed to public stockholders may be reduced even further. For a further discussion, see “Risk Factors – If third parties bring claims against us, the proceeds held in the trust account could be reduced and the liquidation price per share received by public stockholders could be less than the pro rata amount held in the trust.”

When do you expect the acquisition to be completed?

It is currently anticipated that the acquisition will be completed on or before the fifth business day following the latest of the date of issuance of the final court order approving the statutory plan of arrangement and the date upon which the last of certain specified regulatory approvals are obtained, and after all other conditions to closing have been satisfied, as described under “The Arrangement Agreement – Conditions to Closing of the Acquisition,” unless Symmetry and Novamerican agree to another time.

Who can help answer my questions?

If you have questions about the proposal or the special meeting, you may write or call Symmetry Holdings Inc. at 28 West 44th Street, 16th Floor, New York, New York 10036 (646) 429-1540, Attention: Karen G. Narwold, Esq.

If you have any questions or require assistance in voting your proxy, please contact our proxy solicitor, Morrow & Co., Inc. at (800) 607-0088.

SUMMARY OF THE PROXY STATEMENT

This summary is being provided to discuss the material items with respect to the acquisition proposal, which is described in detail elsewhere in this proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers. See the section entitled “Where You Can Find More Information.”

The Parties

Symmetry

Symmetry is a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. Our initial efforts in identifying target businesses are focused on industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector.

The principal executive office of Symmetry is located at 28 West 44th Street, 16th Floor, New York, New York 10036, (646) 429-1540, which will continue to be the company’s headquarters after the acquisition.

Novamerican

Novamerican is a well-established steel service center, processor and tubing manufacturer. It operates from 11 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and from 11 locations in the Canadian provinces of Québec and Ontario. Since inception, Novamerican has grown its business internally through identifying and capturing niche opportunities in steel manufacturing and processing, and through selective acquisitions. This has enabled it to become a multi-facility, multi-process provider of value-added services in several processing and geographic niches.

The principal executive office of Novamerican is located at 6001 Irwin Street, LaSalle, Québec, Canada H8N 1A1, (514) 335-6682.

The Acquisition

Symmetry and Novamerican are proposing to engage in a business combination pursuant to which Symmetry will, indirectly through a wholly owned subsidiary, Acquisitionco, acquire all of Novamerican’s outstanding common shares. The acquisition will be carried out by way of a court approved statutory plan of arrangement under the Canada Business Corporations Act as set forth in the arrangement agreement dated June 21, 2007 among Symmetry, Acquisitionco and Novamerican.

As consideration for the acquisition, the Novamerican stockholders will receive $56.00 in cash per share (equal to the gross purchase price of $585.2 million divided by 10.45 million shares) for all of the outstanding common shares of Novamerican. In addition, a special dividend will be paid to Novamerican’s stockholders at the closing of the acquisition, on a pro rata basis, equal to the lesser of (a) the amount by which the cash of Novamerican at closing exceeds $80.0 million, and (b) the amount by which the sum of cash and inventory of Novamerican at closing exceeds $225.0 million. Payment of the special dividend is contingent on, among other things, Novamerican having more than $80.0 million of cash and $135.0 million in inventory at closing. In determining the cash amount at closing for the purposes of determining whether a special dividend will be paid, at least $15.0 million of the cash amount must represent the net proceeds from the sale of Novamerican’s corporate aircraft and certain of its undeveloped land not currently used in its operations and only the net proceeds from the sale of the corporate headquarters and adjoining building and related land in excess of $11.0 million will be considered. To the extent that the cash and inventory conditions for a special dividend are satisfied, the amount of the special dividend does not have a limit. See the section entitled “The Arrangement Agreement — Special Dividend.”

The value of Novamerican to Symmetry was, in part, determined based on a projected range of certain working capital (that is, a specified cash amount combined with total inventories) at closing of between $215 million to $225 million. To the extent that the working capital at closing is in excess of this projected range, it was agreed that such excess would be returned to Novamerican’s shareholders as a special dividend. Thus, to the extent that the minimum cash and inventory conditions to closing are satisfied, the payment of the special dividend does not have any negative impact on the determination of the total value of Novamerican to Symmetry.

At the closing, Acquisitionco will deposit or cause to be deposited $585.2 million with a third party depositary, an amount sufficient to pay the purchase price payable to the Novamerican shareholders and Novamerican will deposit an amount sufficient to pay the special dividend, if any (as described below). All amounts will be deposited in cash in immediately available funds with the depositary, for the benefit of each such shareholder. The deposit of such amounts with the depositary will, upon the acquisition of the Novamerican shares and the occurrence of the special dividend, if any, constitute full payment of such amounts by Acquisitionco or Novamerican, as the case may be. At the consummation of the acquisition, Novamerican will pay to the Novamerican stockholders, on each issued and outstanding Novamerican share, the special dividend, if any and each Novamerican share issued and outstanding held by a Novamerican shareholder immediately prior to that time will be transferred by the holder thereof to Acquisitionco in exchange for the purchase price. Thereafter, the depositary will pay the amounts received from Acquisitionco in respect of the purchase price and from Novamerican in respect of the special dividend to the Novamerican stockholders by way of checks issued by the depositary (or other form of immediately available funds). Following completion of the acquisition, Novamerican will be a wholly-owned indirect subsidiary of Symmetry. See the section entitled “The Arrangement Agreement – Plan of Arrangement; Acquisition Consideration; Funding.”

The effective net purchase price to Symmetry is $494.2 million and represents the gross purchase price of $585.2 million less $91.0 million required to be on hand as a condition to closing consisting of (a) $80.0 million of minimum cash on hand (from operations and $15.0 million of minimum cash proceeds from the sale of Novamerican’s corporate aircraft and certain undeveloped land not currently used in its operations) and (b) $11.0 million of minimum cash proceeds from the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in Lasalle, Québec, Canada.

Symmetry, Acquisitionco and Novamerican plan to complete the acquisition as promptly as practicable after the Symmetry special meeting (and no later than 5 business days following the latest of the date of issuance of the final order and the date upon which the last regulatory approval is obtained), provided that:

•	Symmetry’s stockholders have approved the acquisition proposal and not more than 29.99999% of the Symmetry public shares have been voted against the acquisition proposal and properly converted;

•	Novamerican’s stockholders have approved the arrangement agreement; and

•	the other conditions specified in the arrangement agreement have been satisfied or waived.

The arrangement agreement (including the plan of arrangement) is included as “Annex A” to this proxy statement. We encourage you to read the arrangement agreement in its entirety. See, “The Arrangement Agreement.”

Acquisition Financing

Symmetry will use the proceeds from a $15.0 million private placement, a portion of a $500.0 million debt financing pursuant to a loan commitment letter, and a $91.0 million intra-day closing day facility, each of which will close contemporaneously with the acquisition, combined with up to approximately $140.0 million of cash held in trust by Symmetry, to pay the acquisition consideration and related fees and expenses. The $91.0 million intra-day closing day facility is a bridge for Symmetry to use to fund the full $585.2 million purchase price. Immediately upon closing, Symmetry will use the $91.0 million of cash that Novamerican is required to have on hand at closing to repay the $91.0 million intra-day closing day facility.

Equity Financing

Symmetry’s Chairman, Mr. Playford, and Special Advisor, Mr. Bailey, have agreed to purchase in a private placement contemporaneously with the closing of the acquisition, 1,875,000 units of Symmetry for $15.0 million, or $8.00 per unit. Each unit will consist of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. The warrants are identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. The purchasers may not transfer any of the shares of common stock included in the units prior to 2 years after the issue date other than to an estate, family member, family company or partnership or similar related persons.

Debt Financing

Symmetry received a loan commitment letter from JPMCB, JPMorgan, CIBC, CIT and CIBC World Markets, pursuant to which JPMCB, CIBC and CIT have committed to provide financing of up to $500.0 million (which may be reduced by an amount by which the amount of Symmetry’s trust account exceeds certain minimums), consisting of a $175.0 million ABL Facility, of which a maximum of $71.2 million may be used to fund the acquisition and related transaction costs, and a $325.0 million Bridge Facility, which may not be drawn or may be repaid as described below, and an intra-day closing day facility.

Symmetry intends to complete a capital markets transaction whereby an aggregate of up to $325.0 million of Senior Notes would be issued to finance the acquisition. To the extent Senior Notes are not issued prior to the close of the acquisition, then the acquisition will be funded under the Bridge Facility. JPMCB’s and CIBC’s commitments to provide the Bridge Facility are reduced by the principal amount of Senior Notes issued on or prior to the closing date of the acquisition. If Senior Notes are issued after the closing of the acquisition, the proceeds will be used to prepay the Bridge Facility.

Symmetry has an indirect, wholly owned U.S. subsidiary named Novamerican Steel Finco Inc. which will be (i) a borrower under the ABL Facility and (ii) the issuer of the Senior Notes or the borrower under the Bridge Facility, as the case may be (“U.S. Borrower”). Novamerican Steel Finco Inc. has a Canadian subsidiary which will be a borrower under the ABL Facility (“Canadian Borrower”) and, after the mergers and amalgamations that will occur on the closing day, will hold all of the Canadian operations of Novamerican and its subsidiaries. The U.S. Borrower and the Canadian Borrower will loan or contribute to Acquisitionco the proceeds from the proposed debt financing received on the closing day, which Acquisitionco will use, in part, to pay the consideration to the shareholders of Novamerican. At closing, Acquisitionco will deposit, or cause to be deposited, $585.2 million in cash in immediately available funds with a third party depositary, an amount sufficient to pay the purchase price for the benefit of each Novamerican stockholders.

We intend to complete a capital markets transaction whereby an aggregate of up to $325.0 million of debt securities (“Senior Notes”) are issued to finance the acquisition. To the extent Senior Notes are not issued prior to the close of the Acquisition, then the Acquisition will be funded under the Bridge Facility. JPMCB’s, CIBC’s and CIT’s commitments to provide the Bridge Facility are reduced by the principal amount of Senior Notes issued on or prior to the closing date of the Acquisition. If Senior Notes are issued after the closing of the Acquisition, the proceeds will be used to repay the Bridge Facility.

The commitment letter provides for the ABL Facility to be a five-year, asset based, revolving credit facility, with no scheduled principal payments, and with a borrowing base at any time equal to: (a) the sum of (i) up to 90% of eligible accounts and (ii) the lesser of (A) up to 70% of the eligible inventory and (B) up to 85% of then net orderly liquidation value of inventory, in each case, subject to certain eligibility reserves; minus (b) the sum of (i) a customary availability block and (ii) usual and customary reserves. The borrowing base will be determined separately for the U.S. subsidiaries and the Canadian subsidiaries. US dollar borrowings under the ABL Facility will bear interest at LIBOR, or US base rate, plus an applicable margin, depending upon the excess availability under the ABL Facility. Initially, the applicable margins will be LIBOR plus 1.50% (or approximately 7.08%) or US base rate plus 0.50%. The US base rate is the higher of (i) the prime rate announced by JPMCB or (ii) the federal fund effective rate plus 0.50%. In the case of Canadian dollar-denominated loans, the interest rate will be the Canadian prime rate plus the applicable margin for base rate loans. For Canadian dollar-denominated bankers acceptances (or BA equivalent loans), the discount rate will be the average discount rate applicable to bankers’ acceptances for the period selected by the borrower and, in addition, the borrower will pay stamping fees which will be equal to the margin for LIBOR based rates.

The commitment letter provides for the senior secured loans under the Bridge Facility to mature on the first anniversary of the closing under the Bridge Facility, but that each lender in respect of any senior secured loan under the Bridge Facility outstanding on the first anniversary of the closing under the Bridge Facility will have the option to exchange its loans for senior notes issued under an indenture that complies with the Trust Indenture Act of 1940. The maturity of any such loans not so exchanged will automatically be extended to the eighth anniversary of the closing under the Bridge Facility. There will be no scheduled principal payments under the Bridge Facility prior to maturity. Prior to the first anniversary of the closing under the Bridge Facility, such loans will bear interest at LIBOR plus 4.50% (or approximately 10.08%), and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. Following the first anniversary of the closing under the Bridge Facility, the extended loans will bear interest at a rate equal to the interest rate borne by the Bridge Facility on the day immediately preceding the first anniversary plus 50 basis points and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. The Bridge Facility is subject to mandatory redemption with the proceeds from certain asset sales, the issuance of debt securities and the issuance of equity, and subject to repurchase or repayment at the option of the holder upon a change in control. The Bridge Facility may be optionally repaid at any time.

The ABL Facility will be secured by (a) perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of Symmetry and each subsidiary guarantor and (b) perfected second priority security interests in substantially all of the remaining assets of Symmetry and its subsidiaries, subject to certain limitations with respect to non-US subsidiaries. The Bridge Facility will have a perfected first priority security interest in the Senior Secured Loan Collateral and will have a perfected second priority security interest in the ABL Collateral, subject in each case to certain limitations. Symmetry and its U.S. subsidiaries will each be a guarantor of the ABL Facility and the Senior Notes/Bridge Facility.

The debt financing described above will contain representations, warranties and covenants which will restrict, among other things, Symmetry’s ability to sell assets, incur more indebtedness, pay dividends on its common stock, make certain investments or business acquisitions, repurchase or redeem its stock, engage in business mergers or consolidations, and engage in certain transactions with affiliated parties. The ABL Facility will also contain a requirement for Symmetry to maintain a minimum ratio of its EBITDA to its fixed charges when availability under the ABL Facility is less than $20.0 million.

JPMCB’s, CIBC’s and CIT’s commitments are not conditioned upon completion of due diligence nor are they conditioned upon the absence of a material adverse change in debt markets from the time that the commitment was entered into. JPMCB’s, CIBC’s and CIT’s commitments and the initial loans under the ABL Facility and the Bridge Facility are conditioned upon (a) the closing of the acquisition, (b) completion, execution and delivery of satisfactory definitive documentation, (c) receipt by JPMorgan and CIBC World Markets of the results of field examinations and inventory appraisals (prepared by a third party appraisal firm) reasonably satisfactory to JPMorgan and CIBC World Markets, (d) receipt of solvency opinion, (e) absence of a material adverse change (as defined in the arrangement agreement), (f) perfection of security interests, (g) receipt of the proceeds of a private placement of units, (h) receipt of customary closing documentation, (i) receipt of the proceeds of the sale of Novamerican’s corporate aircraft and certain undeveloped land not currently used in its operations and the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Québec, Canada substantially simultaneously with the initial borrowing under the ABL Facility and the Bridge Facility, (j) receipt of certain financial information and projections, (k) with respect to the Bridge Facility, the receipt of a preliminary offering memorandum for an offering of Senior Notes at least 30 days prior to the closing, (l) JPMCB’s, CIBC’s and CIT’s reasonable satisfaction that the structure of the acquisition and the capitalization, structure and equity ownership of Symmetry and its subsidiaries after giving effect to the acquisition is consistent with the terms of the loan commitment letter and in the arrangement agreement, and (m) that the information given to JPMCB, CIBC and CIT prior to the execution of the commitment with respect to the business, operations, assets, or financial condition of Symmetry, Novamerican, and their respective subsidiaries did not contain any untrue statement of a material fact or omit any material fact necessary to make such information not materially misleading in light of the circumstances in which it was made.

Approval of Novamerican’s Stockholders and Court Approval

As indicated in the arrangement agreement, the approval of the stockholders of Novamerican is required to consummate the acquisition. The acquisition is required to be approved by two-thirds of the votes cast by holders of Novamerican common shares at a stockholder meeting called for the purpose of considering the acquisition. In connection with the acquisition, Messrs. D. Bryan Jones and Scott B. Jones have entered into a lock-up agreement with Symmetry, whereby they have agreed to irrevocably support and vote all of their common shares of Novamerican, approximately 67.5% of the shares outstanding, in favor of the acquisition. Novamerican will apply for an interim order of the Superior Court of Québec providing for the calling and holding of the Novamerican stockholder meeting for the purpose of considering the acquisition. Shortly after approval at the Novamerican stockholder meeting, Novamerican will seek a final order of the Superior Court of Québec approving the acquisition. If court approval is obtained and the other conditions under the acquisition agreement are satisfied or waived, articles of arrangement will be filed to give effect to the plan of arrangement.

Conversion Rights

Pursuant to Symmetry’s amended and restated certificate of incorporation, a public stockholder who votes against the acquisition may demand that Symmetry convert his public shares into cash at the conversion price per share. If you properly exercise your conversion rights, then you will be irrevocably exchanging your shares of common stock for cash and will no longer own those shares of common stock. Based on the amount of cash held in the trust account as of June 30, 2007, without taking into account any interest accrued after such date, you will be entitled to convert each public share that you own into approximately $7.75. You may only demand that Symmetry convert your shares by checking the box on the proxy card and, at the same time, ensuring your bank or broker complies with the requirements identified elsewhere herein. You will only be entitled to receive cash for those shares if you continue to own those shares through the closing date of the acquisition.

If you convert your shares of common stock, you will still have the right to exercise any warrants you own in accordance with their terms.

If the acquisition is not completed, then your shares will not be converted at this time, even if you so demanded. The acquisition will not be completed if public stockholders owning more than 29.99999% of the public shares (or 5,624,999 shares of common stock) both vote against the acquisition proposal and properly exercise their conversion rights.

Appraisal or Dissenters Rights

No appraisal or dissenters rights are available under the Delaware General Corporation Law for the stockholders of Symmetry in connection with the acquisition proposal.

Stock Ownership

The following table sets forth information regarding the beneficial ownership of shares of common stock as of the record date, by each person known by us to own beneficially 5% or more of our outstanding common stock, each of our directors, officers and special advisor, and all of our directors, executive officers and special advisor as a group. We have included our special advisor because he is a founding stockholder and has agreed to vote his shares of common stock on approval of a proposed initial business combination in the same manner as our directors and officers.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
Royal Capital Management LLC.(2)	2,156,250	9.2%
Reed Conner & Birdwell, LLC.(3)	2,098,820	8.95%
Cannell Capital, LLC(4)	2,000,000	8.5%
Corrado De Gasperis(5)	1,877,725	8.0%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
FMR Corp.(6)	1,625,000	6.9%
Gilbert E. Playford(7)	1,297,500	5.5%
Fortress Investments Group LLC.(8)	1,250,000	5.3%
Domenico Lepore(9)	700,000	3.0%
M. Ridgway Barker (10)	260,750	1.1%
Scott C. Mason(11)	253,750	1.1%
Robert W. Ramage, Jr.(12)	235,000	1.0%
Donald C. Bailey(13)	235,000	1.0%
All directors, executive officers and special advisor as a group(14)	4,858,975	20.8%

_____________________

(1) Unless otherwise indicated, the business address of each of the individuals is 28 West 44th Street, 16th Floor, New York, New York 10036.

(2) Information is based upon a Form 13F filed for the quarter ended March 31, 2007. The business address of Royal Capital Management LLC is 623 Fifth Avenue, 24th Floor, New York, NY 10022. Mr. Robert W. Medway and Mr. Yale M. Fergang are the principals of Royal Capital Management LLC. Excludes 2,156,250 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(3) Information is based upon a Schedule 13G filed with respect to our company dated August 29, 2007. Reed Conner & Birdwell, LLC may be deemed to be controlled by Donn B. Conner and Jeff Bronchick. The business address of Reed Conner & Birdwell, LLC is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, CA 90025.

(4) Information is based upon a Schedule 13G filed with respect to our company dated March 7, 2007. Cannell Capital may be deemed to be controlled by J. Carlo Cannell. The business address of Cannell Capital, LLC is P.O. Box 3459, 240 E Deloney Ave., Jackson, WY 83001. Excludes 2,000,000 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(5) Mr. De Gasperis is our Chief Executive Officer and a director. Includes 2,725 shares owned by Mr. De Gasperis’ spouse. Excludes 280,502 shares of common stock issuable upon exercise of warrants (2,725 of which are owned by Mr. De Gasperis’ spouse), as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(6) Information is based upon a Schedule 13G filed with respect to our company dated April 10, 2007. FMR Corp. may be deemed to be controlled by Edward C. Johnson, III and members of his family. The business address of FMR Corp. is 82 Devonshire St., Boston, MA 02109. Excludes 1,625,000 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(7) Mr. Playford is our Chairman of the Board. Includes 1,172,500 shares held directly by Playford SPAC Portfolio, Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining 0.2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Also includes 125,000 shares held by Gilbert E. Playford Revocable Trust, a revocable trust, of which Mr. Playford is the settlor and sole trustee. Excludes: (i) 3,222,222 shares of common stock issuable upon exercise of warrants held by Playford SPAC Portfolio, Ltd.; (ii) 125,000 shares of common stock issuable upon exercise of warrants held by Gilbert E. Playford Revocable Trust; (iii) 53,265 shares of common stock issuable upon exercise of warrants held by Playford Family Limited Partnership, representing Mr. Playford’s pecuniary interest in the 500,000 warrants purchased by Playford Family Limited Partnership; (iv) 750,000 shares of common stock issuable upon exercise of warrants held by Playford Grandkids Limited Partnership, whose sole general partner is Playford Management LLC, of which Mr. Playford is the sole member; and (v) 787,402 shares of common stock issuable upon exercise of warrants held by Playford Holdings Family Limited Partnership, a partnership of which Mr. Playford is the general partner and the sole limited partner (the “June warrants”) as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008. The warrants are identical to the public warrants, except as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144 and, as to the June warrants, except as to the expiration date. Also excludes 937,500 units, consisting of 937,500 shares and 937,500 warrants, Mr. Playford is committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition and is described elsewhere herein. Each warrant included in such units will entitle the holder to purchase one share at a price of $5.50 and will be exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. These warrants will be identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. If such units had been issued as of the record date, Mr. Playford would have beneficially owned 2,234,500 shares, or 8.8% of the outstanding common stock.

(8) Information is based upon a Schedule 13G filed with respect to our company dated March 6, 2007. The business address of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. Messrs. Peter Briger, Wesley Edens, Robert Kauffman, Randal Nardone and Michael Novogratz are the principals of Fortress Investments Group LLC. Excludes 1,250,000 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(9) Dr. Lepore is our President and a director.

(10) Mr. Barker is a director. Excludes 80,556 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(11) Mr. Mason is a director. Excludes 74,306 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(12) Mr. Ramage is a director.

(13) Mr. Bailey is a special advisor. Excludes 555,556 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008. Also excludes 937,500 units, consisting of 937,500 shares and 937,500 warrants, Mr. Bailey is committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition and is described elsewhere herein. Each warrant included in such units will entitle the holder to purchase one share at a price of $5.50 and will be exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. These warrants will be identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. If such units had been issued as of the record date, Mr. Bailey would have beneficially owned 1,172,500 shares, or 4.6% of the outstanding common stock.

(14) Excludes in the aggregate 5,782,334 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008. Also excludes up to 1,875,000 units, consisting of 1,875,000 shares and 1,875,000 warrants, Messrs. Playford and Bailey are committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition. If such units had been issued as of the record date, all directors, executive officers and special advisor as a group would have beneficially owned 6,733,975 shares, or 26.6%, of the outstanding common stock.

A portion of the acquisition consideration will be funded with the proceeds from a private placement of our units to be consummated contemporaneously with the closing of the acquisition. Our Chairman, Mr. Playford and our Special Advisor, Mr. Bailey, have agreed to purchase 1,875,000 units of Symmetry for $15.0 million, or $8.00 per unit. Each unit will consist of one share of common stock and one warrant. If such units had been issued as of the record date, all directors, executive officers and special advisor as a group would have beneficially owned 6,733,975 shares, or 26.6% of the outstanding common stock.

Symmetry’s Board of Directors' Recommendation

After careful consideration, Symmetry’s board of directors has determined unanimously that the acquisition is in the best interests of Symmetry and its stockholders and is fair, from a financial point of view, to its stockholders. Accordingly, Symmetry’s board has unanimously approved the acquisition and unanimously recommends that you vote or instruct your vote to be cast “FOR” the acquisition proposal.

In making its determination that the acquisition is in the best interests of Symmetry and its stockholders, the board of directors did not obtain a fairness opinion because it believed that collectively its members, together with the consultants it retained, have extensive experience in evaluating business opportunities in the basic industries sector. Accordingly, the board of directors determined that no additional benefit was to be derived from the considerable additional expense (anticipated to be between $250,000 and $1.0 million to obtain a fairness opinion).

Interests of Symmetry Directors, Officers and Special Advisor in the Acquisition

When you consider the recommendation of Symmetry’s board of directors that you vote in favor of the acquisition proposal, you should keep in mind that certain of Symmetry’s directors, officers and special advisor have interests in the acquisition that are different from, or in addition to, your interests as a stockholder. See “Certain Transactions and Related Party Transactions – Conflicts of Interest.”

Upon completion of the acquisition, Symmetry will continue to be managed by Corrado De Gasperis, Chief Executive Officer and Domenico Lepore, President. Mr. De Gasperis and Dr. Lepore will remain as officers and directors after the acquisition and it is anticipated that they will become the new Chief Executive Officer and President, respectively, of Novamerican. Following the consummation of the acquisition, Symmetry’s independent directors will evaluate the specific contributions and responsibilities of Messrs. De Gasperis and Lepore and determine compensation for such officers commensurate with chief executive officers and presidents, respectively, of public companies of similar size and complexity and the need for related employment agreements. Accordingly, you will not have information on compensation arrangements for the officers at the time you vote on the acquisition. See “Risk Factors.” The board of directors of Symmetry following the acquisition will remain unchanged; that is, Gilbert E. Playford will remain Chairman of the Board and M. Ridgway Barker, Scott C. Mason, and Robert W. Ramage, Jr. will remain directors.

If the acquisition is not approved and Symmetry fails to consummate an initial business combination within the time allotted pursuant to its amended and restated certificate of incorporation, Symmetry is required to dissolve and liquidate. Upon liquidation, the warrants and founding shares owned by Symmetry’s directors, officers and special advisor will be worthless. Holders of warrants and founding shares are not entitled to receive any distributions upon liquidation, except for the right of founding stockholders to distribution of a portion of our assets (remaining after the distribution of $150.0 million to public stockholders), not to exceed $3.75 million, representing their investment in the pre-IPO warrants, subject to the assignment of such right to Novamerican discussed elsewhere herein. See the section entitled “The Arrangement Agreement — Termination Fees.” Accordingly, Symmetry’s officers, directors and special advisor who acquired founding shares and warrants will benefit if the acquisition is approved.

The table below shows the unrealized profit on the shares and warrants owned by our directors, officers and special advisor, based on closing prices of the Symmetry common stock and warrants of $7.55 and $1.29, respectively, as of June 30, 2007.

	Common Stock					Warrants
	Owned		Amount Paid	Current Value	Unrealized Profit	Owned		Amount Paid	Current Value	Unrealized Profit
Corrado De Gasperis	1,875,000	(a)(b)	$1,875	$14,156,500	$14,154,625	277,777	(b)(c)	$250,000	$358,332	$108,332
	2,725	(d)	19,348	20,573	1,225	2,725	(d)	2,480	3,515	1,035
Gilbert E. Playford(e)	1,172,500	(a)(b)	1,172	8,852,375	8,851,203	3,222,222	(b)(c)	2,900,000	4,156,666	1,156,666
	125,000	(b)(f)	887,500	943,750	56,250	125,000	(b)(f)	112,500	161,250	48,750
Domenico Lepore	700,000	(a)(b)	700	5,285,000	5,284,300	0		0	0	0

	Common Stock					Warrants
	Owned		Amount Paid	Current Value	Unrealized Profit	Owned		Amount Paid	Current Value	Unrealized Profit
M. Ridgway Barker	235,000	(a)(b)	235	1,774,250	1,774,015	55,556	(b)(c)	50,000	71,667	21,667
	25,000	(b)(g)	177,500	188,750	11,250	25,000	(b)(g)	22,500	32,250	9,750
Scott C. Mason	235,000	(a)(b)	235	1,774,250	1,774,015	55,556	(b)(c)	50,000	71,667	21,667
	18,750	(b)(g)	133,125	141,562	8,437	18,750	(b)(g)	16,875	24,188	7,313
Robert W. Ramage, Jr.	235,000	(a)(b)	235	1,774,250	1,774,015	0		0	0	0
Donald C. Bailey(h)	235,000	(a)(b)	235	1,774,250	1,774,015	555,556	(b)(c)	500,000	716,667	216,667
	4,858,975		$1,222,160	$36,685,510	$35,463,350	4,338,142		$3,904,355	$5,596,203	$1,691,848

(a) These shares were purchased in a private placement in connection with the formation of Symmetry in June 2006. The purchase price for these shares was $0.001 per share, after giving effect to a 5,000 to 1 stock split on June 26, 2006. The 1,172,500 shares attributed to Mr. Playford were purchased by Playford SPAC Portfolio, Ltd., a limited partnership of which Mr. Playford is the sole limited partner (directly owning 99.8% of the outstanding partnership interests), with the remaining .2% of the outstanding partnership interests being owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner.

(b) Pursuant to an escrow agreement covering the shares of common stock, these shares may not be sold or pledged until March 7, 2010. These shares (except for those purchased in Symmetry’s initial public offering), warrants and shares underlying such warrants, as the case may be, have not been registered under the Securities Act of 1933. Pursuant to a registration rights agreement covering these shares and warrants, respectively, after the release of these shares from escrow or issuance of shares upon exercise of these warrants, as the case may be, the holder of such shares may demand that Symmetry register the resale of such shares.

(c) These warrants were purchased in a private placement on March 5, 2007. The purchase price for these warrants was $.90 per warrant. Each warrant entitles the holder to purchase one share at a price of $5.50 and is exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the date of Symmetry’s initial public offering or earlier upon redemption. The warrants are identical to the public warrants, except as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. The 3,222,222 attributed to Mr. Playford were purchased by Playford SPAC Portfolio, Ltd.

(d) These shares and warrants, respectively, were included in units purchased by Mr. De Gasperis’ spouse in the open market in connection with Symmetry’s initial public offering at a purchase price of $8.01 per unit, of which $7.10 has been allocated to the share and $.91 has been allocated to the warrant included therein.

(e) Excludes: (i) 53,265 warrants held by Playford Family Limited Partnership, representing Mr. Playford’s pecuniary interest in the 500,000 warrants purchased by Playford Family Limited Partnership, in an open market purchase following Symmetry’s initial public offering at a purchase price of $1.00 per warrant; (ii) 750,000 warrants held by Playford Grandkids Limited Partnership, whose sole general partner is Playford Management LLC, of which Mr. Playford is the sole member, that were purchased by it in an open market purchase following Symmetry’s initial public offering at a purchase price of $1.00 per warrant; and (iii) 787,402 warrants held by Playford Holdings Family Limited Partnership, a partnership of which Mr. Playford is the general partner and the sole limited partner, purchased from us in a private placement in June 2007 at a purchase price of $1.27 per warrant. Each June warrant entitles the holder to purchase one share at a price of $5.50 and will be exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. The warrants are identical to the public warrants, except as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144 and, as to the June warrants, except as to the expiration date. Also excludes 937,500 units, consisting of 937,500 shares and 937,500 warrants, Mr. Playford is committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition and is described elsewhere herein. Each warrant included in such units will entitle the holder to purchase one share at a price of $5.50 and will be exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. The warrants will be identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.

(f) These shares and warrants, respectively, were included in units purchased by Gilbert E. Playford Revocable Trust, a revocable trust, of which Mr. Playford is the settlor and sole trustee in Symmetry’s initial public offering at a purchase price of $8.00 per unit, of which $7.10 has been allocated to the share and $.90 has been allocated to the warrant included therein.

(g) These shares and warrants, respectively, were included in units purchased by the holder in Symmetry’s initial public offering at a purchase price of $8.00 per unit, of which $7.10 has been allocated to the share and $.90 has been allocated to the warrant included therein.

(h) Excludes 937,500 units, consisting of 937,500 shares and 937,500 warrants, Mr. Bailey has committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition and is described elsewhere herein. Each warrant included in such units will entitle the holder to purchase one share at a price of $5.50 and will be exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. The warrants will be identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.

Since our directors, officers and special advisor are contractually prohibited from selling their shares of common stock, pursuant to the terms of an escrow agreement, prior to March 7, 2010, during which time the value of the common stock and warrants may increase or decrease, it is difficult to determine the actual gain or loss that may be realized by them following the acquisition.

Interests of Directors and Officers of Novamerican in the Acquisition

You should understand that some of the current directors and officers of Novamerican have interests in the acquisition that are different from, or in addition to, your interests as a stockholder. In particular, Messrs. D. Bryan Jones and Scott B. Jones own approximately 67.5% of the issued and outstanding shares of Novamerican and, accordingly, will receive approximately 67.5% of the acquisition consideration. Furthermore, pursuant to the arrangement agreement, Novamerican will sell to D. Bryan Jones its corporate aircraft and certain undeveloped land not currently used in its operations for total consideration of approximately $15.0 million, representing the fair market value of such assets based on independent appraisals obtained by Novamerican. Novamerican will also sell the corporate headquarters building, and adjoining building housing certain operating assets and related land to Messrs. D. Bryan Jones and Scott B. Jones under which Novamerican will receive approximately $12.1 million for the sale of this building and land and will enter into a lease agreement for a portion of that space based on market rates. See the sections entitled “The Arrangement Agreement — Ancillary Transactions and Minimum Cash Amount.”

In addition, Mr. Lawrence P. Cannon, Novamerican’s Vice President and Chief Financial Officer, entered into an employment agreement with Novamerican when he joined the company, on October 10, 2006, which agreement was amended on June 21, 2007. The employment agreement, as amended, provides that should the arrangement be consummated, Novamerican will terminate Mr. Lawrence Cannon’s employment and pay to Mr. Cannon an indemnity equal to one million five hundred thousand Canadian dollars (C$1,500,000) in one (1) installment on the 15th day following termination. The employment agreement, as amended, also provides that to the extent that Novamerican and Mr. Lawrence Cannon agree to mutually satisfactory compensation and employment terms prior to the closing of the acquisition, Mr. Lawrence Cannon shall be available to render services as chief financial officer for a period of up to six months following closing of the acquisition.

Upon the consummation of the acquisition, Mr. D. Bryan Jones will resign as Chairman of the Board and Chief Executive Officer and Mr. Scott B. Jones will resign as President and Director of Novamerican. In addition, upon the consummation of the Acquisition, Mr. Lawrence P. Cannon’s employment as Vice President and Chief Financial Officer of Novamerican will be terminated. It is anticipated that the remaining officers of Novamerican will remain in their current positions. Any modifications to such officers’ current compensation arrangements, including the need for related employment agreements, will be reviewed and determined subsequent to the consummation of the acquisition. Finally, under the arrangement agreement, upon consummation of the acquisition, the current members of the board of directors of Novamerican will resign.

Certain Other Relationships

CIBC World Markets served as lead underwriter in Symmetry’s initial public offering in March 2007 and agreed to defer a portion of its underwriting discounts and commissions until after the consummation of Symmetry’s initial business combination. CIBC World Markets’ pro rata portion of the deferred amount payable in connection with the initial public offering is approximately $2.0 million which amount will be paid out of the trust account established for the proceeds of the initial public offering if Symmetry consummates the acquisition of Novamerican.

CIBC World Markets also served as Novamerican’s financial advisor in connection with the sale of Novamerican for which services Novamerican will pay CIBC World Markets an aggregate fee of approximately $5.8 million contingent upon consummation of the acquisition.

CIBC and CIBC World Markets will also participate in the debt financing undertaken by Symmetry in connection with the acquisition. CIBC World Markets is acting as joint lead arranger and joint bookrunner under the ABL Facility and sole syndication agent under the Bridge Facility. CIT Business Credit Canada Inc., an affiliate of CIBC World Markets, is acting as sole syndication agent for the ABL Facility.

Approvals and Regulatory Matters

The completion of the acquisition and the other transactions contemplated by the arrangement agreement are subject to various regulatory requirements and approvals, including the approval of the plan of arrangement by the Superior Court of Québec, the approval of stockholders of Novamerican holding at least 662/ 3% of votes cast at the special meeting of stockholders of Novamerican, the approval of the acquisition pursuant to the Investment Canada Act (Canada), the approval of the acquisition under the Competition Act (Canada) and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). Symmetry and Novamerican are in the process of complying with the regulatory requirements that may be necessary to effectuate the transactions contemplated by the arrangement agreement.

On July 10, 2007, Symmetry and Acquisitionco submitted an application for review with the Director of Investments in accordance with the requirements of the Investment Canada Act. Such application is under review by the Director of Investments. On July 12, 2007, Symmetry and Acquisitionco filed a request for an advance-ruling certificate with the Commissioner under the

Competition Act (Canada). On July 20, 2007, the Company and Acquisitionco received an advance-ruling certificate from the Competition Bureau, providing its approval for the acquisition to be completed. On July 24, 2007, the Company and Acquisitionco filed Notification and Report Forms under the HSR Act with the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) and requested early termination of the waiting period. The waiting period under the HSR Act with respect to the acquisition expired on August 23, 2007.

Conditions to Closing

In addition to the approvals and regulatory requirements discussed above, the arrangement agreement sets forth a number of other conditions to the obligations of each party to complete the acquisition, including the accuracy of the other party’s representations and warranties in the arrangement agreement, the compliance by the other party with its covenants and obligations under the arrangement agreement, the delivery of certain ancillary agreements and, for the benefit of Symmetry, the absence of a material adverse effect with respect to Novamerican and the satisfaction by Novamerican of certain minimum cash and inventory levels at closing.

Termination and Waiver

The arrangement agreement may be terminated at any time prior to the completion of the acquisition, whether before or after receipt of stockholder approval, by mutual written consent of Symmetry and Novamerican. In addition, either Symmetry or Novamerican may terminate the arrangement agreement if the other party has breached any of its covenants or representations and warranties in any material respect.

If permitted under applicable law, either Symmetry or Novamerican may waive conditions for their own respective benefit and consummate the acquisition, even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the acquisition will occur.

Anticipated Accounting Treatment

The acquisition will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations. Under the terms and conditions of the arrangement agreement, Symmetry will acquire Novamerican through Symmetry’s indirect subsidiary’s purchase of all of the outstanding common shares of Novamerican, with Novamerican becoming a wholly-owned indirect subsidiary of us. We determined based on our interpretation of the requirements of SFAS 141, that we are the acquiring entity since our stockholders will ultimately remain in control of the combined company following the acquisition. Under the purchase method of accounting, the financial statements of the acquiring entity remain unchanged and the acquisition will be recorded as of the closing date, reflecting the assets and liabilities of Novamerican at their acquisition date fair values. Intangible assets that are identifiable are recognized separately from goodwill, which is measured and recognized as the excess of the fair value of Novamerican, as a whole, over the net amount of the recognized identifiable assets acquired and liabilities assumed. The results of operations of Novamerican will be included in the results of the surviving entity from date of acquisition forward.

Risk Factors

In evaluating the proposal and the acquisition, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 25.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Symmetry is providing the following Novamerican financial information to assist you in your analysis of the financial aspects of the acquisition. We derived the Novamerican historical information from its audited consolidated financial statements as of and for each of the years ended November 25, 2006, November 26, 2005, November 27, 2004, November 29, 2003 and November 30, 2002 and its unaudited consolidated financial statements as of and for each of the six month periods ended May 27, 2006 and May 26, 2007. The information is only a summary and should be read in conjunction with the historical consolidated financial statements of Novamerican and related notes contained elsewhere in this document. The historical results included below and elsewhere in this document are not indicative of future performance.

	Year Ended (a)					Six Months Ended (a)
	Nov. 25, 2006	Nov. 26, 2005	Nov. 27, 2004	Nov. 29, 2003	Nov. 30, 2002	May 26, 2007	May 27 2006
						(unaudited)
	(In thousands of U.S. dollars, except share and per share)
Statement of Operations Data:
Net sales	$840,798	$834,689	$768,627	$507,067	$465,501	$399,637	$424,886
Cost of sales	655,659	664,134	543,503	400,825	351,229	323,276	333,510
Gross margin	185,139	170,555	225,124	106,242	114,272	76,361	91,376
Operating expenses	115,739	110,469	107,237	83,228	79,720	54,481	59,111
Operating income	69,400	60,086	117,887	23,014	34,552	21,880	32,265
Interest expense	1,139	3,892	4,886	5,144	5,062	514	1,810
Other income						(1,082)	(1,201)
Share in income of joint ventures	(743)	(720)	(312)	(545)	(708)	(94)	(448)
Income before income taxes	69,004	56,914	113,333	18,415	30,198	22,542	32,104
Income taxes	24,706	19,976	40,422	5,333	10,080	7,286	11,255
Net income	$44,298	$36,938	$72,911	$13,082	$20,118	$15,256	$20,849
Basic income per share (b)	$4.26	$3.70	$7.51	$1.35	$2.07	$1.46	$2.02
Diluted income per share (b)	$4.25	$3.58	$7.35	$1.35	$2.07	$1.46	$2.00
Weighted average number of common shares outstanding—Basic	10,391,891	9,993,337	9,707,270	9,700,000	9,700,000	10,450,000	10,333,782
Weighted average number of common shares outstanding—Diluted	10,450,000	10,319,629	9,921,725	9,700,000	9,700,000	10,450,000	10,410,534

	Year Ended (a)					Six Months Ended (a)
	Nov. 25, 2006	Nov. 26, 2005	Nov. 27, 2004	Nov. 29, 2003	Nov. 30, 2002	May 26, 2007	May 27 2006
						(unaudited)
	(In thousands of U.S. dollars, except share and per share data, percentages and tons sold and processed)
Other Data:
EBITDA (c)	$80,840	$70,742	$126,879	$30,521	$41,488	$28,323	$39,077
Depreciation and amortization	$10,697	$9,936	$8,680	$6,962	$6,228	$5,267	$5,163
Capital expenditures	$22,581	$5,359	$9,056	$25,140	$13,512	$6,474	$6,053
Dividends paid
Gross margin	22.0%	20.4%	29.3%	21.0%	24.5%	19.1%	21.5%
Operating margin	8.3%	7.2%	15.3%	4.5%	7.4%	5.5%	7.6%
Tons sold and processed (unaudited):
Direct sales	887,000	925,000	926,000	878,000	881,000	430,000	466,000
Toll processing	862,000	1,009,000	901,000	794,000	737,000	312,000	469,000
	1,749,000	1,934,000	1,827,000	1,672,000	1,618,000	742,000	935,000

	May 26, 2007	Nov. 25, 2006	Nov. 26, 2005	Nov. 27, 2004	Nov. 29, 2003	Nov. 30, 2002
	(unaudited)
	(In thousands of U.S. dollars)
Balance Sheet Data:
Current assets	$334,323	$345,408	$321,208	$312,666	$189,709	$164,775
Current liabilities	93,914	121,911	106,803	132,435	101,603	77,970
Working capital	240,409	223,497	214,405	180,231	88,106	86,805
Total assets	462,761	469,047	441,583	436,667	312,656	271,705
Total debt		41,800	47,536	65,063	76,525	73,073
Net assets	462,761	328,546	276,959	230,708	145,715	119,867
Share capital	38,904	38,904	34,791	29,609	28,404	28,404

(a)

Novamerican’s fiscal year end is the last Saturday of November. The fiscal years ended November 25, 2006, November 26, 2005, November 27, 2004 and November 29, 2003 included 52 weeks of operations, whereas the fiscal year ended November 30, 2002 included 53 weeks of operations. The six months ended May 26, 2007 and May 27, 2006 consisted of 26 weeks.

(b)

Basic income per share is based upon the weighted average number of common shares outstanding and diluted income per share is based on the weighted average number of common shares outstanding plus the effects of dilutive stock options.

(c)

“EBITDA” is a non-GAAP financial measure calculated by adding to net income the amounts for income taxes, interest expense, depreciation and amortization. EBITDA is a measure commonly used in the steel industry and is presented to enhance the understanding of  Novamerican’s results of operations. EBITDA may be useful to compare Novamerican’s results to those of other companies in the industry on the same basis. In addition, it is a measure commonly required by lenders in determining compliance with financial covenants. EBITDA is not a measurement of financial performance under U.S. GAAP and may not be comparable to other similarly titled measures of other companies or under credit agreements or indentures. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with U.S. GAAP) as an indicator of performance or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP) as a measure of liquidity.

The following is a reconciliation of net income to EBITDA:

	Year Ended (1)					Six Months Ended (1)
	Nov. 25, 2006	Nov. 26, 2005	Nov. 27, 2004	Nov. 29, 2003	Nov. 30, 2002	May 26, 2007	May 27, 2006
						(unaudited)
	(In thousands of U.S. dollars)
Net income	$44,298	$36,938	$72,911	$13,082	$20,118	$15,256	$20,849
Income taxes	24,706	19,976	40,422	5,333	10,080	7,286	11,255
Interest expense	1,139	3,892	4,866	5,144	5,062	514	1,810
Depreciation and amortization	10,697	9,936	8,680	6,962	6,228	5,267	5,163
EBITDA	$80,840	$70,742	$126,879	$30,521	$41,488	$28,323	$39,077

(1)	See (a) above.

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information combines (i) the historical balance sheets of Novamerican as of May 26, 2007, and Symmetry as of June 30, 2007, giving effect to the acquisition of Novamerican by Symmetry as if it had occurred on June 30, 2007 and (ii) the historical statements of operations of Novamerican for the periods from November 26, 2006 to May 26, 2007 and from November 27, 2005 to November 25, 2006, and Symmetry for the periods from January 1, 2007 to June 30, 2007 and from April 26, 2006 (inception) to June 30, 2006, giving effect to the acquisition as if it had occurred on January 1, 2006 and using two different levels of approval of the acquisition by the Symmetry stockholders, as follows:

•	No Conversion: Assumes that none of the public stockholders vote against the acquisition proposal and convert their shares into cash at the conversion price per share.

•

Maximum Conversion: Assumes that public stockholders owning 5,624,999 shares (or 29.99999% of the public shares) both vote against the acquisition proposal and convert their shares into cash at the conversion price per share.

The unaudited pro forma condensed consolidated financial statements have been prepared, based on the following assumptions:

•

We did not draw any amount under the Bridge Facility and, in lieu thereof, issued Senior Notes in the aggregate amount of $300.0 million (in the case of no conversion) or $325.0 million (in the case of maximum conversion).

•

The interest rate on the ABL Facility used to calculate the pro forma interest expense was the daily average LIBOR rate plus 150 basis points, or 7.08%. In addition, the $175.0 million ABL Facility has a facility fee of 30 basis points of the undrawn portion. The interest rate used to calculate pro forma interest expense on the Senior Notes was the three-month average LIBOR rate plus 450 basis points, or 10.08%.

•

Deferred financing costs were 1.0% of the total ABL Facility availability ($175.0 million), 2.5% of the Senior Notes ($300.0 million in the case of no conversion or $325.0 million in the case of maximum conversion) and 0.5% of the Bridge Facility availability ($325.0 million).

•

Satisfaction of the condition provided in the arrangement agreement that Novamerican have at least $80.0 million in cash on hand and no less than $135.0 million of inventory at the date of the closing of the acquisition.

•	Completion of the sale of assets for approximately $15.0 million as provided in the arrangement agreement at the date of the closing of the acquisition.

•

Completion of the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Quebec, Canada for $12.1 million and the leaseback of a portion of that facility for $1.6 million annually.

	Six Months Ended June 30, 2007		Year Ended December 31, 2006
	No Conversion	Maximum Conversion	No Conversion	Maximum Conversion
	(In thousands of U.S. dollars, except share and per share data)
Consolidated Statements of Operations Data:
Net sales	$399,637	$399,637	$840,798	$840,798
Cost of sales	323,276	323,276	655,659	655,659
Gross margin	76,361	76,361	185,139	185,139
Operating expenses	53,397	53,397	110,001	110,001
Operating Income	22,964	22,964	75,138	75,138
Interest expense	18,015	19,852	35,255	38,841
Share in income of joint ventures and other revenue	(1,176)	(1,176)	(743)	(743)
Income before income taxes	6,125	4,288	40,626	37,040
Income taxes	1,980	1,386	14,546	13,262
Net income	$4,145	$2,902	$26,080	$23,778
Pro forma net income (loss) per share
Basic	0.16	0.15	1.03	1.21
Diluted	0.13	0.11	0.79	0.93
Weighted average shares outstanding (In thousands)
Basic	25,313	19,688	25,313	19,688
Diluted	33,017	26,644	33,017	25,644

	(In thousands of U.S. dollars, except share and per share data)
Selected Balance Sheet Data (at period end)
Cash and cash equivalents	$16,253	$16,253
Total assets	$624,667	$625,292
Total stockholders' equity	$158,335	$117,025
Selected data:
EBITDA(1)	$28,682	$28,682	85,290	85,290

__________________

(1)

“EBITDA” is a non-GAAP financial measure calculated by adding to net income the amounts for income taxes, interest expense, depreciation and amortization. EBITDA is a measure commonly used in the steel industry and is presented to enhance the understanding of Novamerican’s results of operations. EBITDA may be useful to compare Novamerican’s results to those of other companies in the industry on the same basis. In addition, it is a measure commonly required by lenders in determining compliance with financial covenants. EBITDA is not a measurement of financial performance under U.S. GAAP and may not be comparable to other similarly titled measures of other companies or under credit agreements or indentures. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with U.S. GAAP) as an indicator of performance or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP) as a measure of liquidity. The following is a reconciliation of net income to EBITDA:

	Six Months Ended June 30, 2007		Year Ended December 31, 2006
	No Conversion	Maximum Conversion	No Conversion	Maximum Conversion
	(In thousands of dollars)
Net (loss) income	$4,145	$2,902	$26,080	$23,778
Interest expense	18,015	19,852	35,255	38,841
Depreciation and amortization	4,542	4,542	9,409	9,409
Income tax expense	1,980	1,386	14,546	13,262
EBITDA	$28,682	$28,682	$85,290	$85,290

PER SHARE MARKET PRICE INFORMATION

Symmetry common stock, warrants and units are currently quoted on the American Stock Exchange under the symbols “SHJ,” “SHJ.WS” and “SHJ.U,” respectively. The closing prices of the common stock, warrants, and units, on June 21, 2007, the last trading day before the announcement of the execution of the arrangement agreement, were $7.50 per share, $1.45 per warrant and $9.10 per unit, respectively. Each unit of Symmetry consists of one share of common stock and one warrant. The warrants became separable from the common stock on April 4, 2007. Each warrant entitles the holder to purchase from Symmetry one share of common stock at an exercise price of $5.50 commencing on the later of the completion of the acquisition (or, if the acquisition of Novamerican is not consummated, the initial business combination) or March 7, 2008. The warrants will expire at 5:00 p.m., New York City time, on March 7, 2011, or earlier upon redemption. Prior to March 7, 2007, there was no established public trading market for Symmetry’s common stock, warrants or units.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low sales prices of Symmetry’s common stock, warrants and units as reported on the American Stock Exchange.

	Common Stock			Warrants		Units
Quarter Ended	High		Low	High	Low	High	Low
March 31, 2007	$	n/a	n/a	n/a	n/a	$8.10	$7.82
June 30, 2007		$7.70	$7.05	$1.50	$0.86	$9.10	$7.89
September 30, 2007		$7.70	$7.45	$1.51	$0.85	$9.10	$8.70

Novamerican’s common shares currently trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “TONS.” The closing price per common share of Novamerican on June 21, 2007, the last trading day before the announcement of the execution of the arrangement agreement, was $49.51. The Novamerican common shares are not traded on any other exchanges. The Novamerican common shares will no longer be publicly traded after consummation of the acquisition.

The following table shows, for the last two fiscal years, the quarterly high and low prices for Novamerican’s common shares as reported on Nasdaq.

Period	High	Low

First Quarter 2005	$89.16	$31.82
Second Quarter 2005	$90.27	$32.37
Third Quarter 2005	$39.94	$26.55
Fourth Quarter 2005	$42.00	$28.80
First Quarter 2006	$43.71	$34.63
Second Quarter 2006	$48.52	$39.35
Third Quarter 2006	$46.00	$32.58
Fourth Quarter 2006	$39.22	$31.52
First Quarter 2007	$45.38	$34.00
Second Quarter 2007	$54.00	$38.54
Third Quarter 2007	$54.77	$39.70

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the acquisition proposal.

Risks Related to the Acquisition

The pro forma condensed combined financial statements are not an indication of the combined company’s financial condition or results of operations following the acquisition.

The pro forma condensed combined financial statements contained in this proxy statement are not an indication of the combined company’s financial condition or results of operations following the acquisition. The pro forma condensed combined financial statements have been derived from the historical financial statements of Symmetry and Novamerican and many adjustments and assumptions have been made regarding the combined company after giving effect to the acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make and may not be accurate. As a result, the actual financial condition and results of operations of the combined company following the acquisition may not be consistent with, or evident from, these pro forma financial statements and the actual earnings per share, which is referred to as EPS, of the combined company following the acquisition may decrease below that reflected in the pro forma condensed combined financial information. In addition, other factors may affect the combined company’s actual EPS following the acquisition. See the section entitled “Unaudited Pro Forma Condensed Financial Information.”

Our ability to close the acquisition is contingent upon the establishment at the time of the closing of our proposed $500.0   million debt financing in accordance with the commitment we have obtained for those facilities.

We will incur a substantial amount of indebtedness to finance the proposed acquisition, transaction costs, deferred underwriting fees and our operations after the acquisition. Upon the closing of the acquisition, we anticipate that Symmetry, a wholly-owned subsidiary of Symmetry and Novamerican will enter into credit agreements under which JPMCB, CIBC and CIT will provide us with a $175.0 million ABL Facility and an intra-day closing day facility. The commitment letter which we have obtained for such debt financing provides that we may borrow up to $71.2 million under the ABL Facility to pay the acquisition consideration and related fees and expenses subject to borrowing base limitations. Even if no public stockholders elect to exercise their conversion rights in connection with the acquisition, we will need to use at least $54.2 million of the $175.0 million commitment for the ABL Facility at the time of the closing to finance the acquisition, subject to borrowing base availability. We anticipate borrowing funds under the ABL Facility (in addition to the up to $71.2 million to fund the acquisition) in the future for capital expenditures and working capital purposes. Symmetry intends to complete a capital markets transaction whereby an aggregate of up to $325.0 million of Senior Notes would be issued to finance the acquisition. If such Senior Notes are not issued prior to the closing of the acquisition in the amount of $325.0 million, we anticipate that Symmetry, Acquisitionco and Novamerican will enter into the Bridge Facility under which JPMCB and CIBC will provide us financing in the amount of $325.0 million less the principal amount of Senior Notes issued on or prior to the closing date of the acquisition. If Senior Notes are issued subsequent to the closing of the acquisition, the aggregate proceeds will be used to refinance the Bridge Facility.

We plan to establish the proposed ABL Facility and, if the Senior Notes are not issued for the $325.0 million, the Bridge Facility in accordance with the written commitment which we have obtained from JPMCB, CIBC and CIT. JPMCB’s, CIBC’s and CIT’s commitments are not conditioned upon completion of due diligence nor are they conditioned upon the absence of a material adverse change in debt markets from the time that the commitment was entered into. However, that commitment will expire on December 31, 2007, unless extended at their discretion. Furthermore, the commitment provides that the parties' obligations thereunder are subject to certain conditions which include the negotiation, prior to the closing, of credit agreements in mutually satisfactory form incorporating the terms described in the commitment, the closing of the acquisition, receipt by JPMorgan and CIBC World Markets of the results of field examinations and inventory appraisals (prepared by a third party appraisal firm) reasonably satisfactory to JPMorgan and CIBC World Markets, receipt of solvency opinion, absence of a material adverse change (as defined in the arrangement agreement), perfection of security interests, receipt of the proceeds of a private placement of units, receipt of the proceeds of the sale of Novamerican’s corporate aircraft and certain undeveloped land not currently used in its operations and the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Québec, Canada substantially simultaneously with the initial borrowing under the ABL Facility and the Bridge Facility, receipt of certain financial information and projections, with respect to the Bridge Facility, the receipt of a preliminary offering memorandum for an offering of Senior Notes at least 30 days prior to the closing of the ABL Facility, receipt of customary closing documentation, JPMCB’s, CIBC’s and CIT’s reasonable satisfaction that the structure of the acquisition and the capitalization, structure and equity ownership of Symmetry and its subsidiaries after giving effect to the acquisition is consistent with the terms of the loan commitment letter and in the arrangement agreement, and that the information given to JPMCB, CIBC and CIT prior to the execution of the commitment with respect to the business, operations, assets, or financial condition of Symmetry, Novamerican, and their respective subsidiaries did not contain any untrue statement of a material fact or omit any material fact necessary to make such information not materially misleading in light of the circumstances in which it was made. If we were unable to complete the acquisition by December 31, 2007 (or such later date as the prospective lenders may agree) or to satisfy the conditions described in the commitment, we would not be able to complete the acquisition since, without the proposed debt financing, we would be unable to fund all of our anticipated closing payments in connection with the acquisition.

The proposed agreements for our debt financing will impose restrictions on our future operations.

The commitment letter from JPMCB, JPMorgan, CIBC, CIT and CIBC World Markets provides that the agreements under which the debt financing will be established will restrict our future operations, including limitations on:

•	indebtedness;
•	liens;
•	investments;
•	loans;
•	advances;
•	guarantees;
•	acquisitions;
•	asset dispositions;
•	sale-leaseback transactions;
•	hedging agreements;
•	dividends and distributions on, and redemptions and repurchases of, equity interests and other similar payments;
•	prepayments, redemptions and repurchases of other debt;
•	transactions with affiliates; and
•	other limitations for senior secured credit facilities of this type.

The ABL Facility will contain a requirement for Symmetry to maintain a minimum ratio of its EBITDA to its fixed charges when availability under the ABL Facility is less than $20.0 million. If the Senior Notes are issued, the indenture under which they are issued will contain covenants that will also restrict future operations. These restrictions on the ABL Facility and Bridge Facility may affect our ability to operate our business, limit our ability to take advantage of potential business opportunities as they arise and adversely affect the conduct of Novamerican’s current business. If we were to default, the administrative agent for the lenders, or the trustee under the indenture, could proceed against the collateral pledged for the benefit of the lenders or the holders of the Senior Notes, which will include substantially all of our and Novamerican’s assets.

The commitment letter provides that the ABL Facility will expire upon the fifth anniversary of the closing and the Bridge Facility will mature on the first anniversary of the closing subject to extension to the eighth anniversary of the closing. We anticipate that any new or amended credit agreements which we may then enter into with the same or different lenders will likely contain similar restrictions.

We will incur substantial debt to consummate the acquisition, which may adversely affect our leverage and financial condition.

We are financing the acquisition, in part, through debt financing and we have received commitments of approximately $500.0 million, of which between $354.2 (assuming that no public stockholder properly exercised their conversion right) and $396.2 million (assuming the maximum number of public stockholders properly exercise their conversion right) is expected to be used to fund the acquisition and related fees and expenses. This level of indebtedness is in excess of what has historically been used in Novamerican’s operations. The level of our indebtedness could have important consequences to our stockholders, including:

(i)	a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for other purposes, including the declaration and payment of cash dividends;
(ii)	our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited;

(iii)	our level of indebtedness could limit our flexibility in planning for and reacting to changes in the industry and economic conditions generally; and
(iv)	our level of indebtedness could place us at a competitive disadvantage compared to our competitors that have less debt.

The incurrence of debt:

•	may lead to default and foreclosure on our assets if our operating earnings after the acquisition are insufficient to pay our debt obligations;
•

may result in an acceleration of our obligations to repay the indebtedness (even if we make all principal and interest payments when due) if we breach the covenants contained in any of the debt agreements, such as covenants that require the maintenance of certain financial ratios or reserves; and

•

may hinder our ability to obtain additional financing, if necessary, to the extent any of the debt agreements contain covenants restricting our ability to obtain additional financing while such debt is outstanding or to the extent our existing leverage discourages other potential investors.

Senior Notes will not be pre-payable for a number of years after issuance without incurring significant incremental expenses, potentially hindering our ability to deploy capital efficiently.

Our debt financing bears interest at variable rates, which may affect our cash flow and financial condition.

The ABL Facility and the Bridge Facility bear interest at variable rates. US dollar borrowings under the ABL Facility will bear interest loans under LIBOR, or US base rate, plus an applicable margin, depending upon the excess availability under the ABL Facility. Initially, the applicable margins will be LIBOR plus 1.50% (or approximately 7.08%) or US base rate plus 0.50%. The US base rate is the higher of (i) the prime rate announced by JPMCB or (ii) the federal fund effective rate plus 0.50%. In the case of Canadian dollar-denominated loans, the interest rate will be the Canadian prime rate plus the applicable margin for base rate loans. For Canadian dollar-denominated bankers acceptances (or BA equivalent loans), the discount rate will be the average discount rate applicable to bankers’ acceptances for the period selected by the borrower and, in addition, the borrower will pay stamping fees which will be equal to the margin for LIBOR based rates. Prior to the first anniversary of the closing under the Bridge Facility, such loans will bear interest at LIBOR plus 4.50% (or approximately 10.08%), and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. Following the first anniversary of the closing under the Bridge Facility, to the extent the loans under the Bridge Facility are not exchanged for senior notes issued under an indenture that complies with the Trust Indenture Act of 1940, the loans will bear interest at a rate equal to the interest rate borne by the Bridge Facility on the day immediately preceding the first anniversary plus 50 basis points and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. An increase in interest rates could result in an increase in the portion of our cash flow from operations dedicated to servicing our debt, in lieu of other purposes. The Senior Notes, if issued, are expected to bear interest at a fixed rate which will be determined at issuance.

Novamerican’s operations may not be able to generate sufficient cash flows to meet our debt service obligations.

Symmetry’s ability to make payments on our indebtedness will depend on our ability to generate cash from Novamerican’s operations. Novamerican’s business may not generate sufficient cash flow from operations to enable us to repay our indebtedness and to fund other liquidity needs, including capital expenditure requirements. The indebtedness to be incurred by us under the proposed debt financing will bear interest at variable rates and, therefore, if interest rates increase, our debt service requirements will increase. In such case, we may need to refinance or restructure all or a portion of the indebtedness on or before maturity. We may not be able to refinance any of our indebtedness, on commercially reasonable terms, or at all. For the most recent six-month period ended May 27, 2007, Novamerican generated $27.7 million of cash flow from operations. During fiscal 2007, Novamerican repaid all of its outstanding indebtedness and at May 27, 2007, Novamerican’s debt was $0. From fiscal 2004 -2006, Nova generated a cumulative $102.7 million of cash flow from operations. From fiscal 2004 — 2006, Novamerican’s average debt outstanding was $62.3 million. Following the acquisition, our expected debt service obligation is initially estimated to be approximately $35.2 million in interest payments per annum. The ABL Facility is a five year revolving credit facility with no scheduled principal payments prior to maturity. The Senior Notes mature in eight years with no scheduled principal payments prior to the maturity date. If we are unable to generate sufficient cash flow to service our indebtedness and fund our capital expenditures, we will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, disposing of assets, restructuring or refinancing our indebtedness or seeking additional equity capital, any of which could have a material adverse effect on our operations and financial conditions. These strategies may not be effected on satisfactory terms, if at all. Our ability to meet our debt service obligations will be dependent upon Novamerican’s future performance which, in turn, is subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. Upon maturity the amount outstanding under the ABL Facility, if any, and the principal amount of the Senior Notes/Bridge Facility will need to be repaid, extended or refinanced. We may not be able to repay the facility, our lenders may not agree to any extension or we may not be able to refinance on terms favorable to Symmetry or at all.

A default under our indebtedness may have a material adverse effect on our business and financial condition.

If we default under our proposed debt financing, the lenders or the indenture trustee, as applicable, generally would be able to declare all of such indebtedness, together with accrued interest, to be due and payable. In addition, borrowings under the ABL Facility will be secured by a perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of Symmetry and each subsidiary guarantor and borrowings under the Bridge Facility would be secured by the remaining assets of Symmetry and each subsidiary guarantor. Each such credit facility will have a second priority lien on the assets pledged for the benefit of the other credit facility. The Senior Notes, if issued, are expected to be secured by assets of Symmetry and its subsidiaries. A default under either proposed credit agreement or the indenture under which the Senior Notes are issued would be a default under the others. If we were unable to repay the debt financing when required, our lenders could commence legal action against us to recover the amounts due, including by seeking to foreclose on the assets that we pledged to secure the loans. Any such action would be materially harmful to us and could require us to curtail or cease operations. Moreover, upon the occurrence of an event of default under the proposed ABL Facility, the commitment of the lenders to make any further loans under the ABL Facility would be terminated. Accordingly, a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on our business and results of operations and financial condition.

Servicing debt could limit funds available for other purposes.

Following the acquisition, we will use Novamerican’s cash from operations to pay the principal and interest on the proposed debt financing. These payments will limit funds available for other purposes, including expansion of Novamerican’s operations through acquisitions and funding future capital expenditures.

After the acquisition, Symmetry will be dependent on its subsidiaries.

After the consummation of the acquisition, Symmetry will have no direct business operations other than its ownership of the share capital of its subsidiaries. As a holding company, Symmetry will be dependent on dividends, interest payments, management fees or other inter-company transfers of funds from its subsidiaries to enable it to meet its direct obligations. Our proposed debt financing will restrict payments to it from its subsidiaries under certain conditions.

Symmetry did not receive an opinion as to the fairness of the terms and conditions of the acquisition of Novamerican to its stockholders. Accordingly, you will not be able to rely on a third party valuation in determining the fairness of the transaction.

We did not receive an opinion from an independent third party with respect to whether the terms and conditions of the acquisition are fair to our stockholders from a financial point of view. In making the determination that the acquisition is fair, from a financial point of view, to the stockholders and in the best interest of Symmetry and its stockholders, our board of directors relied on the experience of its members, together with its consultants, in analyzing businesses in general, and businesses in the basic industries sector, in particular. Members of our board of directors are regularly engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions and divestitures and for other purposes. In making your decision to approve the acquisition, you will not have an independent valuation on which to rely.

If Novamerican breaches any of its representations, warranties or covenants set forth in the arrangement agreement, we will not be indemnified after closing for any losses after closing arising therefrom.

The arrangement agreement does not provide that the Novamerican stockholders will indemnify us for losses arising from a breach of the representations, warranties and  covenants by Novamerican (including those arising from failure to disclose actual or potential third party claims against it) set forth in the arrangement agreement if such breach is discovered post-closing. In addition, the survival period for the representations, warranties and covenants by Novamerican under the arrangement agreement terminates upon consummation of the acquisition. Our only remedy for such a breach (if discovered prior to the closing) would be to not consummate the acquisition.

The completion of the acquisition could result in disruptions in business, loss of customers or contracts or other adverse effects.

The completion of the acquisition may cause disruptions in the business of Novamerican, which could have material adverse effects on the combined company’s business and operations. Although we believe that Novamerican’s business relationships are and will remain stable following the acquisition, Novamerican’s customers, and other business partners, in response to the completion of the acquisition, may adversely change or terminate their relationships with the combined company, which could have a material adverse effect on the business of Novamerican or the combined company following the acquisition.

Our directors, officers and special advisor own warrants and founding shares that will not participate in distributions upon our liquidation and, therefore, they may have a conflict of interest in determining whether the acquisition is appropriate.

Our directors, officers and special advisor own an aggregate of 4,687,500 founding shares, but have waived or assigned to Novamerican their right to receive distributions upon our liquidation with respect to those founding shares if we are unable to consummate our initial business combination. Additionally, our directors, officers and special advisor purchased an aggregate of 4,954,069 warrants in private placements for an aggregate of $4.75 million and purchased warrants as part of units sold in our initial public offering. These securities will be worthless if we do not consummate our initial business combination. The personal and financial interests of our directors, officers and special advisor may influence their motivation in timely identifying and selecting a target business and consummating our initial business combination and may result in a conflict of interest in determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest. See “Certain Relationships and Related Party Transactions – Conflicts Of Interest.”

Risks Associated with Novamerican’s Business and Industry

The prices Novamerican pays for steel and other raw materials, and the prices Novamerican is able to charge its customers for its products, may fluctuate due to a number of factors beyond its control, which could negatively impact the prices of its products, reduce its margins of profitability, and weaken its financial condition.

The principal raw material used in Novamerican’s operations is flat rolled carbon steel which it typically purchases from steel producers. The steel industry as a whole is cyclical. At times, pricing and availability of steel can be volatile due to numerous factors beyond Novamerican’s control, including general, regional and international economic conditions, production levels, competition, import duties and tariffs and currency exchange rates.

As a steel service center, Novamerican generally maintains substantial inventories of steel to accommodate the short lead times and just-in-time delivery requirements of its customers. Accordingly, it purchases steel in an effort to maintain its inventory at levels that it believes to be appropriate to satisfy the anticipated needs of its customers based upon historical buying practices, contracts with customers and market conditions. Novamerican generally purchases steel at prevailing market prices in effect at the time it places its orders. In recent years, Novamerican’s steel suppliers have been significantly impacted by the shortage of raw materials resulting in unprecedented cost increases affecting scrap, coke, iron ore and energy. This, together with a number of additional factors, including the strength of the general economy, the increased consolidation of North American steel producers and the demands for steel from the Asian markets has affected the availability and prices of flat rolled carbon steel. When raw material prices are increasing, competitive conditions will influence how much of the steel price increase can be passed on by Novamerican to its customers. It may not be able to pass on these price increases to its customers in the future. When raw material prices are decreasing, Novamerican faces the challenge of selling the inventory that it acquired at a relatively higher cost at the decreasing prices. Thus, decreases in raw material prices could result in lower sale prices and lower margins for its products.

The occurrence of one or more of the above events could negatively impact the prices of Novamerican’s products, reduce its margins or profitability, and weaken its financial condition.

Novamerican’s business may be affected by the cyclicality of the industries that purchase its products. Reduced demand from any one of these industries could result in lower operating income and profitability.

Certain of Novamerican’s products are sold to industries, including the automotive industry, that experience significant fluctuations in demand based on general economic conditions, seasonality and other factors beyond its control. As a result, Novamerican may not be able to increase or maintain its level of sales or prices in periods of economic stagnation or downturn.

Sales of Novamerican’s products for use in the automotive industry accounted for approximately 23.6% of its net sales in fiscal 2006 and approximately 26.5% of its net sales in fiscal 2005. Such sales include sales directly to the automobile manufacturers and to their component and parts suppliers, as well as to manufacturers supplying the automotive “after market” components and parts. The automobile industry experiences fluctuation in demand based on numerous factors such as general economic conditions and consumer confidence. The automobile industry is also subject, from time to time, to labor problems, which may result in reduced demand for Novamerican’s products during work stoppages.

Novamerican may not be able to grow its business in the future or to manage its expansion effectively.

Historically, Novamerican has managed to grow its business internally and through acquisitions. In the future, Novamerican may not be able to identify and capture growth opportunities and therefore it may not be able to grow its business at the rate it did in the past, or at all. Any new facility or operation or any future acquisitions, if completed, may not be profitable.

In addition, the expansion of an existing facility or the construction of a new facility could hinder Novamerican’s results of operations due to the impact of start-up costs and the potential for underutilization in the start-up phase of a facility. Acquisitions could result in unforeseen difficulties in integrating the acquired businesses with its existing business and could divert a disproportionate amount of management time and attention. The incurrence of additional indebtedness to pay for expansion costs or acquisition costs could harm Novamerican’s liquidity and financial stability. Although Novamerican evaluates, from time-to-time, potential acquisitions, it currently has no understandings, agreements or commitments to make any acquisitions.

Novamerican’s results of operations may be impacted and adversely affected by fluctuations in foreign exchange rates.

Novamerican is subject to exchange rate fluctuations that are beyond its control. Some of its revenues are derived from sales made by Canadian subsidiaries into the United States, which are denominated in U.S. dollars, and converted into Canadian dollars based upon the average monthly exchange rate at the time of sale. If Novamerican is not able to successfully hedge its currency exposure, changes in the rate of exchange between the Canadian dollar and the U.S. dollar may negatively impact its results of operations and cash flow.

Novamerican’s Canadian operations subject it to currency translation risk which could cause Novamerican’s reported results to fluctuate significantly from period to period.

Novamerican receives a material portion of its revenue from its Canadian operations and as such its primary functional currency is the Canadian dollar. However, for each reporting period, Novamerican translates the results of operations and financial condition into United States dollars. Therefore, Novamerican’s reported results of operations and financial condition are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, Novamerican’s revenue, as reported, is favorably affected and conversely expenses are unfavorably affected. Fluctuations in the relative values of  the U.S. dollar and the Canadian dollar could negatively affect Novamerican’s results of operations and assets and liabilities as reported in its financial statements.

Novamerican could incur substantial costs in order to comply with, or to address any violations under, environmental laws that could significantly increase its operating expenses and reduce its operating income.

The nature of Novamerican’s business may expose it to environmental liability claims, even if such claims are without merit. One of Novamerican’s subsidiaries, American Steel and Aluminum Corporation, or American Steel, was named as one of 19 defendants in an action brought in October 2001 by two private parties under the Comprehensive Environmental Response Compensation and Liability Act, orCERCLA, to recover costs incurred and to be incurred in connection with a waste disposal facility in Cumberland, RI which has been categorized as a Superfund site by federal authorities. The complaint was subsequently amended twice to add additional defendants, aggregating to a total of 57 defendants. The plaintiffs claim that Novamerican is liable based upon alleged shipments to the site by American Steel, prior to its acquisition by Novamerican in 1996. The plaintiffs have identified over 100 potentially responsible parties, or PRPs. Additionally, the Environmental Protection Agency, or EPA, has issued claim notice letters to 63 parties, some of which are defendants in the lawsuit. Novamerican received, on or about April 25, 2003, an EPA claim letter seeking reimbursement of costs incurred and to be incurred at the site. American Steel responded to the claim by denying liability for the site. During 2006, American Steel and approximately 25 other defendants in the litigation entered into a settlement with the plaintiffs, with the approval of the EPA, resolving their alleged liability for all claims for past and future response and oversight costs in connection with the Remedial Investigation/Feasibility Study for the site. The litigation remains pending against the non-settling defendants. The settlement does not address future remediation costs,and Novamerican does not believe it is currently possible to estimate its share, if any, of such costs, should claims for their recovery be pursued against Novamerican. Novamerican believes that it has meritorious defenses against any such claims, and intends to defend its position vigorously should they be pursued against Novamerican. However, Novamerican may not prevail in such event, and any significant loss could have an adverse effect on its financial results.

In addition, Novamerican’s processing centers and manufacturing facilities are subject to many federal, state, provincial and local laws and regulations in the United States and Canada relating to the protection of the environment. Novamerican has made, and will continue to make, expenditures to remain in compliance with such laws and regulations. Novamerican believes that its facilities are in material compliance with these laws and regulations, as such currently exist, and it does not believe that continued compliance with such existing laws and regulations will have an adverse effect on its results of operations or financial condition. However, Novamerican cannot predict the environmental laws or regulations that may be enacted in the future or how existing or future laws and regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretations of existing laws and regulations, may require additional expenditures by Novamerican which could vary substantially from those currently anticipated.

Certain of the facilities that Novamerican occupies have been in operation for many years and, over such time, Novamerican and the prior owners or operators of such properties may have generated and disposed of wastes which are or may be considered hazardous. Accordingly, it is possible that additional environmental liabilities may arise in the future as a result of any such waste generation and disposal.

Novamerican depends on its operating management team and the loss of a number of its members could prevent Novamerican from implementing its business strategy.

The success of Novamerican’s business is dependent upon the management and leadership of its operating management team. In addition, Novamerican’s decentralized corporate structure requires that each of its facility managers perform important management and leadership functions. The loss of a number of these individuals or Novamerican’s inability to attract, retain and maintain additional personnel could adversely affect its ability to conduct, manage and grow its business. Novamerican may not be able to retain its existing operating management team or to attract additional qualified personnel.

Novamerican’s business is highly competitive and increased competition could reduce its sales and profitability.

The principal markets that Novamerican serves are highly competitive. Novamerican competes on a regional basis with steel service centers and, to a certain degree, with primary steel producers and intermediate steel processors. Novamerican has different competitors for each of its products and within each region that it serves. Certain of these competitors have financial and operating resources in excess of Novamerican’s financial and operating resources. Although Novamerican has been able to successfully compete in the past it may not be able to continue to do so. Increased competition could harm Novamerican’s net sales and profitability in the future.

Novamerican’s operations may be impacted by future labor negotiations or work stoppages.

Certain of Novamerican’s employees at ten of its 22 facilities are organized by the United Steelworkers, the Teamsters, the Sheet Metal Workers and independent employee associations, representing in the aggregate, approximately 276 of its 1,023 employees. Novamerican’s labor contracts expire on staggered dates. The labor contract with the Teamsters covering 22 employees at its Albany facility will expire in December 2007. Labor contracts with employee associations covering 17 employees at its Norwood facility and 34 employees at its Portland facility will expire in December 2007. The labor contract with the United Steel Workers covering 11 employees at its Cumberland facility will expire in June 2008. Work stoppages could have a direct negative impact on Novamerican’s ability to conduct business, continue production, and on its results of operations.

If Novamerican’s customers, which are primarily North American manufacturing and industrial companies, relocate operations or outsource functions overseas, Novamerican could lose their business.

Novamerican’s customer base is located in the United States and Canada and consists primarily of manufacturing and industrial companies. Novamerican does not currently operate facilities outside of North America. Therefore, in the event its customers relocate their production operations or outsource particular functions overseas, Novamerican could lose their business, which could have an adverse effect on Novamerican’s results of operations and financial condition.

Risks Relating to the Symmetry Business

We are a development stage company with no operating business and, accordingly, you have no basis upon which to evaluate our ability to achieve our business objective.

We are a recently incorporated company, with nominal assets (outside of the trust) and without an operating business or results therefrom to date. Since we do not have an operating history, you have no basis upon which to evaluate our ability to achieve our business objective of completing a business combination with one or more target businesses. We will not generate any revenues (other than interest income on funds in the trust account) until after the consummation of our initial business combination. We cannot assure you as to when or if our initial business combination will occur.

Our officers and directors have no experience with development stage companies, which may affect your ability to adequately evaluate their ability to successfully consummate the acquisition.

Although certain of our officers and directors, including Mr. Playford, have experience with Canadian-based acquisition companies, none of our officers or directors or any of their affiliates have ever been associated with a development stage company. Accordingly, you may not be able to adequately evaluate their ability to successfully consummate the acquisition.

Our ability to successfully consummate the acquisition and to be successful afterwards will be completely dependent upon the efforts of our key personnel and the loss of any of them could adversely affect our ability to operate.

Our ability to successfully consummate the acquisition will be completely dependent upon the efforts of our key personnel, including Corrado De Gasperis, our Chief Executive Officer, and Dr. Domenico Lepore, our President. Following the acquisition, it is anticipated that Mr. De Gasperis and Dr. Lepore will become the new Chief Executive Officer and President, respectively, of Novamerican. The unexpected loss of Mr. De Gasperis’ or Dr. Lepore’s service could have a detrimental effect on us.

You will not have specific information on the compensation arrangements for our officers at the time you vote on the acquisition as the compensation arrangements will not be determined until after the consummation of the acquisition.

Upon consummation of the acquisition, Symmetry will continue to be managed by Corrado De Gasperis, Chief Executive Officer, and Domenico Lepore, President. It is also anticipated that Mr. De Gasperis and Dr. Lepore will become the new Chief Executive Officer and President, respectively, of Novamerican. Following the consummation of the acquisition, Symmetry’s independent directors will evaluate the specific contributions and responsibilities of Messrs. De Gasperis and Lepore and determine compensation for such officers commensurate with chief executive officers and president, respectively, of public companies of similar size and complexity, including the need for related employment agreements. Because such compensation arrangements will not be determined until the acquisition is completed, you will not have specific compensation related information for our officers at the time you vote on the acquisition.

If more than 29.99999% of the public shares vote against the proposed acquisition, Symmetry may be forced to liquidate, stockholders may receive less than $8.00 per share and the warrants may expire worthless.

Under the terms of Symmetry’s amended and restated certificate of incorporation, if the public stockholders owning more than 29.99999% of the public shares (or 5,624,999 shares of common stock) both vote against the acquisition proposal and properly exercise their conversion rights, the acquisition will not be consummated. Symmetry will continue to search for a business to acquire. However, if Symmetry does not have sufficient time, resources or capital to look for another suitable acquisition target, it will be required to dissolve and liquidate if (i) it does not consummate an initial business combination in accordance with the terms of its amended and restated certificate of incorporation by June 12, 2008 or (ii) a letter of intent, agreement in principle or definitive agreement is executed by June 12, 2008 and the initial business combination related thereto is not consummated by March 12, 2009, then by March 12, 2009.

If we dissolve and liquidate, we anticipate that our liquidation will occur pursuant to Section 281(b) of the Delaware General Corporation Law and, in that event, our board of directors will be required under Section 281(b) to adopt a plan of distribution pursuant to which we shall pay or make reasonable provision to pay all of our existing claims and obligations, all of our contingent, conditional or unmatured contractual claims, all claims against us that are the subject of a pending suit, and all claims against us that are likely to arise or become known within 10 years after our dissolution. Upon liquidation, after payment or making provision for payment under our plan of distribution, the amount held in the trust account and all of our remaining assets will be paid on a pro rata basis to public stockholders up to 100% of the gross proceeds of our initial public offering (or $150.0 million), calculated as of the close of business two days prior to the date of distribution. If we have (i) distributed to public stockholders an amount equal to $150.0 million, (ii) paid all outstanding claims and obligations and (iii) reserved such funds as may be necessary under our plan of distribution for all other claims and obligations described above, the next $3.75 million of our assets not distributed to public stockholders will be paid to certain of our founding stockholders on a pro rata basis in accordance with their purchases of the pre-IPO warrants. Notwithstanding, such founding stockholders have assigned their rights to the $3.75 million to Novamerican in connection with the payment of the second installment of the reverse break fee. See the section entitled “The Arrangement Agreement–Termination Fees.” Thereafter, any remaining additional assets will be distributed on a pro rata basis to public stockholders.

If you vote in favor of the acquisition, a portion of the trust account may be disbursed to stockholders who vote against the acquisition and properly exercise their conversion rights and will not be available to us for any purpose.

If the acquisition proposal is approved and the acquisition is consummated, public stockholders who vote against the acquisition proposal and properly exercise their conversion rights are entitled to receive cash at the conversion price per share. If public stockholders holding the maximum number of shares which may be converted (or 5,624,999 shares) properly exercise their conversion rights, an aggregate of approximately $43.2 million, at a conversion price per share of $7.75 as of June 30, 2007, will be paid from the trust account and will therefore not be available to fund either the acquisition or our future operations.

If the acquisition’s benefits do not meet the expectations of financial or industry analysts, the market price of Symmetry’s common stock may decline.

The market price of Symmetry’s common stock may decline as a result of the acquisition if:

•	Symmetry does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	the effect of the acquisition on Symmetry’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price and Symmetry may not be able to raise future capital, if necessary, in the equity markets.

Failure to complete the acquisition could negatively impact the market price of Symmetry’s common stock and may make it more difficult for Symmetry to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust funds, which may cause investors to experience a loss on their investment.

If the acquisition is not completed for any reason, Symmetry may be subject to a number of material risks, including:

•	the market price of Symmetry’s common stock may decline, to the extent that the current market price of its common stock reflects a market assumption that the acquisition will be consummated;

•	costs related to the acquisition, such as legal and accounting fees, must be paid even if the acquisition is not completed; and

•	charges will be made against earnings for transaction-related expenses, which could be higher than expected.

Such decreased market price and added costs and charges, together with the history of failure in consummating an acquisition, may make it more difficult for Symmetry to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust funds, which may cause investors to experience a loss on their investment.

Our dissolution requires the approval of the holders of a majority of our outstanding common stock, without which we will not be able to distribute our assets to our public stockholders.

If we do not effect an initial business combination by June 12, 2008 (or by March 12, 2009, if a letter of intent, agreement in principle or definitive agreement has been executed by June 12, 2008 and the business combination related thereto has not yet been consummated), then, upon the expiration of such period:

•

pursuant to our amended and restated certificate of incorporation, our corporate purposes and powers will immediately be limited to actions and activities relating to dissolution and liquidation and our board of directors will be required to adopt, not later than 15 days after such expiration, a resolution finding our dissolution advisable, to call a special meeting of stockholders to vote on such dissolution and to solicit votes of stockholders in favor of such dissolution, and

•

our board of directors will be required, as promptly thereafter as possible, to cause notice of adoption of such resolution, notice of such special meeting and a proxy statement in respect of such meeting and solicitation to be filed with the SEC and sent to stockholders as required by and in accordance with the Delaware law and federal securities laws.

The date on which such notices and proxy statement are sent and the date of such special meeting shall be fixed and may be thereafter changed as necessary: to permit the review thereof by the SEC as required by federal securities laws and resolution of any comments it may have, which could take a substantial amount of time, ranging from 40 days to several months, and so that such notices and proxy statement are sent not less than 10 and not more than 60 days prior to the date of such special meeting. Pursuant to the Delaware law, our dissolution also requires the affirmative vote of stockholders holding a majority of the then outstanding shares of common stock. If our dissolution is not or is not expected to be so approved, we will be required to continue to take all reasonable actions necessary to obtain such approval, which may include adjourning such meeting from time to time to allow us to obtain the required vote and retaining a proxy solicitation firm to assist us in obtaining such vote.

As a result, the distribution of our assets to the public stockholders could be subject to a considerable delay and increased costs. We cannot assure you that we will obtain such stockholder approval in a timely manner or at all. Other than as described above, there is no specific time frame for dissolution, distribution and liquidation. If we are unable to obtain stockholder approval in a timely manner, distribution of funds from the trust account to holders of shares of common stock included in the units sold in our initial public offering will be delayed. If we are not able to obtain such stockholder approval, we will not be able to dissolve or liquidate, we will not be able to distribute funds from the trust account to holders of such shares and these funds will not be available for us for any other purpose. If our stockholders do not approve our dissolution and the funds remain in the trust account for an indeterminate amount of time, we may be considered to be an investment company.

If Symmetry is deemed to be an investment company, Symmetry may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for it to complete a business combination.

In order not to be regulated as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”), Symmetry must ensure (unless it can qualify for an exclusion) that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities.” Symmetry’s business is to identify and consummate a business combination and thereafter to operate the acquired business or businesses. Symmetry invests the funds in the trust account only in treasury bills issued by the United States having a maturity of 180 days or less or money market funds meeting the criteria under Rule 2a-7 under the Investment Company Act until it uses them to complete a business combination. By limiting the investment of the funds to these instruments, Symmetry believes that it will not be considered an investment company under the Investment Company Act. The trust account and the purchase of government securities for the trust account is intended as a holding place for funds pending the earlier to occur of either: (i) the consummation of our primary business objective, which is a business combination; or (ii) absent a business combination, distribution of our assets, including the proceeds held in the trust account, as part of our dissolution and liquidation. If we fail to invest the proceeds as described above or if we cease to be primarily engaged in our business as set forth above (for instance, if our stockholders do not approve our dissolution and the funds remain in the trust account for an indeterminable amount of time), we may be considered to be an investment company and thus be required to comply with the Investment Company Act.

If Symmetry is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•	restrictions on the nature of its investments; and

•	restrictions on the issuance of securities;

each of which may make it difficult for it to consummate a business combination. Symmetry would also become subject to burdensome regulatory requirements, including reporting, record keeping, voting, proxy and disclosure requirements, and the costs of meeting these requirements would reduce the funds it has available outside the trust account to consummate a business combination.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the liquidation price per share received by public stockholders could be less than the pro rata amount held in the trust account.

Our placing of funds in the trust account may not protect those funds from third party claims against us. If our stockholders approve our dissolution, we will be required, pursuant to Delaware General Corporation Law Sections 280 and 281, to pay or make reasonable provision to pay all claims and obligations of Symmetry, including all contingent, conditional or unmatured claims. While we intend to pay those amounts from our funds not held in trust, those funds might not be sufficient to cover such claims and obligations. Although we seek to have all vendors, service providers, prospective target businesses and other persons waive any right, title, interest or claim of any kind in or to any amounts held in the trust account, there is no guarantee that we will obtain such waivers or, even if we obtain such waivers, that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility and other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. To date, we received such an agreement from two of our material vendors, but were unable to receive an agreement from other vendors, including our attorneys (Davies Ward Phillips & Vineberg, LLP, Kelley Drye & Warren, and Mintz Levin Cohn Ferris Glovsky and Popeo PC), our accountants (SolomonEdwards Group, LLC) and our auditors (Miller Ellin & Company LLP) who are providing services to us in connection with the acquisition and other general service providers, including, Cingular Wireless (phone service), eEmerge NYC LLC (office space), mac-tech (computer services), Staples (office supplies), FedEx Company (mailing services), Vesta Networks (conference call services), Hartford Life Insurance Company (business travel accident insurance), Travelers Indemnity Company (workers’ compensation insurance and comprehensive general liability insurance) and Zurich Insurance (New York State disability insurance). We were also unable to obtain a waiver from Novamerican of any right, title, interest or claim to any amounts held in the trust account.

Our officers have agreed that, upon our dissolution and liquidation, they shall indemnify us for any claim by any such vendor, service provider, target business or other person, except with respect to claims made by a vendor, service provider, target business or other person that shall have signed such a waiver, and that the amount of such indemnification shall be limited to the amount by which such claim actually reduces the amount of funds held in the trust account. However, our officers will not indemnify us for any claim for which we obtain a waiver, even if such waiver is held to be unenforceable. As a result, if any such waiver is not enforceable, the claimant may be able to seek payment from the funds held in trust account. We are not aware of any claims of the type described above or any basis for any such claim and, as of June 30, 2007, we held approximately $2.4 million of cash outside of the trust account. If the acquisition proposal is not approved, then we are obligated to pay Novamerican $3.75 million as the second installment of the reverse break fee and Novamerican would have a claim against us for such amount. To provide for such claim, the founding stockholders have assigned to Novamerican their right to receive, upon our dissolution and liquidation, the $3.75 million of our assets distributable to them, but only after an amount equal to 100% of the gross proceeds of our initial public offering (or $150.0 million) have been distributed to our public stockholders. As Novamerican did not execute a release or a waiver against the trust account of its potential claim against Symmetry for the reverse break fee, our officers will indemnify Symmetry for such claim up to the amount by which such claim actually reduces the amount of funds held in the trust account. If a current officer ceases to be an officer of Symmetry for any reason, such officer’s liability will extend solely to claims arising out of acts or omissions during such person’s tenure as an officer of us. We cannot assure you that our current officers will be able to satisfy such indemnification obligations and we have not independently ascertained the financial ability of our officers to do so.

Creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in the trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you that we will be able to return to our public stockholders the liquidation amounts due to them. Accordingly, the actual per share amount distributed from the trust account to our public stockholders could be significantly less than the pro rata portion of the funds held in the trust account, including underwriting discounts and commissions deposited and interest earned on amounts held in the trust account (net of taxes payable on such interest), which amount as of June 30, 2007 was equal to $7.75 per share. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with Delaware law and federal securities laws.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If we complied with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that we make reasonable provision for all claims against us, including a 60-day notice period during which any third-party claims can be brought against us, a 90-day period during which we may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution would be limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after dissolution and, therefore, we do not intend to comply with those procedures. Accordingly, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.

If our founding stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to consummate our initial business combination.

Our founding stockholders are entitled to demand that we register the resale of their shares in certain circumstances. If our founding stockholders exercise their registration rights with respect to all of their previously unregistered shares, then there will be an additional 4,687,500 shares (or, upon exercise of their private placement warrants, 9,641,569 shares) eligible for trading in the public market. The presence of this additional number of shares eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effect a business combination or increase the cost of a target business, as the stockholders of a particular target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading price of our common stock.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the shares underlying the public warrants at the time that our warrant holders exercise their public warrants, we cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our public warrants and such warrants may expire worthless.

Holders of our public warrants will be able to exercise the warrants only if a current registration statement under the Securities Act of 1933 relating to the shares of our common stock underlying the warrants is then effective. Although we have undertaken in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the public warrants following completion of our initial public offering, to the extent required by federal securities laws, and we intend to comply with such undertaking, we may not be able to do so. In no event shall we be liable for, or shall any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied or (b) any net-cash settlement or other consideration in lieu of physical settlement in securities. The value of the public warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current. Such warrants may expire worthless.

Because the warrants sold in our private placements were and will be originally issued pursuant to an exemption from registration requirements under the federal securities laws, the holders of the warrants sold in the private placements will be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current. As a result, the holders of the warrants purchased in the private placements will not have any restrictions with respect to the exercise of their warrants. As described above, the holders of the public warrants will not be able to exercise them unless we have a current registration statement covering the shares issuable upon their exercise.

We may redeem your unexpired warrants prior to their exercise  at a time that is disadvantageous to you or while a prospectus is not current,  thereby making your warrants worthless.

We have the ability to redeem outstanding warrants, in whole and not in part, at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to proper notice of such redemption. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price thereunder at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In addition, we may determine to exercise our right to redeem the outstanding warrants while a current prospectus relating to the common stock issuable upon exercise of the warrants is not available, in which case the warrants will not be exercisable prior to their redemption.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

Symmetry believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that Symmetry or Novamerican is not able to accurately predict or over which Symmetry or Novamerican has no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Symmetry or Novamerican in their forward-looking statements, including among other things:

•	the number and percentage of Symmetry stockholders voting against the acquisition proposal;

•	changing interpretations of generally accepted accounting principles;

•	outcomes of litigation, claims, inquiries or investigations;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Novamerican is engaged;

•	statements about industry trends;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to Symmetry, Novamerican or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Symmetry and Novamerican undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the approval of the acquisition you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on Symmetry or Novamerican upon completion of the acquisition.

THE SYMMETRY SPECIAL MEETING

The Symmetry Special Meeting

Symmetry is furnishing this proxy statement to you as part of the solicitation of proxies by the Symmetry board of directors for use at the special meeting in connection with the proposed acquisition. This proxy statement provides you with the information you need to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held at 10:00 a.m., Eastern Time, on October 25, 2007, at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, 29th Floor, New York, New York 10178.

Purpose of the Special Meeting

At the special meeting, the holders of Symmetry common stock are being asked to:

•

approve the acquisition of Novamerican under the arrangement agreement, dated as of June 21, 2007, by and among Symmetry, Acquisitionco and Novamerican, pursuant to which Acquisitionco will acquire all of the outstanding common shares of Novamerican by way of a court approved statutory plan of arrangement under the Canada Business Corporations Act and Novamerican will become a wholly-owned indirect subsidiary of Symmetry.

The Symmetry board of directors:

•	has unanimously determined that the acquisition is in the best interests of Symmetry and its stockholders;

•

has unanimously determined that the consideration to be paid by Symmetry in connection with the acquisition of Novamerican is fair to its current stockholders from a financial point of view and the fair market value of Novamerican is equal to or greater than 80% of the value of the net assets of Symmetry at the time of the execution of the definitive agreement for the acquisition;

•	has unanimously approved the acquisition, the arrangement agreement and the related debt and equity financing and other related agreements and transactions; and

•	unanimously recommends that the holders of Symmetry common stock vote “FOR” the acquisition proposal.

Record Date; Who is Entitled to Vote

The record date for the special meeting is October 2, 2007. Record holders of Symmetry common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 23,437,500 outstanding shares of Symmetry common stock.

Each share of Symmetry common stock is entitled to one vote at the special meeting.

The founding stockholders will vote all of their shares of common stock in the same way as the majority of the shares of common stock voted by the public stockholders with respect to approval of the acquisition proposal. The public stockholders are free to vote their shares as they see fit.

The quorum for the special meeting is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock. A quorum is the minimum number of issued and outstanding shares of common stock, the holders of which must be present at a meeting in order to duly convene the meeting. Shares held by stockholders who are present in person at the meeting but who do not vote or who mark their proxy cards to show abstentions, and shares represented by broker non-votes, are included for purposes of determining the presence of a quorum.

Symmetry’s issued and outstanding warrants do not have voting rights and holders of Symmetry warrants will not be entitled to vote at the special meeting.

Symmetry Shares

The units (and the shares of common stock included in the units) issued in our initial public offering were available initially only in book-entry form and are currently represented by one or more global certificates, which were deposited with, or on behalf of, The

Depository Trust Company (“DTC”) and registered in its name or in the name of its nominee. Accordingly, all of the public shares are held in “street name.”

Voting Your Shares

Your proxy card shows the number of shares of Symmetry common stock that you own.

There are two ways to vote your shares of Symmetry common stock at the special meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Symmetry board, “FOR” the acquisition proposal.

•

You can attend the special meeting and vote in person. Symmetry will give you a ballot when you arrive, however, you must get a proxy from the broker, bank or other nominee that is the record holder of your shares. That is the only way Symmetry can be sure that your broker, bank or other nominee has not already voted your shares.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Symmetry common stock, you may call Morrow & Co., Inc. our proxy solicitor at (800) 607-0088 or Karen G. Narwold, Esq. at (646) 429-1540.

No Additional Matters May  Be Presented at the Special Meeting

This special meeting has been called only to consider the acquisition proposal. Under Symmetry’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting.

Changing Your Vote or Revoking Your Proxy

You may change your vote by ensuring your bank, broker or other nominee sends a later-dated, signed proxy card to Karen G. Narwold, Esq. at Symmetry, but such later-dated proxy must be received by Symmetry prior to the commencement of the special meeting.

You also may revoke your proxy by ensuring your bank, broker or other nominee sends a notice of revocation to Karen G. Narwold, Esq. at Symmetry, but such revocation must be received by Symmetry prior to the commencement of the special meeting.

You may also change your vote or revoke your proxy by obtaining a proxy from the record holder of your shares authorizing you to vote your shares or revoke your proxy, attending the special meeting and requesting a ballot and voting at the special meeting or requesting return of your proxy, as applicable.

Vote Required

The acquisition will be approved if: (a) a majority of the public shares voted by public stockholders vote in favor of the acquisition proposal; and (b) no more than 29.99999% of the public shares (or 5,624,999 shares of common stock) both vote against the acquisition proposal and properly exercise their conversion rights.

Abstentions and Broker Non-Votes

If you abstain your vote will have no effect on the outcome of the approval of the acquisition proposal.

If your broker holds your shares in its name and you do not give the broker voting instructions, your broker cannot vote your shares. Broker non-votes will have no effect on the outcome of the acquisition proposal. Broker non-votes will not have the effect of converting your shares of common stock.

Conversion Rights

Pursuant to Symmetry’s amended and restated certificate of incorporation, Symmetry’s public stockholders have the right to vote against the acquisition proposal and demand that Symmetry convert all (and not less than all) of their public shares into cash at the conversion price per share. If you properly exercise your conversion rights, then you will be irrevocably exchanging your shares of common stock for cash and will no longer own those shares of common stock. Based on the amount of cash held in the trust account as of June 30, 2007, without taking into account any interest accrued after such date, you will be entitled to convert each public share that you own into approximately $7.75 per share. You may only demand that Symmetry covert your shares by checking the box on the proxy card and, at the same time, ensuring your bank or broker complies with the requirements described elsewhere herein. You will only be entitled to receive cash for those shares if you continue to hold those shares through the closing date of the acquisition.

If you convert your shares of common stock, you will still have the right to exercise any warrants you own in accordance with their terms.

If the acquisition is not completed, then your shares will not be converted at this time, even if you so demanded.

Prior to exercising conversion rights, Symmetry stockholders should verify the market price of Symmetry’s common stock, as they may receive higher proceeds from the sale of their shares in the public market than from exercising their conversion rights. The closing price of Symmetry’s common stock and warrants on October 2, 2007, the last trading day before the date of this proxy statement, was $7.63 and $1.30, respectively.

Conversion Procedures

If you wish to exercise your conversion rights, you must:

•	affirmatively vote against approval of the acquisition proposal;

•	demand that your shares of Symmetry common stock be converted into cash in accordance with the procedures described in this proxy statement; and

•	ensure that your bank or broker complies with the procedures described in the next paragraph.

Your bank or broker must, by 5:00 P.M., New York City time, on October 24, 2007, the business day prior to the special meeting, electronically transfer your shares to the DTC account of Continental Stock Transfer & Trust Company, our stock transfer agent, and provide Continental Stock Transfer & Trust Company with the necessary stock powers, written instructions that you want to convert your shares and a written certificate addressed to Continental Stock Transfer & Trust Company stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the acquisition. If your bank or broker does not provide each of these documents to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, attn: Mark Zimkind, tel. (212) 845-3287, fax (212) 616-7616 by 5:00 p.m., New York City time, on October 24, 2007, the business day prior to the special meeting, your shares will not be converted.

If you demand conversion of your shares, and later decide that you do not want to convert such shares, your bank or broker must make arrangements with Continental Stock Transfers & Trust Company, at the telephone number stated above, to withdraw the conversion. To be effective, withdrawals of shares previously submitted for conversion must be completed prior to the commencement of the special meeting.

Continental Stock Transfer & Trust Company can assist with this process. We urge stockholders who may wish to exercise their conversion rights to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such stockholders fail to act promptly, they may be unable to timely satisfy the conversion requirements.

Any action that does not include a vote against the acquisition proposal will prevent you from exercising your conversion rights.

Solicitation Costs

Symmetry is soliciting proxies on behalf of the Symmetry board of directors, and Symmetry will pay all costs of preparing, assembling and mailing the proxy materials. This solicitation is being made by mail. Symmetry and its directors and officers may also solicit proxies in person, by telephone, by fax or by other electronic means and, in the event of such solicitations, the information provided will be consistent with this proxy statement and enclosed proxy card. These persons will not receive any additional compensation for these services. Morrow & Co., Inc., a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $12,500 plus solicitation and out-of-pocket expenses. We expect that the total fees and related expenses of Morrow & Co. for its solicitation services will not exceed $20,000. Symmetry will ask banks, brokers and nominees to forward its proxy materials to their beneficial owners and to obtain their authority to execute proxies and voting instructions. Symmetry will reimburse them for their reasonable expenses.

Stock Ownership

There are 23,437,500 outstanding shares of Symmetry common stock. Symmetry’s directors, officers and special advisor, and their affiliates and related parties, own an aggregate of approximately 20.8% of the outstanding shares and have agreed to vote all of their shares the same way as the majority of the shares of common stock voted by the public stockholders with regard to the acquisition proposal.

The following table sets forth information regarding the beneficial ownership of shares of common stock as of the record date, by each person known by us to own beneficially 5% or more of our outstanding common stock, each of our directors, officers, and special advisor and all of our directors, executive officers and special advisor as a group. We have included our special advisor because he is a founding stockholder and has agreed to vote his shares of common stock on approval of a proposed initial business combination in the same manner as our directors and officers.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
Royal Capital Management LLC.(2)	2,156,250	9.2%
Reed Conner & Birdwell, LLC.(3)	2,098,820	8.95%
Cannell Capital, LLC(4)	2,000,000	8.5%
Corrado De Gasperis(5)	1,877,725	8.0%
FMR Corp.(6)	1,625,000	6.9%
Gilbert E. Playford(7)	1,297,500	5.5%
Fortress Investments Group LLC.(8)	1,250,000	5.3%
Domenico Lepore(9)	700,000	3.0%
M. Ridgway Barker(10)	260,750	1.1%
Scott C. Mason(11)	253,750	1.1%
Robert W. Ramage, Jr.(12)	235,000	1.0%
Donald C. Bailey(13)	235,000	1.0%
All directors, executive officers and special advisor as a group (7 individuals)(14)	4,858,975	20.8%

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(1) Unless otherwise indicated, the business address of each of the individuals is 28 West 44th Street, 16th Floor, New York, New York 10036.

(2) Information is based upon a Form 13F filed for the quarter ended March 31, 2007. The business address of Royal Capital Management LLC is 623 Fifth Avenue, 24th Floor, New York, NY 10022. Mr. Robert W. Medway and Mr. Yale M. Fergang are the principals of Royal Capital Management LLC. Excludes 2,156,250 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(3) Information is based upon a Schedule 13G filed with respect to our company dated August 29, 2007. Reed Conner & Birdwell, LLC may be deemed to be controlled by Donn B. Conner and Jeff Bronchick. The business address of Reed Conner & Birdwell, LLC is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, CA 90025.

(4) Information is based upon a Schedule 13G filed with respect to our company dated March 7, 2007. Cannell Capital may be deemed to be controlled by J. Carlo Cannell. The business address of Cannell Capital, LLC is P.O. Box 3459, 240 E Deloney Ave., Jackson, WY 83001. Excludes 2,000,000 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(5) Mr. De Gasperis is our Chief Executive Officer and a director. Includes 2,725 shares owned by Mr. De Gasperis’ spouse. Excludes 280,502 shares of common stock issuable upon exercise of warrants (2,725 of which are owned by Mr. De Gasperis’ spouse), as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(6) Information is based upon a Schedule 13G filed with respect to our company dated April 10, 2007. FMR Corp. may be deemed to be controlled by Edward C. Johnson, III and members of his family. The business address of FMR Corp. is 82 Devonshire St., Boston, MA 02109. Excludes 1,625,000 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(7) Mr. Playford is our Chairman of the Board. Includes 1,172,500 shares held directly by Playford SPAC Portfolio, Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Also includes 125,000 shares held by Gilbert E. Playford Revocable Trust, a revocable trust, of which Mr. Playford is the settlor and sole trustee. Excludes: (i) 3,222,222 shares of common stock issuable upon exercise of warrants held by Playford SPAC Portfolio, Ltd.; (ii) 125,000 shares of common stock issuable upon exercise of warrants held by Gilbert E. Playford Revocable Trust; (iii) 53,265 shares of common stock issuable upon exercise of warrants held by Playford Family Limited Partnership, representing Mr. Playford’s pecuniary interest in the 500,000 warrants purchased by Playford Family Limited Partnership; (iv) 750,000 shares of common stock issuable upon exercise of warrants held by Playford Grandkids Limited Partnership, whose sole general partner is Playford Management LLC, of which Mr. Playford is the sole member; and (v) 787,402 shares of common stock issuable upon exercise of warrants held by Playford Holdings Family Limited Partnership, a partnership of which Mr. Playford is the general partner and the sole limited partner, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008. The warrants are identical to the public warrants, except as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144 and, as to the June warrants, except as to the expiration date.Also excludes 937,500 units, consisting of 937,500 shares and 937,500 warrants, Mr. Playford is committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition and is described elsewhere herein. Each warrant included in such units will entitle the holder to purchase one share at a price of $5.50 and will be exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. These warrants will be identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. If such units had been issued as of the record date, Mr. Playford would have beneficially owned 2,234,500 shares or 8.8% of the outstanding common stock.

(8) Information is based upon a Schedule 13G filed with respect to our company dated March 6, 2007. The business address of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. Messrs. Peter Briger, Wesley Edens, Robert Kauffman, Randal Nardone and Michael Novogratz are the principals of Fortress Investments Group LLC. Excludes 1,250,000 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(9) Dr. Lepore is our President and a director.

(10) Mr. Barker is a director. Excludes 80,556 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(11) Mr. Mason is a director. Excludes 74,306 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(12) Mr. Ramage is a director.

(13) Mr. Bailey is a special advisor. Excludes 555,556 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008. Also excludes 937,500 units, consisting of 937,500 shares and 937,500 warrants, Mr. Bailey is committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition and is described elsewhere herein. Each warrant included in such units will entitle the holder to purchase one share at a price of $5.50 and will be exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. These warrants will be identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. If such units had been issued as of the record date, Mr. Bailey would have beneficially owned 1,172,500 shares, or 4.6% of the outstanding common stock.

(14) Excludes in the aggregate 5,782,334 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008. Also excludes up to 1,875,000 units, consisting of 1,875,000 shares and 1,875,000 warrants, Messrs. Playford and Bailey are committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition. If such units had been issued as of the record date, all directors, executive officers and special advisor as a group would have beneficially owned 6,733,975 shares, or 26.6%, of the outstanding common stock.

A portion of the acquisition consideration will be funded with the proceeds from a private placement of our units to be consummated contemporaneously with the closing of the acquisition. Our Chairman, Mr. Playford and our Special Advisor, Mr. Bailey, have agreed to purchase 1,875,000 units of Symmetry for $15.0 million, or $8.00 per unit. Each unit will consist of one share of common stock and one warrant. If such units had been issued as of the record date, all directors, executive officers and special advisor as a group would have beneficially owned 6,733,975 shares, or 26.6% of the outstanding common stock.

THE ACQUISITION PROPOSAL

The discussion in this proxy statement of the acquisition and the principal terms of the arrangement agreement dated June 21, 2007, by and among Symmetry, Acquisitionco and Novamerican is subject to, and is qualified in its entirety by reference to, the arrangement agreement. A copy of the arrangement agreement is attached as “Annex A” to this proxy statement and is incorporated in this proxy statement by reference.

General Description of the Acquisition

Pursuant to the arrangement agreement, Symmetry will indirectly acquire 100% of the issued and outstanding common shares of Novamerican.

Background of the Acquisition

The terms of the arrangement agreement are the result of arm’s-length negotiations between representatives of Symmetry and Novamerican. The following is a brief discussion of the background of these negotiations, the acquisition and related transactions.

Symmetry was incorporated in Delaware on April 26, 2006, as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. Symmetry had not identified any target businesses prior to its initial public offering. During the registration statement process, Symmetry received several unsolicited contacts from companies, not including Novamerican, interested in discussing a potential business combination with Symmetry. Symmetry promptly advised such companies that it could not engage in any discussions (formal or informal) with a potential target company until after the consummation of its initial public offering and no further contact was made.

A registration statement for Symmetry’s initial public offering was declared effective on March 7, 2007. On March 12, 2007, our initial public offering of 18,750,000 units was consummated, generating aggregate gross proceeds of $150.0 million. Each unit consisted of one share of common stock and one warrant. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.50 on the later of the consummation of the acquisition or March 7, 2008 until March 7, 2011 or earlier on redemption. Our common stock and warrants started trading separately as of April 4, 2007.

The net proceeds from the sale of the Symmetry units were approximately $137.7 million, after deducting offering expenses of approximately $1.8 million and underwriting discounts of $10.5 million. All such net proceeds, including the deferred underwriters’ discounts and commissions of $6.0 million, are held in trust. As of June 30, 2007, the balance of the trust was approximately $145.9 million, including interest income earned from March 12, 2007 through June 30, 2007, of approximately $2,288,624.

On March 13, 2007, Symmetry convened a board of director’s meeting at which the Symmetry management team reviewed its acquisition project plan, including all prerequisite tasks, resource requirements and operating expense plans. The management team also proposed and developed with the directors the profile and characteristics of operating businesses that it would be targeting, including the preference for a privately controlled enterprise or a division of a public company that was an industrial asset-based business in the U.S. or Canada, with an acquisition price based on an attractive multiple of cash flow and with cash flow potential providing the opportunity for substantial returns on the equity investment. The profile and characteristics also considered the performance improvement potential assessed through the implementation of Symmetry’s operating methodology, The Decalogue™. The Decalogue™ is a management philosophy and process for implementing management systems designed to improve performance, some tenets of which are embodied in a book co-authored by Dr. Lepore, Symmetry’s President. The methodology, among other things, enables the ability to extract additional capacity, accelerate cycle times and reduce working capital requirements. The more conducive (or less relative complexity) the target’s characteristics were to implementing The Decalogue™, the higher the priority that would be placed on such target.

As a result of this work with its board of directors, Symmetry focused its initial screening on only target opportunities with “willing and suitable sellers.” Symmetry defined a “willing” seller as a third party with sufficient decision authority to sell its business and who was independently motivated to sell its business. Symmetry defined a “suitable” seller as a third party with both a thorough understanding of the acquisition process for a development stage acquisition company and the capability of providing sufficient information for Symmetry to perform a thorough analysis of the business’ cash generating capability. By analyzing only target companies that met these parameters, Symmetry’s goal was to accelerate the acquisition process.

After determining that the seller was “willing and suitable,” the initial qualitative and quantitative analysis of a target company primarily focused on:

•	enterprise values ranging from about $110 million to about $500 million;

•	historically reliable cash flows;

•	multiple stage, discrete manufacturing processes with extractable capacity;

•	significant inventory levels relative to cycle times;

•	relatively few variable cost inputs;

•	no material contingent liabilities;

•	low market penetration; and

•	lower relative valuations based on multiples of cash flow.

It was acknowledged by Symmetry that a target company need not meet all of the above criteria in order to be a suitable potential opportunity.

During the period from March 13, 2007 through May 11, 2007, Symmetry was almost solely focused on sourcing and evaluating prospective business combinations. During this period, Symmetry proactively contacted over 30 different deal sources identified by the officers and directors from their business experience and network of business associates developed prior to joining Symmetry. These deal sources included investment banks and other third party intermediaries as well as private equity firms, multi-division corporations and other business owners. Symmetry did not enter into an agreement with any of these deal sources relating to their work in assisting Symmetry in identifying a potential business combination. Accordingly, no fees, including finders fees, were paid or will be paid, to such sources in connection with their assistance or the acquisition. Contacts included a wide range of meetings, telephone conversations and electronic communications.

Reactive sourcing was limited to responding to solicitations by investment bankers or similar professionals who represented a company engaged in a sale process. These activities were continuous and the efforts were designed to expedite the elimination of unsuitable opportunities.

Prior to signing the arrangement agreement with Novamerican, Symmetry assessed over 40 companies in the basic industries sector, including, but not limited to, integrated and electric arc furnace steel producers, steel galvanizers, aluminum producers, industrial graphite producers, and chemical and other industrial product manufacturers serving industrial metals, automotive, defense, infrastructure and building material markets.

On March 13, 2007, on behalf of Novamerican, CIBC World Markets, Novamerican’s financial advisor, first approached Symmetry regarding a potential transaction. Prior to March 13, 2007, there were no communications or other contact, direct or indirect, between Symmetry and Novamerican or any of their affiliates or third parties on their behalf. In addition, there is no affiliation between Symmetry and Novamerican or between any of their officers, directors, special advisors or affiliates. Subsequent to CIBC World Market’s approach and based upon a review of the publicly available information on Novamerican, Symmetry made a preliminary determination that Novamerican met the criteria of a “willing and suitable seller” as well as the quantitative and qualitative criteria.

On March 28, 2007, Symmetry’s management team reviewed with Symmetry’s Chairman, Gilbert E. Playford, Novamerican as a potential target opportunity, including a preliminary financial analysis and a potential indicative purchase price.

From March 30, 2007 through June 1, 2007, Symmetry signed eight separate non-disclosure agreements, including one with Novamerican (dated April 20, 2007), and extended three non-binding indicative interest letters, including one to Novamerican on April 4, 2007. The eight non-disclosure agreements were executed in order for Symmetry to gain more information about the target company, such as a confidential offering or information memorandum. These confidential memorandums were then used for Symmetry’s initial qualitative and quantitative analyses of the target company and in some cases to obtain further information necessary for our evaluation. These evaluations led to the three non-binding indicative interest letters, including one to Novamerican. The two non-binding indicative interest letters (excluding Novamerican) were presented in April 2007. The first non-binding indicative letter of interest was part of an initial round of an auction process. Symmetry was informed that its indicative bid was low and not sufficiently competitive with the other bids. Symmetry was invited to re-submit a higher bid. Based on its assessment of the relative complexity of achieving the target’s potential relative to a higher purchase price, Symmetry declined the invitation. The second letter of interest was an unsolicited offer to buy a portfolio company of a private equity firm. Symmetry had two subsequent verbal discussions and was provided additional information about the target’s potential and Symmetry was invited to submit a higher indicative bid. Based on Symmetry’s assessment that Novamerican presented greater potential returns for its investment, Symmetry declined the invitation. Symmetry’s discussions with regard to these two companies then ended. During the period of discussion and negotiation with Novamerican, Symmetry did, and continues to, execute non-disclosure agreements with entities other than Novamerican; however, no indicative interest letters have been extended subsequent to April 2007. Except for the current proposed acquisition of Novamerican, none of these activities resulted in Symmetry extending a firm acquisition offer.

On April 4, 2007, Corrado De Gasperis, Symmetry’s Chief Executive Officer, wrote a letter to Mr. D. Bryan Jones, Chairman and Chief Executive Officer of Novamerican, introducing Symmetry and expressing its interest in exploring a possible transaction. The letter also included a non-binding indicative offer of approximately $55 per share.

On April 20, 2007, Symmetry signed a confidentiality agreement with Novamerican.

On April 24, 2007, Symmetry’s management team met with Mr. Playford to review the top prospective acquisition opportunities, including Novamerican. The meeting resulted in the validation of Novamerican as one of the top five priority opportunities.

On April 25, 2007, Messrs. Playford and De Gasperis and Symmetry’s President, Domenico Lepore, met with Mr. D. Bryan Jones and Messrs. Scott B. Jones and Lawrence P. Cannon, Novamerican’s President and Vice President and Chief Financial Officer, respectively, to discuss Symmetry’s interest in Novamerican and express Symmetry’s commitment to a thorough yet efficient acquisition process.

On April 30, 2007, Messrs. Playford, De Gasperis and Lepore and Mrs. Karen Narwold, Esq., Symmetry’s legal counsel, participated in a teleconference with Messrs. Jones, Jones, and Cannon and Novamerican’s counsel, Stikeman Elliott LLP, to define certain parameters of a due diligence and acquisition process.

On May 2 and 3, 2007, Mr. De Gasperis and Mrs. Narwold met with Mr. Scott B. Jones and Mr. Christopher Pickwoad, a director and the former Executive Vice President and Chief Financial Officer of Novamerican. In the meeting, Mr. De Gasperis and Mrs. Narwold provided an overview of Symmetry and discussed the benefits of a transaction with Symmetry. Symmetry also discussed, on a preliminary basis, the general structure for a potential transaction, including total consideration of approximately $500 million, Novamerican’s estimated cash on hand, and requested a two week period for Symmetry to conduct due diligence and provide a firm committed offer, including committed debt financing of approximately $450-$500 million. The debt financing would augment Symmetry’s equity of up to $140 million held in trust, fund the remaining cash component of the acquisition consideration and provide post-closing liquidity of approximately $100 million. Symmetry management also invested significant time describing to Mr. Scott B. Jones and Mr. Pickwoad and Novamerican’s counsel about “special purpose acquisition companies” and the proposed acquisition process, including regulatory reviews and required stockholder approval. Subsequent to these meetings, Mr. D. Bryan Jones informed Mr. De Gasperis that the board of directors of Novamerican was prepared to provide Symmetry with a non-exclusive two week due diligence period.

On May 4, 2007, following a regularly scheduled audit committee meeting of Symmetry’s board of directors, Mr. De Gasperis provided the Symmetry directors with an update on the progress of the discussions with Novamerican.

On May 7, 2007, Symmetry, after interviewing several Canadian law firms, engaged Davies Ward Phillips & Vineberg LLP as its legal advisor in connection with the proposed transaction.

On May 14, 2007, Symmetry commenced its legal due diligence of Novamerican using Davies Ward Phillips & Vineberg LLP. Symmetry also retained other third parties to conduct additional due diligence, including diligence with regard to taxes, systems, internal controls and accounting matters of Novamerican.

On May 21, 2007, Symmetry’s board of directors met to review the potential Novamerican opportunity, including a preliminary financial model, preliminary debt financing structure and the negotiations to date on the transaction terms, including acquisition consideration, lock-up agreements and termination break fees. Mr. De Gasperis noted, based on the preliminary assessments and due diligence performed to date, that Novamerican appeared to meet most of the characteristics conducive to an effective implementation of Symmetry’s operating methodology and the highest potential for cash flow growth including (a) 30% of additional extractable capacity with no significant additional capital, (b) large, addressable, yet underexploited markets for its products, and (c) the ability to accelerate cycle times and reduce inventories by 30%. These improvements would result in annual returns on the proposed equity investment of greater than 40% per annum, representing returns consistent with Symmetry’s target return expectations. The board of directors determined that, based on the information available at that time and the preliminary due diligence results, Symmetry management team should continue to evaluate and pursue the acquisition of Novamerican.

Throughout this period, various meetings and telephone conferences were held among Symmetry’s management, Novamerican’s management and each of their respective legal counsel regarding due diligence, the business of Novamerican and terms of the definitive arrangement agreement and other related agreements for the proposed acquisition. During the same period, Symmetry continued its due diligence process and received reports from third parties conducting due diligence reviews on its behalf.

Throughout this period and continuing through June 18, 2007, Symmetry had various meetings and telephone conference calls regarding the debt financing necessary for the acquisition and Symmetry and its counsel had various conference calls with counsel for the banks regarding due diligence of Novamerican.

On May 29, 2007 and again on June 2, 2007, Symmetry’s board of directors met to review the status of the Novamerican opportunity. At that time, the management team reviewed the financial position of Novamerican, including a financial model with various sensitivities, the preliminary corporate, tax and capital structure of the acquisition, the operations of the business, including capacity utilization of the existing facilities, the results of due diligence, including employee benefit and pension and post-retirement plans, labor relations, environmental compliance, litigation and claims, and the indicative terms and conditions of the definitive agreements.

From June 4, 2007 through June 15, 2007, Messrs. De Gasperis and Lepore and Mrs. Narwold met with Novamerican management to complete the due diligence review and continue negotiating the terms of the arrangement agreement and related agreements. During this same period, Symmetry’s and Novamerican’s respective counsel had several telephone conference calls and meetings to negotiate the terms of the definitive agreements.

On June 16, 2007, Symmetry’s board of directors met again to discuss the proposed acquisition and related transactions, including the proposed private placement discussed below. Mr. Kenneth Klassen, a partner at Davies Ward Phillips & Vineberg LLP and Mrs. Narwold reviewed the terms of the arrangement agreement and related agreements for, and answered questions from, the directors. The management team also reviewed with the board various valuation analyses of Novamerican, including comparable acquisition multiples, publicly-traded comparable company analysis and a discounted cash flow analysis, as discussed in more detail below. While no one factor determined the final agreed upon consideration in the acquisition, Symmetry’s board of directors reviewed various industry and financial data in addition to the various valuation analyses and metrics compiled by Symmetry and its consultants, in order to determine that the consideration to be paid to the stockholders of Novamerican is fair, from a financial point of view, to Symmetry stockholders. Mr. De Gasperis also reaffirmed that, consistent with Symmetry’s preliminary assessments, Novamerican best met the profile and characteristics discussed on March 13, 2007, and represented the highest identified potential for cash flow growth resulting in returns on the proposed equity investment of greater than 40% per annum. During the meeting, Symmetry’s board of directors also discussed the option of obtaining a fairness opinion for the proposed acquisition. The Symmetry board of directors decided not to obtain such an opinion before signing the arrangement agreement based on its belief that collectively its members have extensive experience in evaluating business opportunities in the basic industries sector. Accordingly, the board of directors determined that no additional benefit was to be derived from the considerable additional expense (anticipated to be between $250,000 and $1.0 million) to obtain a fairness opinion.

On June 19, 2007, the Symmetry board of directors met to authorize the acquisition of Novamerican. In connection with the proposed acquisition, the Board discussed the need for additional working capital to fund Symmetry’s expenses prior to the closing of the acquisition as well as the need for additional equity to invest in the acquisition, the various options for raising such additional working capital and equity financing, and the need for confidentiality and expeditious decisions in light of the risks to the transaction of delay or disclosure. During this meeting, the board reviewed again the terms of a $1 million proposed private placement of warrants to be subscribed by Mr. Playford, at the volume-weighted average price for the warrants for the 20 trading days prior to the execution of the definitive agreements. The proceeds of the private placement, to be closed on the signing of the definitive agreements, would be used to fund working capital. In addition, the board reviewed again the terms of a $15 million proposed private placement of units to be subscribed by Mr. Playford and certain other founding stockholders for $8.00 a unit. The proceeds of the private placement, to be closed on the closing of the acquisition, would be to partially fund the acquisition purchase price. Separately, our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction) unanimously determined that the terms of the private placements were no less favorable to us than we could obtain from unaffiliated parties and were fair and approved them. In making such determination, the disinterested directors took into account various factors, including market prices for similar securities, the information available with respect to the proposed acquisition, the need for confidentiality and expeditious decisions and commitments, the resources available and time required for alternative financing, the limitation on transfer of such shares for a period of 2 years, and the lack of customary placement agent costs and fees. In addition, the board of directors unanimously determined that the acquisition proposal is in the best interests of Symmetry and its stockholders, that the consideration to be paid by Symmetry in connection with the acquisition of Novamerican is fair to Symmetry’s stockholders from a financial point of view and that the fair market value of Novamerican is equal to or greater than 80% of the net assets of Symmetry at the time of the execution of the definitive agreement for the acquisition. The board further unanimously approved and declared advisable the acquisition proposal and approved the arrangement agreement and the related debt and equity financing and other related agreements and transactions and unanimously recommended that the holders of Symmetry common stock vote “FOR” the acquisition proposal.

On June 21, 2007, the special committee of the board of directors of Novamerican, composed of three independent directors of Novamerican and formed to review the terms and conditions of the acquisition, held a meeting to receive, among other things, an update with respect to the status and timing of the proposed acquisition, to review the final draft of the arrangement agreement, lock-up agreement and related agreements, and to consider other legal and financial matters relating to the proposed arrangement. At that meeting, the special committee reviewed, with the assistance of its independent financial advisor Deloitte & Touche Corporate Finance Canada Inc. (“Deloitte”) and independent legal advisor Ogilvy Renault LLP, the proposed terms of the plan of arrangement, the arrangement agreement and all ancillary agreements. Following such review, Deloitte provided the special committee with its verbal opinion that, as of such date, the consideration offered by Symmetry under the proposed acquisition to the stockholders of Novamerican was fair, from a financial point of view, to such stockholders (other than D. Bryan Jones and Scott B. Jones). After thorough discussion, the special committee unanimously recommended to the board of directors of Novamerican that the board approve the plan of arrangement and enter into the arrangement agreement.

Following the meeting of the special committee, the board of directors of Novamerican held a meeting. At that meeting, the board also reviewed the terms of the draft arrangement agreement and related agreements with counsel to Novamerican, received the report from the special committee, determined that the acquisition is in the best interest of Novamerican and its stockholders and approved entering into the arrangement agreement and related agreements, with the interested directors of Novamerican abstaining.

On June 21, 2007, Symmetry, JPMCB and JPMorgan executed the commitment letter under which JPMCB agreed to provide $500 million underwritten debt financing for the acquisition.

On June 21, 2007, Symmetry and Novamerican entered into the arrangement agreement and related agreements and publicly announced the proposed acquisition through a joint press release.

On July 6, 2007, Symmetry and JPMCB, JPMorgan, CIBC, CIT, and CIBC World Markets entered into an amended and restated commitment letter under which JPMCB, CIBC and CIT agreed to provide $500 million underwritten debt financing for the acquisition.

Interests of Symmetry’s Directors, Officers and Special Advisor in the Acquisition

In considering the recommendation of the board of directors of Symmetry to vote for the acquisition proposal, you should be aware that certain of Symmetry’s directors, officers and special advisor have interests in the acquisition that differ from, or are in addition to, those of Symmetry stockholders generally. See “Certain Relationships and Related Party Transactions – Conflicts of Interest.” In particular:

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If the acquisition is not approved and Symmetry fails to consummate an initial business combination within the time allotted pursuant to its amended and restated certificate of incorporation, Symmetry is required to liquidate. Upon liquidation, the warrants and founding shares owned by Symmetry’s directors, officers, and special advisor will be worthless. Holders of warrants and founding shares are not entitled to receive any distributions upon liquidation of Symmetry, except for the right to distribution to holders of founding shares of a portion of our assets (after the distribution of $150.0 million to public stockholders) not to exceed $3.75 million, representing their investment in the pre-IPO warrants, subject to the assignment of such right to Novamerican discussed elsewhere herein. See the section entitled “Arrangement Agreement—Termination Fees.” Accordingly, Symmetry’s officers and directors who acquired shares of Symmetry common stock prior to Symmetry’s initial public offering at a price per share of $0.001 will benefit if the acquisition is approved.

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Symmetry’s officers, directors and special advisor, and their affiliates and related parties, own shares of common stock that have a market value of approximately $36.7 million based on the closing price of $7.55 as of June 30, 2007, representing an unrealized profit of $35.5 million. They also own warrants that have a market value of $5.6 million based on the closing price of $1.29 as of June 30, 2007, representing an unrealized profit of $1.7 million. See also “Summary Of The Proxy Statement – Interests of Symmetry Directors, Officers and Special Advisor in the Acquisition.” However, as Symmetry’s officers, directors and special advisor are contractually prohibited from selling their shares of common stock pursuant to the terms of an escrow agreement, prior to March 7, 2010, during which time the value of the common stock may increase or decrease, it is difficult to determine the actual gain or loss that may be realized by them following the acquisition.

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Upon completion of the acquisition, Symmetry will continue to be managed by Corrado De Gasperis, Chief Executive Officer, and Domenico Lepore, President. Mr. De Gasperis and Dr. Lepore will remain as officers and directors after the acquisition and it is anticipated that they will become the new Chief Executive Officer and President, respectively, of Novamerican. The board of directors of Symmetry following the acquisition will remain unchanged; that is, Gilbert E. Playford will remain Chairman of the board and M. Ridgway Barker, Scott C. Mason and Robert W. Ramage, Jr. will remain directors.

Symmetry’s Reasons for the Acquisition and Recommendation of the Symmetry Board

The Symmetry board of directors has concluded that the acquisition of Novamerican is in the best interests of Symmetry and its stockholders and that the acquisition is fair, from a financial point of view, to Symmetry’s stockholders. The Symmetry board of directors also concluded that the fair market value of Novamerican is equal to at least 80% of Symmetry’s net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6.0 million) at the time of the execution of the definitive agreements for the acquisition. The acquisition consideration for Novamerican is $585.2 million, less a minimum of $91.0 million cash on hand at closing (resulting from cash from operations and cash proceeds from the asset sales and the Sale Leaseback required by the arrangement agreement). Eighty percent of Symmetry’s net assets at June 30, 2007 (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6.0 million) is approximately $112.0 million.

In making its determination, Symmetry’s board relied upon the traditional multiple valuation methods and analyses associated with a fairness opinion typically provided by an investment bank, including comparable acquisition multiples, publicly-traded comparable company analysis and discounted cash flow analysis. The board of directors did not seek a fairness opinion because the board believed that collectively its members have extensive experience in evaluating business opportunities in the basic industries sector. Accordingly, the board of directors determined that no additional benefit was to be derived from the considerable additional expense (anticipated to be between $250,000 and $1.0 million) to obtain a fairness opinion.

Members of our management team have extensive experience in acquisition, financing, restructuring, refinancing and capital market transactions in the basic industries sector and for highly leveraged, global manufacturing companies. Gilbert E. Playford has over 34 years of corporate management, governance and operational experience in industrial manufacturing, including in the chemicals, energy, metals and mining industries. Mr. Playford is currently Chairman, Chief Executive Officer and President of GBS Gold International Inc., an international gold company that Mr. Playford formed through multiple acquisitions, including a reverse takeover of Terra Gold Mining Ltd., the acquisition of Northern Gold NL and the purchase of the remaining 50% interest in Northern Gold’s Burnside joint venture from Harmony Gold Mining Company Limited, all of which were junior gold exploration companies in Australia. Corrado De Gasperis has over 20 years of global manufacturing and finance experience, including corporate management and governance, highly leveraged and complex financing, strategic planning, global operational restructuring and new business development, primarily in the metals and mining, chemicals, electronics and alternative energy industries. Mr. De Gasperis is currently Chairman of the Audit and Corporate Governance Committee and a member of the Nominating and Advisory Committees of GBS Gold. Dr. Domenico Lepore was formerly the President of ILUT Srl (and its predecessor firm, MST Methods for Systems Thinking Srl), an Italian management firm, which he founded, specializing in the turnaround and improvement of national and multinational industrial businesses primarily based in Europe and the U.S. Dr. Lepore has been instrumental in the turnaround of a wide range of businesses in industries including aluminum, automotive, printing, diversified industrial and consumer products. Scott C. Mason has over 25 years of experience in global corporate business management and industrial manufacturing, including in the chemicals, polymers, energy and alternative energy, metals, diversified industrials, and water equipment and processing industries. Mr. Mason is currently Group Vice President and President of Alternative Channels and Operations Planning for Nalco Holding Company, a leading global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. M. Ridgway Barker has over 25 years of legal experience involving corporate finance, corporate and strategic transactions, business development activities, executive compensation, accounting, internal investigation and audit, customer and supplier contracting, and corporate governance for chemical and manufacturing companies, telecommunication, bio-technology and computer companies, and other retail and industrial businesses. Robert W. Ramage, Jr. has over 25 years of experience in complex, institutional financing, including public and private project financings and multi-currency loan agreements, focused on the energy, petrochemical, natural resources extraction, heavy manufacturing and utility industries. Mr. Ramage is currently the co-owner and President of Port Westward LNG LLC, a liquefied natural gas (LNG) import terminal developer in the Pacific Northwest. Further, our special advisor, Donald C. Bailey, has over 45 years of experience in the global metals, mining and mineral resources exploration and processing industries and is currently Chairman of LionOre Mining International Ltd., an international nickel manufacturing company with assets in South Africa and Australia.

The board of directors also relied on due diligence reviews and analyses of Novamerican performed by various independent professionals, including financial, legal, accounting and other consultants, retained for such purpose. Symmetry engaged an accounting firm solely for the purpose of performing financial due diligence and identifying issues on behalf of management with respect to the acquisition, and a law firm, who performed legal due diligence and advised Symmetry in the negotiations of the terms of the arrangement agreement and for related agreements. The consultants are paid primarily based on the amount of time spent on the engagement and are reimbursed reasonable out-of-pocket expenses. As part of the financing of the transaction, Symmetry and certain financial institutions and their legal advisors performed additional due diligence as required to obtain financing commitments. The financial institutions financing the transaction and their legal advisors are paid at, or shortly after, closing of the transaction upon funding.

Symmetry conducted a due diligence review of Novamerican that included a review of Novamerican’s existing business model and industry, a valuation analysis, financial projections and a review of reports prepared by our independent consultants in order to enable our board of directors to ascertain the reasonableness of the acquisition consideration to be paid to Novamerican’s stockholders. In our analysis of market conditions for Novamerican’s products, we considered the outlook for growth and decline within the various markets served by the Novamerican products.

The Symmetry board of directors considered a wide variety of factors in connection with its evaluation and recommendation to approve the arrangement agreement and the related agreements, including the purchase price. The board relied on an analysis or review of factors, including, but not limited to:

•	Novamerican’s historically reliable profits and cash generation and the impact that the larger amount of debt financing would have on Novamerican’s cash flows;

•	Novamerican’s assets, including the quality, condition and utilization thereof and their capability to support continued growth without substantial new investment;

•	Novamerican’s industry dynamics, including existing customers and market segments;

•	Novamerican’s sales and distribution capabilities;

•	Novamerican’s product quality, mix and competitive position;

•	Novamerican’s experienced and capable operations level management team;

•	Novamerican’s strong financial position, including the absence of material liabilities for employee benefit plans or environmental costs customary to certain North American industrial manufacturers;

•	Novamerican’s existing regulatory environment;

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the experience of Symmetry’s management in building, managing and financing industrial companies, including the implementation of our operating methodology, The Decalogue™, to potentially accelerate growth, enter new markets, increase market share, reduce working capital requirements and improve profitability;

•	the valuation of comparable companies;

•	the valuation of comparable arrangement/acquisition transactions;

•	other publicly available reports published by third-parties on markets and companies similar to Novamerican; and

•	Novamerican’s historical, audited consolidated financial statements.

In light of the complexity of those factors, the Symmetry board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Symmetry board of directors may have given different weight to different factors.

The valuation analyses reviewed by the Symmetry board of directors in connection with approving the arrangement agreement, including the purchase price, is described in more detail below.

Attractive Valuation

Symmetry is purchasing Novamerican at an attractive valuation using accepted standards of value, including cash flow and EBITDA multiples, discounted cash flow and replacement cost. Symmetry’s board of directors used several logical and analogical methodologies traditionally employed in acquisitions to arrive at its current valuation of Novamerican. Logically, Symmetry evaluated the projected financial results, the quality and net realizable value of the existing assets, the causes that effect possible increased throughput and cash flows from the assessed capability of these assets, and ultimately applied a discounted cash flow analysis to these assessments to arrive at the firm value of Novamerican as of May 26, 2007, summarized below in the section entitled “Discounted Cash Flow Analysis.” The firm value was then used by the board of directors to determine that the acquisition was in the best interests of Symmetry and its stockholders and that the acquisition is fair, from a financial point of view, to Symmetry’s stockholders. The projected financial results were made solely for the purpose of determining valuation and, as the projections are based on numerous assumptions, including those discussed below, undue reliance should not be placed on them as an indication of future results. Actual future results may vary significantly from projected future results.

Symmetry also assessed the value on more traditional, analogical methodologies, including evaluating comparable acquisition multiples and comparable, public company multiples. The following factors, among others, were considered in determining Novamerican’s cash generating potential for each methodology employed: (a) EBITDA for fiscal 2006; (b) potential EBITDA and free cash flow for fiscal 2007; and (c) effects on cash generation, both positive and negative, caused solely by the consummation of this transaction, including the projected debt servicing obligation. Symmetry’s management believes that it is customary for the industry to use EBITDA multiples as a means of evaluating and comparing potential acquisitions and accordingly has also done so; however, Symmetry management believes that EBITDA alone understates the full cash generating capacity of Novamerican even before consideration of the effects of implementing The Decalogue™.

In addition, EBITDA alone does not solely determine a company’s ability to satisfy its debt servicing obligation. Therefore, separately from its determination that the acquisition was in the best interests of Symmetry and its stockholders and that the acquisition is fair, from a financial point of view to Symmetry’s stockholders, the board of directors also considered the company’s ongoing ability to service the transaction-related debt obligations. Symmetry management applied the projected capital structure, assuming no conversion and maximum conversion, to Novamerican’s historical financial position and results and its projected financial results to arrive at projected free cash flow. Pro forma interest expense for fiscal year ended December 31, 2006, assuming that no public stockholder properly exercised their conversion right, was approximately $35.2 million. To the extent that less cash is released from the trust account, for example, because the maximum number of public stockholders vote against the proposed acquisition and properly exercise their conversion right, initial debt levels would increase by $42 million and pro forma interest expense for 2006 would be higher by $3.6 million. For the six months ended June 30, 2007, pro forma interest expense was $18.0 million. The amount of cash flow from operations available from Novamerican’s most recent statement of cash flows, that is, for the six months ended May 26, 2007, was $27.7 million. There are no scheduled principal payments under the ABL Facility prior to its maturity in 2012, or under the Senior Notes/Bridge Facility prior to their maturity in 2015. From fiscal 2004-2006, Novamerican’s average debt outstanding was $62.3 million. During fiscal 2007, Novamerican repaid all of its outstanding indebtedness and, at May 31, 2007, Novamerican’s debt was $0. Symmetry management and the board of directors then concluded that the projected free cash flows generated by Novamerican in the no conversion and maximum conversion scenarios were sufficient to service the debt obligations. The projected free cash flow used in the board of directors determination included the following major assumptions:

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revenue growth of 2.2%, 16.6%, 11.6%, 3% and 3% in fiscal 2008, 2009, 2010, 2011 and 2012, respectively. The projected revenue growth is based only on selling additional volume utilizing existing capacity with no material change in product mix and no pricing improvements. Novamerican achieved revenue growth of 0.7%, 8.6%, 51.6% and 8.9% in fiscal 2006, 2005, 2004 and 2003, respectively, which represents a four year average of 17.5%;

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cost of goods sold projected as 79.0% of revenue, throughout the forecasted periods. The percentage used in the financial projections is consistent with long-term historical results which were 78.0%, 79.6%, 70.7%, 79.1% and 75.5% in fiscal 2006, 2005, 2004, 2003 and 2002, respectively which represents a 5 year average of 76.6%;

•	plant and general and administrative expenses projected to increase 1.5% annually, which represents Symmetry’s forecast for these expenses;
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delivery and selling expenses increasing as a percentage of revenue to 4.6%. Novamerican’s historical delivery and selling expenses as a percentage of revenue were 4.7%, 4.4%, 4.3% and 5.7% in fiscal 2006, 2005, 2004 and 2003, respectively;

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Interest expense of $30.4 million, $26.0 million, $22.1 million, $16.3 million and $8.5 million in 2008, 2009, 2010, 2011 and 2012, respectively. These interest expense amounts were projected using the expected net debt balance for the respective periods assuming no conversion and the interest rates in effect at the time of closing; and

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capital expenditures projected to be $9.5 million in fiscal 2007 and $4.0 million annually from 2008 – 2012. The projected amounts from 2008-2012 represent maintenance capital expenditures as no growth capacity is anticipated given the available capacity of Novamerican.

For purposes of valuation, Symmetry’s management and the board of directors used the net purchase price to be paid for Novamerican. The calculated net purchase price is equal to $494.2 million and represents the gross purchase price of $585.2 million

($56.00 per share times 10.45 million shares) less $91.0 million of cash required to be on hand as a condition to closing, consisting of (a) $80.0 million of minimum cash on hand at closing (from operations and $15.0 million of minimum cash proceeds from the sale of Novamerican’s corporate aircraft and certain undeveloped land not currently used in operations) and (b) $11.0 million of minimum cash proceeds from the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Québec, Canada.

The net purchase price represents:

•	6.1 times Novamerican’s EBITDA for fiscal 2006 which equals the net purchase price of $494.2 million divided by fiscal 2006 EBITDA of $80.8 million; and

•	6.4 times Novamerican’s four-year average EBITDA (fiscal 2003 through fiscal 2006) which equals the net purchase price of $494.2 million divided by $77.2 million.

Upon the closing of the transaction, certain corporate executives, including Messrs. Jones, Jones and Cannon, will leave the employment of Novamerican. A net reduction of approximately $5.9 million (based on fiscal 2006) in general and administrative expenses, including the cumulative compensation expense associated with these employees and the annual operating costs related to assets to be sold, will occur. This net expense includes the addition of approximately $2 million of operating expense from Symmetry. This and the other pro forma adjustments to EBITDA would reduce the net purchase price relative to the pro forma EBITDA for fiscal 2006 to approximately 5.8 times which equals the net purchase price of $494.2 million divided by 2006 pro-forma EBITDA of $85.3 million.

Comparable Acquisition Multiples

Novamerican's calculated valuation using the multiple of EBITDA compares favorably to the average EBITDA multiple of 10.2 times based on the following precedent acquisitions within its industry occurring within the last 12 months:

•	the acquisition of Steel Technologies by Mitsui & Co., announced in February 2007, in which the EBITDA purchase multiple was 12.0x; and

•	the acquisition of Harris Steel Group by Nucor Corporation, announced in December 2006, in which the EBITDA purchase multiple was 8.3x.

The list of recently publicly-announced acquisitions set forth above is not an exhaustive list of comparable acquisitions in the steel sector but does represent all of the publicly available downstream steel and metals processing transactions in the basic industries sector within the last twelve months. The transactions are, in the opinion of Symmetry’s management, a representative list of companies that were deemed comparable. Symmetry intentionally omitted publicly disclosed transactions in the primary metal producing sector because it believes these transaction valuations and the resulting multiples are not comparable given the differences in the businesses and the large amount of consolidation currently underway in this sector versus the downstream steel and metals processing sector. In addition, the primary metal producers sector differs greatly from the downstream steel and metals processing sector, specifically their asset base, supplier base, customer base and production processes are different. Using a comparable acquisition multiple of 10.2 times would produce a valuation for Novamerican of $824.2 million based on fiscal 2006 EBITDA of $80.8 million and $870.1 million based on fiscal 2006 pro forma EBITDA of $85.3 million.

Publicly Traded Comparable Companies

Symmetry’s management, utilizing independent analyst and other publicly available research reports and their knowledge of the industry, compiled an analysis of 7 publicly-traded companies processing and distributing steel and aluminum products and operating as intermediaries between primary metal producers and the manufacturers that require processed metal. There were no companies identified in the process that were omitted from the analysis. While this group of companies may not be a complete list of public companies in these sectors, Symmetry’s management believes that this list provides meaningful information from which to imply a valuation for the proposed acquisition. The comparable companies listed in the table below all directly compete with Novamerican in some or all of their businesses and therefore represent an accurate comparable list. Symmetry did intentionally omit public companies in the primary metal producing sector because these businesses differ greatly from the downstream steel and metals processing sector, specifically their asset base, supplier base, customer base and production processes.

There were no companies in Novamerican’s industry sector that were identified and excluded from the list. The publicly-traded comparable companies are listed below:

Company	Ticker	2006 Revenue	2006 Net Income	Market Value (a)	Firm Value (b)	EBITDA		Firm Value / EBITDA
						LTM (c)	2006	LTM (c)	2006
(in thousands)
Gibraltar Industries	ROCK	$1,303,360	$ 57,270	$ 628,132	$1,048,862	$ 126,130	$ 134,758	8.3 X	7.7 X
Olympic Steel	ZEUS	981,000	31,050	334,963	385,213	59,350	60,439	6.5	6.4
Reliance Steel	RS	5,748,380	354,510	4,420,578	5,720,578	779,710	693,149	7.3	8.3
Russel Metals (C$)	RUS	2,692,100	158,700	2,002,416	2,206,316	255,070	270,200	8.6	8.2
Ryerson Inc.	RYI	5,908,900	71,800	1,044,100	2,094,100	239,800	264,900	8.7	7.9
Samuel Manu-Tech (C$)	SMT	905,200	46,720	396,114	510,284	87,120	91,590	5.9	5.6
Worthington Industries	WOR	2,897,180	145,990	1,782,950	2,147,510	253,830	298,144	8.5	7.2
Median		$2,692,100	$ 71,800	$ 1,044,100	$2,094,100	$ 239,800	$ 264,900	8.3 X	7.8 X
Novamerican	TONS	$ 840,800	$ 44,300	$ 585,200	$ 494,200	$ 70,086	$ 80,840	7.0 X	6.1 X

Notes:
(a) Market value reflects fully diluted shares (common shares outstanding, options, warrants, in-the-money convertible securities).
(b) Firm value (FV) equals market value of equity plus net debt.
(c) LTM means Latest Twelve Months.

This analysis shows a median ratio of total enterprise value (the market value of such companies' equity plus outstanding debt) to latest twelve-month EBITDA of 8.3 times. Using a publicly traded comparable company multiple of 8.3 times would produce a valuation for Novamerican of $670.6 million based on fiscal 2006 EBITDA of $80.8 million and $708.0 million based on fiscal 2006 pro forma EBITDA of $85.3 million.

Discounted Cash Flow Analysis

Symmetry’s management also completed a discounted cash flow analysis in which financial projections compiled from Novamerican’s historical financial results and Novamerican’s and Symmetry’s management’s judgment were used to forecast free cash flows for its business over a five-year period assuming Novamerican’s current capital structure. Accordingly, this analysis does not take into consideration the acquisition debt financing. The purpose of the discounted cash flow was to estimate Novamerican’s firm value based on the projected financial results and the capital structure as of May 26, 2007 in order to determine that the acquisition was in the best interests of Symmetry and its stockholders and that the acquisition is fair, from a financial point of view, to Symmetry’s stockholders. The projected financial results were made solely for the purpose of determining valuation and, as the projections are based on numerous assumptions including those discussed below, undue reliance should not be placed on them as an indication of future results. Actual future results may vary significantly from projected future results.

The projections represented Novamerican’s and Symmetry’s management's judgment as of the date the information was provided to Symmetry (May 2007), and incorporated the following major assumptions:

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revenue growth of 2.2%, 16.6%, 11.6%, 3% and 3% in fiscal 2008, 2009, 2010, 2011 and 2012, respectively. The projected revenue growth is based only on selling additional volume utilizing existing capacity with no material change in product mix and no pricing improvements. Novamerican achieved revenue growth of 0.7%, 8.6%, 51.6% and 8.9% in fiscal 2006, 2005, 2004 and 2003, respectively, which represents a four year average of 17.5%;

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cost of goods sold projected as 79.0% of revenue, throughout the forecasted periods. The percentage used in the financial projections is consistent with long-term historical results which were 78.0%, 79.6%, 70.7%, 79.1% and 75.5% in fiscal 2006, 2005, 2004, 2003 and 2002, respectively, which represents a 5 year average of 76.6%;

•	plant and general and administrative expenses projected to increase 1.5% annually which represents Symmetry’s forecast for these expenses;

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delivery and selling expenses increasing as a percentage of revenue to 4.6%. Novamerican’s historical delivery and selling expenses as a percentage of revenue were 4.7%, 4.4%, 4.3% and 5.7% in fiscal 2006, 2005, 2004 and 2003, respectively; and

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capital expenditures projected to be $9.5 million in fiscal 2007 and $4.0 million annually from 2008 – 2012. The projected amounts from 2008-2012 represent maintenance capital expenditures as no growth capacity is anticipated given the available capacity of Novamerican.

The discounted cash flow valuation was taken using a weighted average cost of capital ranging from 14.7% to 16.7%, reflecting what Symmetry's management believed to be a reasonable range of rates to discount future cash flows based on the cost of debt and equity capital in Novamerican’s industry. Symmetry’s management used a terminal value range of 5.5 times to 7.5 times projected EBITDA in the terminal year. Symmetry’s management believes this multiple range to be reasonable when compared to the current comparable median EBITDA multiples of 8.3 times for the public comparable precedent transactions presented in the table above.

Using a weighted average cost of capital of 15.7% and a terminal value of 6.5 times EBITDA in the final year of the model resulted in a valuation of $771.1 million for Novamerican.

Summary of Valuation Methods

Based on the information and the methodologies described above, Novamerican has a value ranging from approximately $670.6 million based on publicly traded comparable companies, $771.1 million based on a discounted cash flow analysis (using a weighted average cost of capital of 15.7% and a terminal value of 6.5 times EBITDA in the final year of the model) and $824.2 million based on recent comparable acquisition transactions. The average of the three methods yields a value of approximately $755.3 million.

Symmetry’s board of directors believes that each of the above factors and analyses strongly supports its determination and recommendation to approve the acquisition. In its deliberations, Symmetry’s board of directors also considered the risk factors described herein, among others, including:

•	the debt necessary to consummate the acquisition, the cash flow necessary to service such debt and its possible adverse affect on Symmetry’s financial condition;

•	the use of available cash to service the debt could limit funds available for other purposes, including capital expenditures;

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the prices Novamerican pays for steel and other raw materials, and the prices Novamerican is able to charge its customers for its products, may fluctuate due to a number of factors beyond its control, which could negatively impact the prices of its products, reduce its margins of profitability, and weaken its financial condition; and

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Novamerican’s business may be affected by the cyclicality of the industries that purchase its products and that reduced demand from any one of these industries could result in lower operating income and profitability.

Symmetry’s board of directors, in determining to recommend the acquisition, concluded that these potentially negative factors were outweighed by the potential benefits of the acquisition, including the opportunity for Symmetry’s stockholders to share in Novamerican’s future potential cash flow growth.

Potential as Acquisition Platform

Symmetry’s business strategy includes growth through possible future acquisitions. Symmetry’s board of directors believes that Novamerican’s historically reliable cash flow, extractable production capacity and longstanding customer relationships make it an excellent platform for future acquisitions. Symmetry further believes that the acquisition will position Symmetry to take advantage of further consolidation in the metals industry, as well as enable it to pursue a wide range of downstream opportunities.

Acquisition Financing

The equity financing and a portion of the debt financing will be funded at the closing and the proceeds will be combined with up to approximately $140 million of cash held in the trust account to pay the acquisition consideration and related fees and expenses.

Equity Financing

Symmetry’s Chairman, Mr. Playford, and Special Advisor, Mr. Bailey, have agreed to purchase in a private placement, contemporaneously with the closing of the acquisition, 1,875,000 units of Symmetry for $15.0 million, or $8.00 per unit. Each unit will consist of one share of common stock and one warrant. As such shares of common stock will not be purchased until after the stockholder vote on the proposed acquisition, the holders of such shares will not be entitled to vote on the proposed Acquisition. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. The warrants are identical to the public warrants, except as to the expiration date, and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. The purchasers may not transfer any of the shares of common stock included in the units prior to 2 years after the issue date other than to an estate, family member, family company or partnership or similar related persons.

Debt Financing

Symmetry received a loan commitment letter from JPMCB, JPMorgan, CIBC, CIT and CIBC World Markets pursuant to which JPMCB, CIBC and CIT have committed to provide financing of up to $500.0 million (which may be reduced by an amount by which the amount of Symmetry’s trust account exceeds certain minimums), consisting of a $175.0 million ABL Facility, of which a maximum of $71.2 million may be used to fund the acquisition and related transaction costs, and a $325.0 million Bridge Facility, which may not be drawn or may be repaid as described below, and a $91.0 million intra-day closing day facility. The $91.0 million intra-day closing day facility is a bridge for Symmetry to use to fund the full $585.2 million purchase price. Immediately upon closing, Symmetry will use the $91.0 million of cash that Novamerican is required to have on hand at closing to repay the $91.0 million intra-day closing day facility.

Symmetry intends to complete a capital markets transaction whereby an aggregate of up to $325.0 million of Senior Notes would be issued to finance the acquisition. To the extent Senior Notes are not issued prior to the close of the acquisition, then the acquisition will be funded under the Bridge Facility. JPMCB’s, CIBC’s and CIT’s commitments to provide the Bridge Facility are reduced by the principal amount of Senior Notes issued on or prior to the closing date of the acquisition. If Senior Notes are issued after the closing of the acquisition, the proceeds will be used to prepay the Bridge Facility.

Symmetry has an indirect, wholly owned U.S. subsidiary named Novamerican Steel Finco Inc. which will be (i) a borrower under the ABL Facility and (ii) the issuer of the Senior Notes or the borrower under the Bridge Facility, as the case may be (“US Borrower”). Novamerican Steel Finco Inc. has a Canadian subsidiary which will be a borrower under the ABL Facility (“Canadian Borrower”) and, after the mergers and amalgamations that will occur on the closing day, will hold all of the Canadian operations of Novamerican and its subsidiaries. The U.S. Borrower and the Canadian Borrower will loan or contribute to Acquisitionco the proceeds from the proposed debt financing received on the closing day, which Acquisitionco will use, in part, to pay the consideration to the shareholders of Novamerican. At closing, Acquisitionco will deposit, or cause to be deposited, $585.2 million in cash in immediately available funds with a third party depositary in an amount sufficient to pay the purchase price for the benefit of each Novamerican stockholders.

The commitment letter provides for the ABL Facility to be a five-year facility with no amortizing payments, with a borrowing base at any time equal to: (a) the sum of (i) up to 90% of eligible accounts and (ii) the lesser of (A) up to 70% of the eligible inventory and (B) up to 85% of then net orderly liquidation value of inventory, in each case, subject to certain eligibility reserves; minus (b) the sum of (i) a customary availability block and (ii) usual and customary reserves. The borrowing base will be determined separately for the U.S. subsidiaries and the Canadian subsidiaries. US dollar borrowings under the ABL Facility will bear interest at LIBOR, or US base rate, plus an applicable margin, depending upon the excess availability under the ABL Facility. Initially, the applicable margins will be LIBOR plus 1.50% or (or approximately 7.08%) US base rate plus 0.50%. The US base rate is the higher of (i) the prime rate announced by JPMCB or (ii) the federal fund effective rate plus 0.50%. In the case of Canadian dollar-denominated loans, the interest rate will be the Canadian prime rate plus the applicable margin for base rate loans. For Canadian dollar-denominated bankers acceptances (or BA equivalent loans), the discount rate will be the average discount rate applicable to bankers’ acceptances for the period selected, the borrower will pay stamping fees which will be equal to the margin for LIBOR based rates.

The commitment letter provides for the senior secured loans under the Bridge Facility to mature on the first anniversary of the closing under the Bridge Facility, but that each lender in respect of any senior secured loan under the Bridge Facility outstanding on the first anniversary of the closing under the Bridge Facility will have the option to exchange its loans for senior notes issued under an indenture that complies with the Trust Indenture Act of 1940. The maturity of any such loans not so exchanged will automatically be extended to the eighth anniversary of the closing under the Bridge Facility. There are no amortizing payments under the Bridge Facility. Prior to the first anniversary of the closing under the Bridge Facility, such loans will bear interest at LIBOR plus 4.50% (or approximately 10.08%), and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. Following the first anniversary of the closing under the Bridge Facility, the extended loans will bear interest at a rate equal to the interest rate borne by the Bridge Facility on the day immediately preceding the first anniversary plus 50 basis points and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. The Bridge Facility is subject to mandatory redemption with the proceeds from certain asset sales, the issuance of debt securities and the issuance of equity, and subject to repurchase or repayment at the option of the holder upon a change in control. The Bridge Facility may be optionally repaid at any time.

The ABL Facility will be secured by (a) perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of Symmetry and each subsidiary guarantor and (b) perfected second priority security interests in substantially all of the remaining assets of Symmetry and its subsidiaries, subject to certain limitations with respect to non-US subsidiaries. The Senior Secured Loan Collateral will include mortgages on real property owned by Symmetry and its subsidiaries, the pledge of equity interests in, and indebtedness owed to, subsidiaries of Symmetry and liens on equipment, investment property, copyrights, trademarks, other intellectual property, contract rights, other general intangibles and proceeds of the foregoing. The Bridge Facility will have a perfected first priority security interest in the Senior Secured Loan Collateral and will have a perfected second priority security interest in the ABL Collateral, subject in each case to certain limitations. Symmetry and its U.S. subsidiaries will each be a guarantor of the ABL Facility and the Senior Notes/Bridge Facility.

The ABL Facility and the Bridge Facility will contain representations and warranties and covenants usual for facilities and transactions of this type and will include annual field exams and appraisals and limitations on indebtedness, guarantee obligations and preferred equity interests; limitations on liens; limitations on fundamental changes; limitations on investments, loans, advances, guarantees and acquisitions; limitations on asset dispositions; limitations on sale-leaseback transactions; limitations on hedging agreements; limitations on dividends and distributions on, and redemptions and repurchases of, equity interests and other similar payments; limitation on prepayments, redemptions and repurchases of other debt; limitations on transactions with affiliates; limitations on restrictive agreements affecting subsidiaries; limitations on amendments to, and waivers of rights under, certain material agreements; and prohibition of changes in fiscal year other than to conform Symmetry and Novamerican’s fiscal years. The ABL Facility will also contain a requirement for Symmetry to maintain a minimum ratio of its EBITDA to its fixed charges when availability under the ABL Facility is less than $20.0 million.

If the Senior Notes are issued, the Indenture will contain representation and warranties and covenants usual for high yield offerings of this type and are expected to include limitations on the incurrence of indebtedness, guarantee obligations and preferred equity interests; limitations on liens; limitations on investments, loans, advances, guarantees and acquisitions; limitations on asset dispositions, mergers or consolidations; limitations on sale-leaseback transaction; limitations on restricted payments; limitations on transactions with affiliates; limitations on subsidiary indebtedness; and limitations on restrictions of subsidiary dividends. If issued, the Senior Notes are expected to be secured with the same security as the Bridge Facility.

JPMCB’s, CIBC’s and CIT’s commitments are not conditioned upon completion of due diligence nor are they conditioned upon the absence of a material adverse change in debt markets from the time that the commitment was entered into. JPMCB’s, CIBC’s and CIT’s commitments and the initial loans under the ABL Facility and the Bridge Facility are conditioned upon (a) the closing of the acquisition, (b) completion, execution and delivery of satisfactory definitive documentation, (c) receipt by JPMorgan and CIBC World Markets of the results of field examinations and inventory appraisals (prepared by a third party appraisal firm) reasonably satisfactory to JPMorgan and CIBC World Markets, (d) receipt of solvency opinion, (e) absence of a material adverse change (as defined in the arrangement agreement), (f) perfection of security interests, (g) receipt of the proceeds of a private placement of units, (h) receipt of customary closing documentation, (i) receipt of the proceeds of the sale of Novamerican’s corporate aircraft and certain undeveloped land not currently used in its operations and the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Québec, Canada substantially simultaneously with the initial borrowing under the ABL Facility and the Bridge Facility, (j) receipt of certain financial information and projections, (k) with respect to the Bridge Facility, the receipt of a preliminary offering memorandum for an offering of Senior Notes at least 30 days prior to the closing, (l) JPMCB’s, CIBC’s and CIT’s reasonable satisfaction that the structure of the acquisition and the capitalization, structure and equity ownership of Symmetry and its subsidiaries after giving effect to the acquisition is consistent with the terms of the loan commitment letter and in the arrangement agreement and (m) that the information given to JPMCB, CIBC and CIT prior to the execution of the commitment with respect to the business, operations, assets, or financial condition of Symmetry, Novamerican, and their respective subsidiaries did not contain any untrue statement of a material fact or omit any material fact necessary to make such information not materially misleading in light of the circumstances in which it was made.

Pro forma interest expense for fiscal year ended December 31, 2006, assuming that no public stockholder properly exercised his/her conversion right, was approximately $35.2 million. To the extent that less cash is released from the trust account, for example, because the maximum number of public stockholders vote against the proposed acquisition and properly exercise their conversion right, initial debt levels would increase by $42.0 million and pro forma interest expense for 2006 would be higher by $3.6 million. For the six months ended June 30, 2007, pro forma interest expense $18.0 million. The amount of cash flow from operations available from Novamerican’s most recent statement of cash flows, that is, for the six months ended May 26, 2007, was $27.7 million. The facilities have no scheduled principal payments until the ABL facility matures in 2012 and the Senior Notes/Bridge Facility matures in 2015.

During fiscal year 2007, Novamerican repaid all its outstanding indebtedness and, at May 31, 2007, Novamerican’s debt balance was $0.0. For the fiscal years 2004 through 2006, Novamerican’s average debt outstanding was $62.3 million. On a pro forma basis, cash flow from operations would be sufficient to pay debt service obligations, that is, interest expense, and to repay a portion of the outstanding amounts on the ABL Facility for the six months ended May 27, 2007. Assuming that after the acquisition Symmetry continues to generate cash as reflected in the pro formas, Symmetry does not expect that any material amount will be outstanding on the ABL Facility at maturity in 2012 and it would have sufficient cash on hand to repay any such outstanding amount. Prior to maturity, to the extent permitted by the terms of the ABL Facility and permitted or required by the terms of the Senior Notes/Bridge Facility, Symmetry may redeem a portion of the Senior Notes with the proceeds of the issuance of capital stock of Symmetry, may offer to purchase Senior Notes from the proceeds of asset dispositions, and may acquire Senior Notes in market transactions or, subject to limitations, redeem Senior Notes with cash from operations. Symmetry expects to repay the principal amount of the Senior Notes/Bridge Facility outstanding at maturity from cash generated from operations, and/or the proceeds of equity or debt financing.

Appraisal or Dissenters Rights

No appraisal or dissenters rights are available under the Delaware General Corporation Law for the stockholders of Symmetry in connection with the acquisition proposal.

United States Federal Income Tax Consequences of the Acquisition

As the stockholders of Symmetry are not receiving any consideration or exchanging any of their outstanding securities in connection with the acquisition of Novamerican, and are simply being asked to vote on the acquisition proposal, it is not expected that the stockholders will have any tax related issues. However, if you vote against the acquisition proposal and properly convert your shares of Symmetry into cash, there may be certain tax consequences, such as realizing a gain or loss on your investment in Symmetry’s shares.WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

Approvals and Regulatory Matters

In addition to the approval of Symmetry’s stockholders, the completion of the acquisition and the other transactions contemplated by the arrangement agreement are subject to various regulatory requirements and approvals, including the approval of the plan of arrangement by the Superior Court of Québec, the approval of the stockholders of Novamerican holding at least 662/ 3% of votes cast at the special meeting of stockholders of Novamerican, approval by the Minister of Industry of the acquisition pursuant to the Investment Canada Act (Canada), approval under the Competition Act (Canada) and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Novamerican and Symmetry are in the process of complying with the Canadian, federal, state and provincial regulatory requirements or approvals that may be necessary to effectuate the transactions contemplated by the arrangement agreement.

On July 10, 2007, Symmetry and Acquisitionco submitted an application for review with the Director of Investments in accordance with the requirements of the Investment Canada Act. Such application is under review by the Director of Investments. On July 12, 2007, Symmetry and Acquisitionco filed a request for an advance-ruling certificate with the Commissioner under the Competition Act (Canada). On July 20, 2007, the Company and Acquisitionco received an advance-ruling certificate from the Competition Bureau, providing its approval for the Acquisition to be completed. On July 24, 2007, the Company and Acquisitionco filed Notification and Report Forms under the HSR Act with the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) and requested early termination of the waiting period. The waiting period under the HSR Act with respect to the acquisition expired on August 23, 2007.

Novamerican Stockholder Approval

The plan of arrangement will require the approval of the stockholders of Novamerican holding at least 662/ 3% of the votes cast at a meeting to be held for that purpose. Novamerican expects to hold a meeting of its stockholders contemporaneously with the special meeting of Symmetry’s stockholders. In connection with the acquisition, Messrs. D. Bryan Jones and Scott B. Jones have entered into a lock-up agreement with Symmetry, whereby they have agreed to irrevocably support and vote all of their common shares of Novamerican, approximately 67.5% of the shares outstanding, in favor of the acquisition.

Approval byQuébec Superior Court

The plan of arrangement requires the approval of the Québec Superior Court under the Canada Business Corporations Act. Novamerican will apply for an interim order of the court providing for the calling and holding of a special meeting of its stockholders and other procedural matters. It is anticipated that the interim order will provide that the requisite approval for the special resolution approving the acquisition will be 662/ 3% of the votes cast on the special resolution by the stockholders of Novamerican voting together as a single class, present in person or by proxy at a meeting to be held by Novamerican for that purpose. If the plan of arrangement is approved by Novamerican’s stockholders in accordance with the interim order, a hearing in respect of the final order will be scheduled with the court. Any Novamerican stockholder who wishes to present evidence or arguments at the hearing will be able to file and deliver an appearance and any affidavits on which it relies, in accordance with the rules of the court and the provisions of the interim order to be issued by the court. The court will consider, among other things, the fairness and reasonableness of the acquisition. The court may approve the acquisition either as proposed or as amended in any manner the court may direct, subject to compliance with any conditions the court may deem appropriate.

In considering the fairness of an arrangement, courts in Canada usually look at factors such as the level and nature of stockholder approval; the level of support from the board of directors (that is, has the board unanimously recommended the transaction); whether a fairness opinion has been provided by an independent and reputable financial adviser; whether dissent rights have been provided and the degree to which stockholders have exercised them; whether the information provided to stockholders was of a quantity and quality sufficient to enable them to make an informed decision; and whether the application for a fairness determination is actively opposed. The court also considers the substantive fairness of the arrangement, largely based on the stockholder vote, the fairness opinions, and other factors such as whether the transaction provides stockholders with a premium over the share price before the announcement of the transaction.

Assuming that the final order is granted, and that the other conditions set forth in the arrangement agreement are satisfied or waived by the party or parties for whose benefit they exist, then articles of arrangement will be filed with the director under the Canada Business Corporations Act to give effect to the acquisition and all other arrangements and documents necessary to complete the acquisition will be delivered as soon as reasonably practicable thereafter.

Consequences if Acquisition Proposal is Not Approved

If Symmetry’s stockholders do not approve the acquisition proposal, Symmetry has agreed to pay Novamerican a break fee of $5.0 million, Symmetry will not acquire Novamerican and Symmetry will continue to seek other potential business combinations. In such an event, there is no assurance that Symmetry will have the time, resources or capital available to identify and consummate a suitable business combination before Symmetry is required to dissolve and liquidate in accordance with Symmetry’s amended and restated certificate of incorporation and Delaware law.

If Symmetry does not effect an initial business combination by June 12, 2008 (or by March 12, 2009, if a letter of intent, agreement in principle or definitive agreement has been executed by June 12, 2008 and the business combination related thereto has not yet been consummated), then, upon the expiration of such period:

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pursuant to Symmetry’s amended and restated certificate of incorporation, its corporate purposes and powers will immediately be limited to actions and activities relating to dissolution and liquidation and its board of directors will be required to adopt, not later than 15 days after such expiration, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding its dissolution advisable, to call a special meeting of stockholders to vote on such dissolution and to solicit votes of stockholders in favor of such dissolution, and

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Symmetry’s board of directors will be required, as promptly thereafter as possible, to cause notice of adoption of such resolution, notice of such special meeting and a proxy statement in respect of such meeting and solicitation to be filed with the SEC and sent to stockholders as required by and in accordance with the Delaware law, including Section 275(a), and federal securities laws.

The date on which such notices and proxy statement are sent and the date of such special meeting shall be fixed and may be thereafter changed as necessary to permit the review thereof by the SEC as required by federal securities laws and resolution of any comments it may have, which could take a substantial amount of time, ranging from 40 days to several months, and so that such notices and proxy statement are sent not less than 10 and not more than 60 days prior to the date of such special meeting. Symmetry will mail the proxy statements to its stockholders following the conclusion of the comment and review process (the length of which Symmetry cannot predict with any certainty), and Symmetry will convene a meeting of its stockholders at which they will either approve or reject Symmetry’s dissolution. Pursuant to the Delaware General Corporation Law, Symmetry’s dissolution also requires the affirmative vote of stockholders holding a majority of the then outstanding shares of common stock. Symmetry’s existing stockholders have agreed to vote their shares of common stock in favor of its dissolution if Symmetry is unable to consummate its initial business combination within the time period and on the terms described herein. In the event that Symmetry does not or does not expect to initially obtain approval for its dissolution by stockholders owning a majority of its outstanding common stock, Symmetry will continue to take all reasonable actions to obtain such approval, which may include adjourning the meeting from time to time to allow it to obtain the required vote and retaining a proxy solicitation firm to assist it in obtaining such vote. However, Symmetry cannot assure you that its stockholders will approve Symmetry’s dissolution in a timely manner or ever approve its dissolution. If Symmetry is not able to obtain approval from holders of a majority of its outstanding shares of common stock, Symmetry cannot dissolve and liquidate and Symmetry will not be able to distribute funds from its trust account to holders of Symmetry’s common stock sold in this offering and these funds will not be available for any other corporate purpose.

If Symmetry is required to dissolve and liquidate, Symmetry anticipates that its liquidation will occur pursuant to Section 281(b) of the Delaware General Corporation Law and, in that event, Symmetry’s board of directors will be required under Section 281(b) to adopt a plan of distribution pursuant to which Symmetry shall pay or make reasonable provision to pay all of its existing claims and obligations, all of its contingent, conditional or unmatured contractual claims, all claims against it that are the subject of a pending suit, and all claims against it that are likely to arise or become known within 10 years after Symmetry’s dissolution. Symmetry’s board of directors intends to adopt such a plan of distribution and to distribute the remaining funds held in trust and any of Symmetry’s other remaining assets to holders of its common stock sold in Symmetry’s initial public offering as promptly as practicable following its dissolution. Until adoption of Symmetry’s plan of distribution and distribution of the funds held in trust, the funds will remain in trust and held by the trustee in permitted investments.

Upon liquidation, Symmetry would distribute the liquidation price per share in respect of each public share. Symmetry estimates that the total costs and expenses for implementing and completing its dissolution and plan of distribution would be in the range of $75,000 to $100,000. Symmetry intends to manage its expenses to provide that there will be sufficient funds available out of its remaining assets not held in trust to fund these expenses and its other liabilities and obligations. Symmetry’s officers have agreed that, upon its dissolution and liquidation, they shall indemnify it for any claim by a vendor, service provider or other person or any target business, except with respect to claims made by a vendor, service provider or other person or a target business that shall have signed a release, waiver or similar agreement waiving any claim to any amounts held in the trust account, and that the amount of such indemnification shall be limited to the amount by which such claim actually reduces the amount of funds held in the trust account. However, Symmetry’s officers will not indemnify it for any claim for which it obtains a release, waiver or similar agreement, even if such waiver, release or similar agreement is held to be unenforceable. As Novamerican did not execute a release or a waiver against the trust account of its potential claim against Symmetry for the reverse break fee, Symmetry’s officers will indemnify it for such claim to the amount by which such claim actually reduces the funds held in the trust account. In the event that the officers are unable to satisfy their indemnification obligation, the amount ultimately distributed to public stockholders may be reduced even further.

Required Vote

The acquisition will be approved if: (a) a majority of the public shares voted by the public stockholders vote in favor of the acquisition proposal; and (b) no more than 29.99999% of the public stockholders (or 5,624,999 shares of common stock) both vote against the acquisition proposal and properly exercise their conversion rights.

Recommendation

After careful consideration of the terms and conditions of the proposed acquisition of Novamerican, the board of directors of Symmetry has determined that the acquisition and the transactions contemplated thereby are in the best interests of Symmetry and its stockholders and that the acquisition is fair, from a financial point of view, to its stockholders. Symmetry’s board of directors unanimously recommends that you vote or give instructions to vote “FOR” the acquisition proposal.

In making its determination that the acquisition is in the best interests of Symmetry and its stockholders, the board of directors did not obtain a fairness opinion because it believed that collectively its members, together with the consultants it retained, have extensive experience in evaluating business opportunities in the basic industries sector. Accordingly, the board of directors determined that no additional benefit was to be derived from the considerable additional expense (anticipated to be between $250,000 and $1.0 million) to obtain a fairness opinion.

The foregoing discussion of the information and factors considered by the Symmetry board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Symmetry board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ACQUISITION PROPOSAL.

THE ARRANGEMENT AGREEMENT

The discussion in this proxy statement of the acquisition and the principal terms of the arrangement agreement, dated as of June 21, 2007, by and among Symmetry, Acquisitionco and Novamerican is qualified in its entirety by reference to the full text of the arrangement agreement and plan of arrangement attached hereto as “Annex A,” which are incorporated by reference herein. The arrangement agreement contains representations and warranties of Novamerican, Symmetry and Acquisitionco made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among Novamerican, Symmetry and Acquisitionco and may be subject to important qualifications and limitations agreed to by Novamerican, Symmetry and Acquisitionco in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable pursuant to securities laws or may have been used for the purpose of allocating risk among Novamerican, Symmetry and Acquisitionco rather than establishing matters as facts.

General

On June 21, 2007, Symmetry and its wholly-owned indirect subsidiary, Acquisitionco, a corporation existing under the laws of the Province of New Brunswick, entered into an arrangement agreement with Novamerican, a corporation existing under the laws of Canada, whereby Acquisitionco will acquire all the outstanding Novamerican common shares in exchange for cash by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act. If the acquisition is completed, Novamerican will become a wholly-owned indirect subsidiary of Symmetry.

Acquisition Consideration; Funding

Under the terms of the arrangement agreement, at the closing of the acquisition, Novamerican stockholders will receive $56.00 in cash per share ($585.2 million in cash in the aggregate) for all of the outstanding common shares of Novamerican. In addition, Novamerican has also agreed to pay at the closing, assuming certain minimum cash and inventory levels are achieved, a special dividend to the Novamerican stockholders on a pro rata basis equal to the lesser of (a) the amount by which the cash of Novamerican at closing exceeds $80.0 million, and (b) the amount by which the sum of cash and inventory of Novamerican at closing exceeds $225.0 million. Payment of the special dividend is contingent on, among other things, Novamerican having more than $80.0 million of cash and $135.0 million in inventory at closing. As of the end of Novamerican’s second quarter ended on May 26, 2007, such cash and inventory conditions were not satisfied and, if the Acquisition closed on such date, a special dividend would not have been paid. In determining the cash amount at closing for the purposes of determining whether a special dividend will be paid, at least $15.0 million of the cash amount must represent the net proceeds of the asset sales and only the net proceeds in excess of $11.0 million from the sale of the corporate headquarters and adjoining building and land will be considered for purposes of calculating the cash amount. To the extent that the cash and inventory conditions for a special dividend are satisfied, the amount of the special dividend does not have a limit. See the section entitled “The Arrangement Agreement–Special Dividend.”

The purchase price will be funded with cash currently being held in the trust account established in connection with Symmetry’s initial public offering, proceeds from a private placement that will close contemporaneously with the closing of the acquisition, debt financing of approximately $500.0 million described elsewhere herein and a $91.0 million intra-day closing day facility. The $91.0 million intra-day closing day facility is a bridge for Symmetry to use to fund the full $585.2 million purchase price. Immediately upon closing, Symmetry will use the $91.0 million of cash that Novamerican is required to have on hand at closing to repay the $91.0 million intra-day closing day facility. See the sections entitled “The Acquisition Proposal—Acquisition Financing” and “The Arranagement Agreement — Ancillary Transactions and Minimum Cash Amount.”

At closing, Acquisitionco will deposit or cause to be deposited $585.2 million with a third party depositary, an amount sufficient to pay the purchase price payable to the Novamerican shareholders and Novamerican will deposit an amount sufficient to pay the special dividend, if any. All amounts will be deposited in cash in immediately available funds with the depositary, for the benefit of each such shareholder. The deposit of such amounts with the depositary, will, upon the acquisition of the Novamerican shares and the occurrence of the special dividend, if any, constitute full payment of such amounts by Acquisitionco or Novamerican, as the case may be.

At the consummation of the acquisition, Novamerican will pay to the Novamerican stockholders, on each issued and outstanding Novamerican share, the special dividend, if any and each Novamerican share issued and outstanding held by a Novamerican shareholder immediately prior to that time will be transferred by the holder thereof to Acquisitionco in exchange for the purchase price. Thereafter, the depositary will pay the amounts received from Acquisitionco in respect of the purchase price and from Novamerican in respect of the special dividend to the Novamerican stockholders by way of checks issued by the depositary (or other form of immediately available funds).

Closing of the Acquisition

The acquisition is expected to be completed during the second half of 2007, subject to the approval of the acquisition proposal by Symmetry’s stockholders, the approval of the arrangement by Novamerican’s stockholders, the receipt of approval of the court pursuant to the Canada Business Corporations Act, and the satisfaction of certain other conditions, as discussed in greater detail in the section entitled “—Conditions to Closing of the Acquisition.” Subject to the satisfaction or waiver of such conditions, on or before the fifth business day following the latest of the date of issuance of the final order of the court (unless appealed in which case on the date immediately following the date such appeal is delivered or withdrawn) and the date upon which the last specified regulatory approval is obtained (as defined in the arrangement agreement), Novamerican will send to the Director under the Canada Business Corporations Act, for endorsement and filing by the Director, the articles of arrangement and such other documents as may be required under the Canada Business Corporations Act to give effect to the arrangement.

Ancillary Transactions and Minimum Cash Amount

The arrangement agreement requires Novamerican to have certain minimum cash and inventory levels at the closing, and provides for the sale of certain assets from Novamerican to its principal stockholders. At closing, Novamerican is required to have on hand $91.0 million consisting of (a) $80.0 million of minimum cash on hand (from operations and $15.0 million of minimum cash proceeds from the sale of Novamerican’s corporate aircraft and certain undeveloped land not currently used in its operations) and (b) $11.0 million of minimum cash proceeds from the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Quebec, Canada. The sale of assets by Novamerican is required in order to ensure that Novamerican meets its minimum cash level condition at closing. Novamerican will sell the corporate headquarters building, an adjoining building housing certain operating assets and related land located in LaSalle, Quebec, Canada, to Messrs. D. Bryan Jones and Scott B. Jones, Novamerican’s principal stockholders, under which Novamerican will receive approximately $12.1 million for the sale of this building and land. Novamerican will enter into a lease agreement with Messrs. Jones and Jones for a portion of the corporate headquarters and the full adjoining building housing certain operating assets based on market rates. The commercial terms of these transactions are based on appraisals made by third party independent valuators and were reviewed by the Special Committee of the board of directors of Novamerican. Immediately upon closing, Symmetry will use the $91.0 million of cash that Novamerican is required to have on hand at closing to repay the $91.0 million intra-day closing day facility.

In determining the value of Novamerican, Symmetry assessed and valued its assets and working capital, including cash and inventory. In assessing the assets, Symmetry determined that there were certain non-operating assets, including a corporate aircraft and undeveloped land, that were not necessary for the future operations of the business and that could be sold efficiently as part of the plan of arrangement. Accordingly, it was agreed that Novamerican would sell these assets as part of the plan of arrangement and the cash proceeds from these sales, in addition to other cash expected to be on hand, would be an asset of Novamerican that would be purchased by Symmetry. The sale of these assets will have no impact on the future operations of Novamerican as they are non-operating assets. In order to avoid the leakage of any of the cash assets prior to closing, a minimum cash condition to closing was negotiated as part of the arrangement agreement. See “The Arrangement Agreement – Conditions to Closing of the Acquisition.”

Representations and Warranties

The arrangement agreement contains customary representations and warranties of Novamerican relating to, among other things, organization; capitalization;  authority and no violation; takeover statutes; consents and approvals; compliance with laws, licenses and product authorizations; no default; public filings; financial statements; disclosure controls and procedures; compliance; reporting issuer status; United States securities laws; liabilities and indebtedness; no brokers; books and records; absence of certain changes or events; litigation; employment matters; tax matters; related party transactions; real property; licenses; environmental; insurance; material contracts; non-compliance; relationships with customers, suppliers, distributors and sales representatives; product recalls; trade relations; intellectual property; pension and employee benefits; information supplied for the Symmetry proxy statement; information contained in the Novamerican circular; Investment Canada Act; and Foreign Corrupt Practices Act. In addition, the arrangement agreement contains customary representations and warranties of Symmetry and Acquisitionco relating to organization; authority and no violation; and financing arrangements.

The representations and warranties of the parties are, in certain cases, subject to specified exceptions and qualifications as set out in the arrangement agreement or, in the case of Novamerican, in the disclosure letter delivered by Novamerican in connection therewith. Some of the representations and warranties are qualified by the absence of a Material Adverse Effect (as defined in the arrangement agreement). In addition, some of the representations and warranties are qualified by the knowledge of the party providing the representation and warranty.

Covenants

Novamerican has given, in favor of Symmetry and Acquisitionco, usual and customary covenants for an agreement of this nature, including a covenant to carry on business in the ordinary course consistent with past practice in all material respects, and covenants to undertake or not to undertake certain enumerated actions relating to or in connection with its business or the acquisition, including covenants to (a) perform all obligations required to be performed by Novamerican under the acquisition and co-operate with Symmetry and Acquisitionco in order to consummate the acquisition as soon as reasonably practicable, (b) apply for and use commercially reasonable efforts to obtain all regulatory approvals relating to Novamerican, and (c) convene and hold the Novamerican stockholders meeting to approve the acquisition on or before five business days following the Symmetry stockholders meeting to approve the acquisition.

Novamerican has also covenanted under the arrangement agreement to provide, and to use its commercially reasonably efforts to cause its officers, employees, representatives and advisors to provide all cooperation reasonably requested by Symmetry and Acquisitionco in connection with the financing of the acquisition by Symmetry. This includes using commercially reasonable efforts to cause officers and employees of Novamerican to be available to meet with prospective lenders and investors and to assist in the preparation of necessary disclosure documents regarding Symmetry’s financing of the acquisition.

Symmetry and Acquisitionco have given, in favor of Novamerican, usual and customary covenants for an agreement of this nature, including covenants to (a) perform all obligations required to be performed by them under the Acquisition and co-operate with Novamerican in order to consummate the acquisition as soon as reasonably practicable, (b) apply for and use commercially reasonable efforts to obtain all regulatory approvals relating to Symmetry and Acquisitionco, (c) use commercially reasonable efforts to obtain the requisite approvals of the Symmetry stockholders to approve the acquisition, and (d) use all commercially reasonable efforts to obtain and effectuate the financing of the acquisition described below.

Non-Solicitation

Non-Solicitation Covenant

Novamerican has agreed that, except as provided in the arrangement agreement, it will not, and it will cause each of its subsidiaries not to, directly or indirectly, through any officer, director, employee or representative (including financial or other advisors) or agent of Novamerican or any subsidiary, take any action to:

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make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Novamerican or any subsidiary of Novamerican, or entering into any form of written or oral agreement, arrangement or understanding) any Acquisition Proposal;

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engage in or participate in any discussions or negotiations regarding, or provide any information with respect to, any Acquisition Proposal or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing, provided that Novamerican may advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Novamerican board of directors has so determined;

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withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Symmetry or Acquisitionco, the approval or recommendation of the Novamerican board of directors or any committee thereof of the arrangement agreement or the acquisition;

•	approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal; or

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accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to, or which could reasonably be expected to lead to, any Acquisition Proposal.

The arrangement agreement defines an "Acquisition Proposal" as (a) any merger, take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, tender offer, reorganization, liquidation, dissolution or winding-up in respect of Novamerican or any Novamerican subsidiary; (b) any sale or acquisition of any of the assets of Novamerican or any Novamerican subsidiary (other than sales of products in the ordinary course of business consistent with past practice and other than the asset sales and the sale-lease back arrangement contemplated by the arrangement agreement); (c) any sale or acquisition of an equity interest in Novamerican or of any Novamerican subsidiary or rights or interests therein or thereto; (d) any similar business combination or transaction of or involving Novamerican or any Novamerican subsidiary, other than with Symmetry and Acquisitionco or any other Symmetry subsidiary; or (e) a public announcement of an intention to do any of the foregoing from any person other than Symmetry, Acquisitionco or any other Symmetry subsidiary.

Novamerican has agreed to immediately cease, and to instruct its financial advisors and other representatives and agents to cease, and cause to be terminated any existing solicitation, encouraged activity, discussion or negotiation with any person (other than Symmetry and Acquisitionco), by or on behalf of Novamerican or any of its subsidiaries or any of its or their officers, directors, employees or agents with respect to or which could lead to any potential Acquisition Proposal, whether or not initiated by Novamerican or any of its subsidiaries or its or their officers, directors, employees, representatives or agents, and to discontinue access to any data rooms. Novamerican has agreed to request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with Novamerican relating to any potential Acquisition Proposal and to use all commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

Novamerican has agreed not to waive or release any person from, or fail to enforce on a timely basis any obligation under any confidentiality agreement or standstill agreement or amend any such agreement, except to allow the person to make an Acquisition Proposal, provided that the remaining provisions of the arrangement agreement are complied with.

Novamerican has agreed to promptly notify Symmetry of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Acquisition Proposal, any request for discussions or negotiations, and/or any request for access to properties, books and records or a list of stockholders of which Novamerican’s directors, officers, employees, representatives or agents are or become aware, or any amendments to the foregoing.

Due Diligence Access for Unsolicited Proposals

The Novamerican board of directors or any committee thereof is permitted to engage in discussions or negotiations with, and provide information to, any person in response to an Acquisition Proposal made by any such person if (a) the Novamerican board of directors or any committee thereof has determined that such Acquisition Proposal would be reasonably likely, if consummated, to result in a Superior Proposal, and (b) prior to providing any information or data to such person in connection with such Acquisition Proposal, the Novamerican board of directors receives from such person an executed confidentiality agreement on terms no less favorable than the confidentiality agreement between Symmetry and Novamerican (including with respect to a standstill provision).

Ability of Novamerican to Accept a Superior Proposal

Novamerican has agreed not to (a) accept, approve or recommend an Acquisition Proposal, (b) enter into any agreement (other than a confidentiality agreement permitted under the arrangement agreement) relating to an Acquisition Proposal, or (c) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Symmetry or Acquisitionco the approval or recommendation of the acquisition, unless:

•	the Novamerican stockholders meeting to approve the acquisition shall not have occurred;

•	the Novamerican board of directors has determined that the Acquisition Proposal constitutes a Superior Proposal and such determination has been communicated to Symmetry and Acquisitionco;

•	Novamerican has complied with its non-solicitation covenant;

•

prior to taking or proposing to take any such action, three business days have elapsed from the date Novamerican has provided Symmetry with notice in writing that there is a Superior Proposal and all documentation relating to and detailing the Superior Proposal;

•

if Symmetry and Acquisitionco have proposed to amend the terms of the arrangement agreement and the acquisition in accordance with their right to match, the Novamerican board of directors (after receiving advice from its financial advisors and outside legal counsel) has determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the acquisition with Symmetry and Acquisitionco; and

•	Novamerican concurrently terminates the arrangement agreement to enter into a definitive agreement with respect to the Superior Proposal, under the terms of the arrangement agreement.

The arrangement agreement defines a "Superior Proposal" as an unsolicited bona fide written Acquisition Proposal in respect of all the Novamerican shares or all or substantially all of the assets of Novamerican, offering or making available to all Novamerican stockholders the same consideration in form and amount per Novamerican share to be purchased or otherwise acquired under such Acquisition Proposal, that the Novamerican board of directors has determined, in its good faith judgment, after consultation with its outside financial and legal advisors and after considering all the terms and conditions of the Acquisition Proposals would, if consummated in accordance with its terms, result in a transaction which is (a) more favorable, from a financial point of view, to the Novamerican stockholders than the acquisition, and (b) for which financing, to the extend required, is then committed, provided that (i) such Acquisition Proposal complies with all Applicable Securities Laws (as defined in the arrangement agreement), and (ii) failure to recommend such Acquisition Proposal to Novamerican stockholders would be inconsistent with the fiduciary duties of the board of directors of Novamerican.

Symmetry and Acquisitionco’s Right to Match

Under the arrangement agreement, Novamerican has agreed that, during the three business day period referred to above, Symmetry and Acquisitionco will have the opportunity, but not the obligation, to propose to amend the terms of the arrangement. The Novamerican board of directors will review any proposal by Symmetry and Acquisitionco to amend the terms of the arrangement in order to determine, in good faith, whether Symmetry and Acquisitionco’s proposal to amend the acquisition would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the acquisition.

Reaffirmation of Recommendation by the Novamerican Board of Directors

The Novamerican board of directors has agreed to promptly reaffirm its recommendation of the acquisition by press release after (a) any Acquisition Proposal is publicly announced or made and the Novamerican board of directors determines that the Acquisition Proposal is not a Superior Proposal or (b) the Novamerican board of directors determines that a proposed amendment to the terms of the acquisition would result in the Acquisition Proposal not being a Superior Proposal, and Symmetry and Acquisitionco have so amended the terms of the acquisition.

Symmetry Stockholders’ Meeting

Symmetry agreed to hold a meeting of its stockholders, as soon as reasonably practicable after the Securities and Exchange Commission completes its review of this proxy statement, for the purpose of seeking the adoption of the acquisition proposal by its stockholders. Symmetry has also agreed that it will use the commercially reasonable efforts to obtain the requisite approval of its stockholders to the acquisition proposal.

Access to Information

During the Pre-Effective Date Period, Novamerican has agreed to give Symmetry, its counsel, accountants and other representatives, reasonable access during normal business hours to the properties, books, contracts and records as well as to its management personnel and its accountants, and access to all owned, leased or controlled property or assets (including access for the purposes of conducting environmental site assessments.

Pre-Acquisition Reorganization

Novamerican has agreed to use its commercially reasonable efforts to effect such corporate, tax and legal reorganizations of its business, operations and assets or such other transaction as Symmetry requests at the expense of Symmetry, prior to the closing of the acquisition; provided, however, that Novamerican need not effect any pre-acquisition reorganization which, in the opinion of Novamerican, acting reasonably, (A) would require Novamerican to obtain the approval of its stockholders in respect of such pre-acquisition reorganization other than at Novamerican’s stockholders meeting, or (B) would prejudice Novamerican’s stockholders in any material respect.

Each of Symmetry and Acquisitionco have acknowledged and agreed that the pre-acquisition reorganizations shall (i) not materially delay or prevent consummation of the arrangement agreement (including by giving rise to litigation by third parties), (ii) not unreasonably interfere with the ongoing operations of Novamerican and its subsidiaries, and (iii) not require the directors, officers, employees, agents or trustees of Novamerican or its subsidiaries to take any action in any capacity other than as a director, officer, employee, agents or trustees.

Special Dividend

The arrangement agreement provides for the payment to the Novamerican stockholders at the closing of a special dividend per share in an aggregate amount equal to the lesser of (i) the amount by which the aggregate of the cash amount and the value of the inventory is greater than $225.0 million, and (ii) the cash amount in excess of $80.0 million. The special dividend will only be paid if (i) at least $15.0 million of the cash amount represents the net proceeds from the asset sales; (ii) the cash amount is in excess of $80.0 million; (iii) the value of the inventory is greater than $135.0 million; (iv) the aggregate of the cash amount and the value of the inventory is greater than $225.0 million; (v) the trade accounts payable and accrued liabilities have been generated in the ordinary course of business and are outstanding in accordance with the terms and conditions of all applicable suppliers' contracts and/or previously acceptable payment terms; and (vi) the accounts receivable have been incurred in the ordinary course of business.

To the extent that the cash and inventory conditions for a special dividend are satisfied, the amount of the special dividend does not have a limit. As of the end of Novamerican’s second quarter ended on May 26, 2007, such cash and inventory conditions were not satisfied and, if the Acquisition closed on such date, a special dividend would not be paid.

The value of Novamerican to Symmetry was, in part, determined based on a projected range of certain working capital (that is, a specified cash amount combined with total inventories) at closing of between $215 million to $225 million. To the extent that the working capital at closing was in excess of this projected range, it was agreed that such excess would be returned to Novamerican’s shareholders as a special dividend. Thus, to the extent that the minimum cash and inventory conditions to closing are satisfied, the payment of the special dividend does not have any negative impact on the determination of the total value of Novamerican to Symmetry.

Conditions to Closing of the Acquisition

Mutual Conditions Precedent

Under the arrangement agreement, the obligations of the parties to consummate the acquisition are subject to certain closing conditions including, among other things (each of which may only be waived by the mutual consent of the parties):

•

the arrangement shall have been approved by 662/ 3% of the votes cast by Novamerican’s stockholders present in person or by proxy at Novamerican’s stockholders meeting; held to approve the acquisition and in accordance with any other conditions contained in the Interim Order (as defined in the arrangement agreement);

•

at the special meeting, in accordance with the amended and restated certificate of incorporation of Symmetry, (i) the acquisition shall have been approved by a majority of the shares of common stock voted by the holders thereof; and (ii) Symmetry stockholders owning no more than 29.99999% of the outstanding Symmetry shares issued under its initial public offering both vote against approval of the acquisition and properly exercise their conversion rights attaching to the Symmetry shares;

•

the Interim Order and the Final Order (as defined in the arrangement agreement) shall each have been obtained on terms consistent with the arrangement agreement and in a form satisfactory to the parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

•	the Articles of Arrangement (as defined in the arrangement agreement) shall be in substance consistent with the arrangement agreement and in form satisfactory to the parties acting reasonably;
•

there shall not be in force any Law (as defined in the arrangement agreement), final and non-appealable injunction, order or decree prohibiting, restraining or enjoining the consummation of the acquisition;

•

the regulatory approvals relating to the Competition Act (Canada), the Investment Canada Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have been obtained or satisfied on terms and conditions satisfactory to the parties acting reasonably;

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all necessary action shall have been taken by the respective parties to the assets sales, the logistics service agreement and the sale leaseback transaction described under “Other Relevant Agreements” to enter into and consummate the asset sales, the logistics service agreement and the sale leaseback transaction; and

•	the arrangement agreement shall not have been terminated.

Additional Conditions Precedent in Favor of Symmetry and Acquisitionco

The arrangement agreement provides that the obligation of Symmetry and Acquisitionco to complete the acquisition is also subject to the fulfillment of a number of additional conditions precedent, each of which is for the exclusive benefit of Symmetry and Acquisitionco and may be waived by them. These additional conditions include:

•	the covenants of Novamerican contained in the arrangement agreement shall have been performed in all material respects on or before the closing;

•	Novamerican’s representations and warranties shall have been true and correct at June 21, 2007 and at the closing;

•	Novamerican shall have taken all necessary corporate action shall have been taken by Novamerican to permit the consummation of the acquisition;

•	no material Adverse Change shall have occurred from June 21, 2007 to the closing:

•

there shall not be pending or threatened in writing any suit, action or proceeding by any government entity seeking to prohibit the acquisition or obtain from any of the parties any material damages in connection with the acquisition, prohibit or materially limit the ownership or operation by Symmetry or Acquisitionco of the business of Novamerican, limit the ability of Symmetry or Acquisitionco to acquire or hold any Novamerican shares or from controlling in any material respect the business or operations of Novamerican or which in the judgment of Symmetry or Acquisitionco, is reasonably likely to have a Material Adverse Effect on the parties;

•

all necessary third party consents and waivers shall have been obtained on terms satisfactory to Symmetry and Acquisitionco, acting reasonably, except where the failure to obtain such consents and waivers would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on Novamerican;

•

certain specified regulatory approvals and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the acquisition, shall have been obtained as satisfied on terms that would not reasonably be expected to have a Material Adverse Effect on Symmetry, Acquisitionco and Novamerican;

•

there shall not have occurred any actual change or amendment to (or any proposal by or on behalf of the Minister of Finance (Canada) or Internal Revenue Service to change or amend) the Tax Act (Canada) (the “Tax Act”) or United Stated Internal Revenue Code of 1986 (the “Code”), as applicable, or to any applicable provincial tax legislation or to the regulations thereunder or any published administrative position, which could affect Acquisitionco’s ability to either avail itself of the adjusted cost base increase specified in paragraph 88(1)(d) of the Tax Act or affect Acquisitionco’s ability to make a Code section 338(g) election for Novamerican with respect to the acquisition or Acquisitionco’s ownership of Novamerican, and which was not publicly announced or proposed on or prior to the June 21, 2007;

•	Symmetry and Acquisitionco shall have been provided with "payoff" letters from the providers of the existing credit facilities in form and content satisfactory to Symmetry and Acquisitionco;

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Novamerican shall have met certain minimum cash and inventory levels at the closing, and sold certain assets from Novamerican to its principal stockholders for total consideration of approximately $15 million;

•	certain pre-acquisition reorganizations shall have been completed as contemplated by the arrangement agreement; and

•	the minimum cash amount set out above, subject to certain adjustments, shall have been deposited with Symmetry’s lender in a bank account of the Novamerican.

Symmetry and Acquisitionco may not rely on the failure to satisfy any of the above conditions precedent if the condition precedent was not satisfied solely as a result of a material default by Symmetry or Acquisitionco in complying with its obligations under the arrangement agreement.

Additional Conditions Precedent in Favor of Novamerican

The arrangement agreement provides that the obligation of Novamerican to complete the acquisition is also subject to the following conditions precedent, each of which is for the exclusive benefit of Novamerican and may be waived by it;

•	the covenants of Symmetry and Acquisitionco contained in the arrangement agreement shall have been performed in all material respects on or before the closing;

•	the representations and warranties of Symmetry and Acquisitionco shall have been true and correct at June 21, 2007 and at the closing;

•	Symmetry and Acquisitionco shall have taken all necessary corporate actions to permit the consummation of the acquisition; and

•	Acquisitionco shall have deposited the total cash purchase price payable for the Novamerican shares with the depositary for the acquisition or Novamerican.

Novamerican may not rely on the failure to satisfy any of the above conditions precedent if the condition precedent was not satisfied solely as a result of a material default by Novamerican in complying with its obligations under the arrangement agreement.

Termination

The arrangement agreement may be terminated prior to the closing, as follows:

•	by Acquisitionco and Symmetry if any of the closing conditions in their favor (including the mutual conditions) have not been satisfied by the closing.

•	by Novamerican if any of the conditions in its favor (including the mutual conditions) have not been satisfied by the closing;

•	by either party if the acquisition is not completed by November 30, 2007 (subject to extension to January 31, 2008 under certain circumstances);

•	by mutual agreement of the parties;

•	by any of the parties if any Law is passed that makes the consummation of the acquisition illegal or otherwise prohibited;

•	by any of the parties if the Lock-Up Agreement is terminated in accordance with its terms;

•

by Symmetry and Acquisitionco, if (a) the board of directors of Novamerican fails to recommend or withdraw, modifies or changes in a manner adverse to Symmetry or Acquisitionco its approval or recommendation of the arrangement agreement, the acquisition or the stockholders resolution approving the acquisition; (b) the board of directors of Novamerican approves or recommends any Acquisition Proposal; or (c) an Acquisition Proposal shall have been publicly made, publicly announced or otherwise publicly disclosed before to the Novamerican stockholder meeting and Novamerican’s board of directors shall not have sent to its stockholders, a statement re-affirming the recommendation of the acquisition within 15 days (in the case of a take-over bid); or issued a press release within 15 days disclosing that the board of directors re-affirms its recommendation of the acquisition (in the case of an Acquisition Proposal that is not a take-over bid);

•

by Novamerican, provided that it is not then in material breach or default of any of its obligations under the arrangement agreement, in order to enter into a definitive agreement with respect to a Superior Proposal;

•	by any of the parties, if Novamerican’s stockholders do not approve the acquisition at the Novamerican stockholder meeting in the manner required by the Interim Order;

•	by any of the parties, if the Symmetry stockholders do not approve the acquisition of Novamerican by Symmetry at the special meeting; or

•

by Symmetry and Acquisitionco, if (i ) any of the representations and warranties of Novamerican become untrue or inaccurate such that the conditions precedent would not be satisfied, or (ii) there has been a breach on the part of Novamerican of any of its covenants or agreements such that the conditions precedent would not be satisfied.

•

by Novamerican, if (i) any of the representations and warranties of Symmetry and Acquisitionco became untrue or inaccurate such that the conditions precedent would not be satisfied, or (ii) there has been a breach on the part of Symmetry and Acquisitionco of any of their covenants or agreements such that the conditions precedent would not be satisfied.

The right to terminate the arrangement agreement shall not be available to the party seeking to terminate if any action of such party or its affiliates or the failure of such party or its affiliates to perform any of its obligations thereunder required to be performed at or prior to the closing shall have resulted in the conditions giving rise to the event of termination

Termination Fees

Reverse Break Fee

If any of the parties terminates the arrangement agreement because the Symmetry stockholders do not approve the acquisition, or if Novamerican terminates the arrangement agreement because Symmetry or Acquisitionco have breached any of their covenants or any of their representations and warranties in any material respect, then Symmetry must immediately pay to Novamerican $1.25 million, and pay a further amount of $3.75 million upon distribution of, and from, the funds on deposit in its trust account as promptly as practicable as part of (a) the dissolution and liquidation of Symmetry, or (b) the release of funds in the Symmetry trust account upon Symmetry’s consummation of its initial business combination, in each case in accordance with its amended and restated certificate of incorporation and all applicable laws. Symmetry is evaluating the availability of insurance for the $5.0 million break fee and, if available on reasonable terms, may purchase such insurance.

Break Fee

If Symmetry or Acquisitionco terminate the arrangement agreement (a) because (i) the Novamerican board of directors fails to recommend or withdraws, modifies or changes in a manner adverse to Symmetry and Acquisitionco its approval or recommendation of the arrangement agreement, the acquisition or the stockholders resolution approving the acquisition, (ii) the Novamerican board of directors approves or recommends any Acquisition Proposal, or (iii) an Acquisition Proposal shall have been publicly made, announced or otherwise disclosed before the Novamerican stockholders meeting and the Novamerican board of directors shall not have sent to Novamerican stockholders a statement re-affirming the recommendation for the acquisition within 15 days (in the case of a take-over bid) or issued a press release within 15 days disclosing that the Novamerican board of directors reaffirms its recommendation of the acquisition (in the case of an Acquisition Proposal that is not a take-over bid), or (b) Novamerican terminates the arrangement agreement in order to enter into a definitive agreement with respect to a Superior Proposal, then in any such case Novamerican shall immediately pay to Acquisitionco (or as Acquisitionco may otherwise direct) $1.25 million, and, on termination of the lock-up agreement (provided that the acquisition has not been completed on or before termination of the lock-up agreement), Novamerican shall pay to Acquisitionco (or as Acquisitionco may otherwise direct) $3.75 million.

Expense Reimbursement

If Symmetry or Acquisitionco terminate the arrangement agreement because the condition as to the minimum cash and inventory amount not having been satisfied, then Novamerican shall pay to Acquisitionco (or as Acquisitionco may otherwise direct) $1.25 million, as payment in full of Symmetry and Acquisitionco's out-of-pocket costs and expenses incurred in connection with the acquisition.

Public Notices

The parties have agreed all public notices to third parties and all other publicity concerning the transactions contemplated by the arrangement agreement shall be jointly planned and coordinated by the parties and no party shall act unilaterally in this regard without the prior approval of the other parties, such approval not to be unreasonably withheld, unless such disclosure shall be required to meet timely disclosure obligations of any party under applicable securities laws and stock exchange rules in circumstances where prior consultation with the other parties is not practicable.

Amendments

The arrangement agreement may, at any time and from time to time before or after the holding of the Novamerican stockholders meeting but not later than the consummation of the acquisition, be amended by mutual written agreement of the parties, and any such amendment may, subject to the interim order and applicable laws, without limitation: (i) change the time for performance of any of the obligations or acts of the parties, (ii) waive any inaccuracies or modify any representation or warranty contained in the arrangement agreement or in any document delivered pursuant thereto, (iii) waive compliance with or modify any of the covenants contained in the arrangement agreement and waive or modify performance of any of the obligations of the parties, and (iv) waive compliance with or modify any conditions precedent contained in the arrangement agreement.

Governing Law

The arrangement agreement is governed by the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec. Each party to the arrangement agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Québec in respect of all matters arising under or in relation to the arrangement agreement.

Other Relevant Agreements

Lock-up Agreement

On June 21, 2007, D. Bryan Jones and Scott B. Jones, Novamerican’s CEO and President, respectively, entered into a lock-up agreement, whereby they agreed to irrevocably support and vote all of their common shares of Novamerican, representing approximately 67.5% of the shares outstanding, in favor of the acquisition. The discussion herein is qualified in its entirety by reference to the full text of the lock-up agreement attached hereto as “Annex B” which is incorporated by reference herein. Each of Messrs. Jones has agreed during the term of the lock-up agreement to: (a) publicly support the arrangement, (b) vote or cause to be voted in favor of the acquisition all of the Novamerican shares beneficially owned or controlled by him, (c) vote his Novamerican shares against any Acquisition Proposal (as defined in the arrangement agreement) or any proposed action which may adversely affect the likelihood of success of the arrangement, not deposit his Novamerican shares to any Acquisition Proposal, and not otherwise support any Acquisition Proposal in any manner whatsoever, and (d) not exercise any rights of dissent or appraisal in connection with the arrangement.

In addition, in the event that Acquisitionco determines that it is necessary or desirable to proceed with another form of transaction (such as a take-over bid or amalgamation) as a consequence of termination of the arrangement agreement, whereby Symmetry or Acquisitionco or any of their affiliates would acquire the Novamerican shares held by D. Bryan Jones and Scott B. Jones and which would result in them obtaining the same or higher cash consideration for their shares, Messrs. Jones and Jones have agreed to support the completion of such alternative transaction in the same manner as the arrangement, including using commercially reasonable efforts to assist Symmetry and Acquisitionco to successfully complete such alternative acquisition, and to not take any actions to impede, delay or compromise the successful completion of the alternative transaction.

The lock-up agreement continues through November 30, 2007. If the acquisition has not been consummated by November 30, 2007 as a result of a delay in the Securities and Exchange Commission review of Symmetry’s proxy statement, Symmetry may extend the lock-up agreement from November 30, 2007 to January 31, 2008 and D. Bryan Jones and Scott B. Jones may extend the lock-up agreement from November 30, 2007 to December 31, 2007. The lock-up agreement may also be terminated (a) by mutual written consent of the parties, (b) by any of the parties, if at the meeting of Symmetry stockholders held in connection with the proposed transaction (i) the acquisition of Novamerican by Symmetry shall not have been approved by a majority of the outstanding shares of common stock voted by the holders thereof, or (ii) Symmetry stockholders owning more than 29.99999% of the outstanding Symmetry shares issued under its initial public offering both vote against approval of the acquisition of Novamerican by Symmetry and exercise their conversion rights attaching to the Symmetry shares, or (c) by D. Bryan Jones or Scott B. Jones if either Symmetry or Acquisitionco (i) is in material default of its obligations under the arrangement agreement to consummate the acquisition, or (ii) any of the representations or warranties of Symmetry or Acquisitionco under the lock-up agreement shall have been or subsequently become untrue or incorrect in any material respect, provided that Messrs. Jones have notified Symmetry in writing of any such default mentioned in (i) and (ii) above and a 15 business day cure period has expired.

Non-Competition Agreements

On June 21, 2007, D. Bryan Jones and Scott B. Jones, Novamerican’s CEO and President, respectively, each entered into a non-competition agreement, whereby, commencing immediately after the closing, each has agreed not to directly or indirectly own any interest in, operate, manage, control, participate in, consult with, advise, render services for, carry on or engage in any manner in any business, lend money to guarantee the debts or obligations of or permit his name to be used or employed by any person engaged in or concerned with or interested in (collectively, “restricted actions”) any business that is the same as or competitive with the business of Novamerican in such territories that Novamerican conducts business other than restricted actions in respect of a permitted joint venture. In addition, they have each agreed not to solicit any employee, customer or prospective customer of Novamerican. These restrictions continue through July 1, 2009. Further, each has agreed to make themselves available to Symmetry, from closing through December 31, 2007, if reasonably requested to perform certain consulting services consisting of the duties and responsibilities they previously fulfilled as executive officers of Novamerican which may be desirable or necessary to transition the business to Symmetry. The discussion herein is qualified in its entirety by reference to the full text of the non-competition agreements attached hereto as “Annex C” which are incorporated by reference herein.

Under the terms of the non-competition agreements, Messrs. Jones and Jones may engage in the restricted actions in respect of a potential business venture to sell products produced in a cut-to-length with in-line temper mill and slitter to process steel coil, to be constructed in the State of Mississippi, together with a third party steel business operator.

Logistics Service Agreement

In accordance with the arrangement agreement, Scott B. Jones will enter into a three-year transportation and logistics services agreement pursuant to which Chriscott Logistics Inc., an entity controlled by Mr. Jones, shall continue to offer a subsidiary of Novamerican hauling services on the same basis as current arrangements and at market competitive rates no less favorable to Novamerican than those Chriscott offers to any other person.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF NOVAMERICAN

You should read the following discussion and analysis of Novamerican’s consolidated financial condition and results of operations together with Novamerican’s “Selected Historical Consolidated Financial Information” and consolidated financial statements and notes thereto that appear elsewhere in this proxy statement. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.

The historical consolidated financial results of Novamerican described below are presented in United States dollars.

Overview

Novamerican’s operations historically have been conducted under the management philosophy of D. Bryan Jones, its founder and chief executive officer. Novamerican was incorporated on April 4, 1997 as part of a reorganization in order to consolidate the operations of American Steel and Aluminum Corporation, or American Steel, and Nova Steel Ltd., or Nova, under one holding company.

Novamerican’s consolidated financial statements include the accounts and transactions of its U.S. affiliates and its Canadian affiliates at historical cost, except that all material intercompany balances and transactions have been eliminated. Novamerican’s interest in a joint venture is accounted for by the equity method. Accordingly, Novamerican’s share in income of joint venture is included in consolidated net income. All references to Novamerican’s fiscal years and to those of its subsidiaries and affiliates are to fiscal years ended on the last Saturday of November. The fiscal year ended November 25, 2006 included 52 weeks of operations. The six month periods ending May 26, 2007 and May 27, 2006 consisted of 26 weeks and ended on the last Saturday of May.

Novamerican sells products in Canada and the United States. All of Novamerican’s sales and payments are made in either Canadian dollars or U.S. dollars and it conducts its operations generally on the basis of short-term orders. Novamerican’s customers typically release orders on a just-in-time basis and generally use one week forecasts for placement of orders, which are subject to frequent additions and cancellations. Because Novamerican’s firm orders are so variable and have such short lead times, backlog, in the traditional sense, at any point in time is not a meaningful indicator of the trend in its overall business or its future performance. Novamerican’s results of operations are affected by numerous external factors, such as general economic and political conditions, competition and steel pricing and availability.

Novamerican has grown its business internally and through acquisitions to become a multi-facility, multi-process steel service center. Novamerican has achieved additional growth through developing value-added services in processing and geographic niches. Novamerican is one of three producers in North America of hydroform quality tubing used by the automotive industry, and one of two independent picklers in Canada. Novamerican also has installed an in-line temper mill, which makes it the only independent provider of this high-precision service in Canada. Novamerican has been profitable in each year since it commenced operations in 1979, except for a loss of less than $200,000 in 1990. Novamerican’s total tons sold and processed and its stockholders’ equity has grown from 1997 to 2006 at a compound annual rate of 8.7% and 20.6%, respectively.

Through its subsidiaries, Novamerican sells a broad range of products, many of which have different gross margins. Products that have undergone more value-added processing, as well as manufactured products, generally have a higher gross margin. Toll processing generally results in lower selling prices per ton but higher gross margins as a percentage of net sales than direct sales. Accordingly, Novamerican’s overall gross margin is affected by product mix and the amount of toll processing performed, as well as volatility in selling prices and material purchase costs. Net sales include direct sales and toll processing revenues. Cost of goods sold includes raw material, freight-in and labor costs.

Novamerican’s accounts receivable, as recorded on its balance sheet, typically reflect invoices which are dated within three months prior to, and which are unpaid at, the date of the balance sheet. The amount of Novamerican’s accounts receivable as recorded on its balance sheet will therefore reflect the recent increasing or decreasing trends in selling prices as well as in sales volumes. Similarly, Novamerican’s inventories, which it seeks to turn as frequently as possible and which Novamerican reports on a first-in first-out basis, will reflect recent inventory replacement costs. As Novamerican’s inventory replacement costs increase or decrease, based on similar inventory volumes, its inventories as recorded on its balance sheet will increase or decrease accordingly. Novamerican’s inventories at year end will reflect more current pricing for steel, whereas net sales for the year reflect pricing through the full 12 month period. Where there is a period during which steel prices rise, based on similar volumes, inventories tend to increase at a greater rate than sales. Similarly where this is a period during which steel prices decrease, based on similar volumes, inventories tend to decrease at a greater rate than sales.

While the steel service center industry is largely a regional business, it can be affected by the broader industrial markets. Novamerican believes that the gains in hot-rolled steel prices which have been achieved since 2004 are sustainable due to the significantly higher cost of inputs used in the production of steel such as scrap, iron ore, coke and energy—prices of which have all increased due to robust global demand. Furthermore, global consolidation at the steel producer’s level is contributing to better control over the production of steel relative to the demand for steel, which in turn should lead to more price stability.

In the past few years and continuing into 2007, Novamerican has noticed a trend of consolidation of steel producers, a trend which it believes will continue in the North American and global markets. Novamerican believes that this type of consolidation will have the effect of stabilizing pricing in the industry. Novamerican also believes that the increasing demands for steel from the Asian markets, particularly China, will continue to influence steel prices.

Novamerican operates as an intermediary between steel producers and its customers. As indicated above, increasing or decreasing trends in steel prices will impact Novamerican’s accounts receivable and inventories, and thereby its working capital and liquidity. Novamerican’s commitments for metal purchases are generally at prevailing market prices in effect at the time it places its orders. During periods of increasing prices, Novamerican faces increased working capital demands as it sells off lower priced inventory but must purchase steel at the increasing prices. Similarly, when prices are decreasing, Novamerican faces the challenge of selling the inventory that it acquired at a relatively higher cost, as Novamerican replaces its inventory at the decreasing prices. Novamerican believes that funds available under its credit facilities together with the funds from its operations will be sufficient to provide Novamerican with the liquidity necessary to fund its anticipated working capital requirements and capital expenditure requirements over the next 12 months. See “—Liquidity and Capital Resources.”

Significant short-term increases in prices can have, depending upon economic conditions, a dampening effect on demand. In the future, Novamerican may not be able to pass on these price increases to its customers, which could have a material adverse effect on its business, results of operations and financial condition in one or more future reporting periods.

Selected Results of Operations

Novamerican has set forth in the following table for each of the periods presented certain statement of operations data expressed as a percentage of net sales.

	Years Ended			Six Months Ended		Three Months Ended
	November 25, 2006	November 26 2005	November 27, 2004	May 26, 2007	May 27, 2006	May 26, 2007	May 27, 2006
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	78.0	79.6	70.7	80.9	78.5	80.5	78.6
Gross margin	22.0	20.4	29.3	19.1	21.5	19.5	21.4
Operating expenses	13.8	13.2	13.9	13.6	13.9	12.7	13.2
Operating income	8.2	7.2	15.4	5.5	7.6	6.8	8.2
Interest expense	0.1	0.5	0.6	0.1	0.4	(0.1)	0.4
Other income	—	—	—	(0.3)	(0.3)	0.3	(0.3)
Share in income of a joint venture	(0.1)	(0.1)	(0.0)	—	(0.1)	—	(0.1)
Income before income taxes	8.2	6.8	14.8	5.7	7.6	7.0	8.2
Income taxes	2.9	2.4	5.3	1.8	2.7	2.3	3.0
Net income	5.3%	4.4%	9.5%	3.9%	4.9%	4.7%	5.2%

Six Months and Quarter Ended May 26, 2007 Compared to Six Months and Quarter Ended May 27, 2006

In the first six months of 2007, Novamerican’s net sales decreased by $25.2 million, or 5.9% to $399.6 million, compared with $424.9 million in the first six months of 2006. In the second quarter of 2007, Novamerican’s net sales decreased by $16.7 million, or 7.3% to $212.4 million, compared with $229.2 million in the second quarter of 2006.

Novamerican’s tons sold and processed decreased by 20.6% to 742,000 tons in the first six months of 2007 from 935,000 tons for the same period in 2006. Novamerican’s tons sold and processed decreased by 18.8% to 392,000 tons in the second quarter of 2007 from 483,000 tons for the same period in 2006. Novamerican’s tons sold and processed in the first six months of 2007 include 430,000 tons from direct sales and 312,000 tons from toll processing, compared with 466,000 tons from direct sales and 469,000 tons from toll processing in the first six months of 2006. Novamerican’s tons sold and processed in the second quarter of 2007 include 227,000 tons from direct sales and 165,000 tons from toll processing, compared with 250,000 tons from direct sales and 233,000 tons from toll processing in the second quarter of 2006.

The change in the Canada/U.S. exchange rate on the conversion to U.S. dollars of the net sales of Novamerican’s Canadian subsidiaries on the consolidated financial statements for the six months of 2007 had a negative impact of approximately 0.2% and a positive impact of approximately 0.1% for the quarter, which represents an amount of $0.9 million and $0.3 million, respectively.

Novamerican’s gross margin decreased from $91.4 million to $76.4 million in the first six months of 2007, and as a percentage of net sales from 21.5% in the first six months of 2006 to 19.1% in the same period of 2007. Novamerican’s gross margin decreased from $49.0 million to $41.5 million in the second quarter of 2007, and as a percentage of net sales from 21.4% in the second quarter of 2006 to 19.5% for the same period in 2007.

Novamerican’s operating costs as a percentage of net sales decreased to 13.6% of sales from 13.9% in the first six months of 2006. Novamerican’s operating costs as a percentage of net sales decreased to 12.7% from 13.2% in the second quarter of 2006. The decrease in percentage was primarily attributable to a reduction of certain plan operating expenses in anticipation of a lower volume quarter. In absolute dollars, Novamerican’s operating expenses decreased by $4.6 million for the first six months and $3.2 million in the second quarter. However, the impact of the change in the Canada/U.S. exchange rate on the conversion to U.S. dollars of the operating expenses of Novamerican’s Canadian subsidiaries on the consolidated financial statements for the first six months of 2007 amounts to approximately $0.1 million and was not significant for the second quarter.

In the first six months of 2007, Novamerican’s interest expense decreased by $1.3 million, or 71.6% to $0.5 million, compared with $1.8 million in the first six months of 2006. In the second quarter of 2007, Novamerican’s interest expenses decreased by $0.8 million, or 76.4% to $0.2 million compared with $1.0 million in the second quarter of 2006.

Income before income taxes decreased by $9.6 million, or 29.8% to $22.5 million, from $32.1 million in the first six months of 2006. Income before income taxes, decreased by $3.8 million, or 20.3% to $15.0 million, from $18.8 million in the second quarter of 2006.

Novamerican’s income taxes in the first six months of 2007 were $7.3 million and represent 32.3% of Novamerican’s income before taxes, compared to $11.3 million, representing 35.1% of Novamerican’s income taxes, for the same period in 2006. Novamerican’s income taxes in the second quarter of 2007 were $4.9 million and represent 32.7% of Novamerican’s income before taxes, compared to $6.8 million, representing 36.2% of Novamerican’s income taxes, for the same period in 2006.

Fiscal 2006 Compared to Fiscal 2005

In fiscal 2006, Novamerican’s net sales increased by $6.1 million, or 0.7%, to $840.8 million, compared with $834.7 million in fiscal 2005.  Novamerican’s tons sold and processed decreased by 9.5% to 1,749,000 tons in 2006 from 1,934,000 tons in fiscal 2005. Novamerican’s tons sold and processed in 2006 include 887,000 tons from direct sales and 862,000 tons from toll processing, compared with 925,000 tons from direct sales and 1,009,000 tons from toll processing in 2005.  The change in the Canada/U.S. exchange rate on the conversion to U.S. dollars of the net sales of its Canadian subsidiaries on the consolidated financial statements for its fiscal year 2006 had a positive impact of approximately 3.9% on its net sales which represents an amount of $32.8 million.

Novamerican’s gross margin increased from $170.6 million to $185.1 million in fiscal 2006, and as a percentage of net sales from 20.4% in fiscal 2005 to 22.0% in fiscal 2006.

Novamerican’s operating costs as a percentage of net sales increased to 13.8% of sales from 13.2% in fiscal 2005, primarily due to certain inflationary increases in fixed operating expenses, excluding the impact of foreign currency, without a comparable increase in sales, excluding, in both cases, the effect of foreign currency. In absolute dollars, Novamerican’s operating expenses increased by $5.3 million. However, the impact of the change in the Canada/U.S. exchange rate on the conversion to U.S. dollars of the operating expenses of its Canadian subsidiaries on the consolidated financial statements for the fiscal 2006 amounts to approximately $4.8 million.

In fiscal 2006, Novamerican’s interest expense decreased by $2.8 million, or 71.7%, to $1.1 million compared with $3.9 million in fiscal 2005. During fiscal 2006 Novamerican reduced its overall interest bearing debt, which was offset by increases in the prime rates of Canadian banks during the year.

Income before income taxes increased by $12.1 million, or 21.2%, to $69.0 million, from $56.9 million in fiscal 2005.

Novamerican’s income taxes in fiscal 2006 were $24.7 million and represent 35.8% of its income before taxes, compared to $20.0 million, representing 35.1% of its income taxes in 2005.

Fiscal 2005 Compared to Fiscal 2004

In fiscal 2005, Novamerican’s net sales increased by $66.1 million, or 8.6%, to $834.7 million, compared with $768.6 million in fiscal 2004. During the first half of fiscal 2005, the North American steel industry experienced a period of reducing prices as the steel market reacted to excess inventories and an increase in imports. By the end of Novamerican’s third quarter, with inventories throughout the industry in general at much lower levels, this downward trend in prices was reversed and there was evidence of improving shipments and margins. Novamerican’s tons sold and processed increased by 5.9% to 1,922,000 tons in 2005 from 1,815,000 tons in fiscal 2004. Novamerican’s tons sold and processed in 2005 include 913,000 tons from direct sales and 1,009,000 tons from toll processing, compared with 914,000 tons from direct sales and 901,000 tons from toll processing in 2004.  The change in the Canada/U.S. exchange rate on the conversion to U.S. dollars of the net sales of Novamerican’s Canadian subsidiaries on the consolidated financial statements for its fiscal year 2005 had a positive impact of approximately 4.3% on its net sales, which represents an amount of $35.6 million.

Novamerican believes that any comparison between fiscal 2005 and 2004 should be made in light of certain exceptional factors which impacted steel pricing in 2004, notably the rapid increase in North American and world steel prices brought about by significant demand from China, significant increases in the costs of raw materials to the steel producers, and the consolidation of a number of North American producers which in turn lead to the introduction of surcharges for the duration of 2004. Novamerican believes also that, as the steel market adjusted to these factors during fiscal 2005, steel prices adjusted to more sustainable levels than those experienced in fiscal 2004. Novamerican’s margins in fiscal 2005 reflect  the impact of moving from the exceptional circumstances experienced in 2004 to these new pricing levels. Due to the costs of raw materials to steel producers throughout the world, Novamerican does not expect that pricing will return to the lower levels experienced in years prior to 2004. Novamerican’s gross margin decreased from $225.1 million to $170.6 million in fiscal 2005, and as a percentage of net sales from 29.3% in fiscal 2004 to 20.4% in fiscal 2005.

Novamerican’s operating costs as a percentage of net sales decreased to 13.2% of sales from 13.9% in fiscal 2004. The decrease in percentage was attributable to its higher net sales. In absolute dollars Novamerican’s operating expenses increased by $3.2 million. However, the impact of the change in the Canada/U.S. exchange rate on the conversion to U.S. dollars of the operating expenses of its Canadian subsidiaries on the consolidated financial statements for the fiscal 2005 amounts to approximately $4.9 million.

In fiscal 2005, Novamerican’s interest expense decreased by $1.0 million, or 20.0%, to $3.9 million, compared with $4.9 million in fiscal 2004. During fiscal 2005 Novamerican reduced its overall interest bearing debt, which was offset by increases in the prime rates of Canadian banks during the year.

Income before income taxes decreased by $56.4 million, or 49.8%, to $56.9 million, from $113.3 million in fiscal 2004.

Novamerican’s income taxes in fiscal 2005 were $20.0 million and represent 35.1% of its income before taxes, compared to $40.4 million, representing 35.7% of its income taxes in 2004.

Liquidity and Capital Resources

Novamerican’s principal capital requirement is to fund its growth, including greenfield projects, strategic acquisitions, the purchase and upgrading of processing equipment, the construction of related facilities and additional working capital. Historically, Novamerican has used cash generated from operations and revolving credit borrowings under its credit facilities to finance its working capital requirements. Subsequent to the closing of the acquisition of Novamerican by Symmetry, Novamerican will use cash generated from operations to finance its working capital requirements and to satisfy its debt financing obligations. The scheduled payments thereunder consist only of interest; there are no scheduled principal payments until 2012 for the ABL Facility and 2015 for the Senior Notes/Bridge Facility. Novamerican has historically and, after the acquisition, will continue to fund its growth and finance acquisitions and major capital additions from cash generated from operations and revolving credit borrowings (which, after the acquisition, will be made under the ABL Facility).

Novamerican generated net cash in the amount of $27.7 million from its operating activities for the first six months of 2007. During the corresponding first six months of 2006 Novamerican used net cash for its operating activities in the amount of $2.1 million. These variations are attributable mainly to fluctuations in Novamerican’s overall accounts receivable and inventory levels which reflected the then existing market conditions.

Net cash generated from investing activities for the first six months of 2006 and 2007 was $11.6 million and $31.1 million, respectively and consisted primarily of $37.4 million and $17.4 million, respectively, in short term investment loans which were fully guaranteed by a Canadian bank and additions to property, plant and equipment of $6.5 million and $6.1 million, respectively.

Novamerican’s net cash generated from financing activities for the first six months of 2006 was $0.8 million. In the first six months of 2007 Novamerican’s net cash used for financing activities was $41.7 million. These differences are mainly due to fluctuations in Novamerican’s working capital items and repayment of long-term debt.

Novamerican generated net cash from its operating activities for fiscal 2004, 2005 and 2006 in the amounts of $17.8 million, $69.6 million and $15.4 million, respectively. These variations are attributable mainly to fluctuations in Novamerican’s overall accounts receivable and inventory levels which reflected the then existing market conditions. During 2006, the gain on disposal of property, plant and equipment resulted primarily due to the trade-in of the corporate aircraft.

In fiscal 2004, 2005 and 2006 the amounts of net cash Novamerican used for investing activities were $4.5 million, $20.9 million and $30.9 million, respectively. During 2006, the cash Novamerican used for investing activities consisted primarily of $20.2 million net for a short term investment loan in a U.S. corporation which was fully guaranteed by a Canadian bank and has been fully repaid with interest, and net additions to property, plant and equipment of $11.7 million.

Novamerican’s net cash used for financing activities for fiscal 2004, 2005 and 2006 was $13.7 million, $13.1 million and $1.8 million, respectively. These differences are mainly due to fluctuations in its working capital items and repayment of long-term debt.

Novamerican believes that funds available under its existing credit facilities together with the funds from its operations will be sufficient to provide it with the liquidity necessary to fund its anticipated working capital requirements and capital expenditure requirements until the acquisition closing.

Symmetry believes that the funds available from Novamerican’s operations will be sufficient to provide it with the liquidity necessary for anticipated working capital requirements, capital expenditure requirements and interest payments associated with the new ABL Facility and Senior Notes/Bridge Facility over the 24 months following the acquisition closing and thereafter. In addition, Symmetry believes that, based on historical results and anticipated future results, Novamerican will generate sufficient cash flow to repay the amounts borrowed under the ABL Facility by 2012 and the Senior Notes/Bridge Facility by 2015 when these obligations mature. For the most recent six-month period ended May 27, 2007, Novamerican generated $27.7 million of cash flow from operations. During fiscal 2007, Novamerican repaid all of its outstanding indebtedness and, at May 27, 2007, Novamerican’s debt was $0. From fiscal 2004 -2006, Nova generated a cumulative $102.7 million of cash flow from operations. From fiscal 2004 — 2006, Novamerican’s average debt outstanding was $62.3 million. Novamerican’s capital requirements are subject to change as business conditions fluctuate and opportunities arise. Novamerican anticipates spending approximately $8.5 million on certain projects in the current fiscal year. In April 2007, Novamerican refinanced its U.S. revolving credit agreement with no material changes in terms. The total amount available for borrowings, based upon a formula, increased from $40.0 million to $50.0 million. On December 7, 2006, Novamerican repaid the amount outstanding under the $53.0 million term loan agreement.

As of May 26, 2007, Novamerican’s revolving credit facilities consisted of the following:

•

a revolving credit agreement entered into April 2007 by one of its U.S. wholly-owned subsidiaries with a U.S. bank providing for borrowings, based upon a formula, of up to $50.0 million ($40.0 million at November 25, 2006) through May 8, 2012. At May 26, 2007, there was an amount of $49.0 million in available borrowings, of which there was no outstanding balance under this agreement. The interest rate on borrowings under the credit agreement is the bank’s prime rate, currently 8.25% less 1.00%, or LIBOR, currently 5.32 plus a margin of .86%. Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of May 26, 2007. Borrowings are collateralized by all assets of the U.S. subsidiary having a carrying value of $210.3 million; and

•

various demand revolving credit facilities entered into by certain of its Canadian subsidiaries with certain Canadian banks, each of which are renegotiated on an annual basis and are available by either prime rate loans or bankers’ acceptances, bearing interest at the lenders’ prime rate, currently 6.0% (6.0% in 2006), or bankers’ acceptance rates, respectively, plus a premium varying from 0.0% to 0.5% in both years (6.25% in both periods). The Canadian subsidiaries have approximately $46.3 million in 2007 and $45.4 million in 2006 of revolving credit facilities of which approximately $46.3 million was available at May 26, 2007 and $44.6 million was available at May 26, 2006. As of May 26, 2007, there was no outstanding borrowing under the Canadian facilities. Each of these credit facilities is secured by inventories, movable hypothecs covering the universality of present and future book debts and a negative pledge on certain assets of each of the entities which is a borrower under its respective revolving credit agreement. There are no cross collateralizations among the various Canadian credit facilities or between the Canadian credit facilities and the U.S. credit facility.

The following loans were repaid during 2007:

•

On April 20, 2007, Novamerican repaid a mortgage loan, amounting to approximately $3.3 million, which bore interest at a rate of 5.75% secured by a first priority hypothec (or mortgage) on land and building.

•

On December 7, 2006, Novamerican repaid all amounts due under the $53.0 million term loan agreement entered into by one of its wholly-owned U.S. subsidiaries with a U.S. bank, which bore interest at the bank’s prime rate, plus a margin varying from 0.125% to 1.375%, or LIBOR, plus a margin varying from 1.375% to 2.625%. Among the restrictive financial covenants contained in the agreement were ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base. The term loan was collateralized by the assets of the U.S. subsidiary.

Novamerican’s credit facilities contain various restrictive covenants which require it to maintain minimum net worth levels, certain financial ratios and limitations on dividends and capital expenditures. As of May 26, 2007, Novamerican was in compliance with all such restrictive covenants. Novamerican’s credit facilities restrict its ability to receive dividends and interest from its subsidiaries.

At the closing of the acquisition, Novamerican’s existing revolving credit facilities will be terminated. As of the closing date, Novamerican’s debt financing is expected to consist of the following:

•

A five-year revolving credit ABL Facility of up to approximately $175 million, with borrowing to fund the acquisition and related costs limited to $71.2 million, with no scheduled principal payments, and with a borrowing base at any time equal to: (a) the sum of (i) up to 90% of eligible accounts and (ii) the lesser of (A) up to 70% of the eligible inventory and (B) up to 85% of then net orderly liquidation value of inventory, in each case, subject to certain eligibility reserves; minus (b) the sum of (i) a customary availability block and (ii) usual and customary reserves. The borrowing base will be determined separately for the U.S. subsidiaries and the Canadian subsidiaries. U.S. dollar borrowings under the ABL Facility will bear interest at LIBOR, or U.S. base rate, plus an applicable margin, depending upon the excess availability under the ABL Facility. Initially, the applicable margins will be LIBOR plus 1.50% (or approximately 7.08%) or U.S. base rate plus 0.50%. The U.S. base rate is the higher of (i) the prime rate announced by JPMCB or (ii) the federal fund effective rate plus 0.50%. In the case of Canadian dollar-denominated loans, the interest rate will be the Canadian prime rate plus the applicable margin for base rate loans. For Canadian dollar-denominated bankers acceptances (or BA equivalent loans), the discount rate will be the average discount rate applicable to bankers’ acceptances for the period selected by the borrower and, in addition, the borrower will pay stamping fees which will be equal to the margin for LIBOR based rates.

•

An aggregate of up to $325.0 million of Senior Notes maturing in eight years from issuance. To the extent the Senior Notes are not issued in connection with the closing of the acquisition, then the acquisition will be funded under the Bridge Facility. The senior secured loans under the Bridge Facility mature on the first anniversary of the closing under the Bridge Facility, but each lender in respect of any senior secured loan under the Bridge Facility outstanding on the first anniversary of the closing under the Bridge Facility will have the option to exchange its loans for senior notes issued under an indenture that complies with the Trust Indenture Act of 1940. The maturity of any such loans not so exchanged will automatically be extended to the eighth anniversary of the closing under the Bridge Facility. There are no scheduled principal payments under the Bridge Facility. Prior to the first anniversary of the closing under the Bridge Facility, such loans will bear interest at LIBOR plus 4.50% (or approximately 10.08%), and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. Following the first anniversary of the closing under the Bridge Facility, the extended loans will bear interest at a rate equal to the interest rate borne by the Bridge Facility on the day immediately preceding the first anniversary plus 50 basis points and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. The Bridge Facility is subject to mandatory redemption with the proceeds from certain asset sales, the issuance of debt securities and the issuance of equity, and subject to repurchase or repayment at the option of the holder upon a change in control. The Bridge Facility may be optionally repaid at any time.

As a condition to closing of the acquisition, Novamerican is required to have on hand $91.0 million consisting of cash from operations and from the sale of certain non-operating assets, including a corporate aircraft and undeveloped land. Immediately upon closing, Symmetry will use the $91.0 million of cash on hand to repay the $91.0 million intra-day closing day facility, utilized by Symmetry to partially fund the $585.2 million purchase price. Symmetry believes that the sale of these non-operating assets will not negatively impact Novamerican’s future operations. Symmetry believes that the utilization of these funds to repay the intra-day closing day facility will not negatively impact Novamerican operations because the funds available from Novamerican’s operations and the ABL Facility will be sufficient to provide it with the liquidity necessary for anticipated working capital requirements, capital expenditure requirements and interest payments associated with the new ABL Facility and Senior Notes or Bridge Facility over the next 24 months. The ABL Facility and the Bridge Facility, and the indenture of the Senior Notes, if issued, will contain covenants which will restrict Symmetry's ability to incur additional indebtedness, although it will not be restricted from engaging in common equity financing.

On a pro forma basis, cash flow from operations would be sufficient to pay debt service obligations, that is, interest expense, and to repay a portion of the outstanding amounts on the ABL Facility for the six months ended May 27, 2007. Assuming that after the acquisition Symmetry continues to generate cash as reflected in the pro formas, Symmetry does not expect that any material amount will be outstanding on the ABL Facility at maturity in 2012 and it would have sufficient cash on hand to repay any such outstanding amount. Prior to maturity, to the extent permitted by the terms of the ABL Facility and permitted or required by the terms of the Senior Notes/Bridge Facility, Symmetry may redeem a portion of the Senior Notes with the proceeds of the issuance of capital stock of Symmetry, may offer to purchase Senior Notes from the proceeds of the asset dispositions, and may acquire Senior Notes in market transactions or, subject to limitations, redeem Senior Notes with cash from operations. Symmetry expects to repay the principal amount of the Senior Notes/Bridge Facility outstanding at maturity from cash generated from operations, and/or the proceeds of equity or debt financing.

Off-balance Sheet Arrangements

As of, and for the six months ended, May 26, 2007, Novamerican had no off-balance sheet arrangements that had, or are reasonably likely to have, a material current or future effect on its financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

Tabular Disclosure of Contractual Obligations

The following table summarizes the payments due under Novamerican’s debt and other contractual obligations as of May 26, 2007:

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(In thousands of U.S. dollars)
Operating leases	$11,276	$1,838	$5,302	$3,609	$527
Purchase obligations	63,311	63,311	—	—	—
	$74,587	$65,149	$5,302	$3,609	$527

The amount of purchase obligations included in the above table reflects Novamerican’s estimate of steel on order, in production and unshipped and for which it believes it would have an obligation to pay. Most of Novamerican’s purchase orders may be cancelled without penalty upon giving sufficient notice. In the normal course of business, Novamerican purchases approximately $162.7 million of steel for the first quarter. Novamerican estimates no more than approximately $63.3 million of steel purchase orders were outstanding at May 26, 2007 in the form of firm purchase orders.

Effects of Inflation

Inflation generally affects Novamerican by increasing the cost of personnel, processing equipment, purchased steel and borrowings under its credit facilities and other indebtedness. Novamerican does not believe that inflation has had a material effect on its operating income over the last three fiscal years. However, inflation has had and could have a material effect on its financing costs based on its impact on amounts borrowed, the prime rate and LIBOR.

Effects of Foreign Currency Fluctuations

Although Novamerican’s financial results are reported in U.S. dollars, some of its revenues are derived from sales made by Canadian subsidiaries into the United States, which are denominated in U.S. dollars, and converted into Canadian dollars based upon the average monthly exchange rate at the time of sale. If Novamerican is not able to successfully hedge its currency exposure, fluctuations in the rate of exchange between the Canadian dollar and the U.S. dollar could have a material effect on its financial condition, results of operations and cash flow.

In addition, when Novamerican consolidates the financial statements of its Canadian subsidiaries into such financial statements, they are translated from their functional currency, the Canadian dollar, into the reporting currency, the U.S. dollar. Fluctuations in the value of the U.S. dollar could materially reduce or increase Novamerican’s results of operations and assets and liabilities as reported in its financial statements.

Hedging

Novamerican formally documents all relationships between hedging instruments and the hedged items, as well as its risk-management objectives and strategies for undertaking various hedge transactions. Novamerican formally assessed, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items.

Novamerican discontinues hedge accounting prospectively when (i) it determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item, (ii) the derivative expires or is sold, terminated or exercised, or (iii) it determines that the designation of the derivative as a hedge instrument is no longer appropriate. In these situations where hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings.

Novamerican minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with reputable financial institutions and Novamerican does not hold derivative instruments for trading purposes.

Novamerican utilizes forward contracts, from time to time, to hedge its exposure to Canadian dollar exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars. Forward contracts are entered into with reputable financial institutions and Novamerican does not enter or hold foreign exchange forward contracts for trading purposes. There were no forward foreign exchange contracts outstanding at May 26, 2007.

Changes in Accounting Policies

Effective November 27, 2005, Novamerican adopted revised Statement of Financial Accounting Standard (“SFAS”) No. 123 (“SFAS No. 123 (R)”), Share-Based Payment, which requires all entities to recognize the fair value of share-based payment awards (stock compensation) classified in equity. The adoption of SFAS No. 123 (R) did not have an initial impact on the consolidated financial statements.

Effective November 27, 2005, Novamerican adopted SFAS No. 151, Inventory Costs, which clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of production facilities. The adoption of SFAS No. 151 did not have a material impact on the consolidated financial statements.

Effective November 27, 2005, Novamerican adopted SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result to the exchange. The adoption of SFAS No. 153 did not have a material impact on the consolidated financial statements.

Effective November 25, 2006, Novamerican adopted Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements issued by the U.S. Securities and Exchange Commission. SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements. There have been two widely-used methods for quantifying the effects of financial statement misstatements. The “roll-over” method quantifies the amount by which the current year income statement is misstated and can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The “iron curtain” method quantifies the error as the cumulative amount by which the current year balance sheet is misstated and can result in disregarding the effects of errors in the current year income statement that result from the correction of an error existing in previously issued financial statements. Novamerican has used the roll-over method for quantifying identified financial statement misstatements. SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of Novamerican’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods. SAB 108 allows registrants to initially apply the dual approach either by retroactively adjusting prior financial statements as if the dual approach had always been used or by recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of November 27, 2005 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The adoption of SAB 108 had no impact on the preparation of the consolidated financial statements.

Effective at the beginning of fiscal 2007, Novamerican adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. This statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

Pending Changes in Accounting Policies

The Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, in June 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for Novamerican at the beginning of the 2008 fiscal year. The impact resulting from the adoption of FIN 48 has not yet been determined.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for Novamerican at the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

Application of Critical Accounting Policies

The preparation of Novamerican’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires it to make estimates and assumptions that affect the amounts reported in the financial statements. The estimates are based on Novamerican’s historical experience and past performance. Actual results could differ from those estimates under different assumptions or conditions. On an ongoing basis, Novamerican reviews its estimates based on currently available information. The following critical accounting policies reflect what Novamerican believes require its most difficult, subjective or complex judgments:

Revenue recognition.   Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes and revenue is recognized upon delivery of the product at the customer’s destination. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

Novamerican charges the customer for the complete product delivered to the customer’s designated location and it does not charge separately for shipping and handling costs. Shipping and handling costs are recorded under the “Delivery” caption on its consolidated statement of operations and comprehensive income and amounted to $25.6 million for the year ended November 25, 2006 and $12.2 million for the quarter ended May 26, 2007.

Goodwill.   Following the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized but its carrying value must be tested annually for impairment. For the purpose of testing goodwill impairment, Novamerican and an independent appraiser perform a valuation analysis of the reporting unit annually. The most recent valuation report indicated that the fair value of the reporting unit exceeds its carrying value, including goodwill. Therefore no impairment loss had to be recognized in the May 26, 2006 consolidated financial statements.

Allowance for doubtful accounts.   Novamerican maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, increases to the allowance would be required.

Income taxes.   The provision for income taxes is computed on the pretax income of the consolidated subsidiaries located within each taxing jurisdiction based on the current income tax laws. Deferred income taxes are provided, based upon currently enacted income tax rates, for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is reasonably likely that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

No provision has been made for deferred income taxes that may result from future remittances of approximately $96.6 million of undistributed earnings of its U.S. subsidiaries as of May 26, 2007. Under current Canadian income tax law, Novamerican may repatriate undistributed earnings of such U.S. subsidiaries without any income tax effect. However, should Novamerican repatriate part or all of the undistributed earnings of its U.S. subsidiaries, a 5% withholding tax would be assessable on that amount.

Trend Information

During the second fiscal quarter, Novamerican experienced another downward trend in steel prices in North America which it had experienced in the last quarter of fiscal 2006 and the first quarter of fiscal 2007. Although recent steel prices have been erratic, Novamerican believes that the low point in the steel price cycle will be at levels much higher than historical averages due primarily to consolidation as well as a weaker U.S. dollar. Given the possible impact of interest rates, exchange rates, as well as global events and economic factors on Novamerican’s markets, it is difficult to accurately forecast demand and therefore future results.

INFORMATION ABOUT NOVAMERICAN

History and Development of the Company

Novamerican was incorporated on April 4, 1997 under the Canada Business Corporations Act. Novamerican processes and distributes, through its 22 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario, carbon steel, stainless steel and aluminum products, including carbon steel tubular products, and operates as an intermediary between primary metal producers and manufacturers that require processed metal. Its registered office, principal place of business and principal executive offices are located at 6001 Irwin Street, LaSalle, Québec, Canada H8N 1A1. Novamerican’s telephone number at its principal executive offices is (514) 335-6682.

Following its incorporation, a reorganization of the various operations wholly-owned or controlled by D. Bryan Jones, its chairman and chief executive officer, or Scott B. Jones, its president and the son of D. Bryan Jones, occurred pursuant to which Novamerican became the holding company for two main operating groups: (i) its Canadian affiliates, consisting of Nova Steel Ltd., Nova Tube Inc., Cresswell Industries Inc. (formerly Cresswell Roll Forming Inc.), Argo Steel Ltd., Nova Tube Ontario Inc., Nova Steel Processing Centre Ltd. and Delta Tube and Company, Limited Partnership; and (ii) its U.S. affiliates, consisting of American Steel and Aluminum Corporation, Nova Tube and Steel, Inc. and Nova Tube Indiana, LLC.

Nova Steel Ltd. was established as a processor of hot-rolled carbon steel in 1979. In 1983, Nova Steel Ltd. acquired and installed its first tube mill in Montréal. In 1987, this operation became Nova Steel Ltd.’s (60%) contribution to a joint venture, Delta Tube and Company, Limited Partnership, for the toll rolling of tubing, with Ispat Sidbec Inc. (now Mittal Canada Inc.) (40%). In 1985, the majority of the shares of Cresswell Roll Forming Inc. (now Cresswell Industries Inc.), a roll forming, stamping and manufacturing business in Québec, were acquired. In 1989, Argo Steel Ltd., a processor of hot-rolled, cold-rolled and galvanized steel products was established in Montréal with a 50.9% interest at the time. This expansion was followed in October 1991 with the establishment of Metco Steel Inc. (now part of Nova Steel Ltd.), as a processor of carbon steel plate and plate coil in its LaSalle facility.

In July 1991, Nova Tube Inc. acquired a tube mill operation in Baie d’Urfé, Québec and, in May 1996, Nova Tube Ontario Inc. was established with the installation of a tube mill in Mississauga, Ontario specifically designed to meet the needs of high pressure hydroforming for the automotive industry.

American Steel, which was founded in 1962 and which Novamerican acquired in August 1996, through its U.S. holding company, Integrated Steel Industries, Inc., operates in nine locations in the Northeastern and Mid-Atlantic United States. American Steel is a distributor of steel, aluminum and stainless steel products including hot and cold-rolled carbon steel, aluminum, stainless steel, alloy and coated products in sheet, coil, bar, shapes, tubular and plate forms.

On November 7, 1997, Novamerican completed its initial public offering of 2,200,000 shares of its common stock and, at such time, its shares of common stock were listed on Nasdaq where they continue to trade under the symbol, “TONS.”

During 1998, Novamerican also built a processing facility in Stoney Creek, Ontario, Nova Steel Processing Centre Ltd., and installed a 400,000 ton per year pickling line together with a 200,000 ton per year slitting line. Both the pickling line and the slitting line were commissioned and went into full production during the first quarter of 1999. A second slitting line was installed in 2000 and has been in full production since 2001.

During 2000, Novamerican Tube Holdings, Inc., a wholly-owned subsidiary of Integrated Steel Industries, Inc., formed a joint venture with Bethlehem Steel Corporation, or Bethlehem, under the corporate name BethNova Tube, LLC, or BethNova, to produce steel tubing for use in hydroforming of automobile and truck components. This state-of-the-art tube manufacturing facility in Jeffersonville, IN was completed in 2001 and began ramping up production in the fourth quarter of that same year. The bulk of the tube production at this facility is dedicated to Dana Corporation, a major automotive parts supplier, which had, at that time, built a hydroforming plant near Elizabethtown, KY. On October 15, 2001, Bethlehem filed for protection under Chapter 11 of the United States Bankruptcy Code and on February 6, 2003, sold substantially all of its assets, including its interest in the joint venture, to International Steel Group, Inc. In June 2003, Novamerican purchased International Steel Group Inc.’s  50% interest in the BethNova joint venture for $4,100,000, and renamed the now wholly-owned subsidiary, Nova Tube Indiana, LLC.

In November 2000, Novamerican built a new tubing facility, operated by Nova Tube and Steel, Inc. in Morrisville, PA. The structural tube mill began production in November 2000 and is capable of producing hollow structural sections, or HSS, up to 6” x 6” x 3/8”. The heavy gauge slitter and cut-to-length line were completed in November 2001 and went into full production in 2002.

In 2002, through a subsidiary, Novamerican acquired all of the minority interest in Argo Steel Ltd.

During 2002, the premises leased by Nova Tube Ontario Inc. in Mississauga, Ontario were expanded by 40,000 square feet which enabled Novamerican to install additional equipment to increase capacity at this facility.

At the end of 2004, Novamerican completed the construction of a 160,000 square foot facility in LaSalle (Montréal), Québec. This manufacturing and processing facility includes an in-line temper mill and cut-to-length line and became operational in early 2005. This plant replaced Novamerican’s facility in Dorval, Québec and one of its facilities at Lachine, Québec. The mill includes a rotary shear for continuous operation and precision cut-to-length tolerances, and is capable of leveling and temper-rolling 40 ton coils up to ½” thick by 72” wide. The temper mill is also capable of processing coils up to 80,000 tons minimum yield and creating elongations of up to 3%. The mill and cut-to-length line join Novamerican’s ½” x 72” wide slitter that has been operating since the second quarter of fiscal 2004. In addition to these pieces of equipment, Novamerican upgraded, rebuilt and transferred two existing lines, a ¼” x 60” slitter and a ¼” x 72” cut-to-length line, to bring the total number of lines at the LaSalle facility to four, with the result that the facility has an annual slitting and leveling capacity of over 400,000 tons.  The cost of this project was approximately $20.2 million, which was financed by a combination of new debt for the land and building and internal sources of funds.

The facility in LaSalle was built to reorganize and restructure three of Novamerican’s facilities. While historically all three facilities processed and sold hot-rolled coil and plate, now only the LaSalle facility undertakes these operations. The LaSalle facility has taken the place of two of the previous three operating locations. By consolidating these operations into one facility, Novamerican was able to achieve improved inventory management of hot-rolled products, and capacity increases, production improvements and reduced manpower requirements from the upgraded equipment. Furthermore, since the LaSalle facility is located next to its Delta Tube operation, Novamerican was also able to achieve quicker transfer of slit coils to the tube mill and less transport equipment. Novamerican believes these operating efficiencies, equipment, and administrative and logistical advantages will continue to result in significant cost savings as the production levels at this facility continue to increase.

During the fourth quarter of 2006, Novamerican announced the installation of a new pipe finishing facility at the Nova Tube and Steel, Inc. operation in Morrisville, PA. The new in-line capacity will add 50,000 tons of finished pipe on the existing 7” structural tube mill. The anticipated cost of this project is approximately $8.5 million of which $3.6 million has been incurred through May 26, 2007. This project will be financed from internal sources of funds.

During the first quarter of 2007, Novamerican began consolidating the Brampton steel slitting and blanking operation, acquired in December 1998 by Argo Steel Ltd., with the Dorval facility operation. Novamerican completed this consolidation during the second quarter of fiscal 2007.

Business Overview

Novamerican is a well-established steel service center, processor and tubing manufacturer. It operates from 11 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and from 11 locations in the Canadian provinces of Québec and Ontario. Since inception, Novamerican has grown its business internally through identifying and capturing niche opportunities in steel manufacturing and processing, and through selective acquisitions. This has enabled it to become a multi-facility, multi-process provider of value-added services in several processing and geographic niches. For example, based on Novamerican’s knowledge of the industry, it believes that it is one of three producers in North America of hydroform quality tubing used by the automotive industry, and one of two independent picklers in Canada. Novamerican has also installed an in-line temper mill in its LaSalle, Québec facility, which it believes makes it the only independent provider of this high-precision service in Canada.

Novamerican processes and distributes carbon steel, stainless steel and aluminum products and operates as an intermediary between primary metal producers and the manufacturers that require processed metal, often on a just-in-time delivery basis. Novamerican produces steel tubing in various sizes for use in the structural and automotive markets (including tubing used in hydroforming). Novamerican also produces roll formed steel sections and manufactures heavy equipment parts and accessories. Novamerican’s flat rolled processing capabilities include pickling, slitting, blanking, leveling, temper-rolling and cutting-to-length to precise customer specifications. Additionally, Novamerican performs many of these processing services for customers who provide their own steel, referred to in the industry as toll processing. For a detailed description of Novamerican’s steel processing services, see “— Products and Services.”

In fiscal 2006, Novamerican had net sales of $840.8 million, operating income of $69.4 million and net income of $44.3 million. Since its initial public offering in 1997, Novamerican’s total tons sold and processed have grown from 829,000 tons in 1997 to 1,749,000 tons in 2006, which represents a compound annual growth rate of 8.7% and its stockholders equity has grown from $60.8 million in 1997, to $328.5 million in 2006, which represents a compound annual growth rate of 20.6%.

Since Novamerican’s initial public offering in 1997, it has completed the five greenfield projects described below, each of which involved the acquisition of land, construction of facilities from the ground up and installation of various machinery and equipment:

•

Mississauga, Ontario (1997): Upon completion, this state-of-the art tube manufacturing facility became one of the first facilities in Canada, to Novamerican’s knowledge, to provide hydroform quality tubing to be used by the automotive industry. In addition, Novamerican developed at this facility in-line capabilities to cut to precision lengths, finish, test and package tubing. Novamerican has since included these capabilities in the design of its subsequent tubing facilities.

•

Stoney Creek, Ontario (1999): This facility contains what Novamerican believes is one of only two independent pickling operations in Canada. As compared to pickling operations owned by steel mills, Novamerican believes that it generally operates with a lower cost structure. This enables it to handle customer orders in quantities smaller than those which would be economical for integrated steel producers. Novamerican began commercial production at this facility in February 1999, nine months after breaking ground. In fiscal 2006, Novamerican processed approximately 575,000 tons through the pickling line, which is approximately 35% higher than the manufacturer’s annual rated capacity of 425,000 tons for this line.

•

Morrisville, Pennsylvania (2000): Prior to completion of this facility, Novamerican had served the Northeastern United States structural tube market from its Montréal facility. However, based on sustained demand for its structural tube products, Novamerican was able to justify construction of this facility which commenced operations in 2000.

•	Jeffersonville, Indiana (2001): This specially designed tube manufacturing facility produces tubing for use in the hydroforming of automobile and light truck components.
•	LaSalle, Québec (2004): This facility includes temper-rolling equipment, as well as slitting and cut-to-length equipment to consolidate certain of its operations and to achieve cost efficiencies.

Novamerican believes that these greenfield projects have allowed it to grow profitability by lowering its costs of production while expanding its value-added processing and manufacturing capabilities. Novamerican plans to continue to grow internally by pursuing future greenfield projects as additional opportunities in its markets arise.

Novamerican’s business strategy is focused on profitable growth, higher margins and lower costs of production, providing value-added processing capabilities and expanding its range of services and customer base.

Novamerican intends to achieve its objectives by continuing to focus on:

•

Providing value-added products and services. Novamerican intends to continue to seek out further niche opportunities in order to provide its customers with additional services not generally available in its markets.

•

Pursuing internal growth through greenfield projects. Novamerican intends to pursue internal growth opportunities that it anticipates will provide attractive returns to its stockholders. Novamerican believes that its emphasis on growth through greenfield projects has enabled it to extend its corporate culture into all of its new facilities, which in turn allows Novamerican to reduce its costs of production.

•

Developing technological improvements. Novamerican intends to continue fully utilizing and, where possible, expanding the capabilities of its equipment by using new technology together with its experience and expertise. This has enabled Novamerican to consistently increase the rated capacity of many of its facilities and reduce its costs of production and increase customer satisfaction. This has also enabled Novamerican to work with its customers to develop and efficiently manufacture innovative value-added products.

•

Seeking joint ventures and appropriately priced acquisitions. Novamerican will also continue to pursue opportunities to broaden its product range and customer base through joint ventures and selective acquisitions. Novamerican believes its record of success with joint ventures position it to find and act on additional opportunities of this type. Novamerican considers acquisition opportunities that are in line with its business strategy and that, in general, appear to be appropriately priced, immediately accretive and with strong local management.

Novamerican believes that it has the following competitive strengths that will facilitate the implementation of its business strategy:

•

Ability to identify and capitalize on unique market opportunities. Novamerican’s senior management team have an excellent record of identifying new market opportunities that allow Novamerican to react quickly and capitalize on these new opportunities as they arise. Novamerican’s initiatives in tubing for hydroforming, pickling and temper-rolling reflect this ability.

•

Strategically located facilities. Novamerican’s facilities are strategically located to efficiently serve its broad customer base throughout the Northeastern and Mid-Atlantic United States and Central Canadian markets. Most of Novamerican’s customers are located within a 250-mile radius of its facilities which allows it to operate an efficient delivery system capable of handling a high volume of short lead-time orders. Additionally, the location of Novamerican’s facilities minimizes the freight costs associated with obtaining steel supply.

•

Management depth and experience. Novamerican’s senior management team has extensive industry experience and a demonstrated record of success. In addition, Novamerican’s service centers and processing facilities are managed on a decentralized, entrepreneurial basis, which provides its local managers the flexibility to respond to changing local market conditions.

•

Long-standing supplier relationships. As a large purchaser of steel, Novamerican has developed long-standing relationships with certain primary producers of steel in the United States, Canada and abroad. Novamerican believes that these relationships, together with its volume of purchases, enhance its ability to obtain quality steel at competitive prices and on a timely basis even during periods of tight supply.

•

Commitment to quality and customer service. Novamerican’s commitment to customer service, together with its just-in-time delivery capabilities permit it to satisfy the needs of its customers and allows it to provide quick and reliable service while maintaining its high quality standards. Novamerican’s level of quality is exemplified by its ability to successfully meet the exacting standards of its customers, including those in the automotive and equipment manufacturing industries.

•

Effective management information systems. Novamerican has reliable and scalable management information systems that help it to operate its business efficiently, including bar coding technology which enables it to monitor and allocate inventory among its operations. Novamerican’s systems provide information with respect to the buying patterns of its customers and enable it to properly monitor its inventory turnover rates. Novamerican is continually pursuing opportunities to streamline the cost and time associated with customer and supplier communications, including electronic data interchange.

•	Strong financial position. Novamerican’s strong financial position and track record of continued profitability allows it to maintain and enhance its relationships with suppliers and customers.

Products and Services

Novamerican’s services include the following traditional service center processes:

•	slitting: the cutting of steel to specified widths along the length of steel coil;
•	leveling: a process used to flatten shape deficiencies in steel coil; and
•	cutting-to-length: involves cutting steel across the width of steel coil.

Novamerican’s services also include higher value-added processes, which process and transform steel to specified lengths, widths and shapes pursuant to specific customer orders, including the following:

•	roll forming: flat rolled coils can be pre-punched, in-line welded and formed into sophisticated shapes for specific purposes;
•	blanking: the cutting of steel into specific shapes with close tolerances;
•	plate burning: the process of cutting steel, typically in excess of one inch thick, into specific shapes and sizes; and
•	temper-rolling: an in-line process that improves the surface finish and flatness of cut-to-length sheet and plate and that eliminates coil memory or springback.

         A distinctive aspect of Novamerican is its focus on pickling and tubing operations:

•	pickling is an in-line process for cleaning hot-rolled steel coils of rust, scale and dirt. Currently, Novamerican believes that it is one of only two independent picklers in Canada; and
•	tubing is a process by which flat rolled coils are formed into circular, oval, square or rectangular shapes and the seams are electric resistance welded.

Novamerican’s tubing operations are presently structured as follows:

•	five mills, of which three are located in Canada and two are located in the United States;
•	a majority of its tube production is hollow structure section (“HSS”) tubing; and
•

Novamerican’s tube mills in Mississauga, Ontario, and Jeffersonville, Indiana, were constructed specifically to meet the needs of high pressure hydroforming for the automotive industry and include in-line precision cutting, finishing, testing and packaging capabilities. Hydroforming is an innovative technology used in the manufacture of certain automotive parts which involves the application of water at high pressure to form and shape steel tubes. This reduces the cost and the weight of a steel component.

Suppliers

Novamerican purchases flat rolled steel for processing from a number of North American and international primary steel producers in quantities that it believes are efficient for such producers. Novamerican concentrates on developing relationships with high-quality North American integrated steel mills and mini-mills, as well as international primary steel producers and on becoming a valued customer of such producers. Novamerican is a major customer of flat rolled coil for some of its principal suppliers but are not dependent on any one supplier. This enables Novamerican to maintain continued sources of supply at what it believes are competitive prices. Novamerican believes the accessibility and proximity of its facilities to major steel producers will continue to be an important factor in its maintaining good relationships with them.

The steel industry as a whole is cyclical and at times pricing and availability can be volatile due to numerous factors beyond Novamerican’s control, including general, regional and international economic conditions, production levels, competition, import duties and tariffs and currency exchange rates.

Sales and Marketing

Each of Novamerican’s sales and distribution operations maintains its own sales and marketing staff to serve the specific local needs of its customers. In 2006, Novamerican’s combined sales force consisted of 120 salaried inside and outside sales representatives of which 22 were commissioned representatives. In 2006, Novamerican’s sales efforts are focused primarily on direct customer contact. Novamerican believes that management selling is essential to its sales and marketing success. Consequently, its managers and product managers, as well as its president and its various vice presidents are all active in external sales. Novamerican feels that its commitment to quality, service and just-in-time delivery has enhanced its ability to build and maintain strong customer relationships.

Customers and Distribution

In fiscal 2006, Novamerican processed steel for sale to approximately 6,200 customers. Novamerican’s diversified customer and geographic base serves to reduce its exposure to fluctuations in business and economic cycles in particular industries and regions. In fiscal 2006, Novamerican’s top 20 customers accounted for less than 31.5% of total net sales and no single customer accounted for more than 7.3% of total net sales. Novamerican’s major customers include automotive parts manufacturers and stampers, other steel service centers, general fabricators and manufacturers of transportation equipment, material handling equipment, electrical components, appliances, storage tanks, railway cars, ship building material, construction and heavy equipment and agricultural equipment. In Fiscal 2006 Novamerican’s sales to automobile manufacturers and their suppliers combined with its sales to manufacturers supplying the automotive “after market” components and parts accounted for approximately 23.6% of total net sales and Novamerican’s sales to other steel service centers accounted for approximately 18.6% of total net sales.

Novamerican’s facilities are strategically located to serve its broad customer base, which is largely located in the Northeastern and Mid-Atlantic United States, as well as Central Canada. These strategic locations allow Novamerican to operate an efficient delivery system capable of handling a high volume of short lead-time orders. Novamerican transports most of its products directly to customers via its own fleet of trucks, through independent trucking firms and through a logistics company owned by one of its current directors, Mr. Scott B. Jones. See “—Major Stockholders and Related Party Transactions—Related Party Transactions.”

The following table sets forth the net sales of Novamerican’s Canadian and U.S. affiliates for the past three fiscal years:

	Nov. 25, 2006	Nov. 26, 2005	Nov. 27, 2004
	(In thousands of U.S. dollars)
Canadian affiliates	$481,278	$489,879	$419,532
U.S. affiliates	359,520	344,810	349,095
	$840,798	$834,689	$768,627

Due to the impact of seasons and climate in the regions Novamerican predominantly serves, demand for certain of its products may fluctuate during the winter months.

Management Information Systems

Novamerican maintains management information systems, including bar coding systems, which monitor and allocate inventory among its operations. In particular, the inventory system at American Steel provides information to all sales and management personnel on a real time basis which enables them to offer a wide range of products to their customers on a timely basis without the need to maintain an inventory of the full product line at all locations. Furthermore, Novamerican’s systems generally provide information with respect to the buying patterns of its customers. Most of Novamerican’s systems have been developed specifically for the management of its particular operations, such as its processing and tubing operations. Novamerican has designed its systems to provide it with the ability to adapt quickly to its customers’ needs. Novamerican actively pursues opportunities to streamline the cost and time associated with customer and supplier communications, including electronic data interchange. Novamerican is also constantly making improvements to its systems to ensure maximum efficiency, security and scalability for its future needs.

Quality Standards

Novamerican’s quality control systems establish controls and procedures covering all aspects of its products from the time the material is ordered by it through its receipt, production and shipment to its customers. These controls and procedures encompass periodic supplier audits, inspection criteria, traceability and certification. From time to time, Novamerican has successfully undergone quality audits by certain of its larger customers. As of May 26, 2007, 11 of Nova’s facilities and American Steel’s Auburn, Massachusetts facility have obtained ISO 9001:2000 certification, a universal industrial quality control standard set by the International Organization for Standardization. Furthermore, two of its facilities are TS16949 certified, the quality standard established for the automotive industry. Novamerican’s remaining facilities are seeking ISO certification.

Novamerican provides a variety of processing services which have undergone considerable evolution in the area of quality assurance to meet the stringent demands of its customers, and in particular, the Ontario automotive market. Nova and American Steel have established themselves as quality suppliers by consistently meeting the requirements of their respective customers’ quality control audits.

Competition

Novamerican competes with other regional and national steel service centers, single location service centers and, to a certain degree, primary steel producers and intermediate steel processors on a regional basis. Novamerican has different competitors for each of its products and within each geographic region. Novamerican competes on the basis of price, product selection and availability, customer service, quality and geographic proximity. Certain of Novamerican’s competitors have financial and operating resources in excess of its financial and operating resources.

Environmental

Novamerican’s facilities are subject to comprehensive and frequently changing federal, state, provincial and local laws and regulations in the United States and Canada relating to the protection of the environment, including those related to air emissions, wastewater discharges, treatment, storage and disposal of hazardous substances and other materials and wastes, occupational health and safety, and in general, the emissions of pollutants into the environment. Nova Steel Processing Centre Ltd., its facility located in Stoney Creek, ON, has obtained ISO 14000 certification.

Novamerican believes that it is in material compliance with all currently applicable environmental laws and regulations. Novamerican does not anticipate any material expenditure to meet environmental requirements and does not believe that continued compliance with such existing laws and regulations will have a material adverse effect on its operations or financial condition. However, Novamerican cannot predict the environmental laws or regulations that may be enacted in the future or how existing or future laws and regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretations of existing laws and regulations, may require additional expenditures by Novamerican which could vary substantially from those currently anticipated.

Novamerican’s subsidiary American Steel was named as one of 19 defendants in an action brought in October 2001 by two private parties under the Comprehensive Environmental Response Compensation and Liability Act, orCERCLA, to recover costs incurred and to be incurred in connection with a waste disposal facility in Cumberland, RI, which has been categorized as a Superfund site by federal authorities. The complaint was subsequently amended twice to add additional defendants, aggregating to a total of 57 defendants. The plaintiffs claim that American Steel is liable based upon alleged shipments to the site by American Steel, prior to its acquisition by Novamerican in 1996. The plaintiffs have identified over 100 potentially responsible parties, or PRPs, and the Environmental Protection Agency, or EPA, has issued claim notice letters to 63 parties, some of which are defendants in the lawsuit. American Steel received, on or about April 25, 2003, an EPA claim letter seeking reimbursement of costs incurred and to be incurred at the site. American Steel responded to the claim by denying liability for the site. During 2006 American Steel and approximately twenty-five other defendants in the litigation entered into a settlement with the plaintiffs, with the approval of the EPA, resolving their alleged liability for all claims for past and future response and oversight costs in connection with the Remedial Investigation/Feasibility Study for the site. The litigation remains pending against the non-settling defendants. The settlement does not address future remediation costs, and Novamerican does not believe it is currently possible to estimate its share, if any, of such costs, should claims for their recovery be pursued against it. Novamerican believes that it has meritorious defenses against any such claims, and it intends to defend its position vigorously should they be pursued against it. However, Novamerican may not prevail in such event, and any significant loss could have an adverse effect on its financial results.

Certain of the facilities that Novamerican occupies have been in operation for many years and, over such time, Novamerican and the prior owners or operators of such properties may have generated and disposed of wastes which are or may be considered hazardous. Accordingly, it is possible that additional environmental liabilities may arise in the future as a result of any such waste generation and disposal.

Legal Proceedings

In addition to the claims mentioned in the “Environmental” section above, Novamerican is a party to various legal actions that it believes are ordinary in nature and incidental to the operation of its business. In Novamerican’s opinion, the outcome of these additional proceedings is not likely to have a material adverse effect upon its business, results of operations or financial condition.

Government Regulation

In addition to environmental laws and regulations Novamerican’s operations are governed by many other laws and regulations, including, without limitation, those relating to workplace safety and employee health. In addition, Novamerican’s subsidiaries and affiliates own and lease trucks for transporting products at various facilities. The operation and maintenance of these vehicles is governed by various safety regulations. Novamerican believes that it is in compliance with these laws and regulations in all material respects and Novamerican does not believe that continued compliance with such laws and regulations will have a material adverse effect on its business, results of operations or financial condition.

Organizational Structure

Novamerican is the holding company for two main operating groups: (i) its Canadian affiliates, consisting of Nova Steel Ltd., Nova Tube Inc., Cresswell Industries Inc (formerly Cresswell Roll Forming Inc.), Argo Steel Ltd., Nova Tube Ontario Inc., Nova Steel Processing Centre Ltd. and Delta Tube and Company, Limited; and (ii) its U.S. affiliates, consisting of American Steel and Aluminum Corporation, Nova Tube and Steel, Inc. and Nova Tube Indiana, LLC.

The following chart illustrates the organization of Novamerican’s subsidiaries and their country of organization:

Property, Plants and Equipment

The following chart describes each of Novamerican’s Canadian operations:

Subsidiary/Location	Description of Operations and Products		Title
Nova Steel Ltd./ LaSalle, Québec	• 160,000 sq. ft • Temper mill • Two cut-to-length lines • Two slitting lines	• Hot-rolled, hot-rolled pickled and oiled and tubing	Owned
Nova Steel Ltd./ Cambridge, Ontario	• 49,100 sq. ft • Two slitting lines	• Hot-rolled, hot-rolled pickled and oiled, cold-rolled and coated slit coils	Leased to Nov. 30, 2009 *
Delta Tube and Company, Limited Partnership/ LaSalle, Québec (60% Owned)	• 100,000 sq. ft • HSS tube mill, up to 5” x 5” x 1/4”	• Toll rolling of HSS tubing for Nova and pipe for Mittal Canada Inc.	Owned
Nova Tube Inc./ Baie d’Urfé, Québec	• 47,100 sq. ft • Hot-rolled tube mill up to 3” O.D.	• Toll rolling of tubing for Nova for the structural market	Leased to May 31, 2008 *
Nova Tube Ontario Inc./ Mississauga, Ontario	• 90,000 sq. ft • Cold-rolled tube mill up to 4” O.D.	• High quality mechanical tubing targeting hydroformed automobile components and other automotive and general manufacturing applications	Leased to April 30, 2012 *
Nova Steel Processing Centre Ltd./ Stoney Creek, Ontario	• 171,000 sq. ft • Pickling line • Two slitting lines	• Pickling and slitting of coils on a toll rolling basis	Owned
Argo Steel Ltd./ Dorval, Québec	• 75,500 sq. ft • Slitting line • Two precision multi-blanking cut-to-length lines	• Hot-rolled, cold-rolled and galvanized products for general manufacturing applications	Leased to Nov. 30, 2009 *
Cresswell Industries Inc./ Granby, Québec	• 71,600 sq. ft • 15 roll forming lines • Seven punch presses • Stamping and manufacturing • In-line welding	• Variety of sophisticated roll formed sections on customer demand	Owned
Cresswell Industries Inc./ Granby, Québec	• 72,500 sq. ft • Electrostatic powder Coating	• Pallet racking	Owned
Cresswell Industries Inc./ St. Hubert, Québec	• 118,300 sq. ft • Manufacturing	• Front loader buckets	Leased to Dec. 31, 2011 *
Cresswell Industries Inc./ Shawinigan, Québec	• 19,322 sq. ft • Five punch presses • Stamping • Assembly	• Hardwood flooring nails, nailers and accessories	Leased to Feb. 28, 2009

*	Indicates a facility leased from a related party. See “— Major Stockholders and Related Party Transactions.”

The following chart describes Novamerican’s two tubing facilities in the United States:

Subsidiary/Location	Description of Operations and Products		Title
Nova Tube and Steel, Inc./ Morrisville, PA	• 163,300 sq. ft • HSS tube mill up to 6” x 6” x 3/8” • Heavy gauge slitter • Heavy gauge cut-to-length line	• Hot-rolled HSS tubing up to 6” square • Hot-rolled sheet and plate coil	Owned
Nova Tube Indiana, LLC/ Jeffersonville, IN	• 108,000 sq. ft • Mechanical tube mill up to 7” O.D.	• High quality mechanical tubing targeting hydroformed automobile and truck frame Components	Owned

The following chart describes each of Novamerican’s other nine operations in the United States:

Subsidiary/Location	Description of Operations and Products		Title
American Steel/ Albany, NY	• 40,000 sq. ft • Shearing • Bar sawing	• All carbon steel products and galvanized sheet • Stainless steel and aluminum products • Tubing and pipe	Owned
American Steel/ Ashland, VA	• 45,000 sq. ft • Shearing • Bar sawing	• All carbon steel products and galvanized sheet • Stainless steel and aluminum products • Tubing and pipe	Owned
American Steel/ Auburn, MA	• 105,000 sq. ft • Four slitting lines • Leveling and cut-to-length line • Blanking line

• Supplier of cold-rolled and high carbon strip steel

• Processing of coated sheets and bright finished materials

• Processing of cold-rolled, galvanized, aluminum and stainless coils to supply sheets to all American Steel divisions

Owned
American Steel/ Cumberland, RI	• 49,000 sq. ft • Shearing • Bar sawing	• All carbon steel products and galvanized sheet • Stainless steel and aluminum products • Tubing and pipe	Owned
American Steel/ Harrisburg, PA	• 104,000 sq. ft • Shearing • Bar sawing	• All carbon steel products and galvanized sheet • Stainless steel and aluminum products • Tubing and pipe	Owned
American Steel/ Hartford, CT	• 36,000 sq. ft • Shearing • Bar sawing	• All carbon steel products and galvanized sheet • Stainless steel and aluminum products • Tubing and pipe	Owned

American Steel/ Norwood, MA	• 55,000 sq. ft • Shearing • Bar sawing	• All carbon steel products and galvanized sheet • Stainless steel and aluminum products • Tubing and pipe	Owned
American Steel/ Portland, ME	• 59,000 sq. ft • Shearing • Bar sawing	• All carbon steel products and galvanized sheet • Stainless steel and aluminum products • Tubing and pipe	Owned
American Steel/ Syracuse, NY	• 53,000 sq. ft • Shearing • Bar sawing	• All carbon steel products and galvanized sheet • Stainless steel and aluminum products • Tubing and pipe	Owned

Each of the above facilities is fully utilized.

Directors and Senior Management

The following are the current members of Novamerican’s board of directors and its executive officers:

Name	Age	Position(s) Held
D. Bryan Jones (a)(b)	67	Chairman of the Board, Chief Executive Officer and Director
Scott B. Jones	42	President and Director
Lawrence P. Cannon	43	Vice President and Chief Financial Officer
Robert D. Taberner	55	Vice President and General Manager—Nova Steel, Ontario
Roger Daigneault	50	Vice President, Corporate Purchasing
Peter V. Balboni	60	Vice President, Finance and Treasurer—American Steel
Pina Santillo, CA, CPA	39	Corporate Controller and Secretary
Christopher H. Pickwoad (b)	67	Director
Michael L. Richards	67	Director
John LeBoutillier, C.M. (a)(b)(c)	62	Director
Alexander Adam (a)(c)	62	Director
Robert Panet-Raymond (c)	64	Director

(a)	Member of Compensation Committee.
(b)	Member of the Nominating Committee.
(c)	Member of the Audit Committee.

D. Bryan Jones has over 45 years of experience in the selling, marketing and production of flat rolled products. In 1967, he and a partner formed St. Laurent Steel, and he served for many years as its vice president and general manager until the time of its sale to a major North American steel service center. In 1979 he incorporated Nova Steel Ltd. He has served as president and as a director of Nova Steel Ltd., or Nova, since its founding. He has been Novamerican’s chairman of the board and chief executive officer since April 4, 1997. It is anticipated that Mr. Jones will resign all positions with Novamerican upon consummation of the acquisition.

Scott B. Jones has 19 years of experience in the steel industry and has been employed by Novamerican since 1991. He was a vice president and a director on its board since April 4, 1997. He has been president of its board since September 30, 2005. On July 19, 2007, he was named Interim President of American Steel and Aluminum Corporation, one of Novamerican’s U.S. Subsidiaries. He is the son of D. Bryan Jones. It is anticipated that Mr. Jones will resign all positions with Novamerican upon consummation of the acquisition.

Lawrence P. Cannon, CA, MBA joined Novamerican in November 2006 as vice president and chief financial officer. He was formerly chief financial officer of BCA Publications Ltd., a subsidiary of Euromoney plc, prior to which he held other senior financial management positions. It is anticipated that Mr. Cannon’s employment with Novamerican will be terminated upon consummation of the acquisition.

Robert D. Taberner has 27 years of sales and marketing experience in the Ontario flat rolled steel market. He has served as the vice president and general manager of Novamerican’s Ontario facilities since 1992. It is anticipated that Mr. Taberner will retire and resign all positions with Novamerican on December 31, 2007.

Roger Daigneault has been employed by Novamerican since 1984. He was employed by Sidbec-Dosco (now Mittal Canada Inc.)  for eight years in sales and production prior to joining Novamerican.

Peter V. Balboni joined American Steel in 1975 and has served as its vice president, finance and treasurer since 1980.

Pina Santillo CA, CPA, has been employed by Novamerican since March 1998 and has served as corporate controller since January 2004. She was appointed secretary by the board of directors on December 15, 2006.

Christopher H. Pickwoad has 26 years of experience in the steel industry and had been employed by Novamerican from 1982. Prior to 1982, he was a partner of a firm of chartered accountants. Mr. Pickwoad has served as a director on Novamerican’s board since April 4, 1997 and was executive vice president and chief financial officer until his retirement on November 25, 2006. He is also a director of Primary Energy Recycling Corporation.

Michael L. Richards has been a director on Novamerican’s board since September 24, 1997. Mr. Richards is a senior partner in the law firm of Stikeman Elliott LLP, Novamerican’s Canadian counsel.

John LeBoutillier, C.M., has been a director on Novamerican’s board since September 24, 1997. Mr. LeBoutillier has been chairman of the board of Industrial Alliance Insurance and Financial Services Inc. since May 2005. Mr. LeBoutillier is chairman of the board and president of Mazarin Inc./Asbestos Corporation Limited,  chairman of the board of Roctest Ltd., and a director of Shermag Inc. and Semafo Inc. He was formerly, from November 1996 to March 2000,  president and chief executive officer of Iron Ore Company of Canada, Canada’s largest iron ore producer, and prior to November 1996, president and chief executive officer of Sidbec-Dosco Inc. (now Mittal Canada Inc.), one of the largest steel manufacturers in Canada.

Alexander Adam has been a director on Novamerican’s board since April 1, 2003. Mr. Adam is also a director of Gennum Corporation and HSE Integrated Inc. and serves on the advisory board of Thomson-Gordon Inc. From June 1996 to August 2002, Mr. Adam was the president and chief executive officer of Algoma Steel Inc. He previously held executive positions at Toyota Motor Manufacturing Canada Ltd. (TMMC) and Stelco Inc.

Robert Panet-Raymond has been a director on Novamerican’s board since June 29, 2005. From 1992 to 2004,  Mr. Panet-Raymond was a senior vice president with the Canadian Imperial Bank of Commerce. He is also a director of Colabor Income Trust and Tecsult Inc.

Management Compensation

During fiscal 2006, the aggregate compensation Novamerican paid for services rendered by the named executive officers as a group totaled $6.8 million. One of Novamerican’s executive officers receives, as a bonus, a certain percentage of pre-tax earnings of the operations that he manages, which percentage is determined by negotiation between that officer and Novamerican. This bonus is included in the aggregate compensation disclosed in this paragraph.

Compensation of Directors

Novamerican’s non-employee directors are remunerated for their services with an annual retainer fee and an attendance fee for each meeting of the board of directors or meeting of a committee thereof attended. In fiscal 2006, Novamerican paid each of its non-employee directors an annual fee of $8,000, plus a fee of $1,500 for each board of directors meeting and each committee meeting attended, except that the chairmen of committees of the board of directors were paid a fee of $3,000 for each meeting at which they acted as chair. The meeting fee is equivalent to 50% of the above for meetings held by telephone conference. In fiscal 2006, payments made by Novamerican to the non-employee directors for their services as directors amounted to $0.1 million. Novamerican also reimbursed out-of-pocket expenses related to the directors’ attendance at such meetings.

Board Practices

Novamerican’s board of directors currently consists of seven members. Novamerican’s board of directors has determined that four of its seven members, namely, Michael L. Richards, John LeBoutillier, C.M., Robert Panet-Raymond and Alexander Adam, are independent with reference to Nasdaq Rule 4200. On a go forward basis, at the end of each quarterly meeting of the board of directors, Novamerican’s independent directors will meet in executive session. Novamerican’s directors are elected in rotation so that at the first meeting of its stockholders for the election of directors, one-third of the number of directors to be elected were elected to hold office until the first annual meeting of stockholders held after that meeting, one-third of the number of directors to be elected were elected to hold office until the second annual meeting of stockholders held after that meeting and the balance of the number of directors to be elected were elected to hold office until the third annual meeting of stockholders held after that meeting. At each subsequent annual meeting, directors are elected to fill the positions of those directors whose term of office has expired. Unless otherwise removed from the board, elected directors hold office until the third annual meeting after their election. A director whose term of office has expired may, if qualified, be re-elected. In addition, Novamerican’s directors may at a meeting of the board appoint one or more additional directors to its board who shall hold office for a term expiring not later than the close of the next annual meeting of stockholders (unless such directors are then elected as directors by the stockholders, in which case they shall be elected to hold office until the second annual meeting of stockholders held after the meeting of stockholders at which they were so elected), but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of stockholders.

The term of office of Scott B. Jones, Alexander Adam and Robert Panet-Raymond will expire at Novamerican’s 2008 annual meeting of stockholders or at such other time as their successors are elected or appointed. The term of office of D. Bryan Jones and John LeBoutillier will expire at Novamerican’s 2009 annual meeting of stockholders or at such other time as their successors are elected or appointed. The term of office of Christopher H. Pickwoad and Michael L. Richards will expire at Novamerican’s 2010 annual meeting of stockholders or at such other time as their successors are elected or appointed.

Novamerican does not have any service contracts with any directors providing for any benefits to them upon their termination of employment or term of office.

Board Committees

To date, Novamerican’s board of directors has established three committees:

•

a Compensation Committee, which is currently comprised of Messrs Alexander Adam, John LeBoutillier and, D. Bryan Jones and whose purpose is to make recommendations concerning salaries and incentive compensation for executive officers and to administer its share option plan;

•

an Audit Committee, which is currently comprised of Messrs John LeBoutillier, Alexander Adam and Robert Panet-Raymond, and whose purpose is to review Novamerican’s annual and quarterly results, its communications with stockholders, the scope of the audit and other services provided by its independent auditors and to recommend to the board the selection and remuneration of the auditors, and which operates in accordance with the terms of a charter that complies with Nasdaq’s listing standards; and

•

a Nominating Committee, which is currently comprised of Messrs D. Bryan Jones, Christopher H. Pickwoad and John LeBoutillier, and whose purpose is to advise and make recommendations to the board of directors concerning the selection of candidates as nominees for directors.

Novamerican has also established a Special Committee to consider matters relating to the arrangement. The Special Committee is comprised of Messrs. LeBoutillier, Adam and Panet-Raymond.

Major Stockholders And Related Party Transactions

Major Stockholders

The following table sets forth certain information with respect to the ownership of the common shares of Novamerican as of July 5, 2007 (except as noted below) by each person or entity known by Novamerican to beneficially own more than 5% of the common shares. Unless otherwise indicated, the persons named below have the sole voting and investment power with respect to the number of common shares set forth opposite their names. None of these persons has different voting rights from any other holders of common shares.

Names of Beneficial Owners	Number of Common Shares Beneficially Owned		Ownership Percentage
D. Bryan Jones	5,691,372	(a)	54.46%
Scott B. Jones	1,387,823	(b)	13.28%
FMR Corp.	1,310,000	(c)	12.50%

(a)

Includes 4,491,669 shares owned by 3349942 Canada Inc., a Canadian corporation, all the shares of which are owned by D. Bryan Jones and the Jones Family Trust (a trust established under the laws of the Province of Ontario), and 910,217 shares owned by 3414116 Canada Inc., a wholly-owned subsidiary of 3349942 Canada Inc. and 33,136 shares owned by 4273281 Canada Inc., a Canadian corporation, all the shares of which are owned by 3414116 Canada Inc. and 3414124 Canada Inc.

(b)

Includes 1,104,966 shares owned by 3195538 Canada Inc., a Canadian corporation, all the shares of which are owned by Scott B. Jones and 257,935  shares owned by 3414124 Canada Inc., a wholly-owned subsidiary of 3195538 Canada Inc. and 6,136 shares owned by 4273281 Canada Inc., a Canadian corporation, all the shares of which are owned by 3414116 Canada Inc. and 3414124 Canada Inc.

(c)

As of December 31, 2006, based solely on the most recent Schedule 13G/A filed by FMR Corp. et al. and Edward C. Johnson 3rd, on February 14, 2007. Includes 650,000 shares held by Canadian Growth Company Fund and 660,000 shares held by Fidelity North Star Fund Sub A, according to such filing.

Novamerican believes that over 70% of its common shares are held in Canada and less than 30% of its common shares are held in the United States. It estimates that it has 13 holders of record in Canada.

Stockholder Protection Rights Plan

Novamerican previously maintained a stockholder protection rights plan entitling holders of common shares the right to purchase additional shares at a predetermined exercise price upon the occurrence of specified events. This plan expired in September 2002 and it has not been subsequently renewed or reinstated.

Related Party Transactions

A Canadian corporation owned by Scott B. Jones, Novamerican’s president and one of its directors and the son of D. Bryan Jones, Novamerican’s chairman and chief executive officer, owns four facilities located in Canada comprising a total of 261,700 square feet and leases them to Novamerican on a triple-net basis at an aggregate annual rent of approximately $1.3 million. Another Canadian corporation 50% indirectly owned by Scott B. Jones and 50% by a party unrelated to Novamerican owns a facility located in Canada comprising a total of 118,300 square feet and leases it to Novamerican on a triple-net basis at an aggregate annual rent of approximately $0.4 million. All the facility leases expire at varying dates between May 31, 2008 and April 30, 2012, and all but one are subject to one or two five-year renewal options. See “—Property, Plants and Equipment.”

A Canadian corporation owned by Scott B. Jones owns nine trailers which it leases to Novamerican at an annual aggregate rent of approximately $0.1 million. This corporation also provided transportation arrangements for Novamerican in an amount totaling approximately $10.5 million during fiscal 2006.

Michael L. Richards has been one of Novamerican’s directors since September 24, 1997. Mr. Richards is a senior partner in the law firm of Stikeman Elliott LLP, Novamerican’s Canadian counsel. For the fiscal year ended November 26, 2006, fees and expenses paid to Stikeman Elliott LLP amounted to approximately $0.7 million.

Novamerican has adopted a policy that all transactions with any of its directors or officers, or with any person or entity that beneficially owns or exercises control or direction over shares carrying more than 5% of the voting rights attached to all of Novamerican’s shares, or any of their affiliates, shall be:

•	subject to approval by a majority of the independent members of Novamerican’s board of directors;
•	on terms no less favorable to Novamerican than could be obtained from unaffiliated parties; and
•	reasonably expected to benefit Novamerican.

The terms of the above described leases and service agreements have been unanimously approved by the independent members of Novamerican’s board of directors in accordance with that policy. In the case of service agreements, such approval is subject to certain terms and conditions, which management believes are being met.

Employees

As of August 16, 2007, Novamerican had approximately 1,023 employees, of whom approximately 27.0% working at 10 of its 22 facilities are organized by the United Steelworkers, the Teamsters, the Sheet Metal Workers and independent employee associations. The labor contract with the Teamsters covering 22 employees at its Albany facility will expire in December 2007. The labor contract with employee associations covering 17 employees at its Norwood facility and 34 employees at its Portland facility will expire in December 2007. The labor contract with the United Steel Workers covering 11 employees at its Cumberland facility will expire in June 2008. Novamerican does not presently anticipate that any work stoppages will occur prior to renegotiation of these contracts.  Novamerican believes that its relations with its employees are good, which is supported by its low rate of employee turnover. Novamerican has not experienced a work stoppage by any of its unions or employee associations in over 20 years.

Novamerican’s approximately 1,023 employees are categorized as follows: production and warehouse employees (66%), sales personnel (11%), truck drivers (8%) and administrative employees (15%).

INFORMATION ABOUT SYMMETRY

Business of Symmetry

General

We were incorporated in Delaware on April 26, 2006 as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. Our initial efforts in identifying target businesses have been focused on industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector.

The registration statement for the company’s initial public offering of units was declared effective on March 7, 2007. On March 12, 2007, our initial public offering of 18,750,000 units was consummated, generating aggregate gross proceeds of $150.0 million. Each unit consisted of one share of common stock and one warrant. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.50. Our common stock and warrants started trading separately as of April 4, 2007.

The net proceeds from the sale of our units were approximately $143.7 million, inclusive of deferred underwriting discounts and commissions in the amount of $6.0 million, and are being held in a trust account. The trust funds are invested in “government securities” within the meaning of, or money market funds meeting the conditions of Rule 2a-7 promulgated under, the Investment Company Act of 1940, and will not be released until the earlier of (i) the consummation of our initial business combination within the time period and on the terms described in the our amended and restated certificate of incorporation or (ii) our dissolution and liquidation. As discussed in greater detail in the section “The Acquisition Proposal - Background of the Acquisition,” prior to entering into the arrangement agreement with Novamerican, we were engaged in sourcing a suitable business combination candidate. We met with target companies, service professionals, financial intermediaries, business owners and others to discuss with them our company, the background of our management and our target business criteria. In the course of these discussions, we also spent time explaining our capital structure, the stockholder approval process, and the timeline under which we are operating before the proceeds of the offering are returned to our investors. We evaluated a number of target businesses before selecting Novamerican. If the acquisition of Novamerican is not consummated, we would, if we have sufficient time, resources and capital, continue to conduct a search for a possible target business in accordance with the criteria previously disclosed in our publicly available filings with the Securities and Exchange Commission.

Upon the acquisition of a target business, our goal will be to maximize its throughput (i.e., the speed at which it generates cash through sales) through the application of a precise and consistent operating methodology – THE DECALOGUE™. THE DECALOGUE ™, co-authored by Domenico Lepore, our President, combines and deploys two management theories: the Theory of Constraints and W. Edwards Deming’s Theory of Profound Knowledge, including the use of statistical process control. Using this methodology, we will endeavor to identify the target business’ physical constraint – the element in the system that determines the speed with which the system generates cash. We will endeavor to manage and synchronize the operations according to the constraint. We will also conduct a rigorous examination of how the target business approaches the market and endeavor to develop and implement new strategies for selling the existing and increased capacity. In addition, we will use a decision-making process regarding investment and strategic projects that we believe is aligned with measurements related to cash generation and constraint utilization.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Securities Exchange Act of 1934 and have reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm. We filed a Form 10-Q with the Securities and Exchange Commission covering the quarter ended June 30, 2007.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacities as such.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Symmetry

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and the related notes and schedules thereto.

Overview

We are a development stage company organized under the laws of the State of Delaware on April 26, 2006. We were formed for the purpose of acquiring one or more operating businesses, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, and managing such businesses. Our efforts have been limited to organizational activities, activities relating to our initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, activities relating to general corporate matters and, since April 21, 2007, discussions and negotiations with Novamerican Steel Inc. regarding a possible business combination. We have neither engaged in any operations nor generated any revenues, other than interest income earned on the proceeds of our private placements and initial public offering. Since the consummation of our initial public offering, we have been actively engaged in sourcing a suitable business combination candidate. We have focused our search on industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector. We have focused on potential target businesses with valuations between $110 million and $500 million. We have met with service professionals, other intermediaries and target companies, to discuss with them our Company, the background of our management and our combination preferences. In the course of these discussions, we have also spent time explaining the capital structure of the initial public offering, the initial business combination approval process, and the timeline under which we are operating before the proceeds of the offering are returned to investors. Our initial business combination must be with one or more operating businesses, whose fair market value is, either individually or collectively, equal to at least 80% of our net assets at the time of the execution of a definitive agreement for such acquisition.

We have engaged legal and financial advisors to assist us in connection with due diligence investigations, structuring and negotiation of a business combination and to assist us with our SEC reporting obligations and other public company governance requirements.

On June 21, 2007, we and our wholly owned indirect subsidiary, 632422 N.B. LTD. (“Acquisitionco”), a corporation existing under the laws of the Province of New Brunswick, entered into an arrangement agreement with Novamerican Steel Inc. (“Novamerican”), a corporation existing under the laws of Canada, to acquire all of the outstanding common shares of Novamerican in exchange for cash by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act (the “Acquisition”). Following completion of the Acquisition, Novamerican will be a wholly owned indirect subsidiary of us.The Acquisition is expected to be consummated in the second half of 2007, subject to the approval of the Acquisition by our stockholders, the approval of the arrangement by Novamerican’s stockholders, the receipt of approval of the court pursuant to the Canada Business Corporations Act, and the satisfaction of certain other conditions.

Private Securities Offerings

To further fund our working capital requirements, an affiliate of our Chairman purchased, on June 21, 2007, in a private placement, 787,402 warrants for $1,000,000, or $1.27 per warrant, the volume-weighted average price for the 20 trading days prior to the placement. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of our initial business combination or March 7, 2008 until expiration on June 21, 2011 or earlier upon redemption.

Public Securities Offerings

On March 12, 2007, we consummated our initial public offering of 18,750,000 units, each consisting of one share of common stock, $.001 par value per share, and one warrant to purchase one share of common stock at $5.50 per share. Our common stock and warrants started trading separately as of April 4, 2007 under the symbols SHJ and SHJ.WS, respectively.

The units were sold at an offering price of $8.00 per unit, generating aggregate gross proceeds of $150,000,000. Our net proceeds from the sale of our units were $137,700,000, after deducting offering expenses of approximately $1,800,000 and underwriting discounts of $10,500,000. All such net proceeds, including the deferred underwriters’ discount of $6,000,000, are held in trust. We also incurred additional offering expenses, beyond those paid from the gross proceeds of the initial public offering, of approximately $105,179. These expenses have been paid from our general working capital and were primarily for travel and printing expenses.

Results of Operations

On April 6, 2007, we paid premiums of $220,000 associated with an 18-month directors and officers liability policy.

For the period ended June 30, 2007, we have paid or incurred approximately $1,205,930 in expenses for due diligence investigation of prospective target businesses, legal and accounting fees for our SEC reporting obligations, regulatory listing fees, insurance and other miscellaneous expenses. In addition $1,250,000 is being held in escrow by our lawyers, Davies, Ward, Phillips & Vineberg LLP, in connection with a reverse break fee we may be required to pay to Novamerican in the event we do not receive stockholder approval of the Acquisition. We have also accrued $512,740 for the preceding three months ended June 30, 2007 and $636,095 for the six months ended June 30, 2007, for the net federal, state, and local income tax estimates as a result of, primarily, the interest income earned on our offering proceeds held in trust.

Liquidity and Capital Resources

At June 30, 2007, the balance of the trust was approximately $145,988,624 (or $145,352,529 net of $636,095 for federal, state, and local taxes, representing a conversion price per share for the public shareholders of $7.75 per share). This includes interest income earned from March 12, 2007 through June 30, 2007 of approximately $2,288,624.

At June 30, 2007, we had cash outside of the trust account of approximately $2,449,385, an additional $1,250,000 of cash held in escrow by our lawyers, Davies, Ward, Phillips & Vineberg LLP, in connection with a reverse break fee we may be required to pay to Novamerican in the event we do not receive stockholder approval of the Acquisition, cash held in the trust account of approximately $145,988,624, accrued expenses of approximately $1,800,495 and total liabilities of approximately $7,800,495 (which includes $6,000,000 of deferred underwriting discounts held in trust). We believe that the funds available to us outside of the trust account will be sufficient to allow us to consummate the Acquisition. Of the funds held outside of the trust account, we anticipate using these funds to cover legal, accounting and other third party expenses in connection with the due diligence investigation, structuring and negotiation of a business combination, travel expenses, legal and accounting expenses related to SEC and other regulatory filings and reporting obligations, insurance and other miscellaneous expenses.

We intend to utilize the net proceeds of our initial public offering held in the trust account (excluding $6,000,000 of deferred underwriting discounts), debt, and the proceeds from a $15 million private placement of units to fund the Acquisition purchase price.

In connection with the Acquisition, we have received a loan commitment letter from JPMCB, JPMorgan, CIBC, CIT and CIBC World Markets, pursuant to which JPMCB, CIBC and CIT have committed to provide financing of up to $500.0 million (which may be reduced by an amount by which the amount of our trust account exceeds certain minimums), consisting of a $175.0 million ABL Facility, of which a maximum of $71.2 million may be used to fund the Acquisition and related transaction costs, and a $325.0 million Bridge Facility, which may not be drawn or may be repaid as described below (under Acquisition Financing), and a $91.0 million intra-day closing day facility.

We intend to complete a capital markets transaction whereby an aggregate of up to $325.0 million of debt securities (“Senior Notes”) are issued to finance the acquisition. To the extent Senior Notes are not issued prior to the close of the Acquisition, then the Acquisition will be funded under the Bridge Facility. JPMCB’s, CIBC’s and CIT’s commitments to provide the Bridge Facility are reduced by the principal amount of Senior Notes issued on or prior to the closing date of the Acquisition. If Senior Notes are issued after the closing of the Acquisition, the proceeds will be used to repay the Bridge Facility.

As a condition to closing of the acquisition, Novamerican is required to have on hand $91.0 million consisting of cash from operations and from the sale of certain, non-operating assets, including a corporate aircraft and undeveloped land. Immediately upon closing, Symmetry will use the $91.0 million of cash on hand to repay the $91.0 million intra-day closing day facility, utilized by Symmetry to partially fund the $585.2 million purchase price. Symmetry believes that the sale of these non-operating assets will not negatively impact Novamerican’s future operations. Symmetry believes that the utilization of these funds to repay the intra-day closing day facility will not negatively impact Novamerican operations because the funds available from Novamerican’s operations and the ABL Facility will be sufficient to provide it with the liquidity necessary for anticipated working capital requirements, capital expenditure requirements and interest payments associated with the new ABL Facility and Senior Notes or Bridge Facility over the 24 months following the closing and thereafter.

On a pro forma basis, cash flow from operations would be sufficient to pay debt service obligations, that is, interest expense, and to repay a portion of the outstanding amounts on the ABL Facility for the six months ended May 27, 2007. Assuming that after the acquisition Symmetry continues to generate cash as reflected in the pro formas, Symmetry does not expect that any material amount will be outstanding on the ABL Facility at maturity in 2012 and it would have sufficient cash on hand to repay any such outstanding amount. Prior to maturity, to the extent permitted by the terms of the ABL Facility and permitted or required by the terms of the Senior Notes/Bridge Facility, Symmetry may redeem a portion of the Senior Notes with the proceeds of the issuance of capital stock of Symmetry, may offer to purchase Senior Notes from the proceeds of the asset dispositions, and may acquire Senior Notes in market transactions or, subject to limitations, redeem Senior Notes with cash from operations. Symmetry expects to repay the principal amount of the Senior Notes/Bridge Facility outstanding at maturity from cash generated from operations, and/or the proceeds of equity or debt financing.

Regulatory Filings

The completion of the Novamerican Acquisition and the other transactions contemplated by the arrangement agreement are subject to various regulatory requirements and approvals, including the approval of stockholders of Novamerican holding at least 66 2/3% of votes cast at the special meeting of stockholders of Novamerican, approval of our stockholders pursuant to our amended and restated certificate of incorporation, the approval of the Acquisition pursuant to the Investment Canada Act, the approval of the Acquisition under the Competition Act (Canada), and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”).

On July 9, 2007, we filed our preliminary proxy statement with the U.S. Securities and Exchange Commission. On July 10, 2007, Acquisitionco and we submitted our application for review with the Director of Investments in accordance with the requirements of the Investment Canada Act. Such application is under review by the Director of Investments. On July 12, 2007, Acquisitionco and we filed a request for an advance-ruling certificate with the Commissioner under the Competition Act (Canada). On July 20, 2007, Acquisitionco and we received an advance-ruling certificate from the Competition Bureau, providing its approval for the Acquisition to be completed. On July 24, 2007, Acquisitionco and we filed Notification and Report Forms under the HSR Act with the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) and requested early termination of the waiting period. The waiting period under the HSR Act with respect to the Acquisition expired on August 23, 2007.

The filing fees associated with these filings totaled $291,155.

Recent Developments

On June 21, 2007, we and our wholly-owned indirect subsidiary, 632422 N.B. LTD. (“Acquisitionco”), a corporation existing under the laws of the Province of New Brunswick, entered into an arrangement agreement with Novamerican Steel Inc. (“Novamerican”), a corporation existing under the laws of Canada, to acquire all of the outstanding common shares of Novamerican in exchange for cash by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act (the “Acquisition”). Following completion of the Acquisition, Novamerican will be a wholly-owned indirect subsidiary of the Company.The Acquisition is expected to be consummated in the second half of 2007, subject to the approval of the Acquisition by the Company’s stockholders, the approval of the arrangement by Novamerican’s stockholders, the receipt of approval of the court pursuant to the Canada Business Corporations Act, and the satisfaction of certain other conditions. On July 6, 2007, we filed a preliminary proxy statement with the SEC describing the Acquisition, which we amended on August 17, 2007 and September 17, 2007.

Break Fee, Reverse Break Fee and Expense Reimbursement

If any of the parties terminates the arrangement agreement because our stockholders do not approve the Acquisition, or if Novamerican terminates the arrangement agreement because we have breached any of our covenants or any of our representations and warranties in any material respect, then we must immediately pay to Novamerican $1,250,000, and pay a further amount of $3,750,000 upon distribution of, and from, the funds on deposit in our trust account as promptly as practicable as part of (a) our dissolution and liquidation of or (b) the release of funds in our trust account upon the our consummation of our initial business combination, in each case in accordance with our amended and restated certificate of incorporation and all applicable laws. We are evaluating the availability of insurance for the $5.0 million break fee and, if available on reasonable terms, may purchase such insurance.

If we terminate the arrangement agreement (a) because (i) the Novamerican board of directors fails to recommend or withdraws, modifies or changes in a manner adverse to us its approval or recommendation of the arrangement agreement, the Acquisition or the shareholders resolution approving the Acquisition, (ii) the Novamerican board of directors approves or recommends any other acquisition proposal (as defined in the arrangement agreement), or (iii) an acquisition proposal shall have been publicly made, announced or otherwise disclosed before the Novamerican shareholders meeting and the Novamerican board of directors shall not have sent to Novamerican shareholders a statement re-affirming the recommendation for the Acquisition within 15 days (in the case of a take-over bid) or issued a press release within 15 days disclosing that the Novamerican board of directors reaffirms its recommendation of the Acquisition (in the case of an acquisition proposal that is not a take-over bid), or (b) Novamerican terminates the arrangement agreement in order to enter into a definitive agreement with respect to a superior proposal, then in any such case Novamerican shall immediately pay to us $1,250,000, and, on termination of the Lock-Up Agreement (provided that the Acquisition has not been completed on or before termination of the Lock-Up Agreement), Novamerican shall pay to us $3,750,000.

If we terminate the arrangement agreement because the closing condition as to the minimum cash and inventory amount not having been satisfied, then Novamerican shall pay to us $1,250,000, as payment in full of our out-of-pocket costs and expenses incurred in connection with the Acquisition.

Acquisition Financing

Debt Financing

Symmetry received a loan commitment letter from JPMCB, JPMorgan, CIBC, CIT and CIBC World Markets, pursuant to which JPMCB, CIBC and CIT have committed to provide financing of up to $500.0 million (which may be reduced by an amount by which the amount of our trust account exceeds certain minimums), consisting of a $175.0 million ABL Facility, of which a maximum of $71.2 million may be used to fund the Acquisition and related transaction costs, and a $325.0 million Bridge Facility, which may not be drawn or may be repaid as described below, and a $91.0 million intra-day closing day facility.

Symmetry has an indirect, wholly owned U.S. subsidiary named Novamerican Steel Finco Inc. which will be (i) a borrower under the ABL Facility and (ii) the issuer of the Senior Notes or the borrower under the Bridge Facility, as the case may be (“US Borrower”). Novamerican Steel Finco Inc. has a Canadian subsidiary which will be a borrower under the ABL Facility (“Canadian Borrower”) and, after the mergers and amalgamations that will occur on the closing day, will hold all of the Canadian operations of Novamerican and its subsidiaries. The U.S. Borrower and the Canadian Borrower will loan or contribute to Acquisitionco the proceeds from the proposed debt financing received on the closing day, which Acquisitionco will use, in part, to pay the consideration to the shareholders of Novamerican. At closing, Acquisitionco will deposit, or cause to be deposited, $585.2 million in cash in immediately available funds with a third party depositary, an amount sufficient to pay the purchase price for the benefit of each Novamerican stockholders.

JPMCB’s, CIBC’s and CIT’s commitments are not conditioned upon completion of due diligence nor are they conditioned upon the absence of a material adverse change in debt markets from the time that the commitment was entered into. JPMCB’s, CIBC’s and CIT’s commitments and the initial loans under the ABL Facility and the Bridge Facility are conditioned upon (a) the closing of the acquisition, (b) completion, execution and delivery of satisfactory definitive documentation, (c) receipt by JPMorgan and CIBC World Markets of the results of field examinations and inventory appraisals (prepared by a third party appraisal firm) reasonably satisfactory to JPMorgan and CIBC World Markets, (d) receipt of solvency opinion, (e) absence of a material adverse change (as defined in the arrangement agreement), (f) perfection of security interests, (g) receipt of the proceeds of a private placement of units, (h) receipt of customary closing documentation, (i) receipt of the proceeds of the sale of Novamerican’s corporate aircraft and certain undeveloped land not currently used in its operations and the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Québec, Canada substantially simultaneously with the initial borrowing under the ABL Facility and the Bridge Facility, (j) receipt of certain financial information and projections, (k) with respect to the Bridge Facility, the receipt of a preliminary offering memorandum for an offering of Senior Notes at least 30 days prior to the closing, (l) JPMCB’s, CIBC’s and CIT’s reasonable satisfaction that the structure of the acquisition and the capitalization, structure and equity ownership of Symmetry and its subsidiaries after giving effect to the acquisition is consistent with the terms of the loan commitment letter and in the arrangement agreement, and (m) that the information given to JPMCB, CIBC and CIT prior to the execution of the commitment with respect to the business, operations, assets, or financial condition of Symmetry, Novamerican, and their respective subsidiaries did not contain any untrue statement of a material fact or omit any material fact necessary to make such information not materially misleading in light of the circumstances in which it was made.

We intend to complete a capital markets transaction whereby an aggregate of up to $325.0 million of debt securities (“Senior Notes”) are issued to finance the acquisition. To the extent Senior Notes are not issued prior to the close of the Acquisition, then the Acquisition will be funded under the Bridge Facility. JPMCB’s, CIBC’s and CIT’s commitments to provide the Bridge Facility are reduced by the principal amount of Senior Notes issued on or prior to the closing date of the Acquisition. If Senior Notes are issued after the closing of the Acquisition, the proceeds will be used to repay the Bridge Facility.

The commitment letter provides for the ABL Facility to be a five-year, asset based, revolving credit facility, with no scheduled principal payments, and with a borrowing base at any time equal to: (a) the sum of (i) up to 90% of eligible accounts and (ii) the lesser of (A) up to 70% of the eligible inventory and (B) up to 85% of then net orderly liquidation value of inventory, in each case, subject to certain eligibility reserves; minus (b) the sum of (i) a customary availability block and (ii) usual and customary reserves. The borrowing base will be determined separately for our U.S. subsidiaries and the Canadian subsidiaries. US dollar borrowings under the ABL Facility will bear interest at LIBOR, or US base rate, plus an applicable margin, depending upon the excess availability under the ABL Facility. Initially, the applicable margins will be LIBOR plus 1.50% (or approximately 7.08%) or US base rate plus 0.50%. The US base rate is the higher of (i) the prime rate announced by JPMCB or (ii) the federal fund effective rate plus 0.50%. In the case of Canadian dollar-denominated loans, the interest rate will be the Canadian prime rate plus the applicable margin for base rate loans. For Canadian dollar-denominated bankers acceptances (or BA equivalent loans), the discount rate will be the average discount rate applicable to bankers’ acceptances for the period selected by the borrower and, in addition, the borrower will pay stamping fees which will be equal to the margin for LIBOR based rates.

The commitment letter provides for the senior secured loans under the Bridge Facility to mature on the first anniversary of the closing under the Bridge Facility, but that each lender in respect of any senior secured loan under the Bridge Facility outstanding on the first anniversary of the closing under the Bridge Facility will have the option to exchange its loans for senior notes issued under an indenture that complies with the Trust Indenture Act of 1940. The maturity of any such loans not so exchanged will automatically be extended to the eighth anniversary of the closing under the Bridge Facility. There will be no scheduled principal payments under the Bridge Facility. Prior to the first anniversary of the closing under the Bridge Facility, such loans will bear interest at LIBOR plus 4.50% (or approximately 10.08%), and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. Following the first anniversary of the closing under the Bridge Facility, the extended loans will bear interest at a rate equal to the interest rate borne by the Bridge Facility on the day immediately preceding the first anniversary plus 50 basis points and will increase by 50 basis points after each three-month period, subject to a cap of 11.50%. The Bridge Facility is subject to mandatory redemption with the proceeds from certain asset sales, the issuance of debt securities and the issuance of equity, and subject to repurchase or repayment at the option of the holder upon a change in control. The Bridge Facility may be optionally repaid at any time.

The ABL Facility will be secured by (a) perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of us and each subsidiary guarantor and (b) perfected second priority security interests in substantially all of the remaining assets of us and our subsidiaries, subject to certain limitations with respect to non-US subsidiaries. The Bridge Facility will have a perfected first priority security interest in the Senior Secured Loan Collateral and will have a perfected second priority security interest in the ABL Collateral, subject in each case to certain limitations. Symmetry and its U.S. subsidiaries will each be a guarantor of the ABL Facility and the Senior Notes/Bridge Facility.

The debt financing described above will contain representations, warranties and covenants which will restrict, among other things, our ability to sell assets, incur more indebtedness, pay dividends on our common stock, make certain investments or business acquisitions, repurchase or redeem our stock, engage in business mergers or consolidations, and engage in certain transactions with affiliated parties. The ABL Facility will also contain a requirement for us to maintain a minimum ratio of EBITDA to fixed charges when availability under the ABL Facility is less than $20 million.

Equity Financing

Our Chairman and our Special Advisor have agreed to purchase in a private placement contemporaneously with the closing of the acquisition, 1,875,000 of our units for $15.0 million, or $8.00 per unit. Each unit will consist of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. The warrants are identical to the public warrants, except as to the expiration date, and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. The purchasers may not transfer any of the shares of common stock included in the units prior to 2 years after the issue date other than to an estate, family member, family company or partnership or similar related persons.

The equity financing and a portion of the debt financing will be funded at the closing of the acquisition and the proceeds will be combined with up to approximately $140 million of cash held in trust by us to pay the Acquisition price and related fees and expenses.

Critical Accounting Policies

Cash and cash equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Earnings per common share

Earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Recent Accounting Pronouncements

We do not believe that any recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying Financial Statements.

In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No.  109. ” FIN 48 clarifies the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under the guidelines of FIN 48, an entity should recognize a financial statement benefit for a tax position if it determines that it is more likely than not that the position will be sustained upon examination. We have adopted FIN 48 as of January 1, 2007.

We have evaluated and concluded that there are no significant uncertain tax positions requiring recognition in our financial statements as of January 1, 2007.  The evaluation was performed for the initial tax year ended December 31, 2006, the only year which is subject to examination for Federal and state purposes as of June 30, 2007.

We have elected to report interest and penalties related to uncertain income tax positions as income tax expense.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On June 21, 2007, Symmetry, Acquisitionco and Novamerican entered into the arrangement agreement, pursuant to which Acquisitionco will acquire all of the outstanding common shares of Novamerican and Novamerican will become a wholly-owned indirect subsidiary of Symmetry.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2007, combines the historical consolidated balance sheet of Novamerican and its subsidiaries as of May 26, 2007, and the balance sheet of Symmetry as of June 30, 2007, under the purchase method of accounting, giving effect to the transaction described in the arrangement agreement (the “Transaction”) as if it had occurred on June 30, 2007.

The following unaudited pro forma condensed consolidated statements of operations for the periods ended December 31, 2006, and June 30, 2007, combine the historical consolidated statements of operations of Novamerican and its subsidiaries for the period November 27, 2005 to November 26, 2006, and November 27, 2006 to May 26, 2007, respectively, and the statements of income for Symmetry for the periods from April 26, 2006 (inception) to December 31, 2006, and from January 1 to June 30, 2007, respectively, giving effect to the Transaction as if it had occurred on January 1, 2006.

The unaudited pro forma condensed consolidated financial statements have been prepared using two different levels of approval of the Transaction by the Symmetry stockholders, as follows:

•	No Conversion: Assumes that none of the public stockholders vote against the acquisition proposal and convert their shares into cash at the conversion price per share.
•

Maximum Conversion: Assumes that public stockholders owning 5,624,999 shares (or 29.99999% of the public shares) both vote against the acquisition proposal and convert their shares into cash at the conversion price per share.

The unaudited pro forma condensed consolidated financial statements have been prepared, based on the following assumptions:

•

We did not draw any amount under the Bridge Facility and, in lieu thereof, issued Senior Notes in the aggregate amount of $300.0 million (in the case of no conversion) or $325.0 million (in the case of maximum conversion).

•

The interest rate on the ABL Facility used to calculate the pro forma interest expense was the daily average LIBOR rate plus 150 basis points, or 7.08%. In addition, the $175.0 million ABL Facility has a facility fee calculated as 30 basis points of the undrawn portion. The interest rate used to calculate pro forma interest expense on the Senior Notes was the three-month average LIBOR rate plus 450 basis points, or 10.08%.

•

Deferred financing costs were 1.0% of the total ABL Facility availability ($175.0 million), 2.5% of the Senior Notes ($300.0 million in the case of no conversion or $325.0 million in the case of maximum conversion) and 0.5% of the Bridge Facility availability ($325.0 million).

•

Satisfaction of the condition provided in the arrangement agreement that Novamerican have at least $80.0 million in cash on hand and no less than $135.0 million of inventory at the date of the closing of the acquisition.

•	Completion of the sale of assets for approximately $15.0 million as provided in the arrangement agreement at the date of the closing of the acquisition.

•

Completion of the sale of the corporate headquarters, an adjoining building housing certain operating assets and related land located in LaSalle, Quebec, Canada for $12.1 million and the leaseback of a portion of that facility for $1.6 million annually.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements of Novamerican and Symmetry and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted or the future financial position or operating results of the combined company.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2007

(In thousands, except for share and per share data)

		Symmetry 6/30/07	Novamerican 5/26/07			Pro Forma Adjustments No Conversion	Pro Forma Combined No Conversion		Pro Forma Adjustments Maximum Conversion	Pro Forma Combined Maximum Conversion
Net sales	$		$399,637	$			$399,637	$		$399,637
Cost of sales			323,276				323,276			323,276
Gross margin			76,361				76,361			76,361
Operating expenses
Plant			21,225				21,225			21,225
Delivery			12,202				12,202			12,202
Selling			7,175				7,175			7,175
Formation and operating costs		579					579			579
Administrative and general			13,879	H I	(676 (987	) )	12,216			12,216
		579	54,481		(1,663)		53,397			53,397

Operating income		(579)	21,880		1,163		22,964			22,964
Interest income, net		(2,332)		AB	2,289 44
Interest expense			514	C D E	17,269 745 (514)		18,015	J	1,837	19,852
Other revenue			(1,082)				(1,082)			(1,082)
Share in income of joint venture			(94)				(94)			(94)
		(2,332)	(662)		19,833		16,839		1,837	18,676

Income before income taxes		1,753	22,542		(18,170)		6,125		(1,837)	4,288
Income taxes		636	7,286	F G	(636 (5,306	) )	1,980	J	(594)	1,386
Net income (loss)		$1,117	$15,256		$(12,228)		$4,145		$(1,243)	$2,902

Pro forma net income (loss) per share – basic		$0.07					$0.16			$0.15
Pro forma net income per share – diluted		$0.06					$0.13			$0.11
Weighted average number of shares outstanding — basic		16,186,119			9,126,381		25,312,500		(5,624,999)	19,687,501
Weighted average number of shares outstanding — diluted		19,860,971			13,156,207		33,017,178		(7,373,119)	25,644,059

The accompanying notes are an integral part of these pro forma condensed unaudited consolidated financial statements.

NOTES  TO  UNAUDITED  PRO  FORMA  CONDENSED

STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2007

Assuming No Conversion:
Note A	To eliminate interest income earned on trust account through June 30, 2007, which would have been applied to the acquisition as of January 1, 2006

	Expense	Interest income, net	$2,288,624

Note B	To eliminate interest income earned on cash through June 30, 2007, which would have been applied to the financing of the acquisition as of January 1, 2006

	Expense	Interest income	$43,907

Note C

To reflect interest expense on the debt financing which would have been applied to the financing of the acquisition as of January 1, 2006 and the fees on the undrawn portion of the ABL Facility as if obtained at January 1, 2006

	Expense	Interest expense – ABL facility	$1,972,400
	Expense	ABL Facility and debt financing fee	176,661
	Expense	Interest expense – Senior Notes	15,120,000

Note D	To reflect the amortization of deferred financing fees into interest expense as if the acquisition occurred January 1, 2006

	Expense	Financing fee	$745,313

Note E	To reverse Novamerican’s interest expense on debt, which would have been repaid upon the closing of the acquisition as of January 1, 2006

	Income	Interest expense	$(514,000)

Note F	To eliminate the provision for income taxes on interest income in Notes A & B

	Expense	Income tax expense	$(636,341)

Note G	To adjust the provision for income taxes for the effect of pro forma income for the six months ending June 30, 2007
	Expense	Income tax expense	$(5,305,752)

Note H

To eliminate non-recurring compensation expenses related to certain senior management that are anticipated to leave Novamerican immediately after closing of the acquisition and to reflect Symmetry’s projected administrative and general expenses incurred as if acquisition occurred as of January 1, 2006

	Income	Administrative and general expenses	$(1,676,455)
	Expense	Administrative and general expenses	1,000,000

Note I	To eliminate operating expenses relating to assets that were sold upon the acquisition and include the lease payment for the Sale Leaseback property

	Income	Administrative and general expenses	$(986,867)

Assuming Maximum Conversion:
Note J	To reflect additional interest expense and related income tax effect incurred on additional debt in an amount equal to the cash payable assuming maximum conversion, as if converted on January 1, 2006

	Expense	Interest expense – ABL Facility	$562,156
	Expense	Interest Expense – Senior Notes	1,260,000
	Income	ABL Facility fee	(24,465)
	Expense	Debt financing fee	39,063
	Income	Income tax expense	(593,673)

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands, except for share and per share data)

		Symmetry 12/31/06	Novamerican 11/25/06		Pro Forma Adjustments No Conversion		Pro Forma Combined No Conversion		Pro Forma Adjustments Maximum Conversion	Pro Forma Combined Maximum Conversion

Net sales	$		$840,798	$			$840,798	$		$840,798
Cost of sales			655,659				655,659			655,659
Gross margin			185,139				185,139			185,139
Operating expenses
Plant			45,233				45,233			45,233
Delivery			25,586				25,586			25,586
Selling			13,886				13,886			13,886
Formation and operating costs		144					144			144
Administrative and general			31,034	G H	(2,085 (3,797	) )	25,152			25,152
		144	115,739		(5,882)		110,001			110,001

Operating income		(144)	69,400		5,882		75,138			75,138
Interest expense		4	1,139	A	10
				B	(14)
				C	33,764
				D	1,491
				E	(1,139)		35,255	I	3,586	38,841
Other revenue			(743)				(743)			(743)

		4	396		34,112		34,512		3,586	38,098

Income before income taxes		(148)	69,004		(28,230)		40,626		(3,586)	37,040
Income taxes			24,706	F	(10,160)		14,546	I	(1,284)	13,262
Net income		$(148)	$44,298		$(18,070)		$26,080		$(2,302)	$23,778

Pro forma net income (loss) per share – basic		$(0.03)					$1.03			$1.21
Pro forma net income per share – diluted							$0.79			$0.93
Weighted average number of shares outstanding — basic		4,687,500			20,625,000		25,312,500		(5,624,999)	19,687,501
Weighted average number of shares outstanding — diluted							33,017,178		(7,373,119)	25,644,059

The accompanying notes are an integral part of these pro forma condensed unaudited consolidated financial statements.

NOTES  TO  UNAUDITED  PRO  FORMA  CONDENSED  COMBINED

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006

Assuming no conversion:

Note A	To eliminate interest income earned on cash through December 31, 2006, which would have been applied to the acquisition as of January 1, 2006

	Expense	Interest income, net	$9,800

Note B	To eliminate interest expense related to promissory note from director, which would have been repaid prior to acquisition as if occurring as of January 1, 2006

	Income	Interest expense	$(13,125)

Note C

To reflect interest expense on the debt financing which would have applied to the financing of the acquisition as of January 1, 2006, and the fees on the undrawn portion of the ABL Facility as if obtained at January 1, 2006

	Expense	Interest expense – ABL facility	$3,830,692
	Expense	ABL Facility and debt financing fee	353,322
	Expense	Interest expense – Senior Notes	29,580,000

Note D	To reflect the amortization of deferred financing fees into interest expense as if the acquisition occurred January 1, 2006

	Expense	Interest expense	$1,490,625

Note E	To eliminate Novamerican interest expense on debt, which would have been repaid upon the closing of the acquisition as of January 1, 2006

	Income	Interest expense	$(1,139,000)

Note F	To adjust the provision for income taxes for the effect of pro forma income for the pro forma year ended December 31, 2006

	Income	Income tax expense	$(10,160)

Note G	To remove the operating costs related the Airplane ($2,215,149) and La Salle property ($1,469,733) and include the lease payment for the La Salle property of $1,600,000

	Income	Administrative and general expenses	$(2,084,882)

Note H

To eliminate non-recurring compensation expenses related to certain senior management that are anticipated to leave Novamerican immediately after closing of the acquisition and to reflect Symmetry’s projected administrative and general expenses incurred as if acquisition occurred as of January 1, 2006

	Income	Administrative and general expenses	$(5,796,946)
	Expense	Administrative and general expenses	2,000,000

Assuming maximum conversion:
Note I	To reflect additional interest expense and related income tax effect incurred on additional debt in an amount equal to the cash payable assuming maximum conversion, as if converted on January 1, 2006

	Expense	Interest expense – ABL Facility	$1,091,790
	Expense	Interest expense – Senior Notes	2,465,000
	Income	ABL facility fee	(48,930)
	Expense	Debt financing fee	78,125
	Income	Income tax expense	(1,283,916)

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2007

(In thousands)

		Symmetry 6/30/07	Novamerican 5/26/2007			Pro Forma Adjustments No Conversion			Pro Forma Combined No Conversion		Pro Forma Adjustments Maximum Conversion		Pro Forma Combined Maximum Conversion
Cash and cash equivalents		$2,449	$49,939	1 2 3 4 5 6 9 10 11		$145,989 343,325 (6,000 (585,200 15,000 (1,820 15,147 12,063 25,361	) ) )		$16,253	$			$16,253
Cash and cash equivalents held in trust accounts		145,989		1		(145,989)
Trade accounts receivable, net			116,975						116,975				116,975
Income taxes receivable			2,570						2,570				2,570
Inventories			160,361	11		(25,361)			135,000				135,000
Prepaid expenses and other		2,621	3,039	6		(1,206)			4,454				4,454
Deferred income taxes			1,439						1,439				1,439
		151,059	334,323			(208,691)			276,691				276,691

Investment in a joint venture			1,842						1,842				1,842
Property, plant and equipment		29	110,116	9 10		(15,040 (8,072	) )		87,033				87,033
Goodwill				8		244,693			244,693				244,693
Deferred income taxes			3,217						3,217				3,217
Deferred financing fees				2		10,875			10,875	13	625		11,500
Other assets		47	269						316				1,522
Total assets		$151,135	$449,767			$23,765			$624,667		$625		$625,292

Current portion of long-term debt	$		$-		$			$		$		$
Bank indebtedness			-
Revolving line of credit				2		54,200			54,200	12 13	18,735 (1,800)		71,135
Trade accounts payable and accrued liabilities		1,800	91,775						93,575				93,575
Trade accounts payable to a company controlled by a director			750						750				750
Trade accounts payable to a joint venture			1,133						1,133				1,133
Advances due to related parties			19						19				19
Deferred underwriting fees		6,000		3		(6,000)
Deferred income taxes			237						237				237
		7,800	93,914			48,200			149,914		16,935		166,849

Long-term debt			-	2		300,000			300,000	12	25,000		325,000
Deferred income taxes			16,418						16,418				16,418
Total liabilities		7,800	110,332			348,200			466,332		41,935		508,267

Common shares		23	38,904	5 7		2 (38,904)			25	12	(5)		20

	Symmetry 6/30/2007	Novamerican 5/26/07		Pro Forma Adjustments No Conversion	Pro Forma Combined No Conversion		Pro Forma Adjustments Maximum Conversion	Pro Forma Combined Maximum Conversion
Additional paid-in capital	142,342		5	14,998	157,340	12 13	(43,105 1,800)	116,035
Retained earnings	970	268,280	7	(268,280)	970			970
Accumulated other comprehensive income		32,251	7	(32,251)
Total stockholders equity	143,335	339,435		(324,435)	158,335		(41,310)	117,025

Total liabilities and stockholders equity	$151,135	$449,767		$23,765	$624,667		$625	$625,292

The accompanying notes are an integral part of these pro forma condensed unaudited consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

JUNE 30, 2007

Assuming No Conversion:

Note 1	Represents the transfer of 100% of cash and interest income from the trust account to operating cash upon consummation of the acquisition, as if transfer occurred as of June 30, 2007.

	Increase	Cash	$145,988,624
	Decrease	Cash held in trust	(145,988,624)

Note 2	Represents the debt financing, as if obtained as of June 30, 2007. Debt offering costs are calculated at 2.5% on $300 million.

	Increase	Cash	$343,325,000
	Increase	ABL Facility	54,200,000
	Increase	Senior Notes	300,000,000
	Increase	Deferred financing fees	10,875,000

Note 3	To reflect the payment of deferred underwriting fees from Symmetry’s initial public offering that are payable at the time of acquisition.

	Decrease	Deferred underwriting fees	$(6,000,000)
	Decrease	Cash	(6,000,000)

Note 4	To record the cash investment in Novamerican.

	Decrease	Cash	$(585,200,000)

Note 5	To record the private placement of units to initial stockholders of Symmetry at the time of the acquisition.

	Increase	Cash	$15,000,000
	Increase	Common stock	1,875
	Increase	Additional paid-in capital	14,998,125

Note 6	To record the direct transaction costs associated with the acquisition.

	Increase	Investment in subsidiary	$3,026,000
	Decrease	Prepaid expenses and other	$(1,205,930)
	Decrease	Cash	$(1,820,070)

Note 7	To reflect elimination of Novamerican’s historical equity upon the acquisition.

	Decrease	Common shares	$(38,904,000)
	Decrease	Retained earnings	(268,280,000)
	Decrease	Accumulated other comprehensive income	(32,251,000)

Note 8

To reflect the application of the adjusted cash purchase price to the excess of fair value over the cost of the assets acquired. Management has not yet obtained the necessary appraisals of Novamerican’s property, plant and equipment or assessed the value of any potential intangible assets as required to complete the purchase accounting in accordance with SFAS No. 141. Management intends to obtain the necessary appraisals and complete the purchase accounting in accordance with SFAS No. 141.

	Increase	Goodwill	$244,693,000

Note 9	To reflect the sale of assets (aircraft and real property) provided in the arrangement agreement at the date of the acquisition.

	Increase	Cash	$15,147,000
	Decrease	Property, plant, and equipment	(15,684,000)
	Decrease	Accumulated depreciation	(644,000)

Note 10	To reflect the sale/lease back of facilities provided in the arrangement agreement at the date of acquisition.

	Decrease	Cash	$(12,062,500)
	Decrease	Property, plant, and equipment	(9,142,000)
	Decrease	Accumulated depreciation	(1,070,000)

Note 11

To reflect satisfaction of the condition provided in the arrangement agreement that Novamerican have at least $80 million in cash on hand and no less than $135,000 million of inventory at the date of the acquisition.

	Increase	Cash	$25,361,000
	Decrease	Inventory	(25,361,000)

Note 12	To reflect the payment of amounts due to stockholders who convert their shares and the incurrence of additional debt financing to finance such payment.
	Decrease	Common stock	$(5,625)
	Decrease	Additional paid-in capital	(43,104,363)
	Increase	Long-term debt	25,000,000
	Increase	Revolving credit facility	18,734,986
	Increase	Deferred financing fee	625,000

Note 13	Represents the initial public offering underwriter’s pro rate portion of the maximum conversion related to the deferred underwriting fees payable at the close of the acquisition.

	Decrease	ABL Facility	$(1,799,940)
	Increase	Additional paid-in-capital	1,799,940

DIRECTORS AND MANAGEMENT FOLLOWING THE ACQUISITION

All of our current officers and directors will continue to serve as such following the acquisition. It is also anticipated that upon consummation of the acquisition, Mr. De Gasperis and Dr. Lepore will become the new Chief Executive Officer and President, respectively, of Novamerican. Following the acquisition, therefore, our directors and executive officers will be as follows:

Name	Age	Position
Gilbert E. Playford	60	Chairman of the Board
Corrado De Gasperis	42	Chief Executive Officer and Director; Chief Executive Officer of Novamerican
Domenico Lepore	47	President and Director President of Novamerican
M. Ridgway Barker	52	Director
Scott C. Mason	48	Director
Robert W. Ramage, Jr.	62	Director
Donald C. Bailey	71	Special Advisor

Gilbert E. Playford became non-executive Chairman of the Board in April 2006. Mr. Playford became a member of our audit committee upon the closing of our initial public offering. Since August 2005, he has served as Chairman, Chief Executive Officer and President of GBS Gold, an international gold company that he formed through multiple acquisitions. He joined GrafTech, a global manufacturer of industrial graphite and carbon-based materials, in June 1998, serving as its Chief Executive Officer and President until his retirement in December 2002, and from September 1999, its Chairman of the Board until his retirement in February 2005. From June 1996 until June 1998, Mr. Playford was the President and Chief Executive Officer of LionOre, a company that he helped develop and grow, through acquisitions and exploration success, into one of the western world’s top ten nickel producers listed on the London, Toronto, Australia and Botswana stock exchanges. Mr. Playford joined Union Carbide in 1972 and held various management positions, including Vice President, Principal Financial Officer and Treasurer, Corporate Vice President for Strategic Planning and Chief Executive Officer positions in various Union Carbide subsidiaries, including subsidiaries in Canada, Germany and Belgium, until he resigned in January 1996. He holds a Bachelor of Engineering degree from McGill University and an MBA from York University, Ontario, Canada. Mr. Playford is currently Deputy Chairman of LionOre, where he is also Chairman of the Human Resources, Nomination and Governance Committee and a member of the Audit Committee.

Corrado De Gasperis became Chief Executive Officer and a director in April 2006. From May 2001 to December 2005, he served as Chief Financial Officer of GrafTech, in addition to his duties as Vice President and Chief Information Officer, which he assumed in February 2000. He served as Controller of GrafTech from June 1998 to February 2000. From 1987 through June 1998, he was with KPMG, most recently as Senior Assurance Manager in the Manufacturing, Retail and Distribution Practice, where he served clients such as General Electric Company, Union Carbide, E. Merck OHG, Eagle Electric Manufacturing Company, Playtex Products Inc., and Precision Valve Corporation. KPMG had announced his admittance as a partner, effective July 1, 1998. He was a Certified Public Accountant in Connecticut with KPMG and holds a BBA from the Ancell School of Business at Western Connecticut State University. Mr. De Gasperis is currently a director of GBS Gold, where he is the Chairman of the Audit and Corporate Governance Committee and a member of the Nominating and Advisory Committees.

Domenico Lepore became President and a director in April 2006. Since 1996, Dr. Lepore has been President of ILUT Srl (and its predecessor firm, MST Methods for Systems Thinking Srl), an Italian management firm, which he founded, specializing in the turnaround and improvement of national and multinational businesses, primarily based in Europe and the U.S. Dr. Lepore has been instrumental in the turnaround of a wide range of businesses in industries including aluminum, automotive, printing, diversified industrial and consumer products. From 1991 to 1996, Dr. Lepore was the business liaison in Quality Management for the Management School of the Camera di Commercio di Milano, a major governmental interface with businesses in Milan. From 1993 to 1996, he was Italy’s representative for the ISO Technical Committee 176, in Geneva, Switzerland, responsible for the development of the ISO 9000 family of standards. Dr. Lepore is a Deming scholar and has been a member of the British Deming Association since 1993. He began his career in 1988 working for Vila Srl, a consortium of small and medium-sized enterprises formed for the purpose of scouting technologies, products and intellectual property and facilitating collaborations between European partner companies, which resulted in the start up of many new businesses in Italy funded by private equity and the European Community. Dr. Lepore is a former Senior Advisor to and member of Inn.Tec, a consortium of nearly 200 companies in Brescia, the steel and aluminum district of Italy and one of the richest industrial areas in Europe. Dr. Lepore also advises the Milan Euro Info Centre for the Palazzo dell’ Innovazione, the European Union Office for the development of strategies to support technological innovation in the Lombardy Region of Italy. He obtained his degree in Physics (Dottore in fisica) from the University of Salerno in 1988, with a research thesis on non-linear dynamics in superconductors, which was published in the paper entitled Twenty-junction arrays for a Josephson voltage standard at 100 mV level, D. Andreone, V. Lacquaniti, G. Costabile, D. Lepore, R. Monaco, S. Pagano, in Stimulated Effects in Josephson Devices, M. Russo and G. Costabile Eds., World Scientific Pub. Co, Singapore, 1988, p. 1-12.

M. Ridgway Barker became a director in June 2006. Since 1998, he has served as Chair of the Corporate Finance and Securities Practice Group of Kelley Drye & Warren, an international law firm based in New York. He has been a partner of Kelley Drye since 1990 and joined it as an associate in the corporate department in 1984. His practice focuses on capital market issues, corporate governance matters, asset securitizations, debt financings, general corporate and securities matters, executive compensation, partnership transactions, public reporting, public and private securities offerings, restructurings, recapitalizations, spin-offs, mergers and stock and asset acquisitions and divestitures, and venture capital transactions. From 1980 to 1984, Mr. Barker was an associate in the securities group of Duane Morris & Heckscher, a regional law firm based in Philadelphia. He has authored and co-authored many related publications and is a frequent public speaker on capital markets, governance and compliance topics. He was admitted to practice law in Pennsylvania in 1980 and in Connecticut in 1985. He holds a BA from Yale University and a JD from Boston University School of Law.

Scott C. Mason became a director in June 2006. Mr. Mason serves as a member of our audit committee. Since January 2006, he has served at Nalco, a water treatment business, as Group Vice President and President of Alternate Channels and Global Supply Chains. He joined GrafTech in April 2000, as the Director of Mergers and Acquisitions and served as the President of Advanced Energy Technology from February 2001 to December 2002. From January 2003 until April 2005, he was President of Synthetic Graphite, GrafTech’s principal line of business. In 1999, Mr. Mason served as Vice President – Supply Chain Logistics for Union Carbide. From 1996 to 1999, Mr. Mason served as Director of Operations and then Business Director for Union Carbide’s Unipol Polymers Business. From 1981 to 1996, Mr. Mason served in various financial, mergers and acquisitions and sales and marketing management positions at Union Carbide. He began his career in 1981 in the Chemicals and Plastics Division of Union Carbide. He holds a BS in Mechanical Engineering from the Virginia Polytechnic Institute and an MBA from the University of Houston.

Robert W. Ramage, Jr. became a director in November 2006. Mr. Ramage become a member of our audit committee in March 2007 upon the closing of our initial public offering. Since November 2003, he has been the President of Port Westward LNG, LLC, a liquefied natural gas import terminal developer that he co- founded. From 1999 to 2002, he served as a consultant and advisor at Siguler Guff & Company LLC, a private equity investment and advisory firm, at which he provided financing and business advice to natural resources and energy companies. From 1990 to 1999, he served at The Industrial Bank of Japan Limited, in various senior corporate finance positions, including as Deputy General Manager, Corporate Finance Division, during which he managed the New York Branch’s $6 billion portfolio in the natural resources extraction, heavy manufacturing, natural resources processing and utilities industries and structured and negotiated complex financings, including public and private project financings. Prior to that, he served as the Vice President and Chief Financial and Administrative Officer for Southville Oil Corporation, a petroleum distribution and terminalling company, and as the Treasurer for Northville Industries Corporation, at which he served as the Vice President Finance for its 42.5%-owned PetroTerminal de Panama, SA joint venture, negotiating the construction, project financing and customer throughput agreements for an 800,000 barrel per day crude oil transshipment terminal and pipeline project. He began his career in 1972 at the First National Bank of Boston. He holds a BA in Philosophy from Yale University and an MBA from the Harvard Graduate School of Business Administration. From 1967 to 1970, he served in the United States Marine Corps as a platoon and company commander.

Donald C. Bailey became our Special Advisor in June 2006. Mr. Bailey has been a director of LionOre since 1997. He was appointed as Chairman in May 2001 with responsibilities for business development, including mergers and acquisitions, having previously served as Vice-Chairman, President and Chief Executive Officer between 1998 and 2001. He is the former Chairman, President and Chief Executive of Management Mining Services International having been appointed to the position in 1993. Prior to that, he was Deputy Mining Director of Rio Tinto, a world leader in mining, metals and mineral resources, responsible for operations in Europe, Africa and South America. He is currently Chairman of BCL Ltd. Mr. Bailey is a Fellow of the Institute of Mining and Metallurgy (United Kingdom), a Chartered Engineer (United Kingdom) and a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers.

Board of Directors

Our board of directors is elected at our annual meeting of stockholders. Each director is elected for a one-year term.

Director Independence

Our securities are listed on the American Stock Exchange. We have evaluated whether our directors are “independent directors” within the meaning of the rules of the American Stock Exchange. Such rules provide generally that a director will not qualify as an “independent director” unless the board of directors of the listed company affirmatively determines that the director has no material relationship with the listed company that would interfere with the exercise of independent judgment. In addition, such rules generally provide that a director will not qualify as an “independent director” if: (i) the director is, or in the past three years has been, employed by the listed company; (ii) the director has an immediate family member who is, or in the past three years has been, an executive officer of the listed company; (iii) the director or a member of the director’s immediate family has received payments from the listed company of more than $60,000 during the current or any of the past three years, other than for (among other things) service as a director and payments arising solely from investments in securities of the listed company; (iv) the director or a member of the director’s immediate family is a current partner of the independent auditors of the listed company or is, or in the past three years, has been, employed by such auditors in a professional capacity and worked on the audit of the listed company; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of the executive officers of the listed company serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is a partner in, or a controlling stockholder or an executive officer of, an entity that makes payments to or receive payments from the listed company in an amount which, in any fiscal year during the past three years, exceeds the greater of $200,000 or 5% of the other entity’s consolidated gross revenues.

Our board of directors has determined that a majority of our directors are “independent directors” within the meaning of such rules. Our independent directors will meet in executive session as often as necessary to fulfill their duties, but no less frequently than annually.

Our amended and restated by-laws provide that transactions with any of our affiliates must be on terms no less favorable to us than we could obtain from unaffiliated parties and must be approved by a majority of our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

Audit Committee

Our board of directors has established an Audit Committee, which has powers and performs the functions customarily performed by such a committee (including those required of such a committee under the rules of the American Stock Exchange and the Securities and Exchange Commission). Our Audit Committee is composed of Messrs. Mason (Chairman), Playford and Ramage. The Audit Committee is responsible for meeting with our independent registered public accounting firm regarding, among other matters, audits and adequacy of our accounting and control systems. The Audit Committee must be composed of at least three directors who comply with the independence rules of the American Stock Exchange and The Sarbanes-Oxley Act of 2002 and at least one of whom is an “audit committee financial expert” as defined under Item 401 of Regulation S-K of the Exchange Act. On August 1, 2006, we adopted a charter for the Audit Committee. Our board of directors has concluded that Mr. Mason is an “audit committee financial expert.”

Code of Ethics

On August 1, 2006, we adopted a Code of Business Ethics and Conduct that applies to our directors, officers and employees.

Officer and Director Compensation

Our Chief Executive Officer and President are our only full-time employees. Neither employee will be compensated for their services to us prior to the consummation of our initial business combination. It is also anticipated that Mr. De Gasperis and Dr. Lepore will become the new Chief Executive Officer and President, respectively, of Novamerican. Following the consummation of the acquisition, Symmetry’s independent directors will evaluate the specific contributions and responsibilities of Messrs. De Gasperis and Lepore and determine compensation for such officers commensurate with chief executive officers and presidents, respectively, of public companies of similar size and complexity and the need for related employment agreements. Accordingly, you will not have information on compensation arrangements for the officers at the time you vote on the acquisition. See “Risk Factors.” The board of directors of Symmetry following the acquisition will remain unchanged; that is, Gilbert E. Playford will remain Chairman of the Board and Corrado De Gasperis, Domenico Lepore, M. Ridgway Barker, Scott C. Mason, and Robert W. Ramage, Jr. will remain directors.

Our founding stockholders, directors and officers will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loan from Stockholder

On May 31, 2006, Mr. Playford, a director and stockholder, made a loan to us in the aggregate amount of $500,000, the proceeds of which were used to fund our expenses in connection with our initial public offering, including the Securities and Exchange Commission registration fee, the NASD filing fee and the American Stock Exchange listing fee. This loan, bearing interest at the rate of 4.5% per annum, was secured by our assets and was repaid from the gross proceeds of the private placement of warrants on March 5, 2007.

Prior Share Issuances

In June 2006, we issued an aggregate of 4,687,500 shares at a purchase price of $.001 per share, as follows:

Name of Beneficial Owner	Number of Shares	Relationship to Us
Corrado De Gasperis	1,875,000	Chief Executive Officer and Director
Gilbert E. Playford(1)	1,172,500	Chairman of the Board of Directors
Domenico Lepore	700,000	President and Director
M. Ridgway Barker	235,000	Director
Scott C. Mason	235,000	Director
Robert W. Ramage, Jr.	235,000	Director
Donald C. Bailey	235,000	Special Advisor
All directors, officers and special advisor as a group (7 persons)	4,687,500

(1)     All such shares are held directly by Playford SPAC Portfolio, Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner.

We have not issued any other shares (excluding shares issued in our initial public offering).

Registration Rights

Our founding stockholders entered into a registration rights agreement with us pursuant to which holders of 20% or more of the shares issued and outstanding prior to our initial public offering will be entitled to make up to two demands that we register any or all shares of common stock held by them (including shares issuable upon exercise of warrants sold to them), at any time within 7 years after the date of consummation of our initial business combination. These rights may not be exercised, however, prior to such consummation. In addition, our founding stockholders will be entitled to “piggy-back” registration rights on registration statements that we may file subsequent to such consummation of the business combination. We will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting or selling discounts and commissions. The registration rights agreement provides that, notwithstanding any other agreement, our original stockholders will be permitted to exercise all private placement warrants on a net cashless basis or by delivering previously outstanding unregistered shares in payment of the exercise price, so as to, among other reasons, permit tacking of holding periods under Rule 144.

Private Placements

On March 5, 2007, certain of our founding stockholders purchased 4,166,667 warrants for $.90 per warrant, an aggregate purchase price of $3.75 million, in a private placement. The following table sets forth the number of such warrants purchased by them.

Existing Stockholder	Number of Warrants

Gilbert E. Playford (1)	3,222,222
Donald C. Bailey	555,556
Corrado De Gasperis	277,777
M. Ridgway Barker	55,556
Scott C. Mason	55,556

______________

(1)        These warrants were purchased by Playford SPAC Portfolio Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Accordingly, Mr. Playford is the beneficial owner of such warrants.

The purchase price for the warrants was paid solely by the respective founding stockholder who purchased the warrants. Although some of our founding stockholders may have borrowed funds to purchase the warrants, our founding stockholders have retained full beneficial ownership of the warrants and the warrants have not been pledged as collateral for such borrowed funds, if any.

These private placement warrants are identical to the public warrants contained in the units sold in our initial public offering, except as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. The proceeds of the private placement are being used to fund our expenses prior to our initial business combination and are not be held in trust.

To further fund the working capital requirements of Symmetry pending the closing of the Novamerican acquisition, an affiliate of Mr. Playford purchased, on June 21, 2007, in a private placement, 787,402 warrants for an aggregate of $1.0 million, or $1.27 per warrant, the volume-weighted average price for the 20 trading days prior to the placement. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of our initial business combination or March 7, 2008 until expiration on June 21, 2011 or earlier upon redemption. The purchased warrants are identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•

Our officers intend to remain with the company that survives our initial business combination and may negotiate at that time employment arrangements with respect thereto. They may have conflicts of interest in connection with negotiating the terms of such business combination.

•

Mr. Barker, a member of our board, is a partner of Kelley Drye & Warren LLP and, accordingly, may have a conflict of interest in connection with any business combination that we may seek to consummate. We have engaged Kelley Drye & Warren LLP to perform certain legal work for us primarily in connection with the debt financing for the acquisition, at customary hourly billing rates.

•

Dr. Lepore, our President and a member of our board, is the owner and former President of ILUT Srl. Effective November 1, 2006, Dr. Lepore became a full time employee of ours and ceased being employed by ILUT Srl. Dr. Lepore has, however, retained his ownership of ILUT Srl. We have engaged ILUT Srl, pursuant to an agreement dated June 15, 2006, to perform certain information technology services for us, including designing our website and developing a throughput-based analysis software application tool that provides financial analysis and other key decision support processes for assessing future potential acquisition targets. We have also retained ILUT Srl pursuant to an agreement dated May 1, 2007, to assist us in planning associated with the acquisition process, identifying and evaluating potential target businesses and performing due diligence.

•

In addition, we have entered into a Trademark License Agreement, dated September 15, 2006, with Domenico Lepore, our President and a member of our board, through which Dr. Lepore granted to us a worldwide, royalty-free, non-exclusive license of the trademark “THE DECALOGUE” for a renewable term of 10 years and a worldwide, royalty-free, exclusive license of the right to refer to ourself as a “Decalogue company” until such time as Dr. Lepore and Mr. De Gasperis, our Chief Executive Officer and a director, cease to serve as our directors or officers.

•

None of our independent directors is required to commit his full time to our affairs and, accordingly, each of them may have conflicts of interest in allocating management time among various business activities.

•

Our directors, officers and special advisor may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us. In the course of their other business activities, our independent directors and special advisor may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are or become affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

Since our directors, officers and special advisor and their affiliates and related parties own shares of common stock, including shares of common stock included in any units they may have purchased in our initial public offering, which will be released from escrow only after our initial business combination is successfully consummated, and own warrants which will expire worthless if our initial business combination is not consummated, our directors, officers and special advisor may have a conflict of interest in determining whether Novamerican is an appropriate candidate with whom to consummate our initial business combination.

The personal and financial interests of our directors, officers and special advisor may influence their motivation in identifying and selecting a target business, and negotiating and consummating our initial business combination, in the time period and on the terms described in our amended and restated certificate of incorporation.

In general, officers and directors of a corporation incorporated under the Delaware General Corporation Law are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our directors, officers and special advisor may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when our directors, officers and special advisor evaluate a particular business opportunity. We cannot assure you that any of these conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, our officers and directors have agreed, until the earlier of the consummation of our initial business combination, our liquidation and dissolution or such time as he is no longer an officer or a director, to present to us for our consideration, prior to presentation to any other person, any suitable opportunity to consummate a business combination involving an industrial, asset-based business which is in or is a supplier to the basic industries sector. In addition, Messrs. Playford, De Gasperis and Lepore have agreed, until the earlier of consummation of our initial business combination or our liquidation and dissolution, not to provide advisory, consulting or similar services (including service as a director) to any other person that is a competitor in the acquisition of businesses that we could also reasonably be expected to seek to acquire, as described herein and as determined by the board of directors, except as required by any pre-existing fiduciary or contractual arrangement.  Messrs. Playford, De Gasperis and Lepore have represented and warranted to us that they have disclosed any such fiduciary or contractual arrangements to us.

We will reimburse our directors, officers and special advisor for any reasonable out-of-pocket business expenses incurred by them in connection with activities on our behalf, such as identifying and investigating possible target businesses and negotiating possible business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board of directors or a court of competent jurisdiction if such reimbursement is challenged, except that no funds held in trust may be used to reimburse such expenses.

Our Chief Executive Officer and President will not be compensated for their services to us prior to the consummation of our initial business combination. It is also anticipated that Mr. De Gasperis and Dr. Lepore will become the new Chief Executive Officer and President, respectively, of Novamerican. Following the consummation of the acquisition, Symmetry’s independent directors will evaluate the specific contributions and responsibilities of Messrs. De Gasperis and Lepore and determine compensation for such officers commensurate with chief executive officers and presidents, respectively, of public companies of similar size and complexity and the need for related employment agreements. Accordingly, you will not have information on compensation arrangements for the officers at the time you vote on the acquisition. See “Risk Factors.” The board of directors of Symmetry following the acquisition will remain unchanged; that is, Gilbert E. Playford will remain Chairman of the Board and Corrado De Gasperis, Domenico Lepore, M. Ridgway Barker, Scott C. Mason, and Robert W. Ramage, Jr. will remain directors.

We have engaged Kelley Drye & Warren LLP, which is affiliated with one of our directors, Mr. Barker, to perform certain securities and debt financing legal work for us, at customary hourly billing rates. We have engaged ILUT Srl, which is affiliated with one of our officers and directors, Dr. Lepore, to perform consulting services in connection with planning associated with the acquisition process, identifying and evaluating potential target businesses and performing due diligence, at customary hourly rates. There are no limitations that restrict us from engaging Kelley Drye & Warren LLP or ILUT Srl, each of which is affiliated with one or more of our directors, to perform such services and other customary legal and consulting services for us for customary fees and on customary terms and conditions.

Our amended and restated by-laws provide that transactions with any of our affiliates must be on terms no less favorable to us than we could obtain from unaffiliated parties and must be approved by a majority of our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of common stock as of the record date, by each person known by us to own beneficially 5% or more of our outstanding common stock, each of our directors, officers and special advisor and all of our directors, executive officers and special advisor as a group. We have included our special advisor because he is a founding stockholder and has agreed to vote his shares of common stock on approval of a proposed initial business combination in the same manner as our directors and officers.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
Royal Capital Management LLC. (2)	2,156,250	9.2%
Reed Conner & Birdwell, LLC.(3)	2,098,820	8.95%
Cannell Capital, LLC(4)	2,000,000	8.5%
Corrado De Gasperis(5)	1,877,725	8.0%
FMR Corp. (6)	1,625,000	6.9%
Gilbert E. Playford(7)	1,297,500	5.5%
Fortress Investments Group LLC. (8)	1,250,000	5.3%
Domenico Lepore(9)	700,000	3.0%
M. Ridgway Barker(10)	260,750	1.1%
Scott C. Mason(11)	253,750	1.1%
Robert W. Ramage, Jr.(12)	235,000	1.0%
Donald C. Bailey(13)	235,000	1.0%
All directors, executive officers and special advisor as a group (7 individuals)(14)	4,858,975	20.8%

______________________________

(1) Unless otherwise indicated, the business address of each of the individuals is 28 West 44th Street, 16th Floor, New York, New York 10036.

(2) Information is based upon a Form 13F filed for the quarter ended March 31, 2007. The business address of Royal Capital Management LLC is 623 Fifth Avenue, 24th Floor, New York, NY 10022. Mr. Robert W. Medway and Mr. Yale M. Fergang are the principals of Royal Capital Management LLC. Excludes 2,156,250 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(3) Information is based upon a Schedule 13G filed with respect to our company dated August 29, 2007. Reed Conner & Birdwell, LLC may be deemed to be controlled by Donn B. Conner and Jeff Bronchick. The business address of Reed Conner & Birdwell, LLC is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, CA 90025.

(4) Information is based upon a Schedule 13G filed with respect to our company dated March 7, 2007. Cannell Capital may be deemed to be controlled by J. Carlo Cannell. The business address of Cannell Capital, LLC is P.O. Box 3459, 240 E Deloney Ave., Jackson, WY 83001. Excludes 2,000,000 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(5) Mr. De Gasperis is our Chief Executive Officer and a director. Includes 2,725 shares owned by Mr. De Gasperis’ spouse. Excludes 280,502 shares of common stock issuable upon exercise of warrants (2,725 of which are owned by Mr. De Gasperis’ spouse), as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(6) Information is based upon a Schedule 13G filed with respect to our company dated April 10, 2007. FMR Corp. may be deemed to be controlled by Edward C. Johnson, III and members of his family. The business address of FMR Corp. is 82 Devonshire St., Boston, MA 02109. Excludes 1,625,000 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(7) Mr. Playford is our Chairman of the Board. Includes 1,172,500 shares are held directly by Playford SPAC Portfolio, Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Also includes 125,000 shares held by Gilbert E. Playford Revocable Trust, a revocable trust, of which Mr. Playford is the settlor and sole trustee. Excludes: (i) 3,222,222 shares of common stock issuable upon exercise of warrants held by Playford SPAC Portfolio, Ltd.; (ii) 125,000 shares of common stock issuable upon exercise of warrants held by Gilbert E. Playford Revocable Trust; (iii) 53,265 shares of common stock issuable upon exercise of warrants held by Playford Family Limited Partnership, representing Mr. Playford’s pecuniary interest in the 500,000 warrants purchased by Playford Family Limited Partnership; (iv) 750,000 shares of common stock issuable upon exercise of warrants held by Playford Grandkids Limited Partnership, whose sole general partner is Playford Management LLC, of which Mr. Playford is the sole member; and (v) 787,402 shares of common stock issuable upon exercise of warrants held by Playford Holdings Family Limited Partnership, a partnership of which Mr. Playford is the general partner and the sole limited partner, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008. The warrants are identical to the public warrants, except as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144 and, as to the June warrants, except as to the expiration date. Also excludes 937,500 units, consisting of 937,500 shares and 937,500 warrants, Mr. Playford is committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition and is described elsewhere herein. Each warrant included in such units will entitle the holder to purchase one share at a price of $5.50 and will be exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. These warrants will be identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. If such units had been issued as of the record date, Mr. Playford would have beneficially owned 2,234,500 shares or 8.8% of the outstanding common stock.

(8) Information is based upon a Schedule 13G filed with respect to our company dated March 6, 2007. The business address of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. Messrs. Peter Briger, Wesley Edens, Robert Kauffman, Randal Nardone and Michael Novogratz are the principals of Fortress Investments Group LLC. Excludes 1,250,000 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(9) Dr. Lepore is our President and a director.

(10) Mr. Barker is a director. Excludes 80,556 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(11) Mr. Mason is a director. Excludes 74,306 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008.

(12) Mr. Ramage is a director.

(13) Mr. Bailey is a special advisor. Excludes 555,556 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008. Also excludes 937,500 units, consisting of 937,500 shares and 937,500 warrants, Mr. Bailey is committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition and is described elsewhere herein. Each warrant included in such units will entitle the holder to purchase one share at a price of $5.50 and will be exercisable on the later of the consummation of the acquisition or March 7, 2008 until expiration 4 years from the issue date or earlier upon redemption. These warrants will be identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. If such units had issued as of the record date, Mr. Bailey would have beneficially owned 1,172,500 shares, or 4.6% of the outstanding common stock.

(14) Excludes in the aggregate 5,782,334 shares of common stock issuable upon exercise of warrants, as such warrants are not exercisable until the later of the completion of the acquisition or March 7, 2008. Also excludes up to 1,875,000 units, consisting of 1,875,000 shares and 1,875,000 warrants, Messrs. Playford and Bailey are committed to purchase pursuant to the equity financing that is contingent upon and to be consummated at the closing of the acquisition. If such units had been issued as of the record date, all directors, executive officers and special advisor as a group would have beneficially owned 6,733,975 shares, or 26.6%, of the outstanding common stock.

A portion of the acquisition consideration will be funded with the proceeds from a private placement of our units to be consummated contemporaneously with the closing of the acquisition. Our Chairman, Mr. Playford and our Special Advisor, Mr. Bailey, have agreed to purchase 1,875,000 units of Symmetry for $15.0 million, or $8.00 per unit. Each unit will consist of one share of common stock and one warrant. If such units had been issued as of the record date, all directors, officers and special advisor as a group would have beneficially owned 6,733,975 shares, or 26.6% of the outstanding common stock.

Messrs. Playford, De Gasperis, Lepore, Barker, Mason and Ramage may be deemed to be our “parents,” “founders” and “promoters,” as these terms are defined under federal securities laws.

Escrow of Shares Held by Founding Stockholders

Our founding stockholders have deposited their shares of common stock into an escrow account maintained at Morgan Stanley by Continental Stock Transfer & Trust Company, as escrow agent. However, none of their warrants or the shares of common stock underlying their warrants will be placed in escrow. During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their relatives and trusts and controlled entities for estate and tax planning purposes and upon death, in each case while remaining subject to the escrow agreement, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. Such shares will not be released from escrow until March 7, 2010 unless we were to consummate a transaction after the consummation of our initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

In the event of any dividend, distribution, reclassification, recapitalization, exchange or other transaction affecting our securities, in connection with our initial consummation of a business combination or otherwise, the securities, cash or other property received in respect of the shares held in escrow shall be deposited in the escrow account on the same terms and conditions, except to the extent necessary to fund payment of taxes payable upon receipt thereof. To the extent that such shares are required to be delivered in order to receive such securities, cash or other property, such shares will be released from the escrow account for such purposes.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Symmetry

Symmetry’s common stock, warrants and units are currently quoted on the American Stock Exchange under the symbols “SHJ,” “SHJ.WS” and “SHJ.U,” respectively. The closing prices per share of common stock, warrant, and unit, of Symmetry on June 21, 2007, the last trading day before the announcement of the execution of the arrangement agreement, were $7.50, $1.45 and $9.10, respectively. Each unit of Symmetry consists of one share of Symmetry common stock and one warrant. The warrants became separable from the common stock on April 4, 2007. Each warrant entitles the holder to purchase from Symmetry one share of common stock at an exercise price of $5.50 commencing on the later of the completion of the acquisition (or, if the Novamerican transaction is not consummated, the initial business combination) or March 7, 2008. The public and pre-IPO warrants will expire at 5:00 p.m., New York City time, on March 7, 2011, or earlier upon redemption. The June warrants will expire at 5:00 p.m., New York City time, on June 21, 2011, or earlier upon redemption. Prior to March 7, 2007, there was no established public trading market for Symmetry’s common stock, warrants or units.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low sales prices of Symmetry’s common stock, warrants and units as reported on the American Stock Exchange.

	Common Stock			Warrants		Units
Quarter Ended	High		Low	High	Low	High	Low
March 31, 2007	$	n/a	n/a	n/a	n/a	$8.10	$7.82
June 30, 2007		$7.70	$7.05	$1.50	$0.86	$9.10	$7.89
September 30, 2007		$7.70	$7.45	$1.51	$0.85	$9.10	$8.70

Holders

As of October 2, 2007, there was 1 holder of record of our units, 8 holders of record of our common stock and 6 holders of record of our warrants. The units (and the shares of common stock included in the units) issued in our initial public offering were available initially only in book-entry form and are currently represented by one or more global certificates, which were deposited with, or on behalf of, DTC and registered in its name or in the name of its nominee. Accordingly, all of the public shares are held in “street name.”

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. Furthermore, the proposed debt financing will restrict our ability to pay dividends.

Novamerican

Novamerican’s common shares currently trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “TONS” where they were initially traded on October 31, 1997, in connection with their initial public offering. The closing price per common share of Novamerican on June 21, 2007, the last trading day before the announcement of the execution of the arrangement agreement, was $49.51. The Novamerican shares are not traded on any other exchanges. The Novamerican common shares will no longer be traded on Nasdaq after consummation of the acquisition.

The following table shows, for the last two fiscal years, the quarterly high and low prices for Novamerican’s common shares as reported on Nasdaq.

Period	High	Low
First Quarter 2005	$89.16	$31.82
Second Quarter 2005	$90.27	$32.37
Third Quarter 2005	$39.94	$26.55
Fourth Quarter 2005	$42.00	$28.80
First Quarter 2006	$43.71	$34.63
Second Quarter 2006	$48.52	$39.35
Third Quarter 2006	$46.00	$32.58
Fourth Quarter 2006	$39.22	$31.52
First Quarter 2007	$45.38	$34.00
Second Quarter 2007	$54.00	$38.54
Third Quarter 2007	$54.77	$39.70

Holders

As of July 5, 2007, there were 13 holders of record of Novamerican’s common shares.

Dividends

Novamerican has not paid any dividends on its common shares to date and does not intend to pay dividends prior to the completion of the acquisition, except for the special dividend payable pursuant to the arrangement agreement. See the section entitled “The Arrangement Agreement—Special Dividend.”

DESCRIPTION OF SECURITIES

General

Symmetry is currently authorized to issue 100,000,000 shares of common stock, par value $.001, and 10,000,000 shares of preferred stock, par value $.001. As of the record date, 23,437,500 shares of common stock are outstanding, held by [8] record holders. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and one warrant, which started trading separately as of April 4, 2007. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.50 per share.

Common Stock

The holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Each public stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to holders of shares of preferred stock, the holders of more than 50% of the shares of common stock voting for the election of directors are able to elect all of the directors being elected at that time and the holders of the remaining shares of common stock will not be able to elect any director.

Subject to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds (including cash, securities and other property) legally available therefor.

Subject to the prior rights of creditors and to preferences to which holders of shares of preferred stock may be entitled, and, assuming our dissolution is approved, the amount held in the trust account and all of our remaining assets (capped at 100% of the gross proceeds of this offering) will be paid on a pro rata basis to public stockholders, calculated as of the close of business two days prior to the date of distribution. If we have (i) distributed to public stockholders an aggregate of $150.0 million (of which amount is equal to 100% of the gross proceeds of our initial public offering), (ii) paid all outstanding liabilities and obligations and (iii) reserved such funds as may be necessary under our plan of distribution to provide for future claims reasonably expected to arise, the next $3,750,000 of our assets not distributed to public stockholders will be paid to our founding stockholders on a pro rata basis in accordance with their purchases of the pre-IPO warrants. Notwithstanding, such founding stockholders have assigned their rights to the $3.75 million to Novamerican in connection with the payment of the second installment of the reverse break fee. See the section entitled “The Arrangement Agreement—Termination Fees.” Thereafter, any remaining additional assets will be distributed on a pro rata basis to the holders of shares of common stock included in the units sold in our initial public offering.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to convert their shares of common stock into cash in an amount equal to their pro rata share of the funds in the trust account. In order to be eligible to exercise their conversion rights, a public stockholder must:

•	affirmatively vote against the initial business combination; and

•	prior to or contemporaneously with their vote against such combination affirmatively exercise their conversion right.

Preferred Stock

Our board of directors has the authority to issue 10,000,000 shares of preferred stock in one or more series and to fix all rights, preferences, privileges and powers thereof, and all qualifications, limitations and restrictions thereon, without approval of stockholders including:

•	the designation of each series;
•	the number of shares in each series;
•	the optional and mandatory repurchase and redemption rights of each series (including sinking fund and share retirement provisions), if any;

•	the liquidation preference of each series (including liquidation premiums and treatment of a merger, asset sale and other business combination as a liquidation), if any;

•	the mandatory and optional conversions and exchange rights of each series (including antidilution protection), if any;

•	the restrictions on authorization or issuance of shares in the same series or any other series;

•	the relative ranking (as to dividends, distributions, redemption, repurchase, liquidation preferences and other rights) of each series in respect of each other series and the common stock, if any;

•	the preemptive and subscription rights of each series, if any; and

•

the voting rights of each series (including class voting rights, director nomination and election rights, cumulative voting rights and disproportionate voting rights as relative to the common stock or any other series of preferred stock), if any.

To the extent that applicable law or the applicable certificate of designations so provides, each holder shall be entitled to vote ratably (relative to each other such holder) on all matters submitted to a vote of such holders. Each holder may exercise such vote either in person or by proxy.

Subject to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock shall be entitled to receive ratably (relative to each other such holder) such dividends, if any, as may be declared from time to time in respect of shares of such series by our board of directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock are entitled to receive ratably (relative to each other such holder) our assets (including cash, securities and other property) distributed upon our dissolution or liquidation.

Our board of directors will designate the transfer agent and registrar for each series of preferred stock and the exchange or market on which such series will be listed or eligible for trading, if any, at the time it authorizes such series.

Public Warrants

There are currently 18,750,00 warrants currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.50, subject to adjustment as discussed below, at any time commencing on the later of:

•	the consummation of our initial business combination as described herein; or

•	March 7, 2008.

The warrants will expire March 7, 2011 at 5:00 p.m., New York City time or earlier upon redemption.

We may call the warrants for redemption,

•	in whole and not in part,
•	at a price of $.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption, and
•

if, and only if, the last sales price of our common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send notice of redemption.

The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. On and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, and, with regard to the public warrants, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The warrants will not be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. In no event shall we be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied or (b) any net-cash settlement or other consideration in lieu of physical settlement in securities. The warrants may be deprived of any value and the market the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, and in such event the warrants may expire worthless.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, we will, upon exercise, pay cash equal to the fair market value of such fractions in lieu thereof.

Private Placement Warrants

Certain of our founding stockholders purchased an aggregate of 4,166,667 warrants from us in a private placement, which was completed on March 5, 2007, for an aggregate purchase price of $3.75 million. These private placement warrants are identical to the public warrants, except as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.

An affiliate of our Chairman purchased, on June 21, 2007, in a private placement, 787,402 warrants for $1.0 million. These private placement warrants are also identical to the public warrants, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.

Transfer Agent and Warrant Agent

The transfer agent for Symmetry’s securities and warrant agent for Symmetry’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

STOCKHOLDER PROPOSALS

Regardless of whether the acquisition of Novamerican is consummated, the Symmetry 2008 annual meeting of stockholders will be held on or about May 13, 2008, unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the 2008 annual meeting, you need to provide it to us by no later than January 30, 2008.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement is delivered to two or more stockholders who share an address unless Symmetry or its agent has received contrary instructions from one or more of the stockholders. To request that separate copies of these documents be delivered, stockholders can contact Symmetry’s transfer agent by mail at: Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. You may also contact Symmetry’s transfer agent if you received multiple copes of the proxy statement and would prefer to receive a single copy in the future.

WHERE YOU CAN FIND MORE INFORMATION

Symmetry files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Symmetry with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Symmetry files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on Symmetry at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement, or any annex to this proxy statement, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this proxy statement relating to Symmetry has been supplied by Symmetry, and all such information relating to Novamerican has been supplied by Novamerican. Information provided by either of Symmetry or Novamerican does not constitute any representation, estimate or projection of the other.

Additional information on Symmetry can be found on Symmetry’s website at http://www.symmetryholdings.com . Additional information on Novamerican can be found on Novamerican’s website at http://www.novamerican.com .

If you would like additional copies of this proxy statement, or if you have questions about the acquisition or the financing, you should contact:

Symmetry Holdings Inc.

Attn: Karen G. Narwold, Esq.

28 West 44th Street, 16th Floor

New York, New York 10036

(646) 429-1540

INDEX TO FINANCIAL STATEMENTS

SYMMETRY HOLDINGS INC.

(a corporation in the development stage)

Page
Balance Sheets as of June 30, 2007 and December 31, 2006	F-2

Statements of Income for the three and six month periods ended March 31, 2007 and for the period from April 26, 2006 (inception) to June 30, 2006 and for the period from April 26, 2006 (inception) to June 30, 2007

F-3
Statements of Stockholders’ Equity (Deficit) for the period from April 26, 2006 (inception) through June 30, 2006 and for the period from April 26, 2006 (inception) to June 30, 2007	F-4
Statements of Cash Flows for the three months ended March 31, 2007 and for the period from April 26, 2006 (inception) to June 30, 2007	F-5
Notes to Financial Statements	F-6 - F-8
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-12
Balance Sheet as of December 31, 2006	F-13
Statement of Operations for the period from April 26, 2006 (inception) through December 31, 2006	F-14
Statement of Stockholders’ Deficit for the period from April 26, 2006 (inception) through December 31, 2006	F-15
Statement of Cash Flows for the period from April 26, 2006 (inception) through December 31, 2006	F-16
Notes to Financial Statements	F-17- F-18

NOVAMERICAN STEEL INC. AND SUBSIDIARIES

PART I – FINANCIAL INFORMATION

SYMMETRY HOLDINGS INC.

(a development stage company)

Balance Sheet

	June 30, 2007 (Unaudited)	December 31, 2006 (Audited)
ASSETS
Current assets:
Cash	$ 2,449,385	$ 261,729
Cash and cash equivalents held in trust accounts	145,988,624	-
Restricted cash	1,250,000	-
Deferred offering costs	-	443,224
Deferred acquisition costs	1,205,930	-
Prepaid and other assets	166,536	9,301
Total current assets	$ 151,060,475	$ 714,254
Fixed assets
Equipment	29,411	-
Accumulated Depreciation	(2,742)	-
Total fixed assets	26,669	-
Other assets
Other Assets	47,779	-
Deferred Taxes	336	-
Total other assets	48,115	-
Total Assets	$ 151,135,259	$ 714,254
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$ 1,164,064	$ 357,165
Note payable, related party	-	500,000
Deferred underwriting fees	6,000,000	-
Accrued Taxes	636,431	-
Total current liabilities	7,800,495	857,165
Stockholders’ Equity (Deficit)
Preferred stock: $.001 par value; authorized 10,000,000 shares; none issued and outstanding	-	-
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 23,437,500 and 4,687,500	23,437	4,687
Additional paid-in-capital	142,341,524	-
Retained earnings (deficit accumulated) during the development stage	969,803	(147,598)
Total stockholders’ equity (deficit)	143,334,764	(142,911)
Total liabilities and stockholders’ equity (deficit)	$ 51,135,259	$ 714,254

See Accompanying Notes to Financial Statements

SYMMETRY HOLDINGS INC.

(a development stage company)

Statements of Income

(unaudited)

	Three months ended June 30, 2007	From the period April 26, 2006 (date of inception) through June 30, 2006	Six months ended June 30, 2007	From the period April 26, 2006 (date of inception) through June 30, 2006	From the period April 26, 2006 (date of inception) through June 30, 2007
Formation and operating costs	$(467,596)	$ (13,878)	$(579,035)	$ (13,878)	$ (723,307)
Loss before interest expense and income taxes	(467,596)	(13,878)	(579,035)	(13,878)	(723,307)

Interest income (expense), net	1,912,715	(875)	2,332,531	(875)	2,329,205
Income tax	(512,740)	--	(636,095)	--	(636,095)
Net income (loss)	$932,379	$ (14,753)	$1,117,401	$ (14,753)	$ 969,803

Net income (loss) per share – basic	$ 0.04	$ 0.00	$ 0.07	$ 0.00	$ 0.10
Net income (loss) per share – diluted	$ 0.03	$ 0.00	$ 0.06	$ 0.00	$ 0.09
Weighted average number of shares outstanding — basic	23,437,500	4,687,500	16,186,119	4,687,500	9,516,386
Weighted average number of shares outstanding — diluted	29,365,701	4,687,500	19,860,971	4,687,500	11,059,654

See Accompanying Notes to Financial Statements

SYMMETRY HOLDINGS INC.

(a development stage company)

Statements of Stockholders’ Equity (Deficit)

For the period from April 26, 2006 (date of inception)

through June 30, 2007

(unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit Accumulated) During the Development Stage	Total
	Shares	Amount
Balance – April 30, 2006 (date of inception)	-	-	-	-	-

Common stock issued during the period	4,687,500	$4,687	$-	$-	$4,687

Net loss	-	-	-	(147,598)	(147,598)

Balance at December 31, 2006	4,687,500	4,687	-	(147,598)	(142,911)

Issuance of Warrants on March 5, 2007	-	-	3,750,000	-	3,750,000

Issuance of common stock on March 12, 2007, net of offering expenses	18,750,000	18,750	137,591,524	-	137,610,274

Issuance of Warrants on June 21, 2007	-	-	1,000,000	-	1,000,000

Net income	-	-	-	1,117,401	1,117,401

Balance – June 30, 2007	23,437,500	$23,437	$142,341,524	$969,803	$143,334,764

See Accompanying Notes to Financial Statements

SYMMETRY HOLDINGS INC.

(a development stage company)

Statements of Cash Flows

(unaudited)

	Six months ended June 30, 2007	For the period from April 26, 2006 (inception) to June 30, 2006	For the period from April 26, 2006 (inception) to June 30, 2007
Cash flows from operating activities:
Net income	$ 1,117,401	$ (14,753)	$ 969,803
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,742	-	2,742
Deferred Taxes	(336)	-	(336)
(Increase) Decrease in other current assets	(157,235)	-	(166,536)
Increase (Decrease) in accounts payable	(82,249)	1,412	41,661
(Increase) Decrease in other non-current assets	(70,077)	-	(70,077)
Increase (Decrease) in accrued taxes	636,431	-	636,431
Net cash provided by (used in) operating activities	1,468,975	(13,341)	1,435,986
Cash flows from investing activities
Cash held in trust	(143,700,000)	-	(143,700,000)
Increase in investments in trust	(2,288,624)	-	(2,288,624)
Increase in investments in escrow	1,250,000	-	1,250,000
Increase in acquisition	(83,527)	-	(83,527)
Purchase of equipment	(29,411)	-	(29,411)
Net cash used in investing activities	(147,351,562)	-	(147,351,562)
Cash flows from financing activities:
Gross proceeds from public offering - units	150,000,000	-	150,000,000
Gross proceeds from private offering - warrants	4,750,000	-	4,750,000
Gross proceeds from private offering – common stock	-	4,687	4,687
Payment of offering costs	(6,179,757)	-	(6,389,726)
Proceeds from notes payable – related party	-	500,000	500,000
Interest payable on note - related party	-	1,875	-
Payment of note payable – related party	(500,000)	-	(500,000)
Net cash provided by financing activities	148,070,243	506,562	148,364,961
Net increase in cash	2,187,656	493,221	2,449,385
Cash, beginning of period	261,729	-	-
Cash, end of period	$ 2,449,385	$ 493,221	$ 2,449,385
Supplement Disclosures of Cash Flow Information:
Schedule of Non-cash Financing Transactions
Deferred underwriting fees and expenses	$ 6,000,000	$ 84,528	$ 6,000,000
Accrued acquisition costs	$ 1,122,903	$ -	$ 1,122,903
Cash paid for interest	$ 17,137	$ -	$ 17,137

See Accompanying Notes to Financial Statements

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

1.	BASIS OF PRESENTATION

The accompanying interim financial statements of Symmetry Holdings Inc. (the “Company”) should be read in conjunction with the financial statements for the period ending December 31, 2006 and notes thereto contained in the Company’s registration statement, effective March 6, 2007. The December 31, 2006 amounts were derived from the Company’s audited financial statements. The financial statements presented herein are unaudited but, in the opinion of management, include all necessary adjustments (which comprise only normal recurring items) required for a fair statement of the financial position as of June 30, 2007 and December 31, 2006, and the related income statements for three months and six months ended June 30, 2007, April 26, 2006 (inception) to June 30, 2006 and April 26, 2006 (inception) to June 30, 2007. However, interim results of operations may not be indicative of results for the full fiscal year. The accompanying interim consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America.

2.	ORGANIZATION AND BUSINESS OPERATIONS

The Company was incorporated in Delaware on April 26, 2006 as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. The Company’s initial efforts in identifying target businesses has been focused on industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector. All activity from April 26, 2006 (inception) through June 30, 2007, has been limited to organizational activities, activities relating to the Company’s initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, activities relating to general corporate matters and, since April 21, 2007, discussions and negotiations with Novamerican Steel Inc. (“Novamerican”) regarding an initial business combination. The Company has not engaged in any operations nor generated any revenues, other than interest income earned on the proceeds from the private placements and initial public offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s initial public offering of units, (as described in Note 4) (the “Offering”) was declared effective on March 6, 2007. On March 7, 2007, the units began trading on the American Stock Exchange under the symbol SHJ.U. On March 12, 2007, the Company’s Offering of 18,750,000 units was consummated, generating aggregate gross proceeds of $150,000,000. Net proceeds of $143,700,000, inclusive of deferred underwriting costs (see Note 4), are being held in a trust account at JPMorgan Chase, N.A. maintained by Continental Stock Transfer & Trust Company, as trustee. At June 30, 2007, the balance of the trust was approximately $145,988,624 (or $145,352,529 net of $636,095 for federal, state, and local taxes, representing a conversion price per share for the public stockholders of $7.75 per share). The trust funds are invested in “government securities” within the meaning of, or money market funds meeting the conditions of Rule 2a-7 promulgated under, the Investment Company Act of 1940, and will not be released until the earlier of (i) the consummation of the Company’s initial business combination within the time period and on the terms described in the Company’s amended and restated certificate of incorporation or (ii) the Company’s dissolution and liquidation as described below. On April 4, 2007, the Company’s common stock and warrants began to trade separately under the symbols SHJ and SHJ.WS, respectively.

The Company, after signing a definitive agreement for a business combination, will submit such proposed transaction for stockholder approval. In the event that stockholders owning 29.99999% or more of the shares of common stock included in the units sold in the Offering both vote against the proposed business combination and exercise their conversion rights, the proposed business combination will not be consummated. The Company’s existing stockholders have agreed to vote all of their shares of common stock the same way as the majority of the shares of common stock voted by other persons who acquired shares of common stock included in the units sold in the Offering. After consummation of the initial business combination, these arrangements will no longer be applicable.

The amended and restated certificate of incorporation of the Company and the trust agreement signed in connection with the Offering provide that if the Company does not consummate the initial business combination within 15 months after the closing of the Offering (or within 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 15-month period and the business combination related thereto has not been consummated within such 15-month period), the Company’s corporate purposes and powers will be limited to actions and activities related to dissolution and winding up of its affairs, including liquidation, and it will not be able to engage in any other business activities. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be less than the initial public offering price per share in the Offering (assuming no value is attributed to the warrants contained in the units sold in the Offering).

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

On June 21, 2007, the Company and its wholly owned indirect subsidiary, 632422 N.B. LTD. (“Acquisitionco”), a corporation existing under the laws of the Province of New Brunswick, entered into an arrangement agreement with Novamerican Steel Inc. (“Novamerican”), a corporation existing under the laws of Canada, to acquire all of the outstanding common shares of Novamerican in exchange for cash by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act (the “Acquisition”). Following completion of the Acquisition, Novamerican is expected to be a wholly owned indirect subsidiary of the Company. The Acquisition is expected to be consummated in the second half of 2007, subject to the approval of the Acquisition by the Company’s stockholders, the approval of the arrangement by Novamerican’s stockholders, the receipt of the approval of the court pursuant to the Canada Business Corporations Act, and the satisfaction of certain other conditions.

3.	SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates.

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property and equipment are stated at cost and primarily consist of office and computer equipment. Depreciation is typically computed using the straight-line method over 3-5 years.

The Company has adopted Statement of Financial Accounting Statement No. 123R “Accounting for Stock-Based Compensation” and the fair value method of valuing options. The Company does not currently have a stock-based compensation plan.

The Company’s financial instruments consist primarily of cash, cash and cash equivalents held in trust, restricted cash, and accounts payable. Management believes that the carrying value of these assets and liabilities are representative of their respective fair values.

Income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period.

The Company does not believe that any recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

The Company applies Statement of Financial Accounting Standards (“SFAF”) No. 109, “Accounting for Income Taxes,” which principally utilizes a balance sheet approach to provide for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of net operating loss carryforwards and temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

In June 2006, FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No.  109. ” FIN 48 clarifies the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under the guidelines of FIN 48, an entity should recognize a financial statement benefit for a tax position if it determines that it is more likely than not that the position will be sustained upon examination. The Company adopted FIN 48 as of January 1, 2007.

Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements as of January 1, 2007.  The evaluation was performed for the initial tax year ended December 31, 2006, the only year which is subject to examination for Federal and state purposes as of June 30, 2007.

The Company elected to report interest and penalties related to uncertain income tax positions as income tax expense.

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

4.	INITIAL PUBLIC OFFERING

On March 12, 2007, the Company consummated its offering of 18,750,000 units at an offering price of $8.00. Each unit consists of one share of the Company’s common stock, $.001 par value, and one warrant. Accordingly, 18,750,000 of these public warrants were outstanding at June 30, 2007. Each warrant entitles the holder to purchase from the Company one share of common stock, $.001 par value per share, at an exercise price of $5.50 commencing on the later of (a) one year from the effective date of the final prospectus relating to the Offering or (b) the consummation of the Company’s initial business combination. The warrants will expire four years from the date of the final prospectus. The Company may redeem the outstanding warrants that constitute part of the units in the Offering, as well as the warrants that were issued in the private placement (as described in Note 6), in whole, but not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if (and only if), the last sales price of the common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 day trading period ending three business days before the Company sends the notice of redemption.

On April 4, 2007, the Company’s common stock and warrants started trading separately under the symbols SHJ and SHJ.WS, respectively.

The public warrants will not be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. In no event shall the Company be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied or (b) any net cash settlement or other consideration in lieu of physical settlement in securities. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, and in such event the warrants may expire worthless.

The Company agreed to pay the underwriters of the Offering fees equal to 7.0% of the gross proceeds; the underwriters have agreed to defer approximately 57% (or $6,000,000) of their fees until consummation of the Company’s initial business combination. The Company will pay the deferred fees out of the proceeds of the Offering held in trust. If there is no initial business combination, such fees will not be paid to the underwriters but will be part of the assets distributed to the stockholders during the dissolution and liquidation of the Company.

5.	PER SHARE INFORMATION

In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per common share (“Basic EPS”) is computed by dividing the net income by the weighted-average number of shares outstanding. Diluted earnings per common share (“Diluted EPS”) is computed by dividing the net income by the weighted-average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Company’s Condensed Statements of Income.

The following table sets forth the computation of basic and diluted per share information:

	Three months ended June 30, 2007	Six Months ended June 30, 2007	For the period from April 26, 2006 (inception) to June 30, 2007

Numerator:
Net Income	$ 932,379	$ 1,117,401	$ 969,803

Denominator:
Weighted-average common shares outstanding	23,437,500	16,186,119	9,516,386

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

Three months ended June 30, 2007	Six Months ended June 30, 2007	For the period from April 26, 2006 (inception) to June 30, 2007

Dilutive effect of warrants	5,928,201	3,674,852	1,543,268
Weighted-average common shares outstanding, assuming dilution	29,365,701	19,860,971	11,059,654

Net Income Per Share:
Basic	$ 0.04	$ 0.07	$ 0.10
Diluted	$ 0.03	$ 0.06	$ 0.09

6.	PRIVATE PLACEMENTS

Certain of the Company’s founding stockholders purchased an aggregate of 4,166,667 warrants in a private placement, which was consummated on March 5, 2007, at a price of $.90 per warrant, or an aggregate purchase price of $3,750,000. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of the initial business combination or March 7, 2008 until expiration on March 5, 2011 or earlier upon redemption. To further fund the Company’s working capital requirements, an affiliate of the Company’s Chairman purchased, on June 21, 2007, in a private placement, 787,402 warrants for $1,000,000, or $1.27 per warrant, the volume-weighted average price for the 20 trading days prior to the placement. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable on the later of the consummation of the initial business combination or March 7, 2008 until expiration on June 21, 2011 or earlier upon redemption.

The Company intends to use these funds to cover its expenses, including expenses incurred in identifying a target business and the negotiation and consummation of its initial business combination. These warrants are identical to the warrants included in the units contained in the public offering, except as otherwise necessary to reflect the fact that they were sold in a private placement, to permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. Subject to limited exceptions (such as a transfer to relatives and trusts and controlled entities for estate and tax planning purposes), these warrants are not transferable until consummation of the Company’s initial business combination. The underwriters are not entitled to any underwriting discounts or commissions on the sale of these warrants.

7.	RESTRICTED CASH

Restricted cash is $1,250,000 held in escrow by our lawyer, Davies, Ward, Phillips & Vineberg LLP, in connection with a portion of the reverse break fee the Company may be required to pay to Novamerican in the event it does not receive stockholder approval of the Acquisition.

8.	NOTE PAYABLE – RELATED PARTY

On May 31, 2006, the Company borrowed $500,000 under a secured promissory note from a director and stockholder. The note bore interest at a rate of 4.5% per annum, was secured by the assets of the Company and matured upon consummation of the private placement of warrants to the founding stockholders. On March 5, 2007, the Company repaid the loan of $500,000 and accrued interest of $17,137.

9.	DEFERRED OFFERING COSTS

Deferred offering costs consist of registration, accounting, legal and other administrative expenses incurred through the balance sheet date that are related to the Offering and charged to capital upon the receipt of proceeds from the Offering.

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

10.	DEFERRED ACQUISITION COSTS

Deferred acquisition costs are primarily related to the due diligence and arrangement agreement with Novamerican and consist primarily of legal, tax, accounting and other administrative expenses, including travel and related expenses, incurred through the balance sheet date.

11.	INCOME TAXES

Income tax expense was $512,740 and $636,095 for the three and six months ended June 30, 2007, respectively. The income tax expense represents the net federal, state and local income tax estimates, primarily resulting from the income earned on our Offering proceeds held in trust.

12.	STOCK SPLITS

On June 26, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to (i) increase the number of shares of its common stock authorized by 99,999,000 shares to a total number of authorized shares of 100,000,000, (ii) effect a stock split of its common stock on a 5,000 for 1 basis, (iii) create a new class of preferred stock, to consist of 10,000,000 shares, par value $0.001, (iv) designate the rights and preferences of the common stock and the preferred stock and (v) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

On October 3, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to, among other things, (i) effect a reverse stock split of its common stock on a 4 for 5 basis, resulting in 3,750,000 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

On October 13, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to, among other things, (i) effect a reverse stock split of its common stock on a 5 for 6 basis, resulting in 3,125,000 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

On January 12, 2007, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to, among other things, (i) effect a stock split of its common stock on a 3 for 2 basis, resulting in 4,687,500 shares issued and outstanding, and (ii) integrate into one instrument all provisions of its amended and restated certificate of incorporation, as amended.

13.	PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors.

14.	COMMON STOCK RESERVED FOR ISSUANCE

At June 30, 2007, the Company had reserved 23,704,069 shares of common stock for issuance upon exercise of redeemable warrants.

15.	COMMITMENTS

On March 15, 2007, the Company entered into a 6 month lease for office space at a rent of $4,500 per month.

If any of the parties terminates the arrangement agreement because the Company’s stockholders do not approve the Acquisition, or if Novamerican terminates the arrangement agreement because the Company has breached any of the covenants or any of its representations and warranties in any material respect, then the Company must immediately pay to Novamerican $1,250,000, and pay a further amount of $3,750,000 upon distribution of, and from, the funds on deposit in the Company’s trust account as promptly as practicable as part of (a) the dissolution and liquidation of the Company or (b) the release of funds in the trust account upon the Company’s consummation of its initial business combination, in each case in accordance with the Company’s amended and restated certificate of incorporation and all applicable laws.

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

16.	SUBSEQUENT EVENTS

The completion of the Novamerican Acquisition and the other transactions contemplated by the arrangement agreement are subject to various regulatory requirements and approvals, including approval of the stockholders of Novamerican holding at least 66 2/3% of votes cast at the special meeting of stockholders of Novamerican, approval of the stockholders of the Company pursuant to its amended and restated certificate of incorporation, the approval of the Acquisition pursuant to the Investment Canada Act, the approval of the Acquisition under the Competition Act (Canada), and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”).

On July 9, 2007, the Company filed its preliminary proxy statement with the U.S. Securities and Exchange Commission. On July 10, 2007, the Company and Acquisitionco submitted its application for review with the Director of Investments in accordance with the requirements of the Investment Canada Act. Such application is under review by the Director of Investments. On July 12, 2007, the Company and Acquisitionco filed a request for an advance-ruling certificate with the Commissioner under the Competition Act (Canada). On July 20, 2007, the Company and Acquisitionco received an advance-ruling certificate from the Competition Bureau, providing their approval for the Acquisition to be completed. On July 24, 2007, the Company and Acquisitionco filed Notification and Report Forms under the HSR Act with the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) and requested early termination of the waiting period. Such Notification and Report Forms and request for early termination of the waiting period are under review by the DOJ and FTC.

The filing fee’s associated with these filings totaled $291,155.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders:

We have audited the accompanying balance sheet of Symmetry Holdings Inc. (a development stage company) (the “Company”) as of December 31, 2006 and the related statements of operations, stockholders’ deficit and cash flows for the period from April 26, 2006 (date of inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of its operations and its cash flows for the period from April 26, 2006 (date of inception) through December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ Miller, Ellin & Company LLP

New York, New York

January 3, 2007

SYMMETRY HOLDINGS INC.

(a development stage company)

Balance Sheet

At December 31, 2006
Assets
Current assets:
Cash	$261,729
Prepaid and other assets	9,301
Deferred offering costs	443,224
Total assets	$714,254
Liabilities and Stockholders’ Deficit
Current liabilities:
Note payable, related party	$500,000
Accrued expenses	357,165
Total current liabilities	857,165

Commitments
Stockholders’ Deficit:
Preferred stock: $.001 par value; 10,000,000 shares authorized; none issued and outstanding	—
Common stock: $.001 par value; 100,000,000 shares authorized; 4,687,500 issued and outstanding	4,687
Additional paid-in-capital	—
Deficit accumulated during the development stage	(147,598)
Total stockholders’ deficit	(142,911)

Total liabilities and stockholders’ deficit	$714,254

See Notes to Financial Statements. All share and per share amounts have been adjusted to reflect the 3 for 2 stock split authorized by the Company on January 2, 2007.

SYMMETRY HOLDINGS INC.

(a development stage company)

Statement of Operations

From the period April 26, 2006 (date of inception) through December 31, 2006
Revenues	$—
Formation and operating costs	144,273
Interest expense (income), net	3,326
Net loss	$147,598
Net loss per share - basic and diluted	$(0.03)
Weighted average number of shares outstanding - basic and diluted	4,687,500

See Notes to Financial Statements. All share and per share amounts have been adjusted to reflect the 3 for 2 stock split authorized by the Company on January 2, 2007.

SYMMETRY HOLDINGS INC.

(a development stage company)

Statement of Stockholders’ Deficit

For the period from April 26, 2006

(date of inception)

through December 31, 2006

			Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total

	Common Stock
	Shares	Amount
Common stock issued during the period	4,687,500	$4,687	$0	$0	$4,687

Net loss	0	0	0	(147,598)	(147,598)

Balance at December 31, 2006	4,687,500	$4,687	$0	$(147,598)	$(142,911)
See Notes to Financial Statements. All share and per share amounts have been adjusted to reflect the 3 for 2 stock split authorized by the Company on January 2, 2007.

SYMMETRY HOLDINGS INC.

(a development stage company)

Statement of Cash Flows

Cash flows from operating activities:
Net loss	$(147,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in:
Accrued expenses	7,864

Net cash used in operating activities	(139,734)

Cash flows from financing activities:
Payments of deferred offering costs	(103,224)
Proceeds from note payable - related party	500,000
Proceeds from sale of common stock	4,687

Net cash provided by financing activities	401,463

Net increase in cash	261,729
Cash—beginning of period	—
Cash—end of period	$261,729
Supplemental disclosures of non-cash investing and financing transactions:
Accrued offering costs	$357,165

See Notes to Financial Statements. All share and per share amounts have been adjusted to reflect the 3 for 2 stock split authorized by the Company on January 2, 2007.

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

1.	Organization, Business Operations and Significant Accounting Policies

Symmetry Holdings Inc. (the “Company”) was incorporated in Delaware on April 26, 2006 as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. The Company’s efforts in identifying target businesses will be focused on industrial, asset-based businesses, based in North America, that are in, or are suppliers to, the basic industries sector, including energy and energy related infrastructure. At December 31, 2006, the Company had not yet commenced any operations. All activity from inception (April 26, 2006) through December 31, 2006 related to the Company’s formation and the proposed public offering are described below. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering which is described in Note 2. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the proposed offering. There is no assurance, however, that the Company will be able to successfully consummate its initial business combination.

Upon the closing of the proposed offering, 96% of the proceeds (or 96% if the underwriters’ over-allotment option is exercised in full), including $6,000,000 ($6,900,000 if the over-allotment option is exercised in full) of discounts and commissions to the underwriters, will be deposited in a trust account and invested in U.S. government securities until the earlier of (i) the consummation of a business combination or (ii) dissolution of the Company. The remaining net proceeds (not held in the trust account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions, working capital and continuing general and administrative expenses. The Company, after signing a definitive agreement for a business combination, will submit such proposed transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares of common stock sold in the proposed offering vote against the proposed business combination and exercise their conversion rights, the proposed business combination will not be consummated. The Company’s existing stockholders have agreed to vote all of their shares of common stock, including any shares that they may acquire through the directed unit program, the same way as a majority of the shares of common stock voted by other persons who acquire shares of common stock included in the units sold in the offering. After consummation of a business combination, these arrangements will no longer be applicable.

The amended and restated certificate of incorporation of the Company and the trust agreement to be signed in connection with the proposed offering will provide that if the Company does not consummate a business combination within 15 months after the closing of the proposed offering (or within 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 15-month period and the business combination related thereto has not been consummated within such 15-month period), the Company’s corporate purposes and powers will be limited to actions and activities related to dissolution and winding up of its affairs, including liquidation, and it will not be able to engage in any other business activities. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be less than the initial public offering price per share in the proposed offering (assuming no value is attributed to the warrants contained in the units to be offered in the proposed offering).

The Company has adopted Statement of Financial Accounting Statement No. 123R “Accounting for Stock-Based Compensation.” The Company uses the fair value method of valuing options awarded.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

2.	Proposed Public Offering

The proposed public offering by the Company, on a firm commitment underwritten basis, is for 18,750,000 units (or, 21,562,500 units, if the underwriters’ over-allotment option is exercised in full). Each unit will consist of one share of the Company’s common stock, $.001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.50 commencing on the later of (a) one year from the effective date of the final prospectus relating to the proposed offering or (b) the consummation of a business combination. The warrants will expire four years from the date of such final prospectus. The Company may redeem the outstanding warrants that constitute part of the units in this offering, as well as the warrants that may be issued upon exercise of the warrants issued in the private placement, in whole, but not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if (and only if), the last sales price of the Common Stock equals or exceeds $11.00 per share for any 20 trading days within a 30 day trading period ending three business days before the Company sends the notice of redemption.

The public warrants will not be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. In no event shall the Company be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied or (b) any net-cash settlement or other consideration in lieu of physical settlement in securities. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, and in such event the warrants may expire worthless.

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

3.	Deferred Offering Costs

Deferred offering costs consist of registration, accounting, legal and other administrative expenses incurred through the balance sheet date that are related to the proposed offering and that will be charged to capital upon the receipt of the proceeds from the proposed offering.

4.	Commitments

The Company has a commitment to pay total underwriting commissions and discounts of $10,500,000 (or 7% of the gross proceeds of the proposed offering), $4,500,000 of which is payable at the closing of the proposed offering and $6,000,000 of which will be deposited in the trust account until consummation of a business combination. The Company also has a commitment to pay to the underwriters, upon the closing of the proposed offering, a non-accountable expense allowance of $1,125,000.

5.	Private Placement

Certain of the Company’s existing stockholders intend to purchase an aggregate of 4,166,667 warrants in a private placement, which will be completed prior to the closing of the public offering, at a price of $.90 per warrant, or an aggregate purchase price of $3,750,000.

The Company intends to use these funds to cover its expenses, including expenses incurred in identifying a target business and the negotiation and consummation of its initial business combination. These warrants will be identical to the warrants included in the units contained in the public offering, except as otherwise necessary to reflect the fact that they will be sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. Subject to limited exceptions (such as a transfer to relatives and trusts and controlled entities for estate and tax planning purposes, and upon death), these warrants will not be transferable until consummation of an initial business combination. The underwriters will not be entitled to any underwriting discounts or commissions on the sale of these warrants.

6.	Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors.

7.	Note Payable – Related Party

On May 31, 2006, the Company borrowed $500,000 under a secured promissory note from a director and stockholder, Mr. Playford. The note bears interest at a rate of 4.5% per annum, is secured by the assets of the Company and matures upon consummation of the private placement of warrants to the existing stockholders or, if earlier, December 31, 2007. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount.

8.	Stock Splits

On June 26, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to (i) increase the number of shares of its common stock authorized by 99,999,000 shares to a total number of authorized shares of 100,000,000, (ii) effect a stock split of its common stock on a 5,000 for 1 basis, (iii) create a new class of preferred stock, to consist of 10,000,000 shares, par value $0.001, (iv) designate the rights and preferences of the common stock and the preferred stock and (v) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

On October 3, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware, in order to, among other things, (i) effect a reverse stock split of its common stock on a 4 for 5 basis, resulting in 3,750,000 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

On October 13, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to, among other things, (i) effect a reverse stock split of its common stock on a 5 for 6 basis, resulting in 3,125,000 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

9.	Subsequent Events

On January 2, 2007, the Company approved a stock split of its common stock on a 3 for 2 basis, resulting in 4,687,500 shares issued and outstanding.

Novamerican Steel Inc. and Subsidiaries

Consolidated Financial Statements

(unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

(in accordance with U.S. GAAP, in thousands of U.S. dollars, except per share data)

	Three months ended		Six months ended
	May 26,	May 27,	May 26,	May 27
	2007	2006	2007	2006

Net sales	$212,447	$229,184	$399,637	$424,886
Cost of sales	170,972	180,162	323,276	333,510
Gross margin	41,475	49,022	76,361	91,376

Operating expenses
Plant	10,710	11,532	21,225	23,294
Delivery	6,356	7,104	12,202	14,439
Selling	3,621	3,587	7,175	7,067
Administrative and general	6,316	7,994	13,879	15,311
	27,003	30,217	54,481	59,111
Operating income	14,472	18,805	21,880	32,265

Interest expense	243	1,030	514	1,810
Other income	(660)	(774)	(1,082)	(1,201)
Share in income of a joint venture	(92)	(259)	(94)	(448)
	(509)	(3)	(662)	161
Income before income taxes	14,981	18,808	22,542	32,104
Income taxes	4,905	6,800	7,286	11,255
Net income	10,076	12,008	15,256	20,849

Net income per share
Basic	0.96	1.15	1.46	2.02
Diluted	0.96	1.15	1.46	2.00

Weighted average number of common shares outstanding - basic	10,450,000	10,450,000	10,450,000	10,333,782
Weighted average number of common shares outstanding - diluted	10,450,000	10,450,000	10,450,000	10,410,534

Comprehensive income
Net income	10,076	12,008	15,256	20,849
Changes in cumulative translation adjustment	10,708	6,476	8,627	10,416
Change in fair value of interest rate swap, net of deferred income taxes	–	12	–	42
	20,784	18,496	23,883	31,307

The accompanying notes are an integral part of the consolidated financial statements

Novamerican Steel Inc. and Subsidiaries

Consolidated Financial Statements

(unaudited)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in accordance with U.S. GAAP, in thousands of U.S. dollars, except share data)

			Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity

	Common Shares
	Number	Amount

Balance at November 25, 2006	10,450,000	$38,904	$266,018	$23,624	$328,546
Net income			15,256		15,256
Changes in cumulative translation adjustment	—	—	—	8,627	8,627
Balance at May 26, 2007	10,450,000	38,904	281,274	32,251	352,429

The accompanying notes are an integral part of the consolidated financial statements

Novamerican Steel Inc. and Subsidiaries

Consolidated Financial Statements

(unaudited)

CONSOLIDATED STATEMENT OF CASH FLOWS

(in accordance with U.S. GAAP, in thousands of U.S. dollars)

	Six months ended
	May 26	May 27,
	2007	2006
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	15,256	20,849
Adjustments to reconcile net income to net cash from
(used for) operating activities
Depreciation and amortization	5,267	5,163
Share in income of a joint venture	(94)	(448)
Deferred income taxes	(74)	(680)
Gain on disposal of property, plant and equipment	8	3
Changes in working capital items
Trade accounts receivable	(3,567)	(5,399)
Income taxes receivable	170	2,064
Inventories	7,128	(27,279)
Prepaid expenses and other	(881)	(1,662)
Accounts payable and accrued liabilities	8,762	6,311
Income taxes payable	(4,259)	(1,010)
Net cash from (used for) operating activities	27,716	(2,088)
CASH FLOWS FROM INVESTING ACTIVITIES
Loans receivable	37,369	17,447
Distribution from a joint venture	—	262
Additions to property, plant and equipment	(6,474)	(6,053)
Proceeds from disposal of property, plant and equipment	255	5
Other assets	(30)	(41)
Net cash from investing activities	31,120	11,620
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in bank indebtedness	(509)	(1,950)
Issue of common shares	—	4,113
Repayment on long-term debt	(41,235)	(1,322)
Net cash from (used for) financing activities	(41,744)	841

Effect of exchange rate changes on cash and cash equivalents	1,831	2,139
Net increase in cash and cash equivalents	18,923	12,512
Cash and cash equivalents, beginning of period	31,016	47,805
Cash and cash equivalents, end of period	49,939	60,317

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	416	929
Income taxes paid	11,562	11,201

The accompanying notes are an integral part of the consolidated financial statements

Novamerican Steel Inc. and Subsidiaries

Consolidated Financial Statements

(unaudited)

CONSOLIDATED BALANCE SHEETS

(in accordance with U.S. GAAP, in thousands of U.S. dollars)

	May 26,	November 25,
	2007	2006
	unaudited	audited
	$	$
ASSETS
Current assets
Cash and cash equivalents	49,939	31,016
Trade accounts receivable, net	116,975	109,609
Loan receivable	—	37,670
Income taxes receivable	2,570	—
Inventories	160,361	163,060
Prepaid expenses and other	3,039	2,096
Deferred income taxes	1,439	1,957
	334,323	345,408
Investment in a joint venture	1,842	1,748
Property, plant and equipment	110,116	106,309
Goodwill	12,994	12,994
Deferred income taxes	3,217	2,260
Other assets	269	328
	462,761	469,047

LIABILITIES
Current liabilities
Current portion of long-term debt	—	38,642
Bank indebtedness	—	513
Trade accounts payable and accrued liabilities	91,775	79,302
Trade accounts payable to a company controlled by a director	750	677
Trade accounts payable to a joint venture	1,133	592
Advances due to related parties	19	192
Income taxes payable	—	1,703
Deferred income taxes	237	290
	93,914	121,911
Long-term debt	—	2,645
Deferred income taxes	16,418	15,945
	110,332	140,501

STOCKHOLDERS’ EQUITY
Share capital	38,904	38,904
Retained earnings	281,274	266,018
Accumulated other comprehensive income	32,251	23,624
	352,429	328,546
	462,761	469,047

The accompanying notes are an integral part of the consolidated financial statements

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

1—ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter and six months ended May 26, 2007, are not necessarily indicative of the results that may be expected for the year ending November 24, 2007. For further information, refer to the consolidated financial statements and notes thereto included in the Annual Report on Form 20-F for the fiscal year ended November 25, 2006. The reporting currency is the United States of America dollar (U.S. dollar).

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Basis of consolidation

The consolidated financial statements include the accounts of Novamerican Steel Inc. and all its wholly-owned subsidiaries (collectively, the Company). All intercompany balances and transactions have been eliminated.

Joint venture

The Company’s interest in a joint venture is accounted for by the equity method. Accordingly, the Company’s share in income of joint venture is included in consolidated net income.

Fiscal year

The fiscal year-end of the Company is the last Saturday of November. The second quarter of the Company ended on May 26, 2007 and May 27, 2006, respectively.

Translation of foreign currencies

Transactions concluded in foreign currencies by the Company are translated into their respective functional currency as follows: monetary assets and liabilities are translated at the exchange rate in effect at period-end; revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in net sales in the consolidated statements of operations and comprehensive income. Gains (losses) amounted to $317,000 and ($262,000) for the six months ended May 26, 2007 and May 27, 2006, respectively.

The financial statements of the Company’s Canadian subsidiaries are translated from their functional currency, the Canadian dollar, into the reporting currency, the U.S. dollar, as follows: assets and liabilities are translated at the exchange rate in effect at period-end; revenues and expenses are translated at the average exchange rate for the period. All cumulative translation gains or losses are included in accumulated other comprehensive income in the consolidated balance sheets.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and the provision for income taxes. Actual results could differ from these estimates.

Property, plant and equipment

Property, plant and equipment are stated at cost and are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition are estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset,

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

impairment is recognized. Management believes that there has been no impairment of the Company’s property, plant and equipment as at May 26, 2007.

Property, plant and equipment are depreciated over their estimated useful lives using the following methods:

Buildings and building improvements	Straight-line	10 to 40 years
Machinery and equipment	Straight-line	5 to 20 years
Furniture and fixtures	Straight-line	5 to 15 years
Transportation equipment	Straight-line	3 to 7 years	or
	Diminishing balance	30%
Computer equipment	Straight-line	3 to 5 years	or
	Diminishing balance	30%
Leasehold improvements	Straight-line	5 to 10 years
Aircraft	Straight-line	15 years

No depreciation is recorded on assets under construction.

Depreciation expense for the three month periods ended May 26, 2007 and May 27, 2006 was approximately $2,648,000 and $2,597,000, respectively. Depreciation expense for the six month periods ended May 26, 2007 and May 27, 2006 was approximately $5,778,000 and $5,080,000, respectively.

Other assets

Other assets are recorded at cost and are composed primarily of expenses incurred in issuing long-term debt which are deferred and amortized over the term of the related debt. Amortization expense was approximately $0 and $37,000 and $89,000 and $83,000 for the three and six months periods ended May 26, 2007 and May 27, 2006 respectively.

Income taxes

The provision for income taxes is computed on the pretax income of the consolidated subsidiaries located within each taxing country based on the current income tax law. Deferred income taxes are provided based upon currently enacted income tax rates for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is more likely than not that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

No provision has been made for deferred income taxes that may result from future remittance of approximately $96,636 of undistributed tax paid earnings of the foreign subsidiaries as of May 26, 2007. Under current Canadian income tax law, the Company may repatriate undistributed earnings of such foreign subsidiaries without any income tax effect. However, should the Company repatriate part or all of the undistributed earnings of its foreign subsidiaries, a 5% withholding tax would be assessable on that amount. At this time, the Company does not intend to repatriate any earnings of foreign subsidiaries.

Current and pending accounting changes

Current

In May 2005, the FASB issued SFAS No. 154,Accounting Changes and Error Corrections—a replacement of APB Opinion No.  20 and FASB Statement No.  3. This statement replaces APB Opinion No. 20,Accounting Changes, and SFAS No. 3,Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement was effective for the Company at the beginning of the 2007 fiscal year and has not had a material impact the Company’s financial position, results of operations or cash flows

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Pending

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities: Including an Amendment to FASB Statement No. 11. This statement permits an entity to measure certain financial assets and financial liabilities at fair value. Its objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 also establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. This statement is effective as of the beginning of the 2008 fiscal year. The adoption of SFAS No. 159 should not have a material impact on the financial statements.

The FASB issued FASB Interpretation No. 48 (“FIN 48”),Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No.  109 , in June 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109,Accounting for Income Taxes . It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of FIN 48 has not yet been determined.

In September 2006, the FASB issued SFAS No. 157,Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

2—INCOME TAXES

The following summarizes the Company’s income taxes on the earnings of its Canadian and U.S. operations.

Income before income taxes by local jurisdiction:

	Quarter Ended		Six Months Ended
	May 26,	May 27,	May 26,	May 27,
	2007 (unaudited)	2006 (unaudited)	2007 (unaudited)	2006 (unaudited)
	$	$	$	$
Canada	5,963	10,279	9,129	17,153
United States	9,018	8,529	13,413	14,951
	14,981	18,808	22,542	32,104

The income tax provision is composed of the following:

	Quarter Ended		Six Months Ended
	May 26,	May 27,	May 26,	May 27,
	2007 (unaudited)	2006 (unaudited)	2007 (unaudited)	2006 (unaudited)
	$	$	$	$
Current
Canada	2,046	3,439	2,735	5,828
United States	2,895	3,525	5,043	6,107
	4,941	6,964	7,778	11,935
Deferred

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Quarter Ended		Six Months Ended
May 26,	May 27,	May 26,	May 27,
2007 (unaudited)	2006 (unaudited)	2007 (unaudited)	2006 (unaudited)
Canada	(760)	(164)	(832)	(680)
United States	724		340
	(36)	(164)	(492)	(680)
	4,905	6,800	7,286	11,255

3—EARNINGS PER SHARE

The basic income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year.

The diluted income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year, plus the effects of dilutive stock options. The diluted income per share is computed using the treasury method, which assumes that all stock options are exercised at the beginning of the year and that the funds obtained are used to purchase common shares of the Company at the average trading price of the common shares during the period.

The following table provides the reconciliation between basic and diluted income per share:

	Quarter Ended	Quarter Ended	Six Months Ended
	May 26,	May 27,	May 26,	May 27
	2007 (unaudited)	2006 (unaudited)	2007 (unaudited)	2006 (unaudited)
	$	$	$	$
Net income	10,076	12,008	15,256	20,849
Weighted average number of common shares outstanding	10,450,000	10,450,000	10,450,000	10,333,872
Effect of dilutive stock options	—	—	—	76,752
Weighted average number of diluted common shares outstanding	10,450,000	10,450,000	10,450,000	10,410,534
Net income per share
Basic	0.96	1.15	1.46	2.02
Diluted	0.96	1.15	1.46	2.00

4—TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following:

	May 26	May 27
	2007 (unaudited)	2006 (unaudited)
	$	$
Trade accounts	119,611	113,316
Allowance for doubtful accounts	(2,636)	(3,707)
	116,975	109,609

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

5—INVENTORIES

	May 26,	Nov. 25,
	2007 (Unaudited)	2006 (Unaudited)
	$	$
Raw materials	91,831	91,429
Finished goods	68,530	71,631
	160,361	163,060

6—BANK INDEBTEDNESS

The bank indebtedness of the Company’s Canadian subsidiaries consists of various demand revolving credit facilities available by either prime rate loans or bankers’ acceptances, bearing interest at a Canadian bank’s prime rate, currently 6.00% (6.00% as of November 25, 2006), or bankers’ acceptance rates, plus a premium varying from 0% to 0.5% at May 26, 2007 and November 25, 2006 (actual rate 6.25% at May 26, 2007 and November 25, 2006), and secured by inventories, movable hypothecs covering the universality of present and future book debts and a negative pledge on certain assets of the Canadian subsidiaries. There are no cross collateralizations among the various facilities. These facilities are renegotiated on an annual basis.

The Company’s Canadian subsidiaries have approximately $46,313,000 and $43,802,000 at May 26, 2007 and November 25, 2006, respectively (CA$50,000,000) of revolving credit facilities from two Canadian financial institutions, of which approximately $46,313,000 (CA$50,000,000) was available at May 26, 2007 and $43,106,000 (CA$49,205,000) was available at November 25, 2006. As of May 26, 2007 the bank had no letters of credit for the Company’s Canadian subsidiaries and $182,742(CA$208,600) at November 26, 2006.

7—ADVANCES DUE TO RELATED PARTIES

	May 26	Nov. 25,
	2007 (Unaudited)	2006 (Unaudited)
	$	$
Advance due to a major stockholder, without interest and repayment terms	19	124
Advance due to a company controlled by an officer, without interest and repayment terms	—	68
	19	192

8—LONG-TERM DEBT

		May 26,	Nov. 25,
	Maturity	2007 (Unaudited)	2006 (Unaudited)
		$	$
Revolving line of credit(a)	2007	—	—
Mortgage loan(b) (CA$3,518,735 in 2006)	2018	—	3,083
Term loan(c)	2007	—	38,204
		—	41,287
Less: Current portion of long-term debt		—	38,642
		—	2,645

(a)

A U.S. subsidiary entered into a revolving credit agreement with a U.S. bank, which provides for borrowings, based upon a formula, of up to $50,000,000 ($40,000,000 at November 25, 2006) through May 8, 2012. At May 26, 2007 and

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

November 25, 2006, there was an amount of $49,000,564 and $39,000,564, respectively, in available borrowings, of which there were no outstanding balances under this agreement at May 26, 2007 and November 25, 2006. The interest rate on borrowings under the credit agreement is the bank’s prime rate, currently 8.25% (8.25% at November 25, 2006) less 1%, (plus a margin varying from 0% to 1.25% in November 26, 2006), or LIBOR, currently 5.32% (5.32% at November 25, 2006), plus 0.86% in May 26, 2007 (plus 1.25% in November 25, 2006) (actual rate 5.32% at November 25, 2006). Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of May 26, 2007. Borrowings are collateralized by all assets of the U.S. subsidiary having a carrying value of $210,273,000.

(b)

Mortgage loan, amounting to $0 and $3,083,000 (CA$3,518,735) as of May 26, 2007 and November 25, 2006, respectively, bearing interest at a rate of 5.75%, maturing on October 22, 2018, repayable in monthly capital installments of $36,000 (CA$41,675) secured by a first hypothec on land and building having a carrying value of $8,373,000 (CA$9,040,000) as of May 26, 2007. The Company has the option of prepaying 15% of the outstanding loan balance each year. The Company repaid the remaining balance of the loan on April 20, 2007.

(c)

A U.S. subsidiary entered into a $53,000,000 term loan agreement with a group of banks, as amended, of which an amount of $0 and $38,204,000 was outstanding at May 26, 2007 and November 25, 2006, respectively. On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007 and the group of banks became one bank. The interest rate on the term loan is the bank’s prime rate, currently 8.25% (8.25% at November 25, 2006), plus a margin varying from 0.125% to 1.375% in both periods, or LIBOR, currently 5.32% (5.32% at November 25, 2006), plus a margin varying from 1.375% to 2.625% in both periods. Monthly principal payments of $221,000 were due through April 7, 2007. Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of May 26, 2007. The term loan is collateralized by all assets of the U.S. subsidiary having a carrying value of $210,273,000. On December 7, 2006, the Company repaid all amounts due under the $53,000,000 term loan agreement.

9—FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Exchange rate risk

Although the Company’s financial results are reported in U.S. dollars, a substantial portion of the Company’s revenues is received in, and its expenses are incurred in Canadian dollars. The Company utilizes, from time to time, forward exchange contracts to hedge its exposure to exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars by certain of its Canadian subsidiaries. At May 26, 2007 and November 25, 2006, the Company had no such forward foreign currency contracts outstanding.

Concentration risk

The Company does not have a concentration of available sources of supply, labor, service or other rights that, if suddenly eliminated, could severely impact its operations.

The Company’s customer base is widely diversified and is involved in various industries. Therefore, the Company believes that no material concentrations of credit risk exist. To reduce credit risk, the Company performs evaluations of its customers’ creditworthiness and accordingly does not generally require collateral.

Commodity price risk

In the normal course of business, the Company is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products. The Company’s market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

Credit risk

The U.S. subsidiaries maintain their cash in bank deposit accounts at local financial institutions in the United States, which at times during the year may exceed federal insured limits. At May 26, 2007, the amount in excess of federal insured limits was approximately $16,065,000. The U.S. subsidiaries have not experienced any losses in the accounts. The Company believes it is not exposed to any significant credit risk in cash accounts located in the United States. At May 26, 2007, a portion of this amount was invested by a financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $7,722,000 and a portion was invested in money market funds approximating $5,988,000.

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

10—RELATED PARTY TRANSACTIONS

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

	Quarter Ended		Six Months Ended
	May 26, 2007	May 27, 2006	May 26, 2007	May 27, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	$	$	$	$
Processing revenue from a joint venture	80	23	129	65
Processing charges paid to a joint venture	881	1,146	1,378	2,186
Rental charges paid to companies controlled by a director	283	425	646	811
Rental charges paid to companies jointly controlled by a director	93	92	180	180
Freight charges paid to a company controlled by a director	2,659	3,405	4,961	5,766

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Novamerican Steel Inc.

We have audited the accompanying consolidated balance sheets of Novamerican Steel Inc. (a Canadian Corporation) and Subsidiaries (the “Company”) as of November 25, 2006 and November 26, 2005 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended November 25, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Novamerican Steel Inc. and Subsidiaries as of November 25, 2006 and November 26, 2005 and the results of their operations and their cash flows for each of the three years in the period ended November 25, 2006 in conformity with accounting principles generally accepted in the United States of America.

Chartered Accountants

Montréal, Canada

December 19, 2006

Novamerican Steel Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands of U.S. dollars, except per share data)

	Years ended
	November 25, 2006	November 26, 2005	November 27, 2004
	$	$	$
Net sales	840,798	834,689	768,627
Cost of sales	655,659	664,134	543,503
Gross margin	185,139	170,555	225,124
Operating expenses
Plant	45,233	43,210	40,780
Delivery	25,586	23,371	19,478
Selling	13,886	13,562	13,321
Administrative and general	31,034	30,326	33,658
	115,739	110,469	107,237
Operating income	69,400	60,086	117,887
Interest expense	1,139	3,892	4,866
Share in income of a joint venture	(743)	(720)	(312)
	396	3,172	4,554
Income before income taxes	69,004	56,914	113,333
Income taxes (Note 3)	24,706	19,976	40,422
Net income	44,298	36,938	72,911
Net income per share (Note 4)
Basic	4.26	3.70	7.51
Diluted	4.25	3.58	7.35
Comprehensive income
Net income	44,298	36,938	72,911
Changes in cumulative translation adjustment	3,134	3,736	10,344
Changes in fair value of interest rate swap, net of deferred income taxes of $29 ($275 in 2005; $538 in 2004)	42	395	533
	47,474	41,069	83,788

The accompanying notes are an integral part of the consolidated financial statements.

Novamerican Steel Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(In thousands of U.S. dollars, except share data)

	Common shares		Retained	Accumulated other comprehensive	Total stockholders’
	Number	Amount	earnings	income	equity
		$	$	$	$
Balance at November 29, 2003	9,700,000	28,404	111,871	5,440	145,715
Options exercised	86,089	1,205			1,205
Net income			72,911		72,911
Changes in cumulative translation adjustment				10,344	10,344
Changes in fair value of interest rate swap, net of deferred income taxes of $538				533	533
Balance at November 27, 2004	9,786,089	29,609	184,782	16,317	230,708
Options exercised	370,137	5,182			5,182
Net income			36,938		36,938
Changes in cumulative translation adjustment				3,736	3,736
Changes in fair value of interest rate swap, net of deferred income taxes of $275				395	395
Balance at November 26, 2005	10,156,226	34,791	221,720	20,448	276,959
Options exercised	293,774	4,113			4,113
Net income			44,298		44,298
Changes in cumulative translation adjustment				3,134	3,134
Changes in fair value of interest rate swap, net of deferred income taxes of $29				42	42
Balance at November 25, 2006	10,450,000	38,904	266,018	23,624	328,546

The accompanying notes are an integral part of the consolidated financial statements.

Novamerican Steel Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Years ended
	November 25, 2006	November 26, 2005	November 27, 2004
	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	44,298	36,938	72,911
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	10,697	9,936	8,680
Share in income of a joint venture	(743)	(720)	(312)
Deferred income taxes	(795)	(359)	695
Loss (gain) on disposal of property, plant and equipment	(995)	(69)	731
Changes in working capital items
Trade accounts receivable	15,310	4,339	(36,584)
Income taxes receivable	2,858	(2,666)	595
Inventories	(34,234)	46,181	(71,339)
Prepaid expenses and other	(634)	(611)	530
Accounts payable and accrued liabilities	(21,098)	(4,744)	23,462
Income taxes payable	696	(18,648)	18,424
Net cash from operating activities	15,360	69,577	17,793
CASH FLOWS FROM INVESTING ACTIVITIES
Repayment of loan to a Corporation	17,621
Loan to a Corporation	(37,885)	(16,443)
Acquisition of minority interest		(205)	(161)
Distribution from a joint venture	1,132	846	1,405
Additions to property, plant and equipment	(22,581)	(5,359)	(9,056)
Proceeds from disposal of property, plant and equipment	10,877	514	3,456
Other assets	(67)	(255)	(176)
Net cash used for investing activities	(30,903)	(20,902)	(4,532)
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in bank indebtedness	(2,236)	(802)	(15,564)
Issue of common shares	4,113	5,182	1,205
Advances due to an employee		(730)	(2,732)
Proceeds from long-term debt			21,011
Repayment of long-term debt	(3,670)	(16,756)	(17,658)
Net cash used for financing activities	(1,793)	(13,106)	(13,738)
Effect of exchange rate changes on cash and cash equivalents	547	774	674
Net increase (decrease) in cash and cash equivalents	(16,789)	36,343	197
Cash and cash equivalents, beginning of year	47,805	11,462	11,265
Cash and cash equivalents, end of year	31,016	47,805	11,462
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	2,444	4,053	4,229
Income taxes paid	24,738	40,259	22,337

The accompanying notes are an integral part of the consolidated financial statements.

Novamerican Steel Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share data)

	November 25, 2006	November 26, 2005
	$	$
ASSETS
Current assets
Cash and cash equivalents	31,016	47,805
Trade accounts receivable, net (Note 5)	109,609	121,626
Loans receivable (Note 6)	37,670	17,132
Income taxes receivable		2,778
Inventories (Note 7)	163,060	127,316
Prepaid expenses and other	2,096	2,736
Deferred income taxes (Note 3)	1,957	1,815
	345,408	321,208
Investment in a joint venture	1,748	2,137
Property, plant and equipment (Note 8)	106,309	102,794
Goodwill (Note 9)	12,994	12,994
Deferred income taxes (Note 3)	2,260	1,767
Other assets	328	683
	469,047	441,583
LIABILITIES
Current liabilities
Current portion of long-term debt	38,642	3,078
Bank indebtedness (Note 10)	513	2,676
Trade accounts payable and accrued liabilities	79,302	97,750
Trade accounts payable to a company controlled by a director	677	873
Trade accounts payable to a joint venture	592	977
Advances due to related parties (Note 11)	192	113
Income taxes payable	1,703	998
Deferred income taxes (Note 3)	290	338
	121,911	106,803
Long-term debt (Note 12)	2,645	41,782
Fair value of interest rate swap (Note 15)		71
Deferred income taxes (Note 3)	15,945	15,968
	140,501	164,624
Contingencies and commitments (Notes 17 and 18)
STOCKHOLDERS’ EQUITY
Preferred shares, no par value: Unlimited number of shares authorized; none issued or outstanding
Common shares, no par value: Unlimited number of shares authorized; issued and outstanding shares: 10,450,000 in 2006 and 10,156,226 in 2005	38,904	34,791
Retained earnings	266,018	221,720
Accumulated other comprehensive income	23,624	20,448
	328,546	276,959
	469,047	441,583

The accompanying notes are an integral part of the consolidated financial statements.

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

1—GOVERNING STATUTES AND NATURE OF OPERATIONS

Novamerican Steel Inc. (Novamerican) was incorporated under the Canada Business Corporations Act. The Company processes and distributes, through its 23 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario, carbon steel, stainless steel and aluminum products, including carbon steel tubular products, and operates as an intermediary between primary metal producers and manufacturers that require processed metal.

2—ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the reporting currency is the United States of America dollar (U.S. dollar).

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Basis of consolidation

The consolidated financial statements include the accounts of Novamerican and all its wholly-owned subsidiaries (collectively, the Company). All intercompany balances and transactions have been eliminated.

Joint venture

The Company’s interest in a joint venture is accounted for by the equity method. Accordingly, the Company’s share in income of joint venture is included in consolidated net income.

Fiscal year

The fiscal year-end of the Company is the last Saturday of November. The fiscal years ending November 25, 2006, November 26, 2005 and November 27, 2004 include 52 weeks of operations.

Translation of foreign currencies

Transactions concluded in foreign currencies by the Company are translated into their respective functional currency as follows: monetary assets and liabilities are translated at the exchange rate in effect at year-end; revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in net sales in the consolidated statements of operations and comprehensive income. Gains (losses) amounted to $(469 000) in 2006, $101,000 in 2005 and $218,000 in 2004.

The financial statements of the Company’s Canadian subsidiaries are translated from their functional currency, the Canadian dollar, into the reporting currency, the U.S. dollar, as follows: assets and liabilities are translated at the exchange rate in effect at year-end; revenues and expenses are translated at the average exchange rate for the year. All cumulative translation gains or losses are included in accumulated other comprehensive income in the consolidated balance sheets.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and the provision for income taxes. Actual results could differ from these estimates.

Revenue recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes and revenue is recognized upon delivery of the product at the customer’s destination. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

The customer is invoiced for the complete product delivered to the customer’s designated location and shipping and handling charges are not invoiced separately. Shipping and handling costs are recorded under the “Delivery” caption on the consolidated statements of operations and comprehensive income.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and term deposits which are short-term, highly liquid investments with original maturities of three months or less.

Trade accounts receivable

Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Trade accounts receivable are stated at amounts due from customers based on agreed upon payment terms net of an allowance for doubtful accounts. Accounts outstanding longer than the agreed upon payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off trade accounts receivable when they are determined to be uncollectible, and any payments subsequently received on such receivables are credited to the bad debt expense.

Inventories

Inventories are stated at the lower of cost or market and include the cost of purchased steel and freight. Cost is determined using the specific identification method or the moving average cost method.

Property, plant and equipment

Property, plant and equipment are stated at cost and are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition are estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, impairment is recognized. Management believes that there has been no impairment of the Company’s property, plant and equipment as at November 25, 2006.

Property, plant and equipment are depreciated over their estimated useful lives using the following methods:

Buildings and building improvements	Straight-line	10 to 40 years
Machinery and equipment	Straight-line	5 to 20 years
Furniture and fixtures	Straight-line	5 to 15 years
Transportation equipment	Straight-line	3 to 7 years	or
	Diminishing balance	30%
Computer equipment	Straight-line	3 to 5 years	or
	Diminishing balance	30%
Leasehold improvements	Straight-line	5 to 10 years
Aircraft	Straight-line	15 years

No depreciation is recorded on assets under construction.

Depreciation expense was approximately $10,492,000, $9,327,000 and $8,086,000 for the years ended November 25, 2006, November 26, 2005 and November 27, 2004, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it is impaired. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

with its fair value. If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value.

The Company determined the fair value of goodwill based on a discounted cash flow income approach. The income approach indicates the fair value of a business enterprise based on the discounted value of the cash flows that the business can be expected to generate in the future. This analysis is based upon projections prepared by the Company and data from sources of publicly available information available at the time of preparation. These projections are based on a strategic plan using financial projections for a 3 to 5 year time horizon and represent management’s best estimate of future results. In making these projections, the Company considered its markets, the competitive environment and its advantages.

There will usually be differences between estimated and actual results as events and circumstances frequently do not occur as expected, and those differences may be material.

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142,Goodwill and Other Intangible Assets, the Company performed an annual impairment test of goodwill for fiscal years 2006, 2005 and 2004. No impairment charge resulted from these tests.

Other assets

Other assets are recorded at cost and are composed primarily of expenses incurred in issuing long-term debt which are deferred and amortized over the term of the related debt. Amortization expense was approximately $205,000, $609,000 and $594,000 for the years ended November 25, 2006, November 26, 2005 and November 27, 2004, respectively.

Income taxes

The provision for income taxes is computed on the pretax income of the consolidated subsidiaries located within each taxing country based on the current income tax law. Deferred income taxes are provided based upon currently enacted income tax rates for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is more likely than not that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

No provision has been made for deferred income taxes that may result from future remittance of approximately $89,227,000 of undistributed tax paid earnings of the foreign subsidiaries as of November 25, 2006. Under current Canadian income tax law, the Company may repatriate undistributed earnings of such foreign subsidiaries without any income tax effect. However, should the Company repatriate part or all of the undistributed earnings of its foreign subsidiaries, a 5% withholding tax would be assessable on that amount. At this time, the Company does not intend to repatriate any earnings of foreign subsidiaries.

Comprehensive income

Components of comprehensive income include net income, changes in cumulative translation adjustment and changes in fair value of interest rate swap net of deferred income taxes.

Stock-based compensation

The Company has established a stock-based compensation plan, described in Note 13. The Company did not recognize compensation expense when stock options were granted to plan participants during fiscal year 1997. As of November 30, 2002, all options outstanding were vested. As of November 25, 2006, all options outstanding were exercised. Any consideration paid by plan participants on the exercise of stock options is credited to share capital. The Company has not issued any stock options since fiscal year 1997.

Current and pending accounting changes

Current

Effective November 27, 2005, the Company adopted revised SFAS No.123 (“SFAS No. 123 (R)”),Share-Based Payment, which requires all entities to recognize the fair value of share-based payment awards (stock compensation) classified in equity. The adoption of SFAS No. 123 (R) did not have an initial impact on the consolidated financial statements.

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Effective November 27, 2005, the Company adopted SFAS No. 151,Inventory Costs, which clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of production facilities. The adoption of SFAS No. 151 did not have a material impact on the consolidated financial statements.

Effective November 27, 2005, the Company adopted SFAS No. 153,Exchanges of Nonmonetary Assets—an amendment of APB Opinion No.  29 . SFAS No. 153 amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result to the exchange. The adoption of SFAS No. 153 did not have a material impact on the consolidated financial statements.

Effective November 25, 2006, the Company adopted Staff Accounting Bulletin No. 108 (“SAB 108”),Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements issued by the U.S. Securities and Exchange Commission. SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements. There have been two widely-used methods for quantifying the effects of financial statement misstatements. The “roll-over” method quantifies the amount by which the current year income statement is misstated and can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The “iron curtain” method quantifies the error as the cumulative amount by which the current year balance sheet is misstated and can result in disregarding the effects of errors in the current year income statement that result from the correction of an error existing in previously issued financial statements. The Company used the roll-over method for quantifying identified financial statement misstatements. SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the Company’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.

SAB 108 allows registrants to initially apply the dual approach either by retroactively adjusting prior financial statements as if the dual approach had always been used or by recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of November 27, 2005 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The adoption of SAB 108 had no impact on the preparation of the consolidated financial statements.

Pending

The FASB issued FASB Interpretation No. 48 (“FIN 48”),Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No.  109 , in June 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109,Accounting for Income Taxes . It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of FIN 48 has not yet been determined.

In September 2006, the FASB issued SFAS No. 157,Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

In May 2005, the FASB issued SFAS No. 154,Accounting Changes and Error Corrections—a replacement of APB Opinion No.  20 and FASB Statement No.  3. This statement replaces APB Opinion No. 20,Accounting Changes, and SFAS No. 3,Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for the Company at the beginning of the 2007 fiscal year.

Reclassification

Certain fiscal year 2005 amounts have been reclassified to conform to fiscal year 2006 presentation.

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

3—INCOME TAXES

The following summarizes the Company’s income taxes on the earnings of its Canadian and U.S. operations.

Income before income taxes by local jurisdiction:

	Years ended
	November 25,	November 26,	November 27,
	2006	2005	2004
	$	$	$
Canada	34,284	31,567	59,716
United States	34,720	25,347	53,617
	69,004	56,914	113,333

The income tax provision is composed of the following:

	Years ended
	November 25,	November 26,	November 27,
	2006	2005	2004
	$	$	$
Current
Canada	11,638	10,015	18,816
United States	13,863	10,320	20,911
	25,501	20,335	39,727
Deferred
Canada	(655)	(218)	(490)
United States	(140)	(141)	1,185
	(795)	(359)	695
	24,706	19,976	40,422

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

The components of the Company’s net deferred income tax liability are as follows:

	November 25,	November 26,
	2006	2005
	$	$
Assets
Current deferred income taxes
Inventories	770	819
Trade accounts receivable	1,187	956
Other items		40
	1,957	1,815
Long-term deferred income taxes
Fair value of interest rate swap		29
Unrealized capital loss on translation of advances to subsidiaries	1,162	1,424
Other items	1,098	314
	2,260	1,767
Liabilities
Current deferred income taxes
Investment in a joint venture	290	338
Long-term deferred income taxes
Property, plant and equipment	15,933	15,914
Investment in a joint venture	11	54
Intangibles	1
	15,945	15,968

The reconciliation between the Canadian statutory income tax rate and the Company’s effective income tax rate is as follows:

	Years ended
	November 25,	November 26,	November 27,
	2006	2005	2004
	%	%	%
Canadian statutory income tax rate	34.4	30.5	30.1
United States statutory income tax rate difference	3.2	5.5	6.4
Provincial incentive for manufacturing and processing activities	(0.5)	(0.5)	(0.3)
Other items	(1.3)	(0.4)	(0.6)
Effective income tax rate	35.8	35.1	35.6

4—EARNINGS PER SHARE

The basic income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year.

The diluted income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year, plus the effects of dilutive stock options. The diluted income per share is

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

computed using the treasury method, which assumes that all stock options are exercised at the beginning of the year and that the funds obtained are used to purchase common shares of the Company at the average trading price of the common shares during the period.

The following table provides the reconciliation between basic and diluted income per share:

	Years ended
	November 25, 2006	November 26, 2005	November 27, 2004
	$	$	$
Net income	44,298	36,938	72,911
Weighted average number of common shares outstanding	10,391,891	9,993,337	9,707,270
Effect of dilutive stock options	58,109	326,292	214,455
Weighted average number of diluted common shares outstanding	10,450,000	10,319,629	9,921,725
Net income per share
Basic	4.26	3.70	7.51
Diluted	4.25	3.58	7.35

5—TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following:

	November 25, 2006	November 26, 2005
	$	$
Trade accounts	113,316	125,025
Allowance for doubtful accounts	(3,707)	(3,399)
	109,609	121,626

Changes in the Company’s allowance for doubtful accounts are as follows:

	November 25, 2006	November 26, 2005
	$	$
Balance at beginning of year	3,399	3,622
Bad debt expense	1,739	1,585
Accounts written off	(1,184)	(1,283)
Recoveries	(247)	(525)
Balance at end of year	3,707	3,399

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

6—LOANS RECEIVABLE

Loans receivable consist of the following:

	November 25, 2006	November 26, 2005
	$	$
Loan to a Canadian Corporation, bearing interest at 3.12%, maturing December 23, 2005, secured by a Canadian chartered bank		17,132
Loan to a U.S. Corporation, bearing interest at 4.23%, maturing December 4, 2006, secured by a Canadian chartered bank	37,670
	37,670	17,132

7—INVENTORIES

	November 25,	November 26,
	2006	2005
	$	$
Raw materials	91,429	75,138
Finished goods	71,631	52,178
	163,060	127,316

8—PROPERTY, PLANT AND EQUIPMENT

	November 25, 2006	November 26, 2005
	$	$
Land	10,033	7,090
Buildings and building improvements	48,033	45,819
Machinery and equipment	91,798	87,315
Furniture and fixtures	1,098	985
Transportation equipment	2,717	2,053
Computer equipment	3,651	3,203
Leasehold improvements	2,138	1,932
Aircraft	12,870	11,650
Assets under construction	391	266
	172,729	160,313
Accumulated depreciation	66,420	57,519
	106,309	102,794

9—GOODWILL

	November 25, 2006	November 26, 2005
	$	$
Balance at beginning of year	12,994	12,789
Goodwill acquired during the year		205
Balance at end of year	12,994	12,994

10—BANK INDEBTEDNESS

The bank indebtedness of the Company’s Canadian subsidiaries consists of various demand revolving credit facilities available by either prime rate loans or bankers’ acceptances, bearing interest at a Canadian bank’s prime rate, currently 6.00% (4.75% in 2005), or

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

bankers’ acceptance rates, plus a premium varying from 0% to 0.5% in both years (actual rate 6.25% and 5.25% at November 25, 2006 and November 26, 2005, respectively), and secured by inventories, movable hypothecs covering the universality of present and future book debts and a negative pledge on certain assets of the Canadian subsidiaries. There are no cross collateralizations among the various facilities. These facilities are renegotiated on an annual basis.

The Company’s Canadian subsidiaries have approximately $43,802,000 in 2006 and $42,830,000 in 2005 (CA$50,000,000 in both years) of revolving credit facilities from two Canadian financial institutions, of which approximately $43,062,064 (CA$49,155,346) was available at November 25, 2006 and $41,691,000 (CA$48,670,000) was available at November 26, 2005. As of November 25, 2006 and November 26, 2005, the bank had issued guarantees and letters of credit for the Company’s Canadian subsidiaries amounting to $182,742 (CA$208,600) and $99,400 (CA$116,000), respectively.

11—ADVANCES DUE TO RELATED PARTIES

	November 25, 2006	November 26, 2005
	$	$
Advance due to a major stockholder, without interest and repayment terms	124	103
Advance due to a director, without interest and repayment terms		10
Advance due to a company controlled by an officer, without interest and repayment terms	68
	192	113

12—LONG-TERM DEBT

	Maturity	November 25, 2006	November 26, 2005
		$	$
Revolving line of credit(a)	2007
Mortgage loan(b) (CA$3,518,735; CA$4,676,560 in 2005)	2018	3,083	4,006
Term loan(c)	2007	38,204	40,854
		41,287	44,860
Less: Current portion of long-term debt		38,642	3,078
		2,645	41,782

(a)

A U.S. subsidiary entered into a revolving credit agreement with a group of banks, as amended, which provides for borrowings, based upon a formula, of up to $40,000,000 through April 7, 2006. On November 22, 2005, the term of the agreement was extended for one additional year through April 7, 2007 and the group of banks became one bank. At November 25, 2006, there was an amount of $39,000,564 ($38,948,238 in 2005) in available borrowings, of which there were no outstanding balances under this agreement at November 25, 2006 and November 26, 2005. The interest rate on borrowings under the credit agreement is the bank’s prime rate, currently 8.25% (7.00% in 2005), plus a margin varying from 0% to 1.25% in both years, or LIBOR, currently 5.32% (4.21% in 2005), plus 1.25% in both years (actual rate 5.32% and 4.19% at November 25, 2006 and November 26, 2005, respectively). Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of November 25, 2006. Borrowings are collateralized by all assets of the U.S. subsidiary having a carrying value of $208,099,000.

(b)

Mortgage loan, amounting to $3,083,000 (CA$3,518,735) in 2006 and $4,006,000 (CA$4,676,560) in 2005, bearing interest at a rate of 5.75% in both years, maturing on October 22, 2018, repayable in monthly capital installments of $36,000 in 2006 and $35,000 in 2005 (CA$41,675 in both years), secured by a first hypothec on land and building having a carrying value of $8,590,000 (CA$9,805,000) as of November 25, 2006. The Company has the option of prepaying 15% of the outstanding loan balance each year.

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

(c)

A U.S. subsidiary entered into a $53,000,000 term loan agreement with a group of banks, as amended, of which an amount of $38,204,000 and $40,854,000 was outstanding at November 25, 2006 and November 26, 2005, respectively. On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007 and the group of banks became one bank. The interest rate on the term loan is the bank’s prime rate, currently 8.25% (7.00% in 2005), plus a margin varying from 0.125% to 1.375% in both years, or LIBOR, currently 5.32% (4.21% in 2005), plus a margin varying from 1.375% to 2.625% in both years (actual rate 6.79% and 5.67% at November 25, 2006 and November 26, 2005, respectively). Monthly principal payments of $221,000 are due through April 7, 2007 with the balance of the loan of $37,321,000 due April 7, 2007. Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible

(d)

capital base, all of which were respected as of November 25, 2006. The term loan is collateralized by all assets of the U.S. subsidiary having a carrying value of $208,099,000. On December 7, 2006, the Company repaid all amounts due under the $53,000,000 term loan agreement.

As required by the term loan agreement, the U.S. subsidiary has entered into an interest rate swap agreement to fix the interest rate at 5.27% plus the applicable margin on borrowings of up to $20,000,000 through April 16, 2006. The agreement expired on April 16, 2006. As of November 26, 2005, the interest rate on $20,000,000 was 6.65% and the effective interest rate on the excess was 5.68%.

Aggregate maturities of long-term debt are as follows:

Fiscal years	$
2007	38,642
2008	438
2009	438
2010	438
2011	438
Thereafter	893

13—SHARE OPTION PLAN

On September 24, 1997, Novamerican’s Board of Directors adopted the Novamerican Steel Inc. 1997 Share Option Plan which provides for the grant of incentive stock options (ISOs) as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, non-qualified stock options (NSOs) and Other Rights (collectively, Awards) to key employees and directors of the Company. Options will be exercisable in installments pursuant to a vesting schedule during the period specified in each option agreement. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the common shares). The exercise price for ISOs granted under the Share Option Plan may be no less than the fair market value of the common shares at the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the common shares). The exercise price for NSOs and all other Awards will be at the discretion of the Compensation Committee. Stock Appreciation Rights (SARs) may be granted to Share Option Plan participants separately or in connection with ISOs and NSOs. Upon exercise of a SAR, the holder is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of common shares for which the SAR is exercised, over the exercise price for such common shares under a related option, or if there is no related option, over an amount per common share stated in the written agreement setting forth the terms and conditions of the SAR. The Company has reserved 1,500,000 common shares for issuance under the Share Option Plan. Since its inception, 750,000 common shares have been issued under this plan.

On September 24, 1997, ISOs were granted to three executive officers of the Company to purchase 750,000 common shares at an exercise price equivalent to the initial public offering price of $14.00 per common share. One-fifth of the ISOs could be exercised at each anniversary date of the grant except for 300,000 ISOs of which 40% could be exercised after the second anniversary date only and 20% at each anniversary date thereafter. The Company has not issued any SARs as of November 25, 2006.

A summary of stock option activity and related information for 2005 and 2006 follows:

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

	Shares	Weighted average exercise price
		$
Outstanding—November 27, 2004	663,911	14.00
Granted
Exercised	370,137	14.00
Forfeited
Outstanding—November 26, 2005	293,774	14.00
Granted
Exercised	293,774	14.00
Forfeited
Outstanding—November 25, 2006	—
Exercisable at end of year
2004	663,911	14.00
2005	293,774	14.00
2006	—	—

14—RELATED PARTY TRANSACTIONS

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

	Years ended
	November 25, 2006	November 26, 2005	November 27, 2004
	$	$	$
Processing revenue from a joint venture	200	183	377
Management fees from a joint venture	53	49	46
Processing charges paid to a joint venture	3,645	3,254	2,621
Rental charges paid to companies controlled by a director	1,780	1,350	1,281
Rental charges paid to companies jointly controlled by a director	394	722	590
Freight charges paid to a company controlled by a director	10,525	7,458	6,643
Interest paid to a major stockholder		111	50
Interest paid to a director		43	6
Interest paid to an employee of a subsidiary		36	148

15—FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Fair value of financial instruments

The fair value of financial instruments has been estimated using data which management considered the best available methodology deemed suitable for the pertinent category of financial instruments. The estimation methodologies are as follows:

•

Due to their short-term maturity, the carrying value of certain financial instruments was assumed to approximate their fair value. These financial instruments include cash and cash equivalents, trade accounts and loans receivable, bank indebtedness, trade accounts payable and accrued liabilities, trade accounts payable to a company controlled by a director, trade accounts payable to a joint venture and advances due to related parties.

•

The fair value of long-term debt, including the portion due within one year, is determined by discounting future cash flows using Government of Canada bonds effective interest rates increased by a risk premium; and

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

•	The fair value of the interest rate swap agreement used for hedging purposes is estimated by obtaining quotes from the Company’s banker.

Fair value of financial instruments:

	November 25, 2006		November 26, 2005
	Carrying amount	Fair value	Carrying amount	Fair value
	$	$	$	$
Long-term debt	41,287	41,924	44,860	44,910
Interest rate swap	–	–	–	71

The fair value of the interest rate swap represents the amount that would have been required to settle the contract as of November 26, 2005 had the contract been terminated. The notional amount of the swap was $20,000,000 as of November 26, 2005 and expired on April 16, 2006.

Exchange rate risk

Although the Company’s financial results are reported in U.S. dollars, a substantial portion of the Company’s revenues is received in, and its expenses are incurred in Canadian dollars. The Company utilizes, from time to time, forward exchange contracts to hedge its exposure to exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars by certain of its Canadian subsidiaries. At November 25, 2006 and November 26, 2005, the Company had no such forward foreign currency contracts outstanding.

Interest rate risk

The Company’s exposure to interest rate risk is as follows:

Cash and cash equivalents	Floating rate: $16,577,000
Non—interest bearing: $14,439,000
Trade accounts receivable	Non—interest bearing
Loans receivable	Fixed rate
Bank indebtedness	Floating rate
Accounts payable and accrued liabilities	Non—interest bearing
Income and other taxes	Non—interest bearing
Long—term debt	Fixed rate: $3,083,000
Floating rate: $38,204,000

Concentration risk

The Company does not have a concentration of available sources of supply, labor, service or other rights that, if suddenly eliminated, could severely impact its operations.

The Company’s customer base is widely diversified and is involved in various industries. Therefore, the Company believes that no material concentrations of credit risk exist. To reduce credit risk, the Company performs evaluations of its customers’ creditworthiness and accordingly does not generally require collateral.

Commodity price risk

In the normal course of business, the Company is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products. The Company’s market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Credit risk

The U.S. subsidiaries maintain their cash in bank deposit accounts at local financial institutions in the United States, which at times during the year may exceed federal insured limits. At November 25, 2006, the amount in excess of federal insured limits was approximately $14,452,000. The U.S. subsidiaries have not experienced any losses in the accounts. The Company believes it is not exposed to any significant credit risk in cash accounts located in the United States. At November 25, 2006, a portion of this amount was invested by a financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $6,869,000 and a portion was invested in money market funds approximating $5,578,000.

16—JOINT VENTURE

The Company holds a 60% equity interest and a 50% voting interest in a joint venture that processes carbon steel into tubing.

Condensed financial information of the joint venture is summarized below:

	Twelve-month periods ended
	November 25, 2006	November 26, 2005	November 27, 2004
	$	$	$
Operations
Net sales	5,725	4,944	3,883
Operating income	1,289	1,147	519

	November 25, 2006	November 26, 2005
	$	$
Balance sheet
Assets
Current assets	1,479	1,728
Property, plant and equipment	1,650	2,018
	3,129	3,746
Liabilities
Current liabilities	286	404
Joint venture investment
Capital contributions	2,504	2,921
Undistributed earnings	216	330
Accumulated other comprehensive income	123	91
	3,129	3,746

17—CONTINGENCIES

The Company is contingently liable under claims issued in the normal course of business and with respect to claims and litigation that arise from time to time. In the opinion of management, any uninsured liability, which may arise from such contingencies, would not have a material adverse effect on the consolidated financial statements.

On March 3, 2006, Dana Corporation (“Dana”), a primary customer of one of the U.S. subsidiaries, and 40 of its subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. At the time of Dana’s bankruptcy filing, the Company had an account receivable balance of approximately $5,055,000 and an account payable balance of approximately $3,192,000. Accordingly, the net pre-petition receivable owed by Dana approximated $1,863,000 (the “Dana Receivable”). Because Dana has yet to propose a plan for reorganizing its businesses, it is too early to assess whether the Company will be able to recover all or any portion of the Dana Receivable. After performing an internal analysis of the collectability of the Dana Receivable based on the information available to the Company at this time, the Company concluded that a provision was necessary for amounts that it may ultimately not collect from Dana. This provision

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

is based on the Company’s current expectation of amounts it may recover through the Dana bankruptcy proceedings and is subject to change as the Company obtains new information. While the Company has recorded a provision for uncollectible amounts owed by Dana as of November 25, 2006, it will continue to actively seek reimbursement through the bankruptcy process and any other means, including discussions with Dana.

18—COMMITMENTS

The Company has entered into operating leases for certain facilities and equipment which expire at various dates until 2013. The following schedule outlines the future minimum rental payments under these commitments as at November 25, 2006:

$
2007	3,515
2008	2,888
2009	2,166
2010	1,811
2011	1,642
Thereafter	628
Total minimum payments	12,650

Rental expense under the operating leases amounted to approximately $4,168,000, $4,079,000 and $4,064,000 for the years ended November 25, 2006, November 26, 2005 and November 27, 2004, respectively.

19—RETIREMENT PLAN

A U.S. subsidiary makes available to substantially all of its employees a defined contribution plan under the Internal Revenue Code Section 401(k). The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. A percentage of such contribution, up to a certain limit, is matched by the employer. Investment elections are made at the discretion of the employees and the plan is administered by an independent third party. The U.S. subsidiary matches a percentage of the employee contributions up to a certain limit. Costs incurred under the 401(k) plan amounted to approximately $552,000, $552,000 and $498,000 for the years ended November 25, 2006, November 26, 2005 and November 27, 2004, respectively.

Novamerican Steel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

20—FINANCIAL INFORMATION BY GEOGRAPHIC AREA

The Company operates in one reportable segment as an intermediate processor and distributor of carbon steel, stainless steel and aluminum products. Sales are attributed to countries based on the location of the external customer.

The following table summarizes the Company’s financial information by geographic area:

	United States	Canada	Total
	$	$	$
2006
Net sales
Domestic	359,057	440,845	799,902
Export	463	40,433	40,896
Total	359,520	481,278	840,798
Operating income	29,840	39,560	69,400
Depreciation	3,802	6,690	10,492
Long-lived assets	66,936	52,367	119,303
2005
Net sales
Domestic	344,354	456,473	800,827
Export	456	33,406	33,862
Total	344,810	489,879	834,689
Operating income	20,169	39,917	60,086
Depreciation	3,725	5,602	9,327
Long-lived assets	65,118	50,670	115,788
2004
Net sales
Domestic	347,395	381,186	728,581
Export	1,700	38,346	40,046
Total	349,095	419,532	768,627
Operating income	58,168	59,719	117,887
Depreciation	3,702	4,384	8,086
Long-lived assets	68,036	51,061	119,097